    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1998

                                                               REG. NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                               AVC HOLDING CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                       8051                   58-2409489
    (STATE OR OTHER             (PRIMARY STANDARD              (I.R.S.
    JURISDICTION OF                INDUSTRIAL          EMPLOYERIDENTIFICATION
   INCORPORATION OR            CLASSIFICATION CODE              NO.)
     ORGANIZATION)                   NUMBER)

                         6600 PEACHTREE DUNWOODY ROAD
                          400 EMBASSY ROW, SUITE 410
                            ATLANTA, GEORGIA 30328
                                (770) 668-0142
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                               FRANCIS J. CROSBY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         6600 PEACHTREE DUNWOODY ROAD
                          400 EMBASSY ROW, SUITE 410
                            ATLANTA, GEORGIA 30328
                                (770) 668-0142
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:

                            RICHARD H. MILLER, ESQ.
                    POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                                SIXTEENTH FLOOR
                           191 PEACHTREE STREET N.E.
                            ATLANTA, GEORGIA 30303
                                (404) 572-6600

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Offer (defined hereafter) have been satisfied or waived.

  If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
 TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM  PROPOSED MAXIMUM
    SECURITIES TO BE         AMOUNT TO BE     OFFERING PRICE       AGGREGATE         AMOUNT OF
       REGISTERED            REGISTERED(1)    PER SHARE(1)(2)  OFFERING PRICE(2) REGISTRATION FEE
-------------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value....................     5,993,710           $7.50          $44,952,852         $13,262

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(1) Represents the maximum amount of Common Stock, par value $.01 per share, of AVC Holding Corp., a Delaware corporation ("Holding Co."), issuable upon the consummation of the exchange offer for shares of Common Stock, par value $.01 per share (the "Shares") of Advocat Inc., a Delaware corporation (the "Company"), together with associated preferred stock purchase rights. According to the Company's Form 10-Q for the period ended June 30, 1998, as of August 12, 1998, there were issued and outstanding 5,398,710 Shares. Based on the foregoing and assuming that (i) no Shares have been issued since August 12, 1998 and (ii) no options or Shares have been issued other than the 595,000 options to purchase shares reported in the Company's Form 10-K for the period ended December 31, 1997, the maximum number of Shares to be received in exchange would be 5,993,710. The actual number of Shares exchanged will depend on the facts that exist on the date of the exchange. To the extent additional options or Shares are issued, this Registration Statement shall be deemed to register a corresponding number of shares of Holding Co.'s Common Stock without changing the Proposed Aggregate Maximum Offering Price.
(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, and solely for the purposes of calculating the registration fee, the registration fee was computed on the basis of $ 7.50 per Share, the average of the high and low prices of Company Common Stock as reported on the New York Stock Exchange on August 25, 1998.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION,
ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED AUGUST 27, 1998

PROSPECTUS

            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK (including the associated preferred stock purchase rights)

                                       OF

                                  ADVOCAT INC.

                                      FOR

                            $1.00 PER SHARE IN CASH

                                      AND

                           ONE SHARE OF COMMON STOCK

                                       OF

                               AVC HOLDING CORP.
                        (a newly formed holding company)

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME ON SEPTEMBER , 1998, UNLESS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

                                 ------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF SHARES IN CONNECTION WITH THE OFFER.

  AVC Holding Corp., a Delaware corporation ("Holding Co."), hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (collectively, the "Offer"), to exchange the amount of $1.00 in cash and one (the "Exchange Ratio") share of common stock, par value $.01 per share ("Holding Co. Common Stock"), of Holding Co. (the "Consideration"), for each outstanding share of common stock, par value $.01 per share (each a "Share" and, collectively, the "Shares"), of Advocat Inc., a Delaware corporation (the "Company"), together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 13, 1995, as amended (the "Rights Agreement"), between the Company and Third National Bank in Nashville, as Rights Agent, validly tendered on or prior to the Expiration Date (as hereinafter defined) and not properly withdrawn. Unless the context otherwise requires, all references to Shares shall include the associated Rights, and all references to Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

  On August 26, 1998, the last trading date preceding the filing of the Registration Statement of which this Prospectus is a part, the closing price of a Share on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape was $7-3/16. There is currently no public trading market for the shares of Holding Co. Common Stock. Holding Co. intends to apply for the listing of the Holding Co. Common Stock on either the NYSE, the American Stock Exchange or the Nasdaq Stock Market.

  Holding Co. intends, as promptly as practicable following consummation of the Offer, to cause a wholly owned subsidiary of Holding Co. to be merged with the Company (the "Merger" and, together with the Offer, the "Transactions"), and each Share then outstanding will be converted into the right to receive the Consideration.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

                      THE DEALER MANAGER FOR THE OFFER IS

                              SCHRODER & CO. INC.

                  The date of this Prospectus is       , 1998.

[Graph of Advocat Inc. daily closing sale prices and trading volume on the NYSE Composite Tape since May 10, 1994, the date of its initial public offering.]

[Bar Graph of the reported earnings per share of Advocat Inc. for each quarter since June 1994]

                               -----------------

  Holding Co.'s obligation to exchange shares of Holding Co. Common Stock for Shares pursuant to the Offer is conditioned upon, among other things: (i) there being validly tendered prior to the expiration of the Offer and not withdrawn a number of Shares which will constitute at least either (a) 66 2/3% of the total outstanding Shares on a fully diluted basis as of the date the Shares are accepted for exchange by Holding Co., if the Company's Board of Directors has called or agreed to call a special meeting of stockholders within sixty (60) days to vote on the Merger or (b) 90.1% of the total outstanding Shares on a fully diluted basis as of the date the Shares are accepted for exchange by Holding Co. (in either case, the "Minimum Tender Condition"); (ii) the redemption of the Rights by the Board of Directors of the Company or Holding Co. being otherwise satisfied that the Rights will not be applicable to the acquisition of the Shares pursuant to the Offer or the Merger (the "Rights Plan Condition"); and (iii) Holding Co. being satisfied that Section 203 of the Delaware General Corporation Law will not be applicable to the Offer and the Merger (the "Business Combination Statute Condition"). The Minimum Tender Condition, the Rights Plan Condition, the Business Combination Statute Condition and the other conditions set forth under the caption "The Offer--Conditions of the Offer" are referred to collectively as the "Offer Conditions."

                               -----------------

                                   IMPORTANT

  STOCKHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES, UNLESS THE RIGHTS PLAN CONDITION HAS BEEN SATISFIED OR WAIVED. UNLESS THE DISTRIBUTION DATE (AS DEFINED IN THE RIGHTS AGREEMENT) OCCURS, A TENDER OF SHARES WILL CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

  ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF HIS OR HER SHARES AND THE ASSOCIATED RIGHTS SHOULD EITHER (I) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL OR A FACSIMILE COPY THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL OR SUCH FACSIMILE AND ANY OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT (AS HEREINAFTER DEFINED), AND EITHER DELIVER THE CERTIFICATES FOR SUCH SHARES AND, IF SEPARATE, CERTIFICATES FOR THE RIGHTS TO THE EXCHANGE AGENT ALONG WITH THE LETTER OF TRANSMITTAL, DELIVER SUCH SHARES AND RIGHTS PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH HEREIN (IN THE CASE OF RIGHTS, ONLY IF SUCH PROCEDURES ARE AVAILABLE), OR COMPLY WITH THE GUARANTEED DELIVERY PROCEDURES SET FORTH HEREIN OR (II) REQUEST HIS OR HER BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR HIM OR HER. A STOCKHOLDER HAVING SHARES AND RIGHTS REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF HE OR SHE DESIRES TO TENDER SUCH SHARES AND RIGHTS.

  ANY STOCKHOLDER THAT DESIRES TO TENDER HIS OR HER SHARES AND WHOSE CERTIFICATES FOR SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY.

  QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT (AS HEREINAFTER DEFINED) OR TO THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS. REQUESTS FOR ADDITIONAL COPIES OF THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE INFORMATION AGENT OR TO BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   v
COMPANY INFORMATION.......................................................   v
FORWARD-LOOKING STATEMENTS................................................ vii
PROSPECTUS SUMMARY........................................................   1
  Summary of Proposed Transactions........................................   1
  Parties Involved........................................................   1
  Overview of Events Culminating in the Offer.............................   2
  Benefits of the Transactions............................................   3
  Management Following the Transactions...................................   3
  Financing Commitments...................................................   4
  Risk Factors............................................................   5
  The Offer...............................................................   5
  Certain Federal Income Tax Consequences.................................   7
  Effect of Offer on Market for Shares....................................   7
  Dissenters' Rights......................................................   7
  Comparison of Stockholder Rights........................................   8
  The Exchange Agent......................................................   8
  Requests for Assistance and Additional Copies...........................   8
  Market Prices and Dividends.............................................   9
PER SHARE DATA............................................................  10
RISK FACTORS..............................................................  11
  Risks Related to Business of the Company and Following the Transactions,
   Holding Co. ...........................................................  11
  Risks Relating to the Transactions......................................  19
REASONS FOR THE OFFER.....................................................  22
  Historical Challenges...................................................  22
  Current Challenges......................................................  23
  Future Challenges.......................................................  24
  Strategies to Address Current and Future Challenges.....................  24
BACKGROUND OF THE OFFER...................................................  26
THE OFFER.................................................................  28
  General.................................................................  28
  The Rights..............................................................  29
  Extension, Termination And Amendment....................................  29
  Exchange Of Shares; Delivery Of Holding Co. Common Stock And Cash
   Consideration..........................................................  30
  Cash In Lieu Of Fractional Shares Of Holding Co. Common Stock...........  31
  Withdrawal Rights.......................................................  31
  Procedure For Tendering.................................................  32
  Federal Income Tax Withholding And Backup Withholding...................  35
  Certain Federal Income Tax Consequences.................................  36
  Effect of Offer on Trading Market; Registration under the Exchange Act..  37
  Purpose Of The Offer; The Merger........................................  38
  Conditions Of The Offer.................................................  39
  Source And Amount Of Funds..............................................  43
  Change in Control Provisions............................................  43
  Relationships With The Company..........................................  44
  Fees And Expenses.......................................................  45
  Accounting Treatment....................................................  45
  Dissenters' Rights......................................................  45
FINANCING COMMITMENTS.....................................................  47
  Equity Financing........................................................  47
  Convertible Debt Financing..............................................  47
  Registration Rights.....................................................  48

CERTAIN INFORMATION REGARDING THE COMPANY..................................  48
CERTAIN INFORMATION REGARDING HOLDING CO. .................................  48
  General..................................................................  48
  Strategy.................................................................  48
  Management...............................................................  48
  Certain Relationships and Related Party Transactions.....................  50
  Principal Stockholders...................................................  51
DESCRIPTION OF HOLDING CO. CAPITAL STOCK; COMPARISON OF STOCKHOLDER
 RIGHTS....................................................................  52
  Summary..................................................................  52
  Common Stock.............................................................  52
  Preferred Stock..........................................................  53
  Rights...................................................................  53
  Antitakeover Effects of Provisions of the Certificate of Incorporation
   and Bylaws..............................................................  53
  Delaware Takeover Statute................................................  55
  Limitations of Directors' Liability......................................  56
  Indemnification and Insurance............................................  56
SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY..........................  58
PRO FORMA CONDENSED COMBINED FINANCIAL DATA................................  59
VALIDITY OF HOLDING CO. COMMON STOCK.......................................  66
EXPERTS....................................................................  66
AUDITED BALANCE SHEET OF AVC HOLDING CORP. AS OF AUGUST 26, 1998........... F-1

                                    ANNEXES

Annex A: The Company's 1997 Form 10-K.......................................
Annex B: The Company's Annual Meeting Proxy Statement.......................
Annex C: The Company's First Quarter Form 10-Q..............................
Annex D: The Company's Second Quarter Form 10-Q.............................

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Holding Co. and the Company are electronic filers with the Commission, which maintains a website containing reports, proxy and other information statements at the following location: http://www.sec.gov. The Shares are listed on the NYSE under the symbol "AVC". The periodic reports, proxy statements and other information filed by the Company with the Commission may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Holding Co. intends to apply for the listing of the Holding Co. Common Stock on the NYSE, the American Stock Exchange or the Nasdaq Stock Market, and register the Holding Co. Common Stock under the Exchange Act effective as of completion of the Offer. Future reports of Holding Co. filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act may be obtained from the Commission at the addresses set forth above or inspected at the offices of the exchange upon which the Holding Co. Common Stock is listed.

  This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 (the "Registration Statement") covering the Holding Co. Common Stock offered hereby which has been filed with the Commission. Reference is hereby made to the Registration Statement for further information with respect to Holding Co., the Company and the securities offered hereby. Statements contained herein concerning certain documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

  Not later than the date of commencement of the Offer, Holding Co. will file with the Commission a statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Such schedule and any amendments thereto should be available for inspection and copying as set forth above (except that such schedule and any amendments thereto will not be available at the regional offices of the Commission).

                              COMPANY INFORMATION

  The following documents filed with the Commission by the Company (File No. 1-4651) are included with this Prospectus as Annexes hereto:

  Annex A: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company's 1997 Form 10-K"), except for the report of the Company's independent accountants contained therein which is not included herewith because the consent of the Company's independent accountants has not yet been obtained;

  Annex B: the Company's Proxy Statement for the Annual Meeting of Stockholders held on May 15, 1998 (the "Company's Annual Meeting Proxy Statement");

  Annex C: the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998 (the "Company's First Quarter Form 10-Q"); and

  Annex D: the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998 (the "Company's Second Quarter Form 10-Q").

  While Holding Co. has included information concerning the Company insofar as it is known or reasonably available to Holding Co., the Company is not affiliated with Holding Co. and the Company has not to date permitted access by Holding Co. to the Company's books and records for the purpose of preparing this Prospectus. Therefore, information concerning the Company which has not been made public was not available to Holding Co. for the purpose of preparing this Prospectus. Although Holding Co. has no knowledge that would indicate that statements relating to the Company contained in this Prospectus (including the Annexes hereto) in reliance upon publicly available information are inaccurate or incomplete, Holding Co. was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements.

  Pursuant to Rule 409 promulgated under the Securities Act and Rule 12b-21 promulgated under the Exchange Act, Holding Co. will request that the Company and its independent public accountants provide to Holding Co. the information required for complete disclosure concerning the business, operations, financial condition and management of the Company. Holding Co. will provide any and all information which it receives from the Company prior to the expiration of the Offer and which Holding Co. deems material, reliable and appropriate in a subsequently prepared amendment or supplement thereto and will extend the Offer, in the manner set forth below under "The Offer-- Extension, Termination and Amendment," to ensure that five business days remain for stockholders to determine whether to tender their Shares in the Offer subsequent to the date of such amendment or supplement. An audit report has been issued on the Company's year-end financial statements and is included in the Company's public filings with the Commission. Holding Co. will request the consent of the Company's independent public accountants to the inclusion herein of the report of such independent public accountants on the financial statements of the Company that are included or incorporated by reference herein. However, the Company's independent public accountants have not granted such consent to date. In the event such consent is ultimately obtained, Holding Co. will promptly file such consent as an exhibit to the Registration Statement of which this Prospectus is a part.

                               -----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDING CO. OR BY THE DEALER MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, HOLDING CO. MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION, AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOLDING CO. OR THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

  IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF HOLDING CO. BY SCHRODER & CO. INC., AS DEALER MANAGER, OR ONE OR MORE OTHER REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                          FORWARD-LOOKING STATEMENTS

  CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS UNDER "SUMMARY," "REASONS FOR THE OFFER," "BACKGROUND OF THE OFFER," AND "CERTAIN INFORMATION REGARDING HOLDING CO.," IN ADDITION TO CERTAIN STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, THAT ARE NOT STATEMENTS OF HISTORICAL FACTS ARE PROSPECTIVE AND ARE THUS FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS REGARDING HOLDING CO.'S OR THE COMPANY'S FUTURE FINANCIAL POSITION, RESULTS OF OPERATIONS, BUSINESS STRATEGY (INCLUDING FUTURE DISPOSITIONS OF ASSETS AND RESTRUCTURING OF OPERATIONS), BUDGETS, EXPECTED COST SAVINGS, PLANS AS TO DIVIDENDS, AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS ("CAUTIONARY STATEMENTS") THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE INFORMATION SET FORTH IN ANY FORWARD-LOOKING STATEMENTS ARE DISCLOSED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO HOLDING CO. OR TO PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. HOLDING CO. WAS NOT INVOLVED IN THE PREPARATION OF ANY FORWARD-LOOKING STATEMENTS RELATING TO THE COMPANY IN THIS PROSPECTUS (INCLUDING THE ANNEXES HERETO) AND IS NOT IN A POSITION TO VERIFY SUCH STATEMENTS AND TAKES NO RESPONSIBILITY THEREFOR.

                               PROSPECTUS SUMMARY

  The information below is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus, including the Annexes hereto. Stockholders are urged to read this Prospectus and the attachments hereto in their entirety. As used in this Prospectus, the terms "Holding Co." and the "Company" refer to AVC Holding Corp. and Advocat Inc., respectively, and, unless the context otherwise requires, their subsidiaries.

SUMMARY OF PROPOSED TRANSACTIONS

  Holding Co. hereby offers to exchange $1.00 in cash and one share of Holding Co. Common Stock (the "Consideration"), upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, for each outstanding Share validly tendered on or prior to the Expiration Date and not withdrawn. See "The Offer--General." Holding Co.'s obligation to exchange the Consideration for Shares pursuant to the Offer is conditioned upon, among other things, the satisfaction or, where permissible, waiver of each of the Offer Conditions. See "The Offer--Conditions of the Offer." Holding Co. intends, as promptly as practicable following consummation of the Offer, to cause a wholly-owned subsidiary of Holding Co. to be merged with the Company and each Share then outstanding will be converted into the right to receive the Consideration.

PARTIES INVOLVED

  HOLDING CO. Holding Co. is a newly formed Delaware corporation organized for the purpose of acquiring the Company as more fully set forth herein. Holding Co.'s sole activities to date have been related to the Offer and the transactions described herein. The principals of Holding Co. will include Essel
W. Bailey, Jr., Chairman, Francis J. Crosby, President and Chief Executive Officer and John H. Stoddard, Executive Vice President and Chief Financial Officer. See "Certain Information Regarding Holding Co.--Management" for information regarding the directors and officers of Holding Co. in general and Messrs. Bailey, Crosby and Stoddard in particular. Holding Co.'s mailing address is 6600 Peachtree Dunwoody Road, 400 Embassy Row, Suite 410, Atlanta, Georgia 30328 and its telephone number is (770) 668-0142.

  THE COMPANY. The following information concerning the Company is based on the Company's public filings with the Commission. See "Company Information." The Company is a provider of long-term care services to the elderly. The Company operates nursing homes and assisted living facilities in 11 states and in two Canadian provinces. As of June 30, 1998, the Company operates 116 facilities consisting of 64 nursing homes with 7,221 licensed beds and 52 assisted living facilities with 4,980 units. The Company owns seven nursing homes, leases 37 others and manages 20 nursing homes. The Company owns 18 assisted living facilities, leases 22 others and manages 12 assisted living facilities. The Company operates facilities in Alabama, Arkansas, Florida, Georgia, Kentucky, North Carolina, Ohio, South Carolina, Tennessee, Texas, West Virginia and the Canadian provinces of Ontario and British Columbia. The Company's principal executive offices are located at 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067. The Company's telephone number at that address is (615) 771-7575.

  ESSEX HEALTHCARE CORPORATION. Essex Healthcare Corporation ("Essex") is a Delaware company organized for the purpose of owning and operating nursing homes. It was formed in August 1997 and is owned by Messrs. Crosby and Stoddard, W. Blaine Sheffield and Omega Worldwide, Inc. ("OWWI"). Essex operates 13 facilities in Ohio consisting of 1,323 licensed nursing home beds and 75 assisted living units. Each of the Essex facilities in Ohio provides a broad range of long-term care services and assisted living services to facility residents. All of the properties are licensed providers in both the Medicare and Medicaid programs.

  ATRIUM LIVING CENTERS, INC. Atrium Living Centers ("Atrium") is a wholly-owned subsidiary of Essex, incorporated in Delaware in August 1997. Atrium provides management services to the 13 Essex properties as well as 26 long-term care facilities in Indiana and two facilities in Illinois. Both Essex and Atrium maintain offices at 6600 Peachtree Dunwoody Road, 400 Embassy Row, Suite 410, Atlanta, Georgia 30328.

  OMEGA WORLDWIDE, INC. OWWI provides investment advisory and management services and holds equity and debt interests in companies engaged in providing sale/leaseback and other capital financing to healthcare service providers throughout the world. OWWI uses its extensive resources to identify, develop and structure attractive opportunities to invest in healthcare real estate ownership and finance on a global basis. OWWI's common stock is traded on the Nasdaq National Market under the symbol "OWWI." OWWI also coordinates and integrates its investment activity with Omega Healthcare Investors, Inc. ("OHI") so as to take advantage of investment opportunities which would not be suitable for OHI due to its real estate investment trust ("REIT") status. OWWI holds approximately 48% of the outstanding Essex common stock.

  OMEGA HEALTHCARE INVESTORS, INC. OHI is a self-administered REIT which invests primarily in income-producing healthcare facilities, principally long-term care facilities located in the United States. OHI's common stock is traded on the NYSE under the symbol "OHI." As of June 30, 1998, OHI's portfolio of domestic investments consisted of 271 long-term care facilities, three medical office buildings and two rehabilitation hospitals. OHI owns and leases 189 long-term facilities, three medical office buildings and two rehabilitation hospitals and provides mortgages, including participating and convertible participating mortgages, on 82 long-term healthcare facilities. The facilities are located in 28 states and operated by 29 unaffiliated operators. OHI's gross real estate investments at June 30, 1998 totaled $903.5 million. OHI holds approximately 9% of the outstanding OWWI common stock.

OVERVIEW OF EVENTS CULMINATING IN THE OFFER

  Since early February, Messrs. Essel W. Bailey, Jr. and Francis J. Crosby held several meetings with Charles W. Birkett, M.D., Chairman of the Board of Directors, Chief Executive Officer, President and Chief Operating Officer of the Company, for the purpose of discussing various strategic proposals including:

  (i) a business combination of the Company and Essex in which the stockholders of Essex would have received Shares of the Company, with a concurrent $20.0 million to $40.0 million capital infusion by OWWI in exchange for convertible debentures and equity issued by the Company; or

  (ii) a leveraged recapitalization of the Company in which approximately 90% of the Shares would have been repurchased for $11.00 per Share in cash from the proceeds of an equity investment and other financing provided by OWWI followed by a merger with Essex.

  In conjunction with each of these transactions, it was proposed that OWWI and Essex be granted the right to designate a majority of the Company's board of directors in view of the amount of capital to be contributed to the Company or Shares to be received in connection with a business combination. In either transaction, it was proposed that Mr. Crosby would have been named Chief Executive Officer and the management team of Essex would have been given senior roles in the Company, while retaining the services of the existing management team at its election.

  Every proposal suggested by Messrs. Crosby and Bailey was rejected--initially by Dr. Birkett and, ultimately, on or about May 15, 1998, by the Company's Board of Directors. As a result of the Company's repeated rejections of these proposals and the Company's continuing operational and financial challenges, Holding Co. has filed a Registration Statement with the Commission (which includes this Prospectus) to provide the Company's stockholders an opportunity to evaluate and, if appropriate, take action to obtain the benefits of the Transactions. See "Background of the Offer."

BENEFITS OF THE TRANSACTIONS

  Holding Co. believes that the benefits of the Transactions include the following:

  . IMMEDIATE CAPITAL INFUSION. As part of the proposed transaction, OWWI or other investors identified by OWWI will provide Holding Co. up to $20.0 million of convertible subordinated debt financing, the proceeds of which would be used to:

      (i) partly repay and refinance the maturing $34.1 million Pierce Acquisition bridge loan; see "Risk Factors--Ability to Pay Debt Due in 1999";

      (ii) partly repay and refinance the Company's $11.25 million working capital line, which was fully drawn (including the $1.25 million temporary "overline" increase) as of August 12, 1998;

      (iii) finance capital expenditures for which the Company currently lacks the needed funds; and

      (iv) fund severance payments under existing employment agreements and fees and expenses related to the Transactions.

  . ENHANCED MANAGEMENT TEAM AND BOARD OF DIRECTORS. The depth and capabilities of the Company's management team and Board of Directors would be significantly augmented by the experienced Atrium management team as well as by directors provided by OWWI with established track records for creating stockholder value.

  . STRATEGIC RELATIONSHIP. The proposed transaction would serve to establish a strategic relationship with OWWI that would provide the Company with access to, and disciplined financial and strategic analysis of, potential acquisition, growth and financing opportunities not otherwise available to the Company.

  . GROWTH STRATEGY. Once recapitalized and the proposed management changes have been instituted, the Company will be positioned as a viable platform to participate actively in the on-going consolidation of the long-term care industry.

MANAGEMENT FOLLOWING THE TRANSACTIONS

  In connection with the Transactions, Holding Co. intends to enter into a three-year management agreement (the "Management Agreement") with Atrium pursuant to which Atrium will provide certain "central office" management services to Holding Co. and the Company. The management services to be provided to the Company would include strategic planning, executive leadership, supervision of regional personnel and operations, and enterprise level (in contrast to facility level) functions such as accounting, data processing, investor relations, billing and accounts receivable monitoring. The Management Agreement must be approved by a majority of the directors who do not serve as officers or employees of Holding Co. or its subsidiaries and are not affiliates or associates of Atrium, OWWI or OHI (the "Independent Directors").

  It is contemplated that the management fee (the "Management Fee") payable to Atrium during the first year under the Management Agreement will approximate and be limited to the Company's current general and administrative expense run rate. Thereafter, Atrium will receive a management fee equal to 6% of the Company's revenues plus, if approved by the Independent Directors, performance-related incentive fees to be negotiated. To the extent the Company is sold to a third party during the term of the Management Agreement, Atrium will be entitled to a one-time formula-based termination fee not to exceed $5.0 million. The Management Agreement may be amended by the Independent Directors to include additional functions and responsibilities and services to be provided pursuant to the Management Agreement. See "Certain Information Regarding Holding Co.-- Management."

FINANCING COMMITMENTS

  EQUITY FINANCING. In connection with the Transactions, OWWI has agreed to purchase (the "Equity Financing") up to 819,476 newly issued shares of Holding Co. Common Stock at a purchase price of $6.59 per share upon Holding Co.'s acceptance of Shares tendered for exchange pursuant to the Offer. The purchase price for the Holding Co. Common Stock equals the average closing sale price for the Shares as reported on the NYSE Composite Tape for the 20 trading days immediately preceding August 27, 1998, the filing date of the Registration Statement of which this Prospectus is a part. See "Financing Commitments.

  CONVERTIBLE DEBT FINANCING. In addition, OWWI has committed to purchase (the "Convertible Financing") up to $5.0 million of convertible subordinated debentures of the Company (the "Debentures") at the option of the Independent Directors. Such commitment has been provided without any commitment fee or fees for acceptance. Prior to commencing the Offer, Holding Co. will obtain commitments for at least an additional $15.0 million of Convertible Financing from OWWI or other investors identified by OWWI. Holding Co. and OWWI are highly confident that such additional commitments will be obtained. See "Financing Commitments." The terms of the Debentures must be approved by the Independent Directors, but are expected to provide as follows:

ISSUE PRICE:                100% of principal amount.

DRAW ON COMMITMENT:         Issuable at the option of the Independent Directors
                            at any time until the second anniversary of the consummation of the Transactions.

INTEREST:                   7% per annum, payable semi-annually in arrears.

MATURITY:                   Seventh anniversary of issuance.

CONVERSION:                 Convertible into Holding Co. Common Stock at a
                            conversion price of $8.07 per share, representing a 22.5% premium over the purchase price to be paid by OWWI in the Equity Financing.

REDEMPTION:                 Non-redeemable until the third anniversary of
                            issuance. Thereafter, redeemable at the option of Holding Co. at any time, in whole or in part at the redemption price of 103% of face amount, together with accrued and unpaid interest, and declining annually thereafter as set forth herein.

RANKING: Subordinated to all Senior Indebtedness and pari passu with all existing subordinated indebtedness.

  USE OF PROCEEDS:          The proceeds of the Convertible Financing will be
                            used to:

                              (i) partly repay and refinance the maturing $34.1
                                  million Pierce Acquisition bridge loan; see
                                  "Risk Factors--Ability to Pay Debt Due in
                                  1999";

                              (ii) partly repay and refinance the Company's
                                   $11.25 million working capital line, which was fully drawn (including the $1.25 million temporary "overline" increase) as of August 12, 1998;

                              (iii) finance capital expenditures for which the
                                    Company currently lacks the needed funds;

                              (iv) fund severance payments under existing
                                   employment agreements and fees and expenses related to the Transactions; and

                              (v) as otherwise determined to be appropriate by
                                  the Independent Directors.

RISK FACTORS

  See "Risk Factors" beginning on page 11 for a discussion of certain factors that should be considered by stockholders in deciding whether to tender their Shares to Holding Co. pursuant to the Offer, including both risk factors relating to the Transactions as well as existing risks relating to the Company's business and operations that will continue following the completion of the Transactions.

THE OFFER

  GENERAL. Holding Co. hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange the Consideration for each outstanding Share validly tendered on or prior to the Expiration Date (as defined below) and not withdrawn. The Consideration consists of $1.00 in cash and one share of Holding Co. Common Stock. The term "Expiration Date" shall mean 12:00 midnight, New York City time, on September , 1998, unless and until Holding Co. extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Holding Co., shall expire. See "The Offer--General."

  RIGHTS. Stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Distribution Date (as defined in the Rights Agreement) occurs, a tender of Shares will constitute a tender of the associated Rights. See "The Offer--The Rights."

  CONDITIONS OF THE OFFER. Holding Co.'s obligation to exchange the Consideration for Shares pursuant to the Offer is conditioned upon, among other things, the satisfaction or, where permissible, waiver of each of the Offer Conditions. See "The Offer--Conditions of the Offer." Subject to the applicable rules and regulations of the Commission, Holding Co. expressly reserves the right, in its sole discretion, at any time or from time to time, to delay acceptance for exchange of, or, regardless of whether such Shares were theretofore accepted for exchange, exchange any Shares pursuant to the Offer or to amend or terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange or exchanged upon the failure of any of the Offer Conditions to be satisfied. Holding Co. reserves the absolute right to waive any defect or irregularity in the tender of any Shares and to waive any of the Offer Conditions (other than the condition related to the effectiveness of the Registration Statement). Although Holding Co. reserves the right to do so, Holding Co. does not currently intend to waive the Minimum Tender Condition, the Rights Plan Condition or the Business Combination Statute Condition. See "The Offer--Conditions of the Offer." Waiver or amendment of certain conditions of the Offer may require an extension of the Offer.

  REGULATORY APPROVALS. The Transactions may be subject to various local, state, U.S. federal, and Canadian provincial and federal requirements for notice and/or review of the transaction, or the post-transaction review of the operations, health care facilities and business of the Company. See "The Offer--Regulatory Matters."

  TIMING OF THE OFFER. The Offer is currently scheduled to expire at 12:00 midnight New York City time on September , 1998; however, it is Holding Co.'s current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "The Offer-- Extension, Termination and Amendment" and "--Conditions of the Offer."

  EXTENSION, TERMINATION AND AMENDMENT. Holding Co. expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in "The Offer--Conditions of the Offer" shall have occurred or shall have been determined by Holding Co. to have occurred, (i) to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension will be announced no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, and (ii) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the Consideration offered in the Offer to holders of Shares and/or by increasing or decreasing the number of Shares being sought in the Offer) by giving oral or written notice of such amendment to the Exchange Agent. The rights reserved by Holding Co. in this paragraph are in addition to Holding Co.'s right to terminate the Offer as described in "The Offer--Extension, Termination and Amendment." There can be no assurance that Holding Co. will exercise its right to extend the Offer. However, it is Holding Co.'s current intention to extend the Offer until all Offer Conditions have been satisfied or waived. See "The Offer--Extension, Termination and Amendment." During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his or her Shares. See "The Offer--Withdrawal Rights."

  EXCHANGE OF SHARES; DELIVERY OF HOLDING CO. COMMON STOCK AND CASH CONSIDERATION. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Holding Co. will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. See "The Offer--Exchange of Shares; Delivery of Holding Co. Common Stock and Cash Consideration."

  WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by Holding Co. for the Consideration pursuant to the
Offer, may also be withdrawn at any time after     , 1998. See "The Offer--
Withdrawal Rights."

  PROCEDURE FOR TENDERING SHARES. For a stockholder validly to tender Shares pursuant to the Offer: (i) a properly completed and duly executed letter of transmittal ("Letter of Transmittal") (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus, and either certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth under "The Offer--Procedure for Tendering" (and a confirmation of receipt of such tender received), in each case, prior to the Expiration Date; or (ii) such stockholder must comply with the guaranteed delivery procedure set forth under "The Offer-- Procedure for Tendering." Stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES (AND RIGHTS CERTIFICATES, IF APPLICABLE) AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The exchange of Shares for Holding Co. Common Stock and cash pursuant to the Offer and the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. If the Board of Directors of the Company agrees to discuss a business combination with Holding Co., the Offer and the Merger may be restructured to be a partially tax-free merger for U.S. federal income tax purposes. ALL COMPANY STOCKHOLDERS SHOULD CAREFULLY READ THE SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER UNDER "THE OFFER--CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES IN THEIR PARTICULAR CIRCUMSTANCES.

EFFECT OF OFFER ON MARKET FOR SHARES

  Prior to the Merger, the exchange of Shares for Holding Co. Common Stock pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by stockholders who do not exchange their Shares for Holding Co. Common Stock. Following the acceptance of Shares tendered for exchange in the Offer and the Merger, stockholders of the Company who tender their Shares for exchange will receive in exchange therefor shares of Holding Co. Common Stock, which Holding Co. expects to possess liquidity similar to the current liquidity of the Shares of the Company, although no such assurance can be given. The consummation of the Offer is conditioned upon the listing of the Holding Co. Common Stock on the NYSE or other national securities exchange, or the Nasdaq Stock Market.

  The Shares are listed on the NYSE. Depending on the number of Shares acquired pursuant to the Offer, following consummation of the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing, and the Shares may no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations. In such event, Shares held by stockholders who do not exchange their Shares for Holding Co. Common Stock could no longer be used as collateral for margin loans made by brokers. See "The Offer--Effect of Offer on Market for Shares; Registration under the Exchange Act."

DISSENTERS' RIGHTS

  Holders of Shares do not have dissenters' rights as a result of the Offer and, assuming the Shares remain listed on the NYSE or a similar market, will not have dissenters' rights as a result of the Merger. However, in the event the Merger is consummated and, if, on the date fixed to determine stockholders entitled to vote on the Merger, the Shares are no longer listed on the NYSE, other national securities exchange or the Nasdaq Stock Market or similar market, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the Delaware General Corporation Law ("DGCL") to dissent and demand appraisal of their Shares. See "The Merger-- Dissenters' Rights."

COMPARISON OF STOCKHOLDER RIGHTS

  As a consequence of the exchange of Shares for shares of Holding Co. Common Stock in the Offer and the Merger, stockholders of the Company will become stockholders of Holding Co. and their rights will be governed by Holding Co.'s Certificate of Incorporation ("Holding Co.'s Certificate of Incorporation") and Bylaws. Holding Co. intends for the material legal rights and characteristics of the Holding Co. Common Stock to be identical to the greatest extent possible to the existing legal rights and characteristics of the Shares of the Company, except that Holding Co. has no present intention to implement a so-called "poison pill" stockholder rights plan such as the plan contained in the Company's Rights Agreement. Accordingly, Holding Co.'s Certificate of Incorporation will be amended and restated prior to the consummation of the Offer and the Merger into forms which are substantially similar in all material respects to the Company's Certificate of Incorporation, as amended (the "Company's Certificate of Incorporation"), and Bylaws. See "Description of Holding Co. Capital Stock; Comparison of Stockholder Rights."

THE EXCHANGE AGENT

          has been appointed exchange agent (the "Exchange Agent") in connection with the Offer. The Letter of Transmittal (or facsimile copies thereof) and certificates for Shares should be sent by each tendering stockholder of Shares or his or her broker, dealer, bank or other nominee to the Exchange Agent at one of the addresses set forth on the back cover of this Prospectus.

REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES

  Requests for information or assistance concerning the Offer may be directed to the Dealer Manager or the Information Agent at their respective addresses set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal should be directed to the Information Agent.

MARKET PRICES AND DIVIDENDS

  The Shares are listed and principally traded on the NYSE (under the symbol "AVC"). The following table sets forth, for the periods indicated, the high and low sale prices per Share as reported on the NYSE Composite Tape.

                                                               COMPANY SHARES
                                                              -----------------
                                                                HIGH     LOW
                                                              -------- --------
1994
  Second Quarter (from May 10, 1994)......................... $ 9.8750 $ 8.5000
  Third Quarter..............................................  11.3750   8.3750
  Fourth Quarter.............................................  13.1250  10.0000
1995
  First Quarter..............................................  13.8750  11.3750
  Second Quarter.............................................  12.6250  10.8750
  Third Quarter..............................................  13.0000  10.5000
  Fourth Quarter.............................................  12.1250   9.5000
1996
  First Quarter..............................................  13.0000   9.3750
  Second Quarter.............................................  11.1250   9.0000
  Third Quarter..............................................  10.0000   8.0000
  Fourth Quarter.............................................   8.1250   6.0000
1997
  First Quarter..............................................   9.7500   7.3750
  Second Quarter.............................................  11.3750   8.8750
  Third Quarter..............................................  12.3750  11.1250
  Fourth Quarter.............................................  12.8750   7.5000
1998
  First Quarter..............................................  10.1250   7.7500
  Second Quarter.............................................  10.1250   6.0625
  Third Quarter (through August 26, 1998)....................    7.625   5.6250

  On August 26, 1998, the last full trading day prior to the filing of the Registration Statement of which this Prospectus is a part, the reported high and low sale prices and closing price per Share on the NYSE Composite Tape were $7.5000, $7.1250 and $7.1875 respectively. The Company has not paid dividends on the Shares.

  On       , 1998, the date of this Prospectus, the reported high and low sale
prices and closing price per Share on the NYSE Composite Tape were $   , $
and $    respectively.

  STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

                                 PER SHARE DATA
                                  (UNAUDITED)

  The following table sets forth certain historical and pro forma combined per share data, giving effect to the Transactions on a reverse acquisition basis as more fully described in the notes to the Pro Forma Condensed Consolidated Financial Statements of the Company. The data should be read in conjunction with the selected historical consolidated financial statements of the Company and Holding Co. and notes thereto included within this Prospectus and in the Annexes attached hereto. The pro forma condensed consolidated financial data is not necessarily indicative of the operating results that would be achieved had the Transactions been completed at the beginning of the periods presented and should not be considered indicative of future operations.

                                 HISTORICAL             PRO FORMA COMBINED
                         -------------------------- --------------------------
                          YEAR ENDED   SIX MONTHS    YEAR ENDED   SIX MONTHS
                         DECEMBER 31,     ENDED     DECEMBER 31,     ENDED
                             1997     JUNE 30, 1998     1997     JUNE 30, 1998
                         ------------ ------------- ------------ -------------
COMPANY PER SHARE DATA
Net income (loss) from
 continuing
 operations(1)
  Basic.................     $.56         $(.06)        $.45         $ .14
  Diluted...............      .56          (.06)         .45           .14
Book value at period
 end(2).................     5.72          5.68         4.15          4.12

  Holding Co. was incorporated under the laws of the State of Delaware on August 18, 1998 for the purpose of acquiring the Company as more fully described herein. As a result, per share information for Holding Co. with respect to prior periods is not applicable.
----------
(1) The increase in the earnings per share data on a pro forma basis for the six months ended June 30, 1998 as compared to historical six months ended June 30, 1998 is attributable primarily to the elimination of the $1.5 million charge (classified by the Company as non-recurring) from the pro forma presentation. Without the elimination of such charge, the pro forma earnings per share for the six months ended June 30, 1998 would be $(.02) on a basic and diluted basis.
(2) The reduction in pro forma book value per share is attributable to the increase in shares outstanding, primarily as a result of the Equity Financing, and a decrease in stockholder equity of approximately $5.4 million as a result of the payment of the $1.00 cash component of the Consideration.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following are certain factors that should be considered by holders of Shares in evaluating the Offer and exchanging Shares for Holding Co. Common Stock.

RISKS RELATED TO BUSINESS OF THE COMPANY AND, FOLLOWING THE TRANSACTIONS, HOLDING CO.

  The following factors are existing risks to stockholders of the Company relating to the Company's current business or the long-term care industry generally, regardless of whether the Transactions are completed.

  REGULATORY ISSUES. The Company's 1997 operating results were profoundly affected by regulatory issues in the State of Alabama. During the summer of 1997, the Company received separate notifications from the State that, as a result of certain deficiencies noted upon periodic surveys of its two facilities in Mobile, the facilities would be decertified from participation in the Medicare and Medicaid programs and that licensure revocation could be pursued. The Company appealed the proceedings, noting that none of the deficiencies were life-threatening, that the deficiencies noted did not warrant the penalty imposed and that in the case of one of the facilities, it was JCAHO accredited. The appeals were denied by the State agency, and as a result, the facilities were decertified for 69 and 91 days, respectively, before resurveys found them to be in compliance. Both of the facilities have been recertified for participation in the Medicare and Medicaid programs. Through June 30, 1998, the decertified facilities had only recovered approximately two-thirds of the occupancy decline experienced in the decertification. The Company previously announced that it expected the Alabama operations to return to normal levels during the latter half of 1998. However, there can be no assurance that either of the facilities will return to the census and profitability levels experienced prior to the decertifications. See "Item 1.--Business--Material Corporate Developments--Regulatory Issues" in the Company's 1997 Form 10-K attached hereto as Annex A and "Item 2--Management's Discussion and Analysis of Financial Condition and Results of Operations-- General--Regulatory Issues" in the Company's Second Quarter Form 10-Q attached hereto as Annex D.

  ABILITY TO PAY DEBT DUE IN 1999. The Company is obligated to make principal payments of approximately $50 million in 1998 and 1999, including $34.1 million in or prior to July 1999 to repay the promissory note (the "Pierce Bridge Loan") issued in connection with the acquisition or lease of 29 assisted living facilities from members or affiliates of Pierce Management Group ("Pierce")(*). As of August 12, 1998, the Company had drawn the entire balance available under both its $10.0 million working capital line of credit (due December 1999) and $1.25 million "overline" increase in its working capital line of credit (due January 15, 1999). Effective August 14, 1998, the deadline for the filing of the Company's Second Quarter Form 10-Q, the Company obtained an increase in its "overline" to $4.0 million. See "Item 2-- Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in the Company's Second Quarter Form 10-Q. The Company has disclosed that it has a commitment of up to $30.0 million of long-term financing, although this commitment may not be drawn upon so long as the $34.1 million Pierce Bridge Loan is outstanding. See "Item 1.-- Business--Material Corporate Development--Acquisitions and Related Indebtedness" in the Company's 1997 Form 10-K attached hereto as Annex A. In connection with the Transactions, OWWI is prepared to provide a capital infusion to assist the Company in meeting its 1999 obligations if the proposed terms of such financing are approved by the Independent Directors. See "Financing Commitments." Although Holding Co. believes that the financing to be provided by OWWI together with the other benefits the Transactions will enhance the Company's efforts to obtain
----------
(*) The Pierce Bridge Loan was initially scheduled to mature January 1, 1999.
    The Company's Second Quarter Form 10-Q states that the maturity of the Pierce Bridge Loan was extended to July 1999. However, the exhibits filed with the Company's Second Quarter Form 10-Q only provide for an extension to APRIL 1, 1999.

additional financing to refinance or repay its remaining indebtedness at or prior to the maturity thereof, there can be no assurance that Holding Co. or the Company will be able to obtain the required additional financing or, if available, the terms thereof. See "Financing Commitments." THE COMPANY'S PUBLIC FILINGS FAIL TO DEMONSTRATE SUFFICIENT CAPITAL RESOURCES TO FUND ITS DEBT MATURING IN 1999 AS WELL AS ITS ANTICIPATED CAPITAL EXPENDITURES FOR 1998. IN THE EVENT THE TRANSACTIONS ARE NOT COMPLETED, HOLDING CO. BELIEVES THE COMPANY MAY BE REQUIRED TO SEEK ADDITIONAL FINANCING FROM SOURCES THAT HAVE NOT BEEN PUBLICLY IDENTIFIED.

  GOVERNMENT REGULATION. As a lessee and manager of nursing homes and retirement centers, the Company is, and after the consummation of the Transactions, Holding Co. will be, subject to extensive U.S. federal, state and local regulation and Canadian provincial regulation. In particular, the operation of long-term care facilities and the provision of health care services are subject to federal, state and local laws and Canadian provincial laws relating to the adequacy of medical care, resident rights, equipment, personnel, distribution of pharmaceuticals, operating policies, fire prevention, rate-setting and compliance with building codes and environmental and other laws. The facilities operated by the Company and, after the consummation of the Transactions, by Holding Co., are subject to periodic inspection and surveys by governmental and other regulatory authorities to assure continued compliance with various standards and conditions of participation and to provide for their continued licensing under state law and certification under and participation in the Medicare and Medicaid programs and participation in the Veterans Administration Program and other third party payor arrangements. In the past, from time to time such facilities have received statements of deficiencies from regulatory agencies and, in 1997, two facilities in Mobile, Alabama, operated by the Company were decertified from participation in the Medicare and Alabama Medicaid programs for 69 days and 91 days, respectively. Should the Company or Holding Co. receive any such statements of deficiency after the consummation of the Transactions, Holding Co. expects to implement plans of correction with respect to any such statement to address any alleged deficiencies. While Holding Co. will endeavor to comply with federal, state and local regulatory requirements for the maintenance and operation of the Company's facilities if the Transactions are completed, there can be no assurance that all facilities would always be operated in full compliance with such requirements. The failure to obtain or renew any required regulatory approvals, licenses or certifications could have a materially adverse affect on the Company's and, after the consummation of the Transactions, Holding Co.'s operations.

  The Company is, and after the consummation of the Transactions, the Holding Co. will be, subject to federal and state laws that govern financial and other arrangements between health care providers. These laws prohibit certain direct and indirect payments or fee-splitting arrangements between health care providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Such laws include the anti-kickback provisions of the federal Medicare and Medicaid Patient and Program Protection Act of 1987 (the "Anti-Kickback Law") and the expanded physician self-referral provisions of the Omnibus Budget Reconciliation Act of 1993 (commonly referred to as "Stark II"). The Anti-Kickback Law prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral, or for arranging for the referral, of items or services paid for by Medicare and Medicaid or other federal health care programs. Violation of this statute is a felony punishable by up to five years imprisonment and/or $25,000 per violation in fines. In addition, violators are subject to civil money penalties and exclusion from the Medicare, Medicaid and other federal health care programs. Stark II prohibits, with limited exceptions, physicians from making any Medicare or Medicaid referrals for certain "designated health services" to any entity with which the physician has a "financial relationship." Further, under some state laws there are prohibitions similar to those found in the Anti-Kickback Law and Stark II. In addition to these anti-kickback and self-referral prohibitions, there are various federal and state laws prohibiting other types of fraud by health care providers, including criminal provisions which prohibit filing false claims or making false statements to receive payment or certification under Medicare or Medicaid. Civil provisions prohibit the knowing filing of a false claim or the knowing use of false statements to obtain payment; the penalties for a violation are fines of not less than $5,000 nor more than $10,000 per violation, plus treble damages, for each claim filed. These false claims statutes include the Federal False Claims Act, which allows any person to bring a suit, known as a qui tam action, alleging false or fraudulent Medicare and Medicaid claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. State and federal governments are devoting increasing attention and resources to anti-fraud initiatives against healthcare providers. The Health Insurance Portability and Accountability Act of 1996 (the "Accountability Act") and the Balanced Budget Act of 1997 (the "Balanced Budget Act") expanded the scope and penalties for health care fraud, including broader provisions for the exclusion of providers from the Medicare, Medicaid and other federal health care programs.

  Additionally, the Accountability Act granted expanded enforcement authority to the U.S. Department of Health and Human Services ("HHS") and the U.S. Department of Justice ("DOJ"), and provided enhanced resources to support the activities and responsibilities of the Office of Inspector General ("OIG") and DOJ. The Balanced Budget Act also includes numerous healthcare anti-fraud provisions, including new civil monetary penalties for contracting with an excluded provider; new surety bond and information disclosure requirements for certain providers and supporters; expansion of the mandatory and permissive exclusions added by the Accountability Act to any federal health care program (other than the Federal Employees Health Benefits Program); and an expansion to the ability of individuals to bring qui tam actions against health care providers. In addition, many states have similar fraud and abuse provisions and other laws that prohibit business corporations from providing, or holding themselves out as providers of, medical care. These laws vary from state to state and have seldom been interpreted by the courts or regulatory agencies.

  There can be no assurance that substantial amounts will not be expended in connection with the investigation or defense of any such matters, that aggressive anti-fraud enforcement action will not adversely affect the business of the Company and, after consummation of the Transactions, Holding Co., or that federal and state fraud and abuse laws will ultimately be interpreted in a matter consistent with the practices of, and business transactions by the Company and, after consummation of the Transactions, Holding Co. If the Company, and after consummation of the Transactions, Holding Co. is found to be, or have been, in violation of any of the aforementioned laws, criminal penalties, civil money penalties, and exclusion from the Medicare, Medicaid and other federal health care programs could be imposed, any of which could have a material adverse effect on the Company and, after consummation of the Transactions, Holding Co.

  Privately owned nursing homes in Ontario are licensed by the Ministry of Health under the Ontario Nursing Home Act. This legislation, together with program manuals, establishes the minimum standards that are required to be provided to the patients of the home, including staffing, space, nutrition and activities. Patients can only be admitted and subsidized if they require at least 1 1/2 hours per day of care, as determined by a physician. Retirement centers in Canada are generally regulated at the municipal government level in the areas of fire safety and public health and at the provincial level in the areas of employee safety, pay equity, and, in Ontario, rent control.

  The Ontario Government Operating Subsidy program ("OGOS") regulates both the total charges allowed to be levied by a licensed nursing home and the maximum amount that the OGOS program will pay on behalf of nursing home residents. The maximum amounts that can be charged to residents for ward, semi-private and private accommodation are established each year by the Ontario Ministry of Health. Regardless of actual accommodation, at least 40% of the beds in each home must be filled at the ward rate. Generally, amounts received from residents should be sufficient to cover the accommodation costs of a nursing home, including food, laundry, housekeeping, property costs and administration. In addition, the Ontario government partially subsidizes each individual, and funds each nursing home for the approximate care requirements of its residents. This funding is based upon an annual assessment of the levels of care required in each home, from which "caps" are determined and funding provided on a retrospective basis. The Ontario government funds from 35% to 70% of a resident's charges, depending on the individual resident's income and type of accommodation. The Company received payment directly from OGOS by virtue of its ownership of two nursing homes in Canada. Additionally, the Company earns management fees from Canadian nursing homes, which derive significant portions of their revenues from OGOS. See "Item 1.--Business-- Government Regulation and Reimbursement" in the Company's 1997 Form 10-K attached hereto as Annex A.

  UNCERTAINTY ASSOCIATED WITH HEALTH CARE LEGISLATION. In addition to extensive government health care regulation, there are numerous initiatives on the federal and state levels for reforms affecting the payment for and availability of health care services. The recently enacted Balanced Budget Act seeks to achieve a balanced federal budget by, among other things, reducing federal spending on the Medicare and Medicaid programs. The law contains numerous changes in the methodology of Medicare payments to nursing homes and, among other things, repeals the federal payment standard for Medicaid nursing facilities and hospitals. There can be no assurance that these changes will not adversely affect the Company and, after consummation of the Transactions, Holding Co. See "--Risk Involved with Reimbursement by Third Party Payors." In addition, there can be no assurance that currently proposed or future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have an adverse effect on the Company and, after consummation of the Transactions, Holding Co. Concern about the potential effects of health care legislation and budget reduction measures may contribute to the volatility of prices of securities of companies in health care and related industries, including the Company, and after consummation of the Transactions, Holding Co. See "Item 1.--Business Government--Regulation and Reimbursement" in the Company's 1997 Form 10-K attached hereto as Annex A.

  RISK INVOLVED WITH REIMBURSEMENT BY THIRD PARTY PAYORS. For the year ended December 31, 1997, the Company derived approximately 25.2% and 55.8% of its net patient and resident revenues from Medicare and Medicaid, respectively. It is expected that the Company and, after consummation of the Transactions, Holding Co. will continue to derive a significant portion of its revenue from such federal and state reimbursement programs. There can be no assurance that the Company and, after consummation of the Transactions, Holding Co. will achieve or improve this payor revenue mix in the future. Both governmental and private payor sources have instituted cost containment measures designed to limit payments made to health care providers. Most recently, the Balanced Budget Act requires the establishment of a prospective payment system ("PPS") for Medicare skilled nursing facilities under which facilities will be paid a federal per diem rate for virtually all covered nursing facility services in lieu of the current cost-based reimbursement rate. PPS will be phased in over three cost reporting periods, starting with cost reporting periods beginning on or after July 1, 1998. During the first three years, skilled nursing facilities will be paid a per diem rate based on a blend of facility-specific costs and federal costs. The blended rate for the first year of transition will take 75% of the facility-specific per diem rate and 25% of the federal per diem rate. In each subsequent transition year, the facility-specific per diem rate component will decrease by 25% and the federal per diem rate component will increase by 25%, ultimately resulting in a 100% federal per diem rate. The facility-specific per diem rate is based upon a facility's 1995 cost report for routine, ancillary and capital services, updated using a skilled nursing market basket index. The federal per diem rate is calculated by the weighted average of each facility's standardized costs, based upon the historical national average per diem for free-standing facilities. The rates for such services were published as an interim final rule with comment period in the Federal Register on May 12, 1998. The interim rule provided that the Health Care Financing Administration ("HCFA") would accept comments until July 13, 1998, but the comment period has now been extended to September 11, 1998. The payment rate will cover all routine, ancillary and capital costs and most nursing facility services, including therapy services and certain covered drugs. Additionally, HCFA has recently published in the Federal Register on August 11, 1998, a proposed rule that would revise the procedures for granting exceptions to the cost limits for skilled nursing facilities as well as remove the provisions allowing reclassifications for all providers. Because the Balanced Budget Act mandates the PPS for skilled nursing facilities, exceptions to the cost limits will no longer be available to skilled nursing facilities with cost reporting periods beginning on or after July 1, 1998, but fiscal intermediaries will continue to process, beyond July 1, 1998, exception requests by skilled nursing facilities for cost reporting periods prior to July 1, 1998. These changes will require that the Company and, after consummation of the Transactions, Holding Co., manage the costs of its services effectively and efficiently as the transition to PPS occurs. If it is unable to do so, the Company and, after consummation of the Transactions, Holding Co., may experience a material adverse effect. Also, delays in the reimbursement of health care providers by governmental and state intermediary providers are possible as such agencies adjust to PPS and could materially adversely affect the Company and, after consummation of the Transactions, Holding Co.

  The Balanced Budget Act also institutes consolidated billing for skilled nursing facility services, under which payments for most non-physician Part B services for beneficiaries no longer eligible for Part A skilled care will be made to the facility, regardless of whether the item or service was furnished by the facility, by others under arrangement, or under any other contracting or consulting arrangement, effective for items or services furnished on or after July 1, 1998. In a recent Medicare Program Memorandum (the "Program Memorandum"), the Health Care Financing Administration ("HCFA") established a transition period for skilled nursing facility consolidated billing. Under the Program Memorandum, skilled nursing facilities are not obligated to begin consolidated billing until January 1, 1999 except for Part A residents where the skilled nursing facility begins on PPS before January 1, 1999. This is because the PPS rate will include payment for the ancillary services subject to consolidated billing.

  Prior to the enactment of the Balanced Budget Act, federal law required state Medicaid programs to reimburse nursing facilities for the costs that are incurred by efficiently and economically operated providers in order to meet quality and safety standards. The Balanced Budget Act repealed this payment standard by repealing the so-called Boren Amendment, effective for services provided on or after October 1, 1997, thereby granting states greater flexibility in establishing payment rates. There can be no assurance that budget constraints or other factors will not cause states to reduce Medicaid reimbursement to nursing facilities or that payments to nursing facilities will be made on a timely basis. Any such efforts to reduce Medicaid payment rates or failure of states to meet their Medicaid obligations on a timely basis would have a material adverse effect on the Company and, after consummation of the Transactions, Holding Co.

  In addition, several states have enacted or are considering various health care reforms, including reforms through Medicaid managed care demonstration projects. Several states in which the Company operates have applied for, or received, approval from the HHS for waivers from certain Medicaid requirements that were generally required for managed care projects. Although these demonstration projects generally exempt institutional care, including long-term care facilities, no assurance can be given that these waiver projects ultimately will not change the reimbursement system for long-term care from fee-for-service to managed care negotiated or capitated rates. Furthermore, the Balanced Budget Act now allows states to mandate enrollment in managed care systems without going through the federal waiver process as long as certain standards are met. It is not possible to predict which reforms of state health care systems will be adopted and the effect, if any, that the reforms will have on the Company's and, after consummation of the Transactions, Holding Co.'s, business. The business prospects of the Company and, after the consummation of the Transactions, Holding Co., will be significantly affected by general economic factors affecting many states' health care industries and by the laws and regulatory environment in these states, including Medicaid reimbursement rates.

  Government reimbursement programs are subject to additional statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which could materially decrease the rates paid to the Company, and after the Transactions, Holding Co., for its future services or the services for which the Company or Holding Co. will be able to seek reimbursement. Neither the Company nor Holding Co. can predict whether any of these additional proposals will be adopted or, if adopted and implemented, what effect such proposals would have on the Company and, after consummation of the Transactions, Holding Co. There can be no assurance that payments under state or federal governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs, particularly with respect to individual, state-administered Medicaid programs, which generally provide lower reimbursement rates than does the Medicare program and will have greater flexibility in establishing payment rates in the future. In addition, there can be no assurance that the facilities operated by and the services and supplies provided by the Company and, after consummation of the Transactions, Holding Co., will meet or continue to meet the requirements for participation in such programs. See "Item 1.--Business--Payor Sources" in the Company's 1997 Form 10-K attached hereto as Annex A.

  COMPETITION. The long-term care industry generally, and the nursing home and retirement center business in particular, is highly competitive. The Company competes and, after consummation of the Transactions, Holding Co. will compete, with other providers on the basis of the breadth and quality of its services, the quality of its facilities and, to a limited extent, price. The Company and, after consummation of the Transactions, Holding Co. will also compete with other providers in the acquisition and development of additional facilities and businesses. These competitors include national, regional and local operators of long-term care facilities, acute care hospitals and rehabilitation hospitals, extended care centers, retirement centers, assisted living facilities, community home health agencies and similar institutions, some of which have significantly greater financial and other resources than the Company and Holding Co. In addition, the Company competes, and after consummation of the Transactions, Holding Co. will compete, with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company or Holding Co. There can be no assurance that the Company and, after consummation of the Transactions, Holding Co., will not encounter increased competition which could adversely affect its business, results of operations or financial condition. See "Item 1.--Business-- Competition" in the Company's 1997 Form 10-K attached hereto as Annex A.

  LIABILITY AND INSURANCE. The provision of health care services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and result in the incurrence of significant damage awards and defense costs. It is expected that the Company and after the consummation of the Transactions, Holding Co., from time to time will be subject to such suits as a result of the nature of their business. The Company currently maintains liability insurance in amounts intended to cover such claims which it has stated it believes is adequate based on the nature of the risks, the Company's historical experience and industry standards. Holding Co. and Atrium intend to evaluate the insurance policies, self-insured risks and insurance retentions and the adequacy of any reserves established for such contingent liabilities as well as the propriety of such positions in light of the Company's current financial position. There can be no assurance, however, that the Company's insurance is adequate or that claims in excess of such insurance or claims not covered by insurance, such as claims for punitive damages, will not arise. A successful claim against the Company not covered by, or in excess of, its insurance policy limits could have a material adverse effect upon the Company's and, after consummation of the Transactions, Holding Co.'s, financial condition and results of operations. Claims against the Company or Holding Co., regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's and, after consummation of the Transactions, Holding Co.'s, ability to attract or retain residents or patients or expand its business and may require management to devote substantial time to matters unrelated to day-to-day operations. There can be no assurance that Holding Co. will be able to obtain sufficient liability insurance coverage in the future or that, if such insurance coverage is available, it will be available on acceptable economic terms. See "Item 1-- Business--Insurance" in the Company's 1997 Form 10-K attached hereto as Annex A.

  THIRD-PARTY INDEBTEDNESS SECURED BY ASSETS LEASED BY COMPANY. As is customary in the industry, the Company through its leasehold interests, operates facilities that generally secure the indebtedness of the facilities' owners. To the extent that the owners of the Company's leased facilities experience financial difficulty or otherwise are unable to meet their obligations, the ability of the Company to continue to operate such facilities may be jeopardized, and the Company's and, after the consummation of the Transactions, Holding Co.'s, financial condition and results of operation could be materially adversely affected. See "--Subordination of Management Fee" herein and see "Item 1.-- Business--Description of Lease Agreements" in the Company's 1997 Form 10-K attached hereto as Annex A.

  CROSS DEFAULTS UNDER LEASE AGREEMENTS AND MANAGEMENT CONTRACTS AND PARTICIPATING MORTGAGE. Thirty long-term care facilities are leased by the Company pursuant to agreements with OHI, the terms of which provide that a default with respect to one facility is a default not only with respect to each facility subject to a lease or management agreement with OHI, but also with respect to a mortgage (the "Participating Mortgage") secured by four additional nursing homes that are located in Florida. Counsel Corporation ("Counsel") has agreed to indemnify the Company in the event of default by Counsel under the Participating Mortgage, except in the case where such default was caused by the Company. A default by the Company under the lease or related documents is a default by the Company under the master lease agreement. In addition, other management contracts, and leases that cover multiple nursing homes provide that a default by the Company with respect to any facility under any one of the management contracts or leases is a default by the Company with respect to all facilities under such management contract and lease. Consequently, a default by the Company under any of the foregoing agreements with respect to a particular facility may result in the termination of the management contract or lease of not only that facility, but the management contracts and leases covering the other facilities leased and managed under such leases and management contracts. See "Item 1.--Business-- Description of Lease Agreements" in the Company's 1997 Form 10-K attached hereto as Annex A.

  SUBORDINATION OF MANAGEMENT FEES. As is customary in the industry, the assets and operations of the facilities managed by the Company generally secure the indebtedness of the facilities' owners, and the payment of management fees to the Company at these facilities is subordinated to the payment of the owners' debt obligations. To the extent that the owners of the Company's managed facilities experience financial difficulty or otherwise are unable to meet their obligations, the ability of the Company and, after the consummation of the Transactions, Holding Co., to receive management fees or continue as manager of such facility may be jeopardized. See "Item 1.-- Business--Description of Management Services and Agreements" in the Company's 1997 Form 10-K attached hereto as Annex A.

  SHORT-TERM NATURE OF CERTAIN MANAGEMENT CONTRACTS. Holding Co. believes that under certain circumstances the terms of management contracts with respect to facilities, including four facilities managed during Canadian receivership or insolvency proceedings, are subject to cancellation or termination prior to December 31, 2000. See "Item 1.--Business--Description of Management Services and Agreements" in the Company's 1997 Form 10-K attached hereto as Annex A.

  AVAILABILITY OF SKILLED PERSONNEL AND OTHER LABOR. The Company depends upon skilled personnel such as nurses as well as unskilled labor to staff its facilities. In some areas in which the Company operates (particularly rural areas) there is a labor shortage that could have a material adverse effect upon the Company's or Holding Co.'s ability to attract or retain sufficient numbers of skilled personnel and the ability to attract or retain sufficient numbers of unskilled labor at reasonable wages.

  ABILITY TO ACQUIRE ADDITIONAL LONG-TERM CARE FACILITY OPERATIONS. Holding Co. intends to expand its business through the selective acquisition of additional long-term care facility operations. Holding Co.'s prospects for growth are directly affected by its ability to acquire suitable long-term care facility operations, which in turn will depend, among other things, upon its ability to obtain financing, government licenses, certificates of need ("CONS") and approvals, and the competitive environment for acquisitions. The nature of such licenses and approvals and the timing and likelihood of obtaining them vary widely from state to state, depending upon the facility or operation and the type of services proposed. Most states in which the Company operates, and after the consummation of the Transactions the Holding Co. will operate, have statutes that require a prior determination by the appropriate state agency that a need exists for the addition or construction of new beds, the addition of new services, the acquisition of certain medical equipment or certain capital expenditures in excess of defined levels. These CON programs are designed to avoid duplication of health care facilities. Some states also require obtaining an exemption from CON review, or a reclassification of an existing CON, for acquisitions of existing health care facilities. Additionally, prior notification and approval may be required for a "change of ownership," which can include the acquisition of stock, assets or by other means, of an existing health care facility, either through the CON process or the licensure process. Some states have instituted moratoria on new CONs for nursing home bed and other services, or otherwise stated their intent to limit approvals for new beds and such moratoria may affect the ability of the Holding Co. to expand into or acquire operations in those states. In making acquisitions, Holding Co. will compete with other providers, many of which have greater financial resources than Holding Co. There can be no assurance that suitable acquisitions will be identified, that acquisitions can be consummated or that the acquired facility operations can be integrated successfully into Holding Co.'s operations. The various risks associated with Holding Co.'s acquisition of long-term care facility operations and uncertainties regarding the profitability of such operations may affect Holding Co.'s financial performance in any given period.

  WORKERS' COMPENSATION INSURANCE. Canadian employees are covered for workers' compensation as a result of the Company's participation in mandated insurance programs administered by the individual provinces in which the Company operates. U.S. workers' compensation coverage is effected through either an indemnity insurance plan or state-sponsored programs. Texas does not require mandatory workers' compensation for employee-related injuries; therefore, the Company has elected to be a non-subscriber under the workers' compensation laws of Texas. The Company, at its sole discretion, reviews each injury incident and provides medical care and wage replacement appropriate to each situation.

  INSURANCE--RISK MANAGEMENT. The Company utilizes risk management experts in the evaluation of its insurance programs, and management of the Company believes its current insurance coverage level is consistent with industry standards and is appropriate for the risk environment. The Company has established reserves that management believes are adequate to cover self-insured risks of its insurance programs. There can be no assurance that the Company's insurance and reserves will be sufficient to cover any judgments, settlements or costs relating to any pending or future claims or legal proceedings (including any related judgments, settlements or costs) or that any such insurance will be available to the Company in the future on satisfactory terms, if at all. If the insurance and reserves carried by the Company are not sufficient to cover any judgments, settlements or costs relating to pending or future claims or legal proceedings, the Company's business and financial condition could be materially adversely affected. See "Item 1.--Business--Insurance" in the Company's 1997 Form 10-K attached hereto as Annex A. Holding Co. and Atrium intend to evaluate the insurance policies, self insured risks and insurance retentions and the adequacy of any reserves established for such contingent liabilities as well as the propriety of such positions in light of the Company's current financial position.

  FOREIGN CURRENCY TRANSLATION. The Company has obtained its financing primarily in U.S. dollars; however, it incurs revenues and expenses in Canadian dollars with respect to Canadian management activities and operations of the Company's owned and leased facilities located in Canada. Therefore, if the currency exchange rate fluctuates, the Company may experience currency translation gains and losses with respect to the operations of these activities and the capital resources dedicated to their support. While such currency exchange rate fluctuations have not been material to the Company in the past, there can be no assurance that the Company or Holding Co. will not be adversely affected by shifts in the currency exchange rates in the future.

  EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS. Certain provisions of the Company's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law (the "DGCL") may discourage certain transactions involving a change of control. Holding Co. intends for the material legal rights and characteristics of Holding Co. Common Stock to be identical to the greatest extent possible to the existing legal rights and characteristics of the Shares of the Company, except that Holding Co. has no present intention to implement a so-called "poison pill" stockholder rights plan such as the plan contained in the Company's Rights Agreement. Accordingly, Holding Co.'s Certificate of Incorporation and Bylaws will be amended and restated prior to the consummation of the Offer and the Merger into forms which are substantially similar in all material respects (other than the identity of the initial directors) to the Company's Certificate of Incorporation. As a result, the market price of the Holding Co. Common Stock may not benefit from any premium which might occur in anticipation of a threatened or actual change of control.

  DIVIDEND POLICY. The Company and, following the Transactions, Holding Co. intend to retain any earnings to finance the operations and expansion of its business and not to pay dividends.

RISKS RELATING TO THE TRANSACTIONS

  FIXED EXCHANGE RATIO. The Consideration includes one share of Holding Co. Common Stock. This is a fixed exchange ratio and will not be adjusted in the event of any increase or decrease in the market price of the Shares between the date hereof and the Expiration Date. The value of Holding Co. Common Stock issued in the Offer may be higher or lower than the market price of the Shares on the date of this Prospectus. Such variations may be the result of changes in or market assessments of the business, operations or prospects of the Company and/or Holding Co., assessments of the likelihood that the Offer will be consummated and the timing thereof, general market and economic conditions or other factors. The Expiration Date will occur as soon as practicable following the satisfaction or waiver (where permissible) of the conditions to the Offer. Tendering stockholders of the Company are urged to obtain current market quotations for the Shares. See "The Offer--Conditions of the Offer" and "Market Prices and Dividends."

  POTENTIAL INTEGRATION AND RESTRUCTURING COSTS. If the Transactions are consummated, there exists a likelihood that one or more significant charges to operations will be required as a result of rationalizing and integrating operations. These costs may include severance and related employee benefit costs, debt extinguishment costs, and costs associated with change of control agreements, among others. To date, Holding Co.'s access to information related to the Company has been limited to only publicly available information. In addition, publicly available information does not contain sufficient details related to existing severance plans, employee benefit agreements, change of control costs, debt extinguishment provisions or other material contract provisions to enable Holding Co. to quantify the costs associated with business integration and rationalization actions that may be considered by Holding Co.

  CHANGE IN CONTROL PROVISIONS. The Company has employment agreements with certain members of management that provide for the payment to these members of amounts up to 2.5 times their annual base salary in the event of a termination without cause, a constructive discharge (as defined), or upon a change in control of the Company (as defined). According to the Company's 1997 Form 10-K, the maximum contingent liability under these agreements is approximately $1.6 million. In addition, upon the occurrence of any triggering event, certain executives may elect to require the Company to purchase options granted to them for a purchase price equal to the difference between the fair market value of the Company's common stock at the date of termination and the stated option exercise price. The Company has established a Supplemental Executive Retirement Plan (the "SERP") to provide retirement benefits for officers and employees of the Company who have been designated for participation by the President of the Company. If there is a change in control of the Company as defined in the SERP, all participants shall be fully vested, and each participant shall be entitled to receive his or her benefits under the SERP upon termination of employment. To date, Holding Co. has not had access to the materials that would permit Holding Co. to quantify payments that may become due pursuant to the SERP.

  Certain of the leases and related documents between the Company and OHI provide for acceleration of the Company's obligations or an event of default in the event of a change in control. OHI has agreed to consent to the Transactions and waive any non-material defaults resulting solely therefrom.

  The Company's lines of credit generally prohibit mergers involving the Company and certain changes in senior management of the Company. Holding Co. intends to negotiate with the lenders to waive any default resulting from the Transactions or alternatively refinance the outstanding balance thereunder through other lenders based on the financing commitments provided by OWWI and improved prospects for the Company following the Transactions. No assurance can be given at this time that Holding Co. will be able to obtain such waivers from the existing lenders or refinance the balance outstanding under the existing lines of credit on acceptable terms.

  Other than documents filed by the Company with the Commission, Holding Co. has not had access to, and therefore has not been able to review, any of the documents governing any indebtedness of the Company or other material contracts of the Company. Some or all of these documents may contain provisions for acceleration of the Company's indebtedness or obligations upon a change in control of the Company. In such event, Holding Co. may be required to seek additional interim financing from OWWI or other sources.

  RELATIONSHIP WITH ATRIUM AND OWWI. Holding Co. proposes to enter into a management agreement with Atrium pursuant to which Atrium will provide comprehensive "central office" management services to Holding Co. and the Company. Francis J. Crosby, the President and Chief Executive Officer of Holding Co., is the President and Chief Executive Officer of Atrium. John H. Stoddard, the Executive Vice President and Chief Financial Officer of Holding Co., is the Executive Vice President and Chief Financial Officer of Atrium. W. Blaine Sheffield, the Vice President of Operations of Holding Co., is the Vice President of Operations of Atrium. Messrs. Crosby, Stoddard and Sheffield will devote the time they reasonably determine to be necessary to the business and affairs of Holding Co., which will be less than full time since Atrium also manages the business and operations of Essex and manages long-term care facilities for others. The interests of the Holding Co. (and following the Transactions, the Company) could conflict with the interests of Atrium and/or Messrs. Crosby, Stoddard and Sheffield. Decisions with respect to matters involving Holding Co. or the Company, on the one hand, and Atrium or Messrs. Crosby, Stoddard or Sheffield, on the other, will be made by a majority of the Independent Directors.

  OWWI has agreed to purchase up to 819,476 shares of Holding Co. Common Stock for a purchase price of $6.59 per share in connection with the completion of the Offer to fund the expenses incurred in connection with the Transactions. The purchase price for the Holding Co. Common Stock equals the average closing sale price for the Shares as reported on the NYSE Composite Tape for the 20 trading days immediately preceding August 27, 1998, the filing date of the Registration Statement of which this Prospectus is a part. OWWI has also committed to purchase, at the option of the Independent Directors of Holding Co. within two years of the completion of the Offer, up to $5.0 million of Debentures, convertible into Holding Co. Common Stock at a conversion price that would represent a premium of at least 22.5% over the then current market price per share of Holding Co. Common Stock. In addition, prior to commencing the Offer Holding Co. will obtain commitments for an additional $15.0 million of Convertible Financing from OWWI or other investors identified by OWWI. See "Financing Commitments." Assuming (i) all the outstanding Shares are exchanged for Holding Co. Common Stock in the Offer and (ii) the Independent Directors of Holding Co. call for OWWI to purchase all 819,476 shares of Holding Co. Common Stock and all $5.0 million of Debentures as of the completion of the Offer, OWWI would beneficially own approximately 21.0% of the outstanding Holding Co. Common Stock on a pro forma basis, including the Holding Co. Common Stock issuable upon conversion of $5.0 million principal amount of Debentures. Essel W. Bailey, Jr. is a director nominee of Holding Co. and the Chairman, President and Chief Executive Officer of OWWI. Decisions with respect to matters involving Holding Co. or the Company, on the one hand, and OWWI or its affiliates, on the other, will be made by a majority of the Independent Directors.

  The Company leases 30 long-term care facilities from OHI. For the year ended December 31, 1997, the Company's patient and resident revenues from the facilities leased from OHI were approximately $90.7 million, representing 49.8% of the Company's revenues for 1997. Four additional facilities leased by the Company are subject to a participating mortgage in favor of OHI. Holding Co. anticipates that OHI may provide additional financing to the Company following the Transactions with the approval of the Independent Directors. The interests of Holding Co. (and following the Transactions, the Company) could conflict with the interests of OHI as a lessor and mortgagor to the Company. See "--Cross Defaults under Lease Agreements and Participating Mortgage" and see "Item 1.--Business--Description of Lease Agreements" in the Company's 1997 Form 10-K attached hereto as Annex A. Decisions with respect to matters involving Holding Co. or the Company, on the one hand, and OHI or its affiliates, on the other, will be made by a majority of the Independent Directors.

  ABSENCE OF PREVIOUS MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICES. Prior to the completion of the Offer, there has been no public market for the Holding Co. Common Stock, the American Stock Exchange, or the Nasdaq Stock Market, there can be no assurance that an active trading market will develop or be sustained after the Offering. After completion of the Offer, the market price of the Holding Co. Common Stock could be subject to significant fluctuations in response to various factors and events, including the depth and liquidity of the market for the Holding Co. Common Stock, variations in the Holding Co.'s operating results, litigation, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or long-term care businesses in particular or changes in general market conditions.

                             REASONS FOR THE OFFER

  Holding Co. believes that the benefits of the Transactions include the following:

  . IMMEDIATE CAPITAL INFUSION. As part of the proposed transaction, OWWI or other investors identified by OWWI will provide Holding Co. and its affiliates up to $20.0 million of convertible debt financing, the proceeds of which would be used to:

    (i) partly repay and refinance the maturing $34.1 million Pierce Acquisition bridge loan; see "Risk Factors--Ability to Pay Debt Due in 1999";

    (ii) partly repay and refinance the Company's $11.25 million working capital line, which was fully drawn (including the $1.25 million temporary "overline" increase) as of August 12, 1998;

    (iii) finance capital expenditures for which the Company currently lacks the needed funds; and

    (iv) fund severance payments under existing employment agreements and fees and expenses related to the Transactions.


  . ENHANCED MANAGEMENT TEAM AND BOARD OF DIRECTORS. The depth and capabilities of the Company's management team and Board of Directors would be significantly augmented by the experienced Atrium management team as well as by directors provided by OWWI with established track records for creating stockholder value.

  . STRATEGIC RELATIONSHIP. The proposed transaction would serve to establish a strategic relationship with OWWI that would provide the Company with access to, and disciplined financial and strategic analysis of, potential acquisition, growth and financing opportunities not otherwise available to the Company.

  . GROWTH STRATEGY. Once recapitalized and the proposed management changes have been instituted, the Company will be positioned as a viable platform to participate actively in the on-going consolidation of the long-term care industry.

HISTORICAL CHALLENGES

  The Company encountered significant operating and financial issues during 1997 when two facilities located in Mobile, Alabama were decertified from participation in the Medicare and Medicaid programs in Alabama for 69 days and 91 days, respectively. In the Company's 1997 Form 10-K, the Company states that "[t]he Company's 1997 operating results were PROFOUNDLY affected by regulatory issues in the State of Alabama." See "Item 1.--Business--Material Corporate Developments--Regulatory Issues" in the Company's 1997 Form 10-K attached hereto as Annex A (emphasis added).

  Holding Co. believes that the issues encountered in Alabama were the result, in part, of the failure to develop and implement appropriate internal systems and controls to monitor the operations of the Company's various facilities and to ensure compliance with increasingly stringent regulatory requirements regarding quality of care. As a result of the Company's relatively small operational platform, the consequences of the issues encountered in Alabama were severe from an operating perspective and had a material adverse effect on the Company's results of operations for the year ended December 31, 1997. The Company further disclosed the following:

    As a result of the lost revenues from the Medicare and Medicaid programs (including charity care provided to continuing patients who had been admitted under those programs), census declines and expenditures incurred in response to the survey issues (including fines and penalties), THE COMPANY EXPERIENCED AN ESTIMATED NEGATIVE IMPACT ON 1997 EARNINGS OF APPROXIMATELY $2.3 MILLION AFTER TAXES, OR APPROXIMATELY $0.44 PER SHARE. The pre-tax impact of these events [which total approximately $3,655,000] in the State of Alabama can be quantified as follows:

  --Lost revenue of $1.9 million, of which more than $950,000 represented charity care for patients the Company elected not to discharge during the decertification period

  --Region-wide increases in staffing at all Alabama facilities with a cost of more than $700,000

  --Direct costs relative to consultants, attorneys, and fines totaling
  $580,000

  --Other related expenses of approximately $475,000

See "Item 1.--Business--Material Corporate Developments--Regulatory Issues" in the Company's 1997 Form 10-K attached hereto as Annex A (emphasis added).

CURRENT CHALLENGES

  The Company's operational and management challenges have continued. In its May 7, 1998 press release and related conference call with investors and industry analysts announcing results for the quarter ended March 31, 1998, the Company disclosed that:

  .census levels in Alabama had not returned to historical levels as anticipated;
  . the Company had incurred for the first time a loss of $300,000 with respect to its Tennessee operations; and
  . the Company will likely incur a charge in 1998 of approximately $1.0 to $1.5 million in connection with the closing of regional offices, the relocation and reduction of accounting personnel and other costs associated with the conversion to a new management information system.

See "Background."

  In the Company's Second Quarter Form 10-Q, the Company reported a loss of $.06 per Share for the second quarter of 1998 including a charge of $1.5 million classified by the Company as non- recurring. For the six months ended June 30, 1998, the Company reported net revenues of $104.2 million reflecting an increase of 18.8% over net revenues for the comparable prior year period. Yet, net income for the six months ended June 30, 1998, before charges classified as non-recurring, was $958,000, or $0.18 per Share, compared to net income of $2.6 million, or $0.49 per Share for the same period in 1997. THUS NET INCOME FOR THE FIRST SIX MONTHS IN 1998 HAS DECLINED BY MORE THAN 60% FROM THE EARNINGS FOR THE COMPARABLE 1997 PERIOD DESPITE AN 18.8% INCREASE IN NET REVENUES. The Company's Second Quarter Form 10-Q also discloses that:

    . the previously decertified Alabama facilities had only recovered approximately two-thirds of the occupancy decline experienced during the decertification;

    .the maturity of the $34.1 Pierce Bridge Loan was extended to July
       1999(*);

    . the Company had drawn the full amounts available under its $10.0 million working capital line of credit as well as the $1.25 million temporary "overline" increase in its working capital line of credit as of August 12, 1998;

    . as of August 14, 1998 (the deadline for the timely filing of the Company's Second Quarter Form 10-Q), the Company obtained a further increase in the temporary "overline" to $4.0 million, with all borrowings thereunder due January 15, 1999; and

    . the Company anticipates capital expenditures during 1998 for improvements and equipment of approximately $7.0 million (including $2.9 million for "non-routine projects" and $1.5 million for management information systems, as compared to $2.4 million to $3.0 million of capital expenditures in each of the three preceding years).

  The Company's operational challenges are compounded by the significant amount of debt scheduled to mature in coming months. The Company is obligated to make principal payments ofapproximately $50.0 million in 1998 and 1999, including approximately $34.1 million in July 1999* to repay the Pierce Bridge Loan. Borrowings under the Company's $10.0 million working capital line of credit (which was fully drawn as of August 12, 1998) and $4.0 "overline" increase are due in December 1999 and January 1999, respectively. THE COMPANY'S PUBLIC FILINGS FAIL TO DEMONSTRATE SUFFICIENT CAPITAL RESOURCES TO FUND ITS DEBT MATURING IN 1999 AS WELL AS ITS ANTICIPATED CAPITAL EXPENDITURES FOR 1998. IN THE EVENT THE TRANSACTIONS ARE NOT COMPLETED, HOLDING CO. BELIEVES THE COMPANY MAY BE REQUIRED TO SEEK ADDITIONAL FINANCING FROM SOURCES THAT HAVE NOT BEEN PUBLICLY IDENTIFIED.

  Holding Co. believes that the foregoing operational difficulties and highly leveraged balance sheet have contributed to the substantial deterioration in the price of the Shares. Through the Equity

Financing and Convertible Financing, the Transactions would provide the Company a much needed capital infusion to address upcoming debt maturities and fund capital expenditures.
----------
(*) Notwithstanding the disclosure in the Company's Second Quarter Form 10-Q, definitive documents filed as exhibits to the Company's Second Quarter Form 10--Q provide for an extension of maturity only to APRIL 1, 1999.

FUTURE CHALLENGES

  The long-term care market in the United States today is characterized by dramatic changes in both the identity of the participants in the market as well as the regulatory and reimbursement environment in which the various participants operate. In addition to extensive government health care regulation, there are numerous initiatives on the federal and state levels for reforms affecting the payment for and availability of health care services. The recently enacted Balanced Budget Act seeks to achieve a balanced federal budget by, among other things, reducing federal spending on the Medicare and Medicaid programs. The law contains numerous changes in the methodology of Medicare payments to nursing homes and, among other things, repeals the federal payment standard for Medicaid nursing facilities and hospitals. Recently, additional initiatives seeking to ensure and, where appropriate, improve the quality of care provided to patients through more frequent and aggressive surveys of health care facilities have been announced. Holding Co. believes that concern about the potential effects of health care legislation and budget reduction measures as well as the recent intense scrutiny of the industry in general coupled with the Company's recent regulatory and continuing financial challenges in particular has contributed to the significant decline in the price of the Shares from a high of $12.875 on October 6, 1997 to a low of $5.625 on August 6, 1998. Holding Co. believes that these factors may profoundly limit the Company's access to capital which could, in turn, make it difficult for the Company to refinance the $34.1 million Pierce Bridge Loan and the temporary "overline" line of credit that become due on or before July 1999.

  Holding Co. does not believe that the Company's current portfolio of assets constitutes a viable platform from which to conduct operations in a competitive manner in light of the changing nature of the market in which the Company competes. In addition, Holding Co. believes that the Company's current management team would benefit from the focus and experience that could be obtained by contracting with Atrium for the provision of certain services such as those that would be provided pursuant to the proposed Management Agreement. See "Certain Information Regarding Holding Co.--Management--Management Agreement." Furthermore, the experience and vision provided by Atrium could facilitate the Company's ability to address the challenges posed by certain impending changes in regulatory and reimbursement environment applicable to Medicare and Medicaid patients. The access to capital and growth opportunities provided by OWWI would facilitate the development of a larger operational platform that would enable the Company to benefit from enhanced economies of scale that will become increasingly important under the prospective payment reimbursement system.

  Since January 1997, a number of transactions have occurred among participants in the long-term care industry. Many of these transactions have reflected a trend toward consolidating the markets secured by the various providers as well as broadening the scope of ancillary services that these providers can offer to patients in their respective facilities to facilitate their ability to operate profitably under a prospective payment reimbursement system.

STRATEGIES TO ADDRESS CURRENT AND FUTURE CHALLENGES

   To compete effectively in the consolidating market requires that the Company possess the management capability to develop and implement the systems and procedures required to respond to the changing competitive and reimbursement environment as well as managing the delivery of services in a manner that meets an increasingly complex and rigorous array of regulatory requirements. Furthermore, the Company must also have the ability to identify, analyze, structure and finance appropriate acquisition, investment and other growth opportunities. By leveraging the acquisition, financial and other strategic opportunities for growth that would be available to the Company as a result of a strategic relationship with OWWI, the Company would be able to expand its operational platform, attract "patient" equity with a longer investment time horizon and restructure a portion of its balance sheet on attractive terms, thereby reducing its potential exposure to adverse financial consequences resulting from unforeseen disruptions that may be encountered in the future as a result of the evolving regulatory, competitive and reimbursement environment. Holding Co. believes that the Transactions will also provide the Company with access to management services from Atrium that will have an intense "turn-around" focus that is required to move the Company's stagnant business in a positive direction.

  Atrium intends to spend substantial time during the first year of operation following the consummation of the Offer and the Merger analyzing the Company's operations to evaluate the performance of each of the Company's facilities. In addition, Atrium will evaluate the basis on which the Company currently provides its ancillary services such as pharmaceutical supplies and services and rehabilitation therapy with a view to determining whether such services can be provided more efficiently to maximize the benefits inherent in the prospective payment reimbursement methodology that is currently being phased in as a result of the enactment of the Balanced Budget Act. Holding Co. believes that Atrium's industry experience will also enable Atrium to provide the Company with additional services not available internally at the Company for a cost less than the cost the Company would incur if it were to undertake to provide such services directly. As a result of Atrium's operating experience and focused analysis of the Company's current operations, Holding Co. also believes that Atrium will be able to implement appropriate internal systems and procedures designed to address the requirements of the increasingly complex regulatory environment to avoid a recurrence of issues such as those encountered in Alabama in 1997 and will, as a consequence, position the Company as a viable platform for growth.

  In addition to the foregoing, OWWI will work through Atrium to provide the Company with access to acquisition and other growth opportunities that would not otherwise be available to the Company. OWWI possesses the financial expertise to identify, analyze and structure acquisition opportunities that will facilitate the Company's ability to build a larger platform of operations over which to spread the anticipated increased costs associated with the operation of a long-term care business under a prospective payment reimbursement system. OWWI also has access to capital sources that will be required to assist the Company both in the financing of future acquisition and other growth opportunities as well as in its efforts to restructure its current debt burden of approximately $50 million that matures in 1998 and 1999.

                               -----------------

  HOLDING CO. BELIEVES THAT THE OFFER IS IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS BECAUSE, AMONG OTHER THINGS, THE CONSIDERATION WILL ALLOW STOCKHOLDERS OF THE COMPANY TO REALIZE A CASH PAYMENT ON THEIR SHARES IMMEDIATELY, WHILE CONTINUING, THROUGH THEIR OWNERSHIP OF HOLDING CO. COMMON STOCK, TO PARTICIPATE IN THE FUTURE GROWTH OF THE COMPANY'S BUSINESS UNDER THE DIRECTION OF A MANAGEMENT TEAM COMPRISED OF INDIVIDUALS AND ORGANIZATIONS WITH ESTABLISHED RECORDS FOR PROFITABLE OPERATIONS AND BUILDING STOCKHOLDER VALUE.

                            BACKGROUND OF THE OFFER

  On February 13, 1998, Messrs. Bailey and Crosby met with Dr. Birkett for the purpose of introducing Mr. Crosby to Dr. Birkett and providing an opportunity for Dr. Birkett and Mr. Crosby to become familiar with the business and operations of Essex and the Company, respectively. Following the initial introductory meeting, Messrs. Crosby and Bailey met with Dr. Birkett to provide detailed information on various alternatives to address and resolve the strategic operational, financial and management challenges facing the Company.

  Mr. Crosby and Dr. Birkett met again on March 23, 1998 to discuss a variety of matters including the Company's operations in Canada, key members of the Company's management team, the status of the integration of the recently acquired Pierce operations and a possible sale of the Company. During the course of this meeting, Dr. Birkett stated that he believed that although the Company's operational difficulties in Alabama had continued longer than he initially anticipated, he believed such issues had been resolved. As a result, Dr. Birkett believed that the Company's Board of Directors would not entertain a cash offer to acquire the Company unless the offer contemplated a price of at least $15.00 per Share. Mr. Crosby expressed doubt that a price of $15.00 per Share was economically viable given the Company's recent operating results and likely future prospects.

  Mr. Crosby suggested the possibility of engaging in a leveraged recapitalization of the Company whereby a substantial portion of the Shares would be acquired for cash at a premium over the then prevailing market price and Essex would merge with the Company. Mr. Crosby noted that such a transaction would have the added benefits of increasing the depth and capabilities of the Company's management team while enabling the Company to continue, to a limited extent, as a publicly traded entity, which would facilitate its access to capital and provide additional flexibility in structuring future acquisitions. Dr. Birkett asked Mr. Crosby to submit further explanation and a specific proposal regarding such a transaction.

  In April 1998, Dr. Birkett informed Mr. Crosby that the Company was evaluating alternatives to refinance its $34.1 million Pierce Bridge Loan scheduled to mature by January 1999 including a possible underwritten offering of convertible debt securities. Dr. Birkett invited Messrs. Bailey and Crosby to submit a proposal to provide financing to facilitate the Company's efforts to refinance a portion of such indebtedness. In connection with the foregoing, Messrs. Bailey and Crosby met with representatives of Schroder to analyze the Company's operations, financial condition, recent operating results and likely prospects and to evaluate the Company's financing requirements.

  On April 23, 1998, Messrs. Bailey and Crosby met with Dr. Birkett to discuss two alternative proposals. The first alternative contemplated a combination of the Company and Essex in a stock-for-stock merger in which Essex stockholders would receive Shares. Simultaneously with the proposed combination, OHI would purchase up to $20.0 million of convertible subordinated debentures to be issued by the Company. Messrs. Bailey and Crosby believed that the advantages of this strategic alternative included, among others, (i) strengthening the Company's base of facilities to attain "critical mass," (ii) entering a complementary regional market, (iii) increasing the depth and capabilities of the Company's senior management team, and (iv) providing access to additional capital on attractive terms to finance growth.

  The second strategic alternative contemplated a leveraged recapitalization of the Company financed by an equity investment by OWWI, followed immediately by a merger with Essex. In the leveraged recapitalization, approximately 90% of the outstanding Shares would be repurchased for cash at an implied price of approximately $11.00 per Share, which represented a premium of approximately 21% over the then prevailing price of the Shares as reported on the NYSE Composite Tape. Messrs. Bailey and Crosby believed that in addition to the advantages inherent in the first alternative, the advantages of the leveraged recapitalization included (i) providing an opportunity for the Company's stockholders to receive a cash payment at a premium for a significant percentage of their Shares, (ii) providing an infusion of new, "patient" equity to support future growth, and (iii) enhancing short-term operating flexibility by minimizing the Company's exposure to the pressures of the public market.

  Messrs. Bailey and Crosby indicated that both proposals were predicated on their understanding (based on assurances previously given by Dr. Birkett) that
(i) the Company's management had resolved the operational issues that the Company had encountered in 1997 resulting in the decertification of two of the Company's facilities in Mobile, Alabama from participation in the Medicare and Medicaid programs for 69 days and 91 days, respectively, (ii) the average occupancy levels for the previously decertified Alabama facilities would return to the 85%--90% range by late April or early May 1998, and (iii) the Company's quarterly earnings would return to the level of approximately $0.22 to $0.24 per Share during the second quarter of 1998. Messrs. Bailey and Crosby noted that as a result of a number of factors, primarily the issues that had arisen in Alabama, the Company's quarterly earnings for the quarters ended September 30, 1997 and December 31, 1997 had fallen to $0.06 and $0.02 per Share, respectively.

  Dr. Birkett informed Messrs. Bailey and Crosby that their proposal regarding a leveraged recapitalization at an implied price of approximately $11.00 per Share was inadequate. Dr. Birkett stated his belief that a sale of the Company was premature since the prevailing price for Shares did not reflect the fair value of the Company. However, Dr. Birkett invited Messrs. Bailey and Crosby to submit supplemental information regarding the terms upon which Atrium would be willing to assist the Company in its efforts to refinance a portion of its $34.1 million in outstanding indebtedness that was then scheduled to mature in eight months.

  On April 30, 1998, Mr. Crosby submitted a supplemental proposal to Dr. Birkett that contemplated a combination of the Company and Essex (in which the stockholders of Essex would receive Shares) and a simultaneous purchase by OWWI of $20.0 million of 7% debentures that would be convertible into Shares of the Company at a price of $11.50 per Share, representing a premium of 26% over the then prevailing market price for the Shares of $9.125 as reported on the NYSE Composite Tape. The proposed debentures were contemplated to be unsecured obligations of the Company and would not be redeemable for three years following issuance. In addition, OWWI would commit to purchase an additional $20.0 million of such debentures at the Company's option at any time during the one year period commencing 90 days following the completion of the transaction. In connection with the foregoing, each of OWWI, on the one hand, and the former stockholders of Essex, on the other hand, would have the right to designate two members of the Company's seven-person Board of Directors.

  Following receipt of the April 30 proposal, Dr. Birkett informed Mr. Crosby that he was not inclined to consider the proposal because the director designation requirement would give OWWI and the former Essex stockholders the ability to designate a majority of the Company's Board of Directors. Subsequently, in a conference call with investors and industry analysts immediately following the announcement on May 7, 1998 of the Company's earnings of $0.07 per Share for the quarter ended March 31, 1998, the Company disclosed that (i) the Company's Alabama operations had incurred a $500,000 loss, (ii) Alabama occupancy levels were not expected to return to historical levels until the third quarter of 1998, rather than by April or early May 1998 as previously anticipated, (iii) the Company had incurred for the first time a loss of approximately $300,000 relating to its operations in Tennessee, and
(iv) the Company would be incurring a charge of approximately $1.0 to $1.5 million in connection with the closing of regional offices, the relocation and reduction of accounting personnel and other costs associated with the conversion to a new management information system.

  On or about May 11, 1998, Dr. Birkett contacted Mr. Crosby and informed him that he would present the proposal to the Company's Board of Directors at the Board meeting that was scheduled to be held immediately following the completion of the Company's Annual Meeting of Stockholders on

May 15, 1998. Following the May 15th meeting of the Company's Board of Directors, Dr. Birkett contacted Mr. Crosby and informed him that the Company's directors had determined that they were not interested in the proposal because of the resulting change in a majority of the Company's Board of Directors.

  There has not been any further discussion between the Company and any of Messrs. Crosby, Bailey, Atrium or OWWI since May 1998. However, as the prevailing market price for the Shares declined and the Company's poor financial performance and operational challenges continued, Holding Co. retained Schroders, as financial advisors, and Powell, Goldstein, Frazer & Murphy LLP, as legal advisors, to analyze alternatives pursuant to which Holding Co. could either acquire the Company or otherwise acquire management control over the Company's operations.

  HOLDING CO.'S OBJECTIVE IS TO ESTABLISH A PLATFORM UPON WHICH TO BUILD AN INTEGRATED LONG-TERM CARE NETWORK THROUGH SELECTED ACQUISITION OPPORTUNITIES.

  HOLDING CO. BELIEVES THAT THE MUCH NEEDED CAPITAL INFUSION, ENHANCED MANAGEMENT, ACCESS TO CAPITAL AND STRATEGIC INDUSTRY RELATIONSHIPS PROVIDED BY THE TRANSACTIONS AND HOLDING CO.'S STRATEGIC RELATIONSHIP WITH OWWI WILL SIGNIFICANTLY ENHANCE THE COMPANY'S ABILITY TO IDENTIFY, STRUCTURE, FINANCE AND COMPLETE FUTURE ACQUISITIONS.

  Holding Co. has determined not to pursue a cash purchase of the Company, because Holding Co. believes its status as a public company following completion of the Transactions will facilitate its ability to implement its business plan since it will possess improved access to capital and enhanced flexibility in structuring subsequent transactions.

                                   THE OFFER

GENERAL

  Holding Co. hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange the Consideration for each outstanding Share validly tendered on or prior to the Expiration Date and not withdrawn. The Consideration consists of $1.00 in cash and one share of Holding Co. Common Stock. The Offer is currently scheduled to expire at 12:00 midnight, New York City time on September , 1998; however, it is Holding Co.'s current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "--Extension, Termination and Amendment."

  Tendering stockholders will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. Except as set forth in the instructions to the Letter of Transmittal, transfer taxes on the exchange of Shares pursuant to the Offer will be paid by or on behalf of Holding Co.

  The purpose of the Offer is to enable Holding Co. to obtain control of, and ultimately the entire equity interest in, the Company. Holding Co. presently intends, as soon as practicable after consummation of the Offer, to seek to have the Company effect the Merger. In the Merger, each outstanding Share (other than Shares owned by Holding Co. or any of its affiliates, Shares held in the Company's treasury or by any subsidiary of the Company and Shares owned by the Company's stockholders who perfect dissenters' rights under Delaware law) would be converted into the right to receive the Consideration. See "The Merger."

  Holding Co.'s obligation to exchange the Consideration for Shares pursuant to the Offer is conditioned on the satisfaction of the Minimum Tender Condition, the Rights Plan Condition, the Business Combination Statutes Condition, and the other conditions as set forth under "--Conditions of the Offer."

  According to the Company's Second Quarter Form 10-Q, as of August 12, 1998, there were 5,398,710 Shares outstanding. Holding Co. owns 1,250 Shares as of the date hereof. Immediately following consummation of the Merger, and after giving effect to the issuance of Holding Co. Common Stock in the Offer and the Merger and to OWWI pursuant to the Equity Financing but not the Convertible Financing current stockholders of the Company (other than Holding Co. or OWWI) would own approximately 13% of the then outstanding shares of Holding Co. Common Stock. If 66 2/3% of the Shares are purchased in the Offer, such ownership percentage would be approximately 71% immediately following consummation of the Offer and after giving effect to the issuance of Holding Co. Common Stock in the Offer and the Equity Financing, and before giving effect to the Merger and the Convertible Financing.

  Holding Co. intends to request use of the Company's stockholder list and security position listings for the purpose of communications with stockholders and disseminating the Offer to holders of Shares. This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

THE RIGHTS

  No separate payment will be made by Holding Co. for the Rights pursuant to the Offer. Stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares. The Rights are currently evidenced by the certificates for the Shares and the tender by a stockholder of his or her Shares prior to the Distribution Date will also constitute a tender of the associated Rights. The "Distribution Date" is defined as the earlier of the following dates (or such later date as may be determined by the board of directors upon a majority of the continuing directors): (i) the close of business on the tenth day following a public announcement that a person has acquired beneficial ownership of 15% or more of the outstanding Shares (an "Acquiring Person"); or (ii) the close of business on the tenth business day (or such later date as the Board may determine prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer which would result in the person making the offer becoming an Acquiring Person (irrespective of whether any Shares are actually purchased pursuant to such offer). As soon as practicable after the Company has notified the Rights Agent of the occurrence of the Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to holders of record of the Shares as of the close of business on the Distribution Date and such separate Rights certificates alone will evidence the Rights. The Distribution Date will occur on the tenth business day following the commencement by Holding Co. of the Offer unless prior to such date the Board of Directors of the Company determines to extend the Distribution Date to a later date.

  If the Distribution Date occurs and separate certificates representing the Rights are distributed by the Company or the Rights Agent to holders of Shares prior to the time that a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Exchange Agent, or, if available, a Book-Entry Confirmation (as defined in "--Procedure for Tendering" below) must be received by the Exchange Agent with respect thereto, in order for such Shares to be validly tendered. If a Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to the stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described under "--Procedure for Tendering" below.

EXTENSION, TERMINATION AND AMENDMENT

  Holding Co. expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in "--Conditions of the

Offer" shall have occurred or shall have been determined by Holding Co. to have occurred, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension will be announced no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that Holding Co. will exercise its right to extend the Offer. However, it is Holding Co.'s current intention to extend the Offer until all conditions to the Offer have been satisfied or waived. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw his or her Shares. See "--Withdrawal Rights."

  Subject to the applicable rules and regulations of the Commission, Holding Co. also reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for exchange of, or, regardless of whether such Shares were theretofore accepted for exchange, exchange of any Shares pursuant to the Offer, or to terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied, and
(ii) to waive any condition (other than the condition relating to the effectiveness of the Registration Statement) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Holding Co. may choose to make any public announcement, Holding Co. shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  Holding Co. confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Holding Co. will extend the Offer to the extent required under the Exchange Act. If, prior to the Expiration Date, Holding Co. shall increase or decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such increase or decrease will be applicable to all holders whose Shares are accepted for exchange pursuant to the Offer, and, if at the time notice of any such increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

EXCHANGE OF SHARES; DELIVERY OF HOLDING CO. COMMON STOCK AND CASH
CONSIDERATION

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Holding Co. will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, Holding Co. expressly reserves the right to delay acceptance for exchange or the exchange of Shares in order to comply with any applicable law. In all cases, exchange of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares in the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

  For purposes of the Offer, Holding Co. will be deemed to have accepted for exchange Shares validly tendered and not withdrawn as, if and when Holding Co. gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares pursuant to the Offer. Delivery of the Consideration in exchange for Shares pursuant to the Offer, and cash in lieu of fractional shares of Holding Co. Common Stock, will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering stockholders for the purpose of receiving the Consideration and cash to be paid in lieu of fractional shares of Holding Co. Common Stock from Holding Co. and transmitting the Consideration and cash to tendering stockholders. Under no circumstances will interest with respect to fractional shares be paid by Holding Co. by reason of any delay in making such exchange.

  If any tendered Shares are not accepted for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered or are exchanged, certificates for such unexchanged Shares will be returned without expense to the tendering stockholder or, in the case of Shares tendered by book-entry transfer of such Shares into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures set forth below under "--Procedure for Tendering," such Shares will be credited to an account maintained within the Book-Entry Transfer Facility as soon as practicable following expiration or termination of the Offer.

CASH IN LIEU OF FRACTIONAL SHARES OF HOLDING CO. COMMON STOCK

  No certificates representing fractional shares of Holding Co. Common Stock will be issued pursuant to the Offer. In lieu thereof, each tendering stockholder who would otherwise be entitled to a fractional share of Holding Co. Common Stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the closing price for shares of Holding Co. Common Stock on the NYSE Composite Tape on the date such stockholder's Shares are accepted for exchange by Holding Co.

WITHDRAWAL RIGHTS

  Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by Holding Co. for the Consideration pursuant to the Offer, may also be withdrawn at any time after
    , 1998.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus, and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares.

  The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution") unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth below under "--Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Holding Co., in its sole discretion, which determination shall be final and binding. Neither Holding Co., the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described under "--Procedure for Tendering" at any time prior to the Expiration Date.

  A withdrawal of Shares shall also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn.

PROCEDURE FOR TENDERING

  For a stockholder validly to tender Shares pursuant to the Offer, (i) a properly completed and duly exercised Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and either certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender received (such confirmation, a "Book-Entry Confirmation")), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent, and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Holding Co. may enforce such agreement against such participant.

  Stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights. If the Distribution Date occurs and separate certificates representing the Rights are distributed by the Company or the Rights Agent to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Exchange Agent, or, if available, a Book-Entry Confirmation received by the Exchange Agent with respect thereto, in order for such Shares to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. If Rights certificates are distributed but are not available to a stockholder prior to the time Shares are tendered pursuant to the Offer, a tender of Shares constitutes an agreement by the tendering stockholder to deliver to the Exchange Agent pursuant to the guaranteed delivery procedure described below, prior to the expiration of the period to be specified in the Notice of Guaranteed Delivery and the related Letter of Transmittal for delivery of Rights certificates or a Book-Entry Confirmation for

Rights (the "Rights Delivery Period"), Rights certificates representing a number of Rights equal to the number of Shares tendered. If Rights certificates are distributed, Holding Co. will distribute a separate letter of transmittal for such Rights certificates. If Rights certificates are tendered separately from Shares, then a properly completed letter of transmittal for Rights certificates (or manually executed facsimile thereof) must be submitted with respect to such Rights. Holding Co. reserves the right to require that it receive such Rights certificates (or a Book-Entry Confirmation with respect to such Rights) prior to accepting Shares for exchange.

  Nevertheless, Holding Co. will be entitled to accept for exchange Shares tendered by a stockholder prior to receipt of the Rights certificates required to be tendered with such Shares or a Book-Entry Confirmation for such Rights and either (i) subject to complying with applicable rules and regulations of the Commission, withhold payment for such Shares pending receipt of the Rights certificates or a Book-Entry Confirmation for such Rights or (ii) exchange Shares accepted for exchange pending receipt of the Rights certificates or a Book-Entry Confirmation for such Rights in reliance upon the guaranteed delivery procedure described below. In addition, after expiration of the Rights Delivery Period, Holding Co. may instead elect to reject as invalid a tender of Shares with respect to which Rights certificates or a Book-Entry Confirmation for an equal number of Rights have not been received by the Exchange Agent. Any determination by Holding Co. to make payment for Shares in reliance upon such guaranteed delivery procedure or, after expiration of the Rights Delivery Period, to reject a tender as invalid, shall be made, subject to applicable law, in the sole and absolute discretion of Holding Co.

  The Exchange Agent will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of the mailing of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth on the back cover of this Prospectus prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. No assurance can be given, however, that book-entry delivery of Rights will be available. If book-entry delivery is not available, a tendering stockholder will be required to tender Rights by means of delivery of Rights certificates or pursuant to the guaranteed delivery procedure set forth below.

  Signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution, except in cases in which Shares are tendered (i) by a registered holder of Shares (including any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Shares) who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

  If the certificates for Shares or Rights (if any) are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unexchanged Shares or Rights (if any) are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS

AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or such stockholder cannot deliver the certificates and all other required documents to the Exchange Agent prior to the Expiration Date or such stockholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (a) such tenders are made by or through an Eligible Institution;

    (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Holding Co., is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

    (c) the certificates for all tendered Shares (or a confirmation of a book-entry transfer of such securities into the Exchange Agent's account at the Book-Entry Transfer Facility as described above), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  In all cases, exchanges of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for Shares (or timely confirmation of a book-entry transfer of such securities into the Exchange Agent's account at the Book-Entry Transfer Facility as described above), properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), or an Agent's Message in connection with a book-entry transfer, and any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or confirmations of book-entry transfers of such Shares are actually received by the Exchange Agent.

  By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of Holding Co. as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for exchange by Holding Co. and with respect to any and all other Shares and other securities issued or issuable in respect of the Shares from and after the date of this Prospectus. Such appointment is effective, and voting rights will be effected, when and only to the extent that Holding Co. deposits the Consideration for Shares tendered by such stockholder with the Exchange Agent. All such proxies shall be considered coupled with an interest in the tendered Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by such stockholder will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). Holding Co.'s designees will, with respect to the Shares for which the appointment is effective, be empowered, among other things, to exercise all voting and other rights of such stockholder as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Company stockholders, by written consent in lieu of any such meeting or otherwise. Holding Co. reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Holding Co.'s exchange of such Shares, Holding Co. must be able to exercise full voting rights with respect to such Shares.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares will be determined by Holding Co., in its sole discretion, which determination shall be final and binding. Holding Co. reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of Holding Co.'s counsel, be unlawful. Holding Co. also reserves the absolute right to waive any of the conditions of the Offer (other than the condition relating to the effectiveness of the Registration Statement), or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities in such tender have been cured or waived. Neither Holding Co., the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. Holding Co.'s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

  The tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Company stockholder and Holding Co. upon the terms and subject to the conditions of the Offer.

FEDERAL INCOME TAX WITHHOLDING AND BACKUP WITHHOLDING

  To prevent backup U.S. federal income tax withholding equal to 31% of the gross proceeds (i.e., Holding Co. Common Stock and cash) payable pursuant to the Offer and the Merger, each stockholder who does not otherwise establish an exemption from backup withholding must notify the Exchange Agent of such stockholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing, under penalties of perjury, a Substitute Form W-9 included in the Letter of Transmittal. Noncorporate foreign stockholders should generally complete and sign a form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Exchange Agent, in order to avoid backup withholding. As more fully described below, in the case of a foreign stockholder, even if such stockholder has provided the required certification to avoid backup withholding, the Exchange Agent will withhold 30% of certain cash payments made pursuant to the Offer and the Merger unless a reduced rate of withholding or an exemption from withholding is applicable.

  The Exchange Agent will withhold U.S. federal income taxes equal to 30% of the Holding Co. Cash payable to foreign stockholders in the Offer and the Merger unless Holding Co. and the Exchange Agent determine that (i) a reduced rate of withholding is available pursuant to a tax treaty or (ii) an exemption from withholding is applicable because such gross cash proceeds are effectively connected with the conduct of a trade or business within the United States. For these purposes, a foreign stockholder is any stockholder other than a United States Person (as defined below in "--Certain Federal Income Tax Consequences"). In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the Exchange Agent before any payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross cash proceeds received from Holding Co. pursuant to the Offer and the Merger are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Exchange Agent before any payment a properly completed and executed IRS Form 4224. Holding Co. and the Exchange Agent will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance thereon is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "substantially disproportionate" or "meaningful reduction" tests of Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), as modified and applied under Section 304 of the Code (see "--Certain Federal Income Tax Consequences--Stockholders Owning Both Shares and Holding Co. Common Stock"), or such stockholder is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes the material anticipated U.S. federal income tax consequences of the Offer and the Merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's particular circumstances, and may not apply to Company stockholders in special tax situations (such as insurance companies, regulated investment companies, financial institutions, dealers in securities, tax exempt organizations, persons who hold Shares as part of a "straddle," "hedging" or "conversion" transaction or persons whose functional currency (as defined in Section 985 of the Code) is not the United States dollar) or to stockholders who acquired their Shares pursuant to the exercise of employee stock options or warrants, or otherwise as compensation. The summary also does not discuss the tax consequences to holders of Company warrants or stock options, nor to persons who exercise dissenters' rights in the Merger. The discussion below applies only to stockholders who hold their Shares as capital assets, within the meaning of Section 1221 of the Code. This discussion is based upon laws, regulations, rulings, administrative pronouncements and decisions, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect), and no ruling has been or will be requested from the Internal Revenue Service on the tax consequences of the Offer and the Merger.

  The discussion below applies only to a United States Person. As used herein, the term United States Person means (a) a citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Persons have the authority to control all substantial decisions of the trust.

  TAX TREATMENT OF THE OFFER AND THE MERGER. The exchange of Shares for cash and Holding Co. Common Stock pursuant to the Offer or the Merger (or both) will be a taxable transaction for U.S. federal income tax purposes, and may also be taxable under applicable state, local and foreign tax laws. Although, as described below, the exchange of Shares in the Offer and the Merger is likely to be governed in part by Section 304 of the Code, in general (subject to the discussion below with respect to stockholders owning, directly or constructively, stock in both the Company and Holding Co. other than the Holding Co. Common Stock received in the Offer or the Merger (see "-- Stockholders Owning Both Shares and Holding Co. Common Stock," below)), for U.S. federal income tax purposes, each stockholder will recognize capital gain or loss equal to the difference between (x) the amount of cash and the fair market value of the shares of Holding Co. Common Stock received and (y) the stockholder's adjusted tax basis in the Shares exchanged therefor. Calculation of gain or loss must be made separately for each block of Shares exchanged by a stockholder. Any gain recognized will (in the case of individual stockholders) be subject to reduced rates of taxation if the stockholder's holding period for the Shares exceeds 12 months, subject to further reduction in the case of Shares held for more than 18 months. The stockholder will have a tax basis in the Holding Co. Common Stock received equal to the fair market value thereof, and the stockholder's holding period for the Holding Co. Common Stock will begin on the day following the date of the exchange.

  TREATMENT OF DIVIDENDS TO CORPORATE STOCKHOLDERS. If, as is believed likely, the Offer and the Merger are treated as a single integrated transaction for U.S. federal income tax purposes, the portion of a shareholder's Shares exchanged for cash attributable to Holding Co. (the "Holding Co. Cash") should be treated as a deemed distribution in redemption of Holding Co. Common Stock it owns or is considered to own pursuant to Section 304 of the Code. Holding Co. Cash is equal to the cash exchanged in the Offer and the Merger, minus the sum of any such cash attributable to cash held by the Company immediately prior to the Merger plus any increase in indebtedness of the Company arising by virtue of the Merger. To the extent that Holding Co. Cash received in exchange for Shares is treated as a dividend to a corporate stockholder, such holder will be (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. Under recently enacted legislation, any Holding Co. Cash which is treated as a dividend to a corporate stockholder will constitute an extraordinary dividend, except as otherwise provided in Treasury regulations which have yet to be promulgated. Consequently, the nontaxed portion of the dividend would reduce a corporate holder's adjusted tax basis in the Shares exchanged for Holding Co. Cash, but not below zero, and would thereafter be taxable as a capital gain from the sale or exchange of the Shares exchanged for Holding Co. Cash.

  TAX TREATMENT IF OFFER AND MERGER ARE NOT INTEGRATED. In the unlikely event that the Offer and the Merger were not treated as a single integrated transaction for U.S. federal income tax purposes, both the Offer and the Merger would be taxable transactions. The cash received in the Offer would be subject to Section 304 of the Code, and the tax consequences to an individual stockholder would depend on the application of the Section 302 Tests (as described above) to such stockholder based on such stockholder's particular facts and circumstances. The cash received in the Merger might also in part be subject to Section 304 of the Code. However, any stockholder who tenders all of its Shares in the Offer should recognize capital gain or loss.

  RIGHTS. Because there is no specific binding authority dealing with securities such as the Rights, it is unclear what the U.S. federal income tax consequences are of the Rights becoming separately transferable apart from the Shares, the redemption of the Rights, or the acquisition by Holding Co. of the Rights. Company stockholders should consult their own tax advisors as to the tax consequences of transactions with respect to the Rights.

  THE FOREGOING DISCUSSION RELATES TO THE MATERIAL ANTICIPATED U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER. THE ANALYSIS CONTAINED HEREIN DOES NOT ADDRESS STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER, OR ANY OTHER UNITED STATES TAX CONSEQUENCE OTHER THAN INCOME TAX CONSEQUENCES (E.G., ESTATE OR GIFT TAX CONSEQUENCES), AND DOES NOT CONSTITUTE TAX ADVICE TO ANY PARTICULAR COMPANY STOCKHOLDER. COMPANY STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

  See "--Federal Income Tax Withholding and Backup Withholding" for information regarding the application of U.S. federal income tax withholding and backup withholding.

EFFECT OF OFFER ON TRADING MARKET; REGISTRATION UNDER THE EXCHANGE ACT

  Between the completion of the Offer and the completion of the Merger, the exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by stockholders of the Company who do not exchange their Shares for Holding Co. Common Stock. Conversely, as a result of the issuance of Holding Co. Common Stock in exchange for Shares pursuant to the Offer, Holding Co. anticipates that the liquidity of Holding Co. Common Stock following the Transactions will be similar to the liquidity of the Shares prior to the date of this Prospectus.

  SHARES OF THE COMPANY. The Shares are listed and principally traded on the NYSE. Depending upon the number of Shares acquired pursuant to the Offer, following consummation of the Offer, the Shares may no longer meet the requirements of such securities exchanges for continued listing on the NYSE. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Shares if, among other things: (i) the number of publicly held Shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10% or more) should fall below 600,000; (ii) the number of record holders of 100 or more Shares should fall below 1,200; or (iii) the aggregate market value of publicly held Shares should fall below $8 million.

  If the NYSE were to delist the Shares following the completion of the Offer, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges or in the over-the-counter market following the completion of the Offer, and that price quotations would be reported by such exchanges, through the Nasdaq Stock Market or by other sources. The extent of the public market for the Shares following the completion of the Offer and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  The Shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending on factors similar to those described above with respect to listing and market quotations, following completion of the Offer the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the Commission if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for the Nasdaq Stock Market reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

  The Rights are registered under the Exchange Act and are listed on the NYSE, but currently are attached to the outstanding Shares and are not separately transferable. The Rights may become transferable apart from the Shares, unless previously redeemed or unless the Rights Agreement is amended so as to make the Offer not applicable to the Rights. If the Rights are not redeemed and the Rights Agreement is not so amended so as to make the Offer inapplicable to the Rights and Holding Co. waives the Rights Plan Condition, then the foregoing discussion with respect to the effect of the Offer on the Shares would be similarly applicable to the Rights (although the continued listing criteria are different).

  HOLDING CO. COMMON STOCK. Holding Co. intends to apply for the listing of the Holding Co. Common Stock on either the NYSE, the American Stock Exchange or the Nasdaq Stock Market and to register the Holding Co. Common Stock under the Exchange Act effective as of the completion of the Offer. It is a condition to the Offer that the Holding Co. Common Stock be authorized for listing on either the NYSE, the American Stock Exchange or the Nasdaq Stock Market.

PURPOSE OF THE OFFER; THE MERGER

  The purpose of the Offer is to enable Holding Co. to obtain control of, and ultimately the entire equity interest in, the Company.

  The Offer, as the first step in the acquisition by Holding Co., is intended to facilitate the acquisition of all of the Shares. Holding Co. presently intends, following consummation of the Offer, to propose and seek to have the Company effect the Merger. In the Merger, each outstanding share (other than Shares owned by Holding Co. or any of its affiliates, Shares held in the treasury of the Company or by any subsidiary of the Company and Shares owned by the Company's stockholders who perfect dissenters' rights under Delaware law) would be converted into the right to receive the Consideration. Assuming (i) the Minimum Tender Condition and the other Offer Conditions are satisfied (or waived, as applicable), and (ii) Holding Co. consummates the Offer, and (iii) the Board of Directors of the Company approves the Merger and submits it for stockholder approval, Holding Co. would have sufficient voting power to approve the Merger without the vote of any other stockholders of the Company. If Holding Co. owns 90% or more of the outstanding Shares, Holding Co. may be able to effect the Merger without the consent of the Board of Directors or remaining stockholders of the Company pursuant to Section 253 of the DGCL. See "Dissenter's Rights."

  It is Holding Co.'s current intention to consummate the Offer as soon as the conditions to the Offer are satisfied and to consummate the Merger as soon as possible after successful completion of the Offer.

  Holding Co. reserves the right to change the structure of the Merger to provide for the merger of a subsidiary of Holding Co. into the Company or for a merger of the Company into Holding Co. in the context of a negotiated transaction with the Company.

CONDITIONS OF THE OFFER

  MINIMUM TENDER CONDITION. The Offer is conditioned upon, among other things, there being validly tendered prior to the expiration of the Offer and not withdrawn prior to the Expiration Date a number of Shares which, together with Shares owned by Holding Co. and its affiliates, will constitute at least either (i) 66 2/3% of the total number of outstanding Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Shares, other than the Rights, had been so converted, exercised or exchanged) as of the date the Shares are accepted for exchange by Holding Co. pursuant to the Offer if the Company's Board of Directors has called or agreed to call a special meeting of stockholders within sixty (60) days to vote on the Merger or (ii) 90.1% of the total outstanding Shares on a fully diluted basis as of the date the Shares are accepted for exchange by Holding Co. According to the Company's Second Quarter Form 10-Q, as of August 12, 1998, there were 5,398,710 Shares outstanding, and according to the Company's 1997 Form 10-K, as of December 31, 1997, options covering an aggregate of 595,000 Shares were outstanding. As of the date of this Prospectus, Holding Co. owned 1,250 Shares, or one-tenth of 1% of the outstanding Shares. Based on the foregoing and assuming no additional Shares have been or will be issued after August 12, 1998 (other than Shares issued pursuant to the exercise of the outstanding stock options referred to above), and no options, warrants or rights exercisable for, or securities convertible into, Shares have been or will be issued after December 31, 1997, the Minimum Tender Condition would be satisfied if, (i) at least 3,995,807 Shares were validly tendered into and not withdrawn from the Offer and if the Company's Board of Directors has called or agreed to call a special meeting of stockholders within sixty (60) days to vote on the Merger; or (ii) at least 5,400,033 Shares were validly tendered into and not withdrawn from the Offer. Holding Co. reserves the right (but shall not be obligated), subject to the rules and regulations of the Commission, to waive or amend the Minimum Tender Condition and to exchange fewer than such number of Shares as would satisfy the Minimum Tender Condition pursuant to the Offer; provided, however, that, in the event of such waiver or amendment, the Offer will expire no sooner than ten business days from the date of such waiver or amendment.

  RIGHTS PLAN CONDITION. The Offer is conditioned upon, among other things, the satisfaction of the Rights Plan Condition. The Rights Plan Condition may be satisfied in several ways, including by the Company's Board of Directors
(i) amending the Rights Agreement so that the Rights would not be triggered by the Offer and the Merger or (ii) redeeming the Rights. For additional information concerning the Rights Agreement, see "The Offer--The Rights" and "Comparison of Rights of Holders of Shares and Holding Co. Common Stock."

  BUSINESS COMBINATION STATUTE CONDITION. Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless certain conditions are satisfied. One of the conditions includes prior approval by the board of directors of either the transaction in which a person became an "interested stockholder" or the "business combination."

  Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or if such stockholder is an affiliate or associate, within three years, did own) 15% or more of the corporation's voting stock.

  REGULATORY APPROVAL CONDITION. The Offer is conditioned upon, among other things, any regulatory approvals required to consummate the Offer (the "Requisite Regulatory Approvals") having been obtained and remaining in full force and effect, all statutory waiting periods in respect thereof having expired and no such approval containing any conditions or restrictions which the Board of Directors of Holding Co. determines will or reasonably could be expected to materially impair the strategic and financial benefits expected to result from the Offer (the "Regulatory Approval Condition"). Based on the Company's public filings, these approvals may include the approval of certain state healthcare regulatory agencies. Holding Co. will use its reasonable best efforts to obtain the Requisite Regulatory Approvals. Although no assurances can be given, Holding Co. anticipates that it will receive any Requisite Regulatory Approvals on a timely basis.

  Except as set forth above, based upon an examination of publicly available information filed by the Company with the Commission and other publicly available information with respect to the Company, Holding Co. is not aware of
(i) any license or regulatory permit which appears to be material to the business of the Company and its subsidiaries taken as a whole, and which is likely to be adversely affected by Holding Co.'s acquisition of Shares pursuant to the Offer or (ii) any approval or other action by a state, federal or foreign governmental, administrative or regulatory agency or authority (each, a "Governmental Entity") that would be required prior to the acquisition of Shares pursuant to the Offer. Holding Co. presently intends to take such actions with respect to any approvals as will enable it to consummate the Offer. In this regard, Holding Co. expressly reserves the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the consummation of the Offer.

  There can be no assurance that any license, permit, approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or, if so obtained, when it would be obtained, or that adverse consequences might not result to the Company, Holding Co. or their respective businesses in the event of adverse regulatory action or inaction.

  CERTAIN OTHER CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Holding Co.'s obligation to exchange or return tendered Shares promptly after the termination or withdrawal of the Offer), Holding Co. shall not be required to accept for exchange or exchange any Shares, may postpone the acceptance for exchange or exchange for tendered Shares and may, in its sole discretion, terminate or amend the Offer as to any Shares not then exchanged if, at the Expiration Date, the Minimum Tender Condition, the Rights Plan Condition, the Business Combination Statutes Condition and the Regulatory Approval Condition shall not have been satisfied or, if legally permissible, waived, or if on or after the date of this Prospectus and on or prior to the Expiration
Date:

  (x) either of the following events shall not have occurred:

    (a) The shares of Holding Co. Common Stock (and the accompanying Holding Co. Rights) which shall be issued to the stockholders of the Company in the Offer and the Merger shall have been authorized for listing on either the NYSE, the American Stock Exchange or the Nasdaq Stock Market, subject to official notice of issuance; or

    (b) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission; or

  (y) any of the following conditions shall exist:

    (a) there shall have been threatened or be pending any action or proceeding before any court or Governmental Entity: (i) challenging or seeking to restrain or prohibit, or seeking to impose voting, procedural, price or other requirements, in addition to those required by federal securities laws and the DGCL (each as in effect on the date of this Offer), in connection with, the making of the Offer, the acceptance for exchange of, or exchange for, any Shares by Holding Co. or any affiliate of Holding Co. or the consummation by Holding Co. or any affiliate of Holding Co. of the Merger or other business combination with the Company, or seeking to obtain material damages in connection therewith; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Holding Co. or any of their subsidiaries of any material portion of the business or assets of the Company, Holding Co. or any of their subsidiaries, or to compel the Company, Holding Co. or any of their subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Holding Co. or any of their subsidiaries; (iii) seeking to impose limitations on the ability of Holding Co. or any affiliate of Holding Co. to exercise effectively full rights of ownership of any Shares (including the Rights associated with Shares), including, without limitation, the right to vote any Shares acquired by Holding Co. pursuant to the Offer or otherwise on all matters previously presented to the Company's stockholders; (iv) seeking to require divestiture by Holding Co. or any of Holding Co.'s affiliates of any Shares; (v) seeking any material diminution in the benefits expected to be derived by Holding Co. or any affiliates of Holding Co. as a result of the transactions contemplated by the Offer or the Merger or any other similar business combination with the Company; (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the reasonable judgment of Holding Co., might materially adversely affect the Company or any of its subsidiaries or Holding Co. or any affiliate of Holding Co. or the value of the Shares; or (vii) which otherwise, in the reasonable judgment of Holding Co., is reasonably likely to have a material adverse effect on the business, operations (including, without limitation, result of operations), condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect") or on Holding Co.;

    (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, or deemed applicable to (i) Holding Co., the Company or any affiliate of Holding Co. or the Company or (ii) the Offer or the Merger or other business combination by Holding Co. or any affiliate of Holding Co. with the Company, by any legislative body, court, or Governmental Entity, which, in the reasonable judgment of Holding Co., is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (y)(a) above;

    (c) there shall have occurred any change, condition, event or development which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or Holding Co. shall have become aware of any fact of which Holding Co. had no actual or constructive knowledge as of the date of this Offer which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

    (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any significant adverse change in interest rates, the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, including without limitation any decline, measured from the close of business on the day preceding the date of this Prospectus, in the Russell 2000 Index by an amount in excess of 10%, (iii) any change in the general political, market, economic, regulatory or financial condition in the United States or abroad that could, in the reasonable business judgment of Holding Co., have a Material Adverse Effect, (iv) any material adverse change in United States currency exchange rates or a suspension of, or limitation on, currency exchange markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government or Governmental Entity on, or other event that, in the reasonable judgment of Holding Co., might affect the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing on the date of this Prospectus a material acceleration or worsening thereof;

    (e) The Company or any of its affiliates shall have, directly or indirectly, (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization (other than by redemption of the Rights in accordance with their terms as such terms have been publicly disclosed prior to the date of this Offer), (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities (other than as aforesaid), (iii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under options granted prior to the date of this Offer, in accordance with the terms of such options as such terms have been publicly disclosed prior to the date of this Offer), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company (other than in the event the Rights are redeemed, the price of redemption thereof), (v) altered or proposed to alter any material term of any outstanding security (including the Rights) other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger, (vi) incurred any debt other than in the ordinary course of business or any debt containing burdensome covenants, (vii) authorized, recommended, proposed or entered into an agreement, arrangement or understanding with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement, arrangement or understanding with any person or group that in the reasonable judgment of Holding Co. could adversely affect either the value of the Company or any of its subsidiaries or other affiliates or the value of the Shares to Holding Co. or any affiliate of Holding Co., (ix) entered into or amended any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for the benefit of any of its employees, consultants or directors, or made grants or awards thereunder, other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any such person, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries,

  (xi) amended or authorized or proposed any amendment to the Company's Certificate of Incorporation or Bylaws, or (xii) Holding Co. shall have become aware that the Company or any of its subsidiaries shall have taken any of the foregoing actions that was not disclosed in publicly available filings prior to the date of this Offer;

    (f) Holding Co. shall have reached an agreement or understanding with the Company providing for termination of the Offer, or Holding Co. or any affiliate of Holding Co. shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company;

  which, in the reasonable judgment of Holding Co. in any such case, and regardless of the circumstances (including any action or inaction by Holding Co. or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

  The foregoing conditions are for the sole benefit of Holding Co. and may be asserted by Holding Co. regardless of the circumstances giving rise to any such condition or may be waived by Holding Co. in whole or in part at any time and from time to time. The determination as to whether any condition has been satisfied shall be in the reasonable judgment of Holding Co. and will be final and binding on all parties. The failure by Holding Co. at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the fact that Holding Co. reserves the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel its obligation to exchange properly tendered Shares, Holding Co. will either promptly exchange such Shares or promptly return such Shares.

SOURCE AND AMOUNT OF FUNDS

  Holding Co. estimates that the total amount of funds that will be required to pay the cash component of the Consideration in the Transactions, severance payments under existing employment agreements and fees and expenses related to the Transactions will be approximately $10.4 million, excluding any amounts required to finance outstanding debt or to provide working capital. See "-- Fees and Expenses" and "--Change of Control Provisions." OWWI or other investors identified by OWWI will provide Holding Co. up to $25.4 million of financing. See "Financing Commitments".

CHANGE IN CONTROL PROVISIONS

  The Transactions are expected to constitute a change in control pursuant to certain of the Company's contracts and compensation programs.

  The Company has employment agreements with certain members of management that provide for the payment to these members of amounts up to 2.5 times their annual base salary in the event of a termination without cause, a constructive discharge (as defined), or upon a change in control of the Company (as defined). The maximum contingent liability under these agreements is approximately $1.6 million. In addition, upon the occurrence of any triggering event, certain executives may elect to require the Company to purchase options granted to them for a purchase price equal to the difference between the fair market value of the Company's common stock at the date of termination and the stated option exercise price. The Company has established a Supplemental Executive Retirement Plan (the "SERP") to provide retirement benefits for officers and employees of the Company who have been designated for participation by the President of the Company. If there is a change in control of the Company as defined in the SERP, all participants would become fully vested, and each participant would be entitled to receive his or her benefits under the SERP upon termination of employment.

  Certain of the leases and related documents between the Company and OHI provide for acceleration of the Company's obligations or an event of default in the event of a change in control. OHI has agreed to consent to the Transactions and waive any defaults resulting solely from the consummation of the Transactions.

  The Company's lines of credit generally prohibit mergers involving the Company and certain changes in senior management of the Company. As of August 12, 1998, the Company had fully drawn all amounts available under its $10.0 million working capital line of credit and $1.25 million "overline" increase in its working capital line and had announced the "overline" was further increased to $4.0 million as of August 14, 1998. Holding Co. intends to negotiate with the Company's lenders to waive any default resulting from the Transactions or alternatively refinance the outstanding balance thereunder through other lenders based on the financing commitments provided by OWWI and improved prospects for the Company following the Transactions. No assurance can be given at this time that Holding Co. will be able to obtain such waivers from the existing lender or refinance the balance outstanding under the existing lines of credit on acceptable terms.

  Other than documents filed by the Company with the Commission, Holding Co. has not had access to, and therefore has not been able to review, any of the documents governing any indebtedness of the Company or other material contracts of the Company. Some or all of these documents may contain provisions for acceleration of the Company's indebtedness or obligations upon a change in control of the Company. In such event, Holding Co. may be required to seek additional interim financing from OWWI or other sources.

RELATIONSHIPS WITH THE COMPANY

  Except as set forth below, neither Holding Co. nor, to the best of its knowledge, any of its directors, director nominees, executive officers nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company:

                                                        SHARES BENEFICIALLY
      SHAREHOLDER                                   OWNED AS OF AUGUST 26, 1998
      -----------                                   ---------------------------
   Holding Co......................................            1,250
   Essel W. Bailey, Jr.............................            1,000
   John H. Stoddard................................            1,000
   W. Blaine Sheffield.............................              500

  Mr. Bailey's shares are held jointly with his spouse.

  Other than the transfer of 1,250 Shares from Mr. Crosby to Holding Co. in connection with the organization of Holding Co., neither Holding Co. nor, to the best of its knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in equity securities of the Company during the last 60 days.

  Except as described in this Prospectus, neither Holding Co. nor, to the best of its knowledge, any of its directors or executive officers has: (i) any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies; (ii) had any contacts or negotiations with the Company or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets; or
(iii) has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

FEES AND EXPENSES

  Schroders is acting as financial advisor to Holding Co. in connection with the Transactions, and as Dealer Manager of the Offer, for which services Holding Co. has agreed to pay a fee, which is contingent upon the consummation of the Transactions, equal to 1% of the Transaction Value (as defined). For purposes of the Schroders engagement, Transaction Value means the aggregate market value of the outstanding Shares and outstanding common stock equivalents (such as options) and gross debt of the Company immediately prior to the completion of the Offer. Holding Co. has also agreed to reimburse Schroders for its reasonable out-of-pocket expenses, including reasonable attorneys' fees up to a specified maximum, and has agreed to indemnify Schroders and certain related persons and entities against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. OWWI has guaranteed Holding Co.'s indemnification obligations to Schroders. In connection with the Schroders engagement as financial advisor, officers and employees of Schroders may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of the Company. Schroder will not receive any fee for or in connection with such solicitation activities by its officers and employees apart from the fees it is otherwise entitled to receive as described above.

  Holding Co. will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

  Holding Co. has retained       to act as Information Agent in connection
with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners of Shares. The Information Agent will be paid reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and Holding Co. will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under federal securities laws.

  Holding Co. will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Holding Co. for customary mailing and handling expenses incurred by them in forwarding material to their customers.

ACCOUNTING TREATMENT

  The Offer and the Merger will be accounted for as a reverse acquisition as the stockholders of the Company will own a majority of the shares of Holding Co. upon completion of the Merger. Accordingly, for accounting purposes, Holding Co. is treated as the acquired company and the Company is considered to be the acquiring company. Under reverse acquisition accounting, the purchase price is based on the market value of the Holding Co. Common Stock at the date of acquisition as measured by the net carrying amount of the Company's net assets. The cash portion of the Consideration will be accounted for as a dividend by the combined company as measured by the net carrying amount of the Company's net assets..

DISSENTERS' RIGHTS

  The following discussion is not a complete statement of the law pertaining to dissenters' rights under the DGCL and is qualified in its entirety by the full text of Section 262 thereof.

  Holders of Shares do not have dissenters' rights as a result of the Offer and, assuming the Shares remain listed on the NYSE or a similar market, will not have dissenters' rights as a result of the Merger. However, in the event the Merger is consummated, and if, on the date fixed to determine stockholders entitled to vote on the Merger, the Shares are no longer listed on the NYSE, a national securities exchange or the Nasdaq National Market or a similar market, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and to demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures would be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

                             FINANCING COMMITMENTS

EQUITY FINANCING

  In connection with the Transactions, OWWI has agreed to the Equity Financing at a purchase price of $6.59 per share upon Holding Co.'s acceptance of Shares tendered for exchange pursuant to the Offer. The purchase price for the Holding Co. Common Stock will equal the average closing sale price for the Shares as reported on the NYSE Composite Tape for the 20 trading days immediately preceding August 27, 1998, the filing date of the Registration Statement of which this Prospectus is a part.

CONVERTIBLE DEBT FINANCING

  In addition to the Equity Financing, OWWI has committed to the Convertible Financing to purchase Debentures at the option of the Independent Directors. Such commitment has been provided without any commitment fee or fees for acceptance. Prior to commencing the Offer, Holding Co. will obtain commitments for at least an additional $15.0 million of Convertible Financing from OWWI or other investors identified by OWWI. Holding Co. and OWWI are highly confident that such additional commitments will be obtained. The terms of the Debentures must be approved by the Independent Directors, but are expected to provide as follows:

   ISSUE PRICE:        100% of principal amount.

   DRAW ON COMMITMENT: Issuable at the option of the Independent Directors at any time until the second anniversary of the completion of the Offer.

   INTEREST:           7% per annum, payable semi-annually in arrears.

   MATURITY:           Seventh anniversary of issuance.

   CONVERSION:         Convertible into Holding Co. Common Stock at a
                       conversion price of $8.07 per share, representing a
                       22.5% premium over the purchase price to be paid by OWWI
                       in the Equity Financing.

   REDEMPTION:         Non-redeemable until the third anniversary of issuance.
                       Thereafter, redeemable at the option of Holding Co. at
                       any time, in whole or in part, at the redemption prices
                       set forth on the following schedule, together with
                       accrued and unpaid interest:

                                                                 REDEMPTION PRICE
                            REDEMPTION                           AS A PERCENTAGE
                            ON OR AFTER                           OF FACE AMOUNT
                            -----------                          ----------------
                            Third Anniversary of Issuance........      103%
                            Fourth Anniversary of Issuance.......      102%
                            Fifth Anniversary of Issuance........      101%
                            Sixth Anniversary of Issuance........      100%


  RANKING: Subordinated to all Senior Indebtedness and pari passu with all existing subordinated indebtedness.

  USE OF PROCEEDS:          The proceeds of the Convertible Financing will be
                            used to:

                            (i) partly repay and refinance the maturing $34.1 million Pierce Acquisition bridge loan; see "Risk Factors--Ability to Pay Debt Due in 1999";

                            (ii) partly repay and refinance the Company's
                                 $11.25 million working capital line, which was fully drawn (including the $1.25 million temporary "overline" increase) as of August 12, 1998;

                           (iii) finance capital expenditures for which the
                                 Company currently lacks the needed funds;

                            (iv) fund severance payments under existing
                                 employment agreements and fees and expenses related to the Transactions; and

                            (v) as otherwise determined to be appropriate by the Independent Directors.

REGISTRATION RIGHTS

  In connection with the Equity Financing and Convertible Financing, Holding Co. will agree to file at its expense up to two registration statements under the Securities Act to register the sale of the Holding Co. Common Stock issued in the Equity Financing or upon conversion of the Debentures issued in the Convertible Financing upon the request of the holders of such Holding Co. Common Stock received after the first anniversary of the Transactions. In addition to the foregoing "demand registration rights," Holding Co. will also be obligated to include such shares of Holding Co. Common Stock on certain other registration statements filed by Holding Co.

                   CERTAIN INFORMATION REGARDING THE COMPANY

  Publicly available information regarding the Company is contained in the Company's 1997 Form 10-K included as Annex A hereto, the Company's Annual Meeting Proxy Statement included as Annex B hereto, the Company's First Quarter Form 10-Q included as Annex C hereto, and the Company's Second Quarter Form 10-Q included as Annex D hereto.

                   CERTAIN INFORMATION REGARDING HOLDING CO.

GENERAL

  Holding Co. is a newly formed corporation organized for the purpose of acquiring the Company as more fully set forth herein. Holding Co.'s sole activities to date have been related to the Offer and the transactions described herein. Holding Co.'s mailing address is 6600 Peachtree Dunwoody Road, 400 Embassy Row, Suite 410, Atlanta, Georgia 30328 and its telephone number is (770) 668-0142. For information concerning the Company, see Annexes A, B, C and D hereto.

STRATEGY

  Holding Co. believes that the Company's present base of operations is inadequate to enable the Company to participate in the emerging consolidation trend occurring in the long-term care industry in the United States. In addition, Holding Co. believes that the Company's management does not possess the necessary experience to develop and implement the systems and procedures required to effectively manage its existing portfolio of assets in the rapidly changing regulatory and reimbursement environment for long-term care providers.

  Through a management contract with Atrium, Holding Co. would provide the Company with access to a seasoned and proven team of operators who possess the management skills to position the Company to address the increasingly complex regulatory and reimbursement challenges. Furthermore, OWWI's equity investment will provide the basis for a strategic partnership with OWWI, companies with access to the financial resources required by the Company to refinance a substantial portion of its significant indebtedness that matures by July 1999. OWWI also will provide the Company with access to acquisition and other strategic growth opportunities that would not otherwise be available to the Company as well as the ability to analyze, structure and finance appropriate opportunities to position the Company to build a large integrated network of long-tem care facilities and emerge as a viable competitor in the rapidly growing market for long-term care services. See "Reasons for the Offer-- Strategies to Address Current and Future Challenges."

MANAGEMENT

  MANAGEMENT AGREEMENT. In connection with the Transactions, Holding Co. intends to enter into the Management Agreement with Atrium pursuant to which Atrium will provide certain "central office" management services to Holding Co. and the Company following the Transactions during a three-year term. The management services to be provided to the Company would include strategic planning, executive leadership, supervision of regional personnel and operations, and enterprise level (in contrast to facility level) functions such as accounting, data processing, investor relations, billing and accounts receivable monitoring. Atrium expects to sub-contract with OWWI to provide the board of directors of Holding Co. with analyses and recommendations regarding financing alternatives as well as acquisition and investment opportunities.

  The Management Agreement must be approved by a majority of Independent Directors. It is contemplated that the Management Fee payable to Atrium during the first year under the Management Agreement will equal the Company's General and Administrative Expense for the most recent twelve months period prior to the completion of the Transactions, less the amount of the Company's remaining general and administrative expenses following the Transactions attributable to activities that continue to be performed by the Company. It is anticipated that the services to be provided by Atrium under the Management Agreement will largely eliminate the need to incur significant central office General and Administrative Expense other than (i) costs incurred in connection with its status as a public company, such as public reporting, compliance and investor relations, and (ii) field-based expenses, such as regional or facility-based record-keeping and administrative expenses. Atrium would intend to develop, with the assistance of the Independent Directors, a performance metric for the Management Fee in the second and third years under the Management Agreement to reward Atrium for developing enhanced economic activity such as an expanded scope of operations conducted on a more profitable basis. In the event Atrium and the Independent Directors are unable to agree on an appropriate performance metric, the Management Fee for the second and third years will equal 6% of Holding Co.'s annual consolidated revenues. In the event that the Management Agreement is terminated by Holding Co. prior to the third anniversary in connection with a change of control, Atrium will be entitled to a termination fee equal to the LESSER of (i) 10% of the increase in the equity value of the outstanding Holding Co. Common Stock at termination as compared to the equity value of the outstanding Shares on August 26, 1998, as adjusted to reflect changes in capitalization such as additional issuances of equity or repurchases, or (ii) $5.0 million.

  The Management Fee may be adjusted by the Independent Directors to reflect additional functions and responsibilities of Atrium, including growth in facilities of the Company, and the services provided pursuant to the Management Agreement.

 EXECUTIVE OFFICERS AND DIRECTORS.

  The following table sets forth certain information regarding the directors and executive officers of Holding Co. as well as persons who have agreed to serve as directors or executive officers of Holding Co. as of the consummation of the Offer.

   NAME                            AGE                 POSITION
   ----                            ---                 --------
   Essel W. Bailey, Jr............  53 Chairman of the Board*
   Francis J. Crosby..............  49 President, Chief Executive Officer
                                        and Director
   John H. Stoddard...............  56 Executive Vice President, Chief Financial
                                        Officer and Director
   W. Blaine Sheffield............  51 Vice President of Operations
   Patrick B. Long................  58 Director*
   John R. Moss...................  53 Director*

  [Additional Independent Directors to be named]
----------
*As of the consummation of the Offer.

  Mr. Bailey shall serve as the Chairman of the Board of Holding Co. upon consummation of the Offer. Mr. Bailey is also a director of OWWI and has served as its President and Chief Executive Officer since November 13, 1997. Mr. Bailey has been President and Chief Executive Officer of OHI, as well as a Director, since its formation in 1992 and Chairman of the Board since July 1995. It is anticipated that Mr. Bailey will spend a majority of his time on the affairs of OHI. Prior to 1992, he was a Managing Director of Omega Capital, a healthcare investment partnership, from 1986. Mr. Bailey is formerly a Director of Evergreen Healthcare, Inc., which was a NYSE listed company engaged in the operation of long-term healthcare facilities, and is currently a Managing Director of Principal Healthcare Finance Ltd., a Jersey company, and a Director of Vitalink Pharmacy Services, Inc., a NYSE listed company and the fourth largest institutional pharmacy serving the long-term care industry in the United States.

  Mr. Crosby is the Chief Executive Officer, President and a director of Holding Co. Mr. Crosby has served as the President of Essex and Atrium since August 1997. Previously, Mr. Crosby served as the President of Atrium Living Centers, Inc., a nursing home management company from 1988 to 1997, which was a predecessor entity to Atrium.

  Mr. Stoddard is the Executive Vice President, the Chief Financial Officer and a director of Holding Co. He has served as the Executive Vice President and Chief Financial Officer of Essex and Atrium since September 1997. Previously, he served as the President of Qualicorp, Inc. and subsidiaries and as the Managing General Partner of a series of limited partnerships which owned nursing homes and medical office buildings from 1988 to 1997.

  Mr. Sheffield is the Vice President of Operations of Holding Co. He has served as the Executive Vice President of Operations of Atrium and Essex since September 1997. From June 1997 until August 1997, Mr. Sheffield served as the regional operations manager of Sunrise Healthcare Corp. From 1990 to 1997, Mr. Sheffield served as the Executive Vice President of Operations of Atrium Living Centers, Inc., which was a predecessor to Atrium.

  Mr. Long has been Chief Executive Officer of Hill Advisors, Inc., a management advisory firm since January 1, 1996. Prior thereto, he was Chief Executive Officer of KMS Industries, Inc., a research and development company. Mr. Long is also a director of Wayne Himmer Money Fund Trust and Wayne Himmer Growth Fund Trust, which are both registered under the Investment Company Act of 1940, as amended.

  Mr. Moss has served as the Chief Executive Officer of Banaberry Healthcare
(UK) Ltd. since 1997. Previously, Mr. Moss served as a director of Exceler Healthcare Ltd., a company wholly owned by Sun Healthcare Group, Inc.

  EXECUTIVE COMPENSATION. Holding Co. was recently formed. None of Holding Co.'s executive officers has received compensation from or on behalf of Holding Co. since its formation. None of the executive officers will be direct employees of Holding Co. The executive officers will provide services for Holding Co. pursuant to the Management Agreement.

  Holding Co. has not granted any options or other equity incentives to the Holding Co. named executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Holding Co. proposes to enter into the Management Agreement with Atrium. Mr. Crosby, the President and Chief Executive Officer of Holding Co. is the President and Chief Executive Officer of Atrium. Mr. Stoddard is the Executive Vice President, Chief Financial Officer and a Director of Holding Company and Atrium. Mr. Sheffield is the Vice President of Operations of Holding Co. and Atrium. The interests of the Holding Co. (and following the Transactions, the Company) could conflict with the interests of Atrium and/or Messrs. Crosby, Stoddard and Sheffield. Decisions with respect to matters involving Holding Co. or the Company, on the one hand, and Atrium or Messrs. Crosby, Stoddard or Sheffield, on the other, will be made by a majority of the Independent Directors.

  The Company has a master lease with OHI covering 21 facilities (the "Master Lease"), which provides for an initial term of ten years through August 2002 and allows the Company one ten-year renewal option. The Master Lease provides for annual increases in the rent based upon inflation or a percentage of the increase in the net revenues of the facilities, whichever results in the greater increase in rent, up to a maximum increase equal to 5.0% of the prior year's rent. The Company entered into new agreements with OHI in 1994 with respect to ten facilities (one of which was closed in April 1997). The Company currently leases five of these facilities from OHI pursuant to a new master lease agreement (the "1994 Omega Lease"). Pending the completion of a formal lease, the remaining four facilities are managed by the Company pursuant to an interim management agreement under which the Company is entitled to the net profits of the facility. The Company classifies all four of these facilities as leased facilities. The 1994 Omega Lease provides for an initial term of ten years and provides the Company two five-year renewal options. The rent with respect to these facilities is subject to increases under a formula similar to that of the Master Lease up to a maximum increase of 3.9% of the prior year's rent. During the year ended December 31, 1997, the patient and resident revenues from the Omega leased facilities were approximately $90.7 million. A default with respect to any one facility would constitute a default with respect to all the facilities covered by the Master Lease of the 1994 Omega Lease, as applicable. The Company leases four additional facilities from Counsel Corporation ("Counsel") with a lease term through August 2002. These facilities are subject to a participating mortgage from Counsel in favor of OHI. At the end of the lease term, the Company has the right to purchase these facilities. In addition, the Company can require Counsel to transfer these facilities to OHI, at which time the Company has the right to lease these facilities from OHI in accordance with the terms of the Master Lease. Rent increases with respect to these facilities are calculated under the same terms as applicable in the Master Lease. During the year ended December 31, 1997, the patient and resident revenues from the Counsel leased facilities were approximately $27.7 million. The Counsel leases provide that a default under any one of the leases constitutes a default under all of the leases. Mr. Bailey is a director of Holding Co. and the Chairman, President and Chief Executive Officer of OHI and President and Chief Executive Officer and Director of OWWI. Decisions with respect to matters involving Holding Co. or the Company, on the one hand, and OWWI, OHI or their affiliates, on the other, will be made by a majority of the Independent Directors.

PRINCIPAL STOCKHOLDERS

  The following table sets forth the number of shares of Holding Co. Common Stock and percentage of the outstanding Holding Co. Common Stock beneficially owned as of August 26, 1998 and on a pro forma basis to reflect the Transactions by (i) each of Holding Co.'s directors and director nominees,
(ii) each beneficial owner of 5% or more of the outstanding Holding Co. Common Stock, and (iii) Holding Co.'s chief executive officer and other executive officers. For information regarding principal stockholders of the Company who may become principal stockholders of Holding Co. pursuant to the Transactions, see "Stock Ownership of Directors, Executive Officers and Principal Holders" in the Company's Annual Meeting Proxy Statement attached hereto as Annex B.

                                                      HOLDING CO.
                                             -----------------------------------
                                                 ACTUAL        PRO FORMA
                                             -------------- --------------------
                                             SHARES PERCENT SHARES       PERCENT
                                             ------ ------- -------      -------
Francis J. Crosby........................... 3,266     40     3,266         *
John H. Stoddard............................ 3,266     40     4,266         *
OWWI........................................ 1,633     20   820,726(/1/)  13.2%
W. Blaine Sheffield.........................   --     --        500         *

----------
 * Less than 1%
(1) Includes 819,476 shares of Holding Co. Common Stock issuable in connection with the Equity Financing. Excludes Holding Co. Common Stock issuable upon the conversion of Debentures which OWWI has committed to purchase upon request of Holding Co.'s Independent Directors. (See "Financing Commitment").

   DESCRIPTION OF HOLDING CO. CAPITAL STOCK;COMPARISON OF STOCKHOLDER RIGHTS

  Pursuant to the Offer, stockholders of the Company whose Shares are purchased in the Offer will receive Holding Co. Common Stock in exchange for their Shares and will become stockholders of Holding Co., and their rights will be governed by the Holding Co.'s Certificate of Incorporation and Bylaws. Holding Co. intends for the material legal rights and characteristics of Holding Co. Common Stock to be identical to the greatest extent possible to the existing legal rights and characteristics of the Shares of the Company, except that Holding Co. has no present intention to implement a so-called "poison pill" stockholder rights plan such as the Company's Rights Agreement. Accordingly, Holding Co.'s Certificate of Incorporation and Bylaws will be amended and restated prior to the consummation of the Offer into forms which are substantially similar in all material respects (other than identity of initial directors) to the Company's Certificate of Incorporation and Bylaws. The Holding Co.'s Certificate of Incorporation and Bylaws as proposed to be amended and restated and in effect following consummation of the Offer and the Merger are filed as exhibits to the Registration Statement of which this Prospectus is a part and are described below.

  The following summary does not purport to be a complete statement of the rights of stockholders under Holding Co.'s Certificate of Incorporation, Bylaws and other governing instruments and applicable law, as compared with the rights of the Company's stockholders under the Company's Certificate of Incorporation, Bylaws and other governing instruments and applicable law, or a complete description of the specific provisions referred to herein. The summary is qualified in its entirety by reference to the governing corporate instruments of Holding Co. and the Company, respectively, to which stockholders are referred. For information as to how these corporate instruments may be obtained, see "Available Information."

SUMMARY

  Immediately following the consummation of the Offer and the Merger, the Holding Co.'s Certificate of Incorporation and Bylaws will be amended and restated into forms which are based upon, and similar in all material respects to, the Company's Certificate of Incorporation and Bylaws, except for the designation of the initial directors of Holding Co.

  Holding Co. is authorized to issue 20,000,000 shares of Holding Co. Common Stock, par value $0.01 per share, and 1,000,000 shares of Serial Preferred Stock, par value $0.10 per share (the "Holding Co. Preferred Stock"). As of the date of this Prospectus, there were 8,165 shares of Holding Co. Common Stock outstanding and no shares of Holding Co. Preferred Stock outstanding.

COMMON STOCK

  Holders of the Holding Co. Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders. The Holding Co.'s Certificate of Incorporation does not provide for cumulative voting and, accordingly, the holders of a majority of the outstanding shares have the power to elect all directors and to control the resolution of all issues put to a vote of the shareholders. The quorum required at a shareholders' meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares voting on the matter at the meeting is required for shareholder approval.

  The shares of Holding Co. Common Stock have the following rights, subject, in each case, to the rights of the holders of any outstanding Holding Co. Preferred Stock: (i) to receive dividends, if any, as may be declared and paid from time to time by Holding Co.'s Board of Directors, in its discretion, from funds legally available therefor, and (ii) upon liquidation, dissolution or winding up of Holding Co., to receive pro rata all assets remaining available for distribution. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of the Holding Co. Common Stock. All shares of the Holding Co. Common Stock outstanding upon consummation of the Offer will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

  Holding Co.'s Board of Directors may authorize the issuance of up to 1,000,000 shares of Holding Co. Preferred Stock in one or more series, and may fix by resolution, to the extent permitted by the DGCL, the terms and rights of each such series, including the voting powers, full or limited, if any, of the shares of such series and the designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The issuance of Holding Co. Preferred Stock by action of Holding Co.'s Board of Directors could adversely affect the voting power, dividend rights and other rights of holders of the Holding Co. Common Stock. Issuance of a series of Holding Co. Preferred Stock could also, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although Holding Co.'s Board of Directors is required to make a determination as to the best interests of the shareholders of Holding Co. when issuing Holding Co. Preferred Stock, Holding Co.'s Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in the best interests of Holding Co. or in which shareholders might receive a premium for their stock over the then prevailing market price. Although there are currently no plans to issue shares of Holding Co. Preferred Stock, or rights to purchase such shares, management believes that the availability of the Holding Co. Preferred Stock will provide Holding Co. with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. The authorized shares of Holding Co. Preferred Stock are available for issuance without further action by Holding Co.'s shareholders, unless such action is required by applicable law or the rules of any stock exchange on which the Holding Co. Common Stock may then be listed.

RIGHTS

  Holding Co. has no current plan or intention to implement a so-called "poison pill" rights plan such as the Company's Rights Agreement.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
BYLAWS

  GENERAL. Certain provisions of the Company's Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions were intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Company's Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Holding Co.'s Certificate of Incorporation and Bylaws will contain similar provisions because Holding Co.'s Certificate of Incorporation and Bylaws are based on those of the Company. Such provisions may discourage third parties from making tender offers for shares of the Company or Holding Co. As a result, the market price of the shares of the Company or Holding Co. may not benefit from any premium which might occur in anticipation of a threatened or actual change in control. Such provisions also may have the effect of preventing changes in the management of the Company or Holding Co. For purposes of the following discussion, the term "Holding Co." refers only to Holding Co. and not its subsidiaries.

  BOARD OF DIRECTORS. Holding Co.'s Certificate of Incorporation and Bylaws provide for Holding Co.'s Board of Directors to be divided into three classes, as nearly equal in number as possible. The term of the Class 1 directors will expire at the 1999 annual meeting of stockholders; the term of the Class 2 directors will expire at the 2000 annual meeting of stockholders; and the term of the Class 3 directors will expire at the 2001 annual meeting of stockholders (and in all cases when their respective successors are duly elected and qualified). At each annual meeting of stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their successors are duly elected and qualified. See "Management--Executive Officers and Directors."

  Holding Co.'s Certificate of Incorporation and Bylaws provide that Holding Co.'s Board of Directors shall consist of no less than three nor more than 15 members (except that such maximum number may be increased from time to time to reflect the rights of holders of Holding Co. Preferred Stock) with the actual number set from time to time to reflect the rights by resolution adopted by a majority of the Board of Directors. Upon the closing of the Transactions,
Holding Co.'s Board of Directors will consist of     members. Holding Co.'s
Certificate of Incorporation and the Bylaws provide that Holding Co.'s Board of Directors is authorized to create additional directorships (up to the maximum number permitted) and to elect additional directors thereto to serve for the full term of the class of directors in which such directorship was created. The provisions of the DGCL, Holding Co.'s Certificate of Incorporation and the Bylaws relating to the removal of directors and the filling of vacancies on Holding Co.'s Board of Directors will preclude a third party from removing incumbent directors without cause and simultaneously gaining control of Holding Co.'s Board of Directors by filling, with its own nominees, the vacancies created by removal. These provisions also reduce the power of stockholders generally, even those with a majority voting power in Holding Co., to remove incumbent directors without cause and to fill vacancies on Holding Co.'s Board of Directors.

  STOCKHOLDER ACTION AND SPECIAL MEETINGS. Holding Co.'s Certificate of Incorporation and Bylaws provide that any action of the common stockholders must be effected at a duly called meeting and not by a consent in writing. The Bylaws of Holding Co. do not permit stockholders of Holding Co. to call special meetings of stockholders. A special meeting of stockholders may only be called by the President or the Board of Directors of Holding Co.

  ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws of Holding Co. establish an advance notice procedure for the nomination, other than by or at the direction of Holding Co.'s Board of Directors or a committee thereof, of candidates for election as directors (the "Nomination Procedure") as well as for other stockholder proposals to be considered at stockholders' meetings. Notice to Holding Co. from a stockholder who proposes to nominate a person at a meeting for election as a director must contain: (i) the name and residence address of the stockholder who intends to make the nomination and the name, age and address of the nominee; (ii) the principal occupation and business address of the nominee; (iii) the class and number of shares held of record, beneficially and by proxy, by the stockholder and the nominee as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice; and (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement or otherwise required pursuant to Regulation 14A under the Exchange Act, including the consent of each nominee to serve as a director of Holding Co. if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the Nomination Procedure. The purpose of requiring advance notice is to afford

Holding Co.'s Board of Directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by Holding Co.'s Board of Directors, to inform stockholders about those matters. Although the advance notice provisions do not give Holding Co.'s Board of Directors any power to approve or disapprove of stockholder nominations or proposals for action by Holding Co., they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the procedures established by the Bylaws of Holding Co. are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposals, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Holding Co. and its stockholders.

  AMENDMENT OF THE CERTIFICATE OF INCORPORATION. Holding Co.'s Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Holding Co.'s capital stock entitled to vote thereon and 66 2/3% of the members of Holding Co.'s Board of Directors in order to amend certain of its provisions. These voting requirements will make it more difficult for stockholders to make changes in Holding Co.'s Certificate of Incorporation which would be designed to facilitate the exercise of control over Holding Co. In addition, the requirement for approval by at least a 66 2/3% stockholder vote will enable the holders of a minority of the voting securities of Holding Co. to prevent the holders of a majority or more of such securities from amending these provisions of Holding Co.'s Certificate of Incorporation.

DELAWARE TAKEOVER STATUTE

  Holding Co. is subject to Section 203 of the DGCL ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers, and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such an entity or person. Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (b) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

LIMITATIONS OF DIRECTORS' LIABILITY

  The DGCL permits corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duties of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their fiduciary duties of care. Although the DGCL does not change the directors' duties of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission.

  Holding Co.'s Certificate of Incorporation limits the liability of directors (in their capacity as directors but not in their capacity as officers) to Holding Co. or its stockholders to the fullest extent permitted by the DGCL, as so amended. Specifically, no director of Holding Co. will be personally liable for monetary damages for breach of the director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to Holding Co. or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in Holding Co.'s Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Holding Co. and its stockholders.

INDEMNIFICATION AND INSURANCE

  Under Holding Co.'s Certificate of Incorporation, and in accordance with
Section 145 of the DGCL, Holding Co. will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of Holding Co.) by reason of the fact that such person is or was a director or officer of Holding Co., against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Holding Co., and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and then, where the person is adjusted to be liable to Holding Co., only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper.

  Holding Co.'s Certificate of Incorporation provides that Holding Co. will pay for the expenses incurred by an indemnified director or officer in defending the proceedings specified above in advance of their final disposition, provided that, if the DGCL so requires, such person agrees to reimburse Holding Co. if it is ultimately determined that such person is not entitled to indemnification. Holding Co.'s Certificate of Incorporation so provides that Holding Co. may, in its sole discretion, indemnify any person who is or was one of its employees and agents or any person who is or was serving at the request of Holding Co. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the same degree as the foregoing indemnification of directors and officers. In addition, Holding Co. may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Holding Co. or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not Holding Co. would have the power or obligation to indemnify such person against such liability under the provisions of the DGCL. Holding Co. will enter into an agreement with each of its Directors providing for indemnification of such Directors and the advancement of expenses to such Directors under certain conditions. Holding Co. maintains insurance for the benefit of Holding Co.'s officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.

               SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table presents selected historical statement of income and other financial data of the Company. The Company commenced operations effective with an initial public offering of common stock in May 1994. The Company's predecessor operations were in companies owned or controlled by Counsel Corporation. The selected financial data of December 31, 1997, 1996, 1995 and 1994 and for the years ended December 31, 1997, 1996 and 1995 have been derived from the Company's audited financial statements. The pro forma selected financial data for 1994 and 1993 have been derived from the Company's pro forma financial data included in the Company's 1997 Form 10-K. The operating results for the six months ended June 30, 1998 have been derived from the information in the Company's Second Quarter Form 10-Q and are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998. The Company's selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements (and related notes) of the Company contained in the Company's 1997 Form 10-K included as Annex A hereto (except for the report of the Company's independent accountants which is not included herewith because the Company's independent accountants have not yet granted such consent). See "Available Information."

                            SIX MONTHS           AS OF AND FOR THE FISCAL YEAR
                          ENDED JUNE 30,               ENDED DECEMBER 31,
                         ---------------- --------------------------------------------
                           (UNAUDITED)                                   PRO FORMA
                                         HISTORICAL                   (UNAUDITED)(1)
                         ------------------------------------------- -----------------
                           1998    1997     1997     1996     1995     1994     1993
                         -------- ------- -------- -------- -------- -------- --------
STATEMENT OF INCOME
 DATA:
Net revenues............ $104,191 $87,680 $182,243 $166,237 $139,965 $103,086 $91,770
Income Before Income
 Taxes.................. $     28 $ 4,067 $  4,707 $  7,376 $  6,890 $  6,569   5,153
Net Income.............. $     18 $ 2,603 $  3,013 $  4,721 $  4,410 $  4,204 $ 3,298
Earnings per Share......
 Basic.................. $    --  $  0.49 $   0.56 $   0.89 $   0.84 $   0.80 $  0.63
 Diluted................ $    --  $  0.49 $   0.56 $   0.89 $   0.82 $   0.80 $  0.63
Weighted Average Shares
 Basic..................    5,377   5,316    5,339    5,304    5,270    5,250   5,250
 Diluted................    5,391   5,334    5,373    5,330    5,381    5,275   5,250
                          AS OF JUNE 30,               AS OF DECEMBER 31,
                         ---------------- --------------------------------------------
                           (UNAUDITED)                                          PRO
                                              HISTORICAL                      FORMA(1)
                         ---------------------------------------------------- --------
                           1998    1997     1997     1996     1995     1994     1993
                         -------- ------- -------- -------- -------- -------- --------
BALANCE SHEET DATA:
Working Capital......... $ 12,067 $14,556 $ 13,849 $ 13,540 $  6,726 $  8,120 $   993
Total Assets............ $118,922 $73,576 $114,961 $ 74,908 $ 59,031 $ 45,018 $53,150
Long-term Debt,
 excluding Current
 Portion................ $ 60,453 $22,863 $ 58,373 $ 23,254 $ 11,063 $  7,567 $28,160
Shareholders' Equity.... $ 30,671 $29,923 $ 30,733 $ 27,348 $ 22,437 $ 17,669 $ 7,363

----------
(1) The Company commenced operations effective with an initial public offering of common stock in May 1994. The Company's predecessor operations were in companies owned or controlled by Counsel Corporation (collectively, the "Long-Term Care Business"). The pro forma selected financial data for 1994 and 1993 reflect: (i) transfer by the selling shareholders to the Company of the outstanding stock of their wholly-owned subsidiaries possessing the Long-Term Care Business in exchange for common stock of the Company and the related tax and accounting effects; (ii) conversion of the 11 facilities owned by Counsel Corporation or an affiliate to operating leases with the Company as lessee; (iii) terms of the revised operating lease for one facility; (iv) exercise of the underwriters' over-allotment option of 500,000 shares; and (v) certain expenses expected to be incurred by the Company as a result of its initial public offering that were not incurred by the Long-Term Care Business. The pro forma selected financial data have been prepared as if such transactions occurred on January 1 of each year. No pro forma information related to the Offer is contained in the Selected Historical Financial Data presented.

                         PRO FORMA CONDENSED COMBINED
                                FINANCIAL DATA
                                  (UNAUDITED)

  The following table presents pro forma condensed combined statement of income and other financial data of Holding Co. and the Company. The information is presented as if the Offer and the Merger of Holding Co. and the Company occurred on January 1, 1997 with respect to financial data for twelve months ended December 31, 1997 and January 1, 1998 with respect to financial data for the six months ended June 30, 1998 for statement of income and related data and on June 30, 1998 for balance sheet data. The pro forma data assume that the Offer and the Merger are effected by the exchange of shares of Holding Co. Common Stock and cash for Shares. The pro forma data assume Holding Co. will exchange one share of Holding Co. Common Stock and $1.00 cash for each Share, whereby 5,399,000 shares of Holding Co. Common Stock and $5,399,000 of cash are issued in exchange for all outstanding Shares and equivalent Shares, other than those owned by Holding Co. The Offer and the Merger will be accounted for as a reverse acquisition, as the stockholders of the Company will own a majority of the outstanding shares of Holding Co. Common Stock upon completion of the transaction. Accordingly, for accounting purposes, Holding Co. is treated as the acquired company and the Company is considered to be the acquiring company. The cash portion of the Consideration will be accounted for as a dividend by the combined company. Holding Co.'s financial position and results of operations will not be included in the Company's consolidated financial statements prior to the date the Merger is consummated.

  For accounting purposes, the Merger will be treated as a recapitalization of the Company with the Company as acquires (reverse acquisition). Under a reverse acquisition, the purchase price of Holding Co. is based on the fair market value of Holding Co. Common Stock as measured by the net carrying amount of the Company's net assets. The Consideration includes one share of Holding Co. Common Stock. This is a fixed exchange ratio and will not be adjusted in the event of any increase or decrease in the market price of the Shares between the date hereof and the Expiration Date.

  The pro forma condensed combined financial data are intended for informational purposes, and do not purport to represent what the combined entity's results of continuing operations or financial position would actually have been had the Transactions in fact occurred at an earlier date, or project the results for any future date or period. Upon consummation of the Transactions, the actual financial position and results of operations of the combined company may differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the date of the pro forma condensed combined financial data and the date on which the Transactions are consummated and thereafter, as well as the factors discussed under "Risk Factors."

  The pro forma condensed combined financial data do not give effect to any integration or restructuring costs that could result from the combination of the companies. Any integration and rationalization of the operations of the Company may include certain costs that in turn would result in a charge to earnings of the combined company. Such a charge, which cannot now be quantified fully, may be material and would be recognized in the period in which such a restructuring occurs. These costs may include severance and related employee benefit costs, debt extinguishment costs, and costs associated with change of control agreements, among others. To date, Holding Co.'s access to information related to the Company has been limited to publicly available information. In addition, publicly available information does not contain sufficient details related to the Company's severance plans, employee benefit agreements, change of control costs or debt extinguishment provisions to enable Holding Co. to quantify the costs associated with business integration and rationalization actions that may be considered by Holding Co.

                               AVC HOLDING CORP.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                           HISTORICAL     HISTORICAL
                             ADVOCAT      HOLDING CO.     PRO FORMA      PRO FORMA
                          JUNE 30, 1998 AUGUST 26, 1998 ADJUSTMENTS(A)  HOLDING CO.
                          ------------- --------------- --------------  -----------
                                               (IN THOUSANDS)
ASSETS
Cash and cash
 equivalents............    $  1,649          $70          $     1 (B)   $  1,720
Receivables, net........      27,414          --               --          27,414
Income taxes
 receivable.............         280          --               --             280
Inventories.............       1,063          --               --           1,063
Prepaid expenses and
 other assets...........       1,863          --               --           1,863
Deferred income taxes...       1,330          --               --           1,330
                            --------          ---          -------       --------
  Total current assets..      33,599           70                1         33,670
                            --------          ---          -------       --------
Property and equipment..      83,193          --               --          83,193
Accumulated depreciation
 and amortization.......     (13,759)         --               --         (13,759)
                            --------          ---          -------       --------
  Net property and
   equipment............      69,434          --               --          69,434
                            --------          ---          -------       --------
Other assets:
  Deferred tax benefit..       5,366          --               --           5,366
  Deferred financing and
   other costs, net.....       1,450          --               --           1,450
Other...................       9,073          --               --           9,073
                            --------          ---          -------       --------
                              15,889          --               --          15,889
                            --------          ---          -------       --------
  TOTAL ASSETS..........    $118,922          $70          $     1       $118,993
                            ========          ===          =======       ========
LIABILITIES
Current portion of long
 term debt..............    $  1,069          --               --        $  1,069
Trade accounts payable..      10,580          --               --          10,580
Accrued expenses........       9,883          --               --           9,883
                            --------          ---          -------       --------
  Total current
   liabilities..........      21,532          --               --          21,532
                            --------          ---          -------       --------
Long term debt, less
 curent portion.........      60,453           50            5,000 (C)     65,503
Deferred gains with
 respect to leases,
 net....................       3,416          --               --           3,416
Other...................       2,850          --               --           2,850
                            --------          ---          -------       --------
  Total noncurrent
   liabilities..........      66,719           50            5,000         71,769
                            --------          ---          -------       --------
  TOTAL LIABILITIES.....      88,251           50            5,000         93,301
                            --------          ---          -------       --------
SHAREHOLDERS' EQUITY:
Preferred stock.........         --           --               --             --
Common stock............          54          --                 8 (D)         62
Additional paid-in
 capital................      15,638           50              392 (D)     16,080
Subscriptions
 receivable.............         --           (30)             --             (30)
Retained earnings.......      14,979          --            (5,399)(E)      9,580
                            --------          ---          -------       --------
  TOTAL SHAREHOLDERS'
   EQUITY...............      30,671           20           (4,999)        25,692
                            --------          ---          -------       --------
  TOTAL LIABILITIES AND
   SHAREHOLDERS'
   EQUITY...............    $118,922          $70          $     1       $118,993
                            ========          ===          =======       ========

          See Notes to Pro Forma Condensed Consolidated Balance Sheet

                               AVC HOLDING CORP.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

  For accounting purposes, the Merger will be treated as a recapitalization of Advocat with Advocat as the acquirer (reverse acquisition). The pro forma condensed consolidated balance sheet gives effect to the following adjustments:

                                                                (IN THOUSANDS)
                                                                --------------
(A) Reflects (i) the distribution of $1.00 and exchange of one share of Holding Co. Common Stock for each outstanding
    share of Advocat, (ii) the purchase by OWWI of 819,000
    shares of Holding Co. Common Stock for approximately $5.4
    million and the sale of $5.0 million in Debentures to
    OWWI, and (iii) the payment of approximately $5.0 million
    in costs related to the Transactions.

(B) Represents the following cash effects of the proposed
    Transactions:
    Sale of Debentures to OWWI....................................... $ 5,000
    Sale of Holding Co. Common Stock to OWWI.........................   5,400
    Cash distributions to stockholders of Advocat ...................  (5,399)
    Costs of the Offer and related transactions......................  (5,000)
                                                                      -------
                                                                      $     1
                                                                      =======
(C) Sale by Holding Co. of $5.0 million of Debentures to OWWI........ $ 5,000
                                                                      =======
(D) Represents proceeds from the sale of 819,000 shares of Holding
    Co. Common Stock for a total consideration of $5.4 million less the costs of the Transactions:
    Par value of shares sold......................................... $     8
                                                                      =======
    Capital in excess of par value of shares sold.................... $ 5,392
    Costs of the Offer and related transactions......................  (5,000)
                                                                      -------
    Additional paid in capital....................................... $   392
                                                                      =======
(E) Represents cash distributions of $1.00 per share to current stockholders of Advocat pursuant to the Transactions............. $ 5,399
                                                                      =======

                               AVC HOLDING CORP.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                              HISTORICAL HISTORICAL   PRO FORMA       PRO FORMA
                               ADVOCAT   HOLDING CO. ADJUSTMENTS     HOLDING CO.
                              ---------- ----------- -----------     -----------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Patient revenues..........   $163,094       --           --          $163,094
  Resident revenues.........     15,105       --           --            15,105
  Management fees...........      3,886       --           --             3,886
  Interest..................        158       --           --               158
                              ---------     -----      -------        ---------
    Total...................    182,243       --           --           182,243
                              ---------     -----      -------        ---------
Expenses:
  Operating.................    146,555       --           --           146,555
  Lease.....................     15,850       --           --            15,850
  General and
   administrative...........      9,636       --           --             9,636
  Depreciation and
   amortization.............      2,823       --           --             2,823
  Interest..................      2,672       --       $   354 (A)        3,026
                              ---------     -----      -------        ---------
    Total...................    177,536       --           354          177,890
                              ---------     -----      -------        ---------
Income before income taxes..      4,707       --          (354)           4,353
Provision for income taxes:       1,694       --          (120)(B)        1,574
                              ---------     -----      -------        ---------
Net income (loss)...........   $  3,013     $ --       $  (234)        $  2,779
                              =========     =====      =======        =========
Basic earnings per share....   $   0.56                                $   0.45
                              =========                               =========
Diluted earnings per share..   $   0.56                                $   0.45
                              =========                               =========
  Basic weighted shares
   outstanding..............  5,339,000                819,000(C)     6,158,000
  Diluted weighted shares
   outstanding..............  5,373,000                819,000(C)(D)  6,192,000


       See Notes to Pro Forma Condensed Consolidated Statement of Income

                               AVC HOLDING CORP.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

  The pro forma condensed consolidated statement of income gives effect to the following adjustments:

                                                                (IN THOUSANDS)
                                                                --------------
(A) Represents interest on (i) the $50,000 loan from OWWI to
    Holding Co. at a rate of 8.5% per annum and (ii) the $5.0
    million in Debentures at a rate of 7.0% per annum.               $354
                                                                     ====
(B) Represents the tax effects related to additional interest
    expense at Holding Co.'s federal statutory rate of 34.0%.        $120
                                                                     ====
(C) Represents newly issued shares of Holding Co. Common Stock purchased by OWWI.
(D) The conversion of the Debentures is assumed to be
    antidilutive at date of issue for purposes of computing
    diluted earnings per share.

                               AVC HOLDING CORP.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1998
                                  (UNAUDITED)

                            HISTORICAL HISTORICAL   PRO FORMA        PRO FORMA
                             ADVOCAT   HOLDING CO. ADJUSTMENTS      HOLDING CO.
                            ---------- ----------- -----------      -----------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Patient revenues........  $  84,946       --           --          $  84,946
  Resident revenues.......     17,334       --           --             17,334
  Management fees.........      1,812       --           --              1,812
  Interest................         99       --           --                 99
                            ---------     -----      -------         ---------
    Total.................    104,191       --           --            104,191
                            ---------     -----      -------         ---------
Expenses:
  Operating...............     83,383       --           --             83,383
  Lease...................      9,563       --           --              9,563
  General and
   administrative.........      5,456       --           --              5,456
  Depreciation and
   amortization...........      1,794       --           --              1,794
  Interest................      2,499       --       $   177 (A)         2,676
  Non-recurring charge....      1,468       --        (1,468)(B)           --
                            ---------     -----      -------         ---------
    Total.................    104,163       --        (1,291)          102,872
                            ---------     -----      -------         ---------
Income before income
 taxes....................         28       --         1,291             1,319
Provision for income
 taxes:                            10       --           439 (C)           449
                            ---------     -----      -------         ---------
Net income (loss).........  $      18     $ --       $   852         $     870
                            =========     =====      =======         =========
Basic earnings per share..  $    0.00                                $    0.14
                            =========                                =========
Diluted earnings per
 share....................  $    0.00                                $    0.14
                            =========                                =========
Basic weighted shares
 outstanding..............  5,377,000                819,000 (D)     6,196,000
Diluted weighted shares
 outstanding..............  5,391,000                819,000 (D)(E)  6,210,000


       See Notes to Pro Forma Condensed Consolidated Statement of Income

                               AVC HOLDING CORP.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1998
                                  (UNAUDITED)

  The pro forma condensed consolidated statement of income gives effect to the following adjustments:

                                                                  (IN THOUSANDS)
(A) Represents interest on (i) the $50,000 loan from OWWI to
    Holding Co. at a rate of 8.5% per annum and (ii) the $5.0
    million in Debentures at a rate of 7.0% per annum...........      $  177
                                                                      ======
(B) Represents elimination of nonrecurring charges for pro forma
    purposes....................................................      $1,468
                                                                      ======
(C) Represents the tax effects related to the additional
    interest expense and the elimination of nonrecurring charges
    at Holding Co.'s federal statutory rate of 34.0%............      $  439
                                                                      ======
(D) Represents newly issued shares of Holding Co.'s Common Stock purchased by OWWI
(E) The conversion of the Debentures is assumed to be
    antidilutive at date of issue for purposes of computing
    diluted earnings per share.

                     VALIDITY OF HOLDING CO. COMMON STOCK

  The validity of the shares of Holding Co. Common Stock offered hereby will be passed upon for Holding Co. by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

                                    EXPERTS

  The balance sheet of AVC Holding Corp. as of August 26, 1998 appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                  AUDITED BALANCE SHEET OF AVC HOLDING CORP.
                             AS OF AUGUST 26, 1998

                        REPORT OF INDEPENDENT AUDITORS

To the Shareholders
AVC Holding Corp.

  We have audited the accompanying balance sheet of AVC Holding Corp. as of August 26, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of AVC Holding Corp. at August 26, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young llp

August 26, 1998
Chicago, Illinois

                               AVC HOLDING CORP.

                                 BALANCE SHEET
                                AUGUST 26, 1998

ASSETS
Cash.................................................................. $ 70,000
                                                                       --------
    TOTAL ASSETS...................................................... $ 70,000
                                                                       ========
LIABILITIES
Note payable.......................................................... $ 50,000
SHAREHOLDERS' EQUITY
Common stock $.01 par value:
  Authorized 20,000 shares; issued and outstanding 8,165 shares.......       82
Additional paid-in capital............................................   49,918
Subscriptions receivable..............................................  (30,000)
                                                                       --------
    TOTAL SHAREHOLDERS' EQUITY........................................   20,000
                                                                       --------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........................ $ 70,000
                                                                       ========

                               AVC HOLDING CORP.

                            NOTES TO BALANCE SHEET

1. ORGANIZATION

  AVC Holding Corp. ("Holding Co.") was incorporated on August 18, 1998 in the state of Delaware. Upon incorporation, Holding Co. issued 8,165 shares of common stock, par value $.01 per share ("Holding Co. Common Stock") in exchange for $20,000 in cash and $30,000 in subscription notes receivable which bear interest at a rate of 8.5% per annum and are due upon demand. The terms of one note provide that a portion of the outstanding balance may be satisfied via transfer to Holding Co. of 1,250 shares of common stock of Advocat Inc. ("Advocat"), a Delaware corporation. Twenty percent of the Company's initial shares were purchased by Omega Worldwide, Inc. ("OWWI") and the remainder were purchased by officers of Holding Co. Holding Co. was formed to offer (the "Offer") to exchange $1.00 in cash and one share of Holding Co. Common Stock for each outstanding share of common stock, par value $.01 per share, of Advocat.

2. NOTE PAYABLE AND FINANCING COMMITMENTS

  Concurrent with its formation, Holding Co. obtained from OWWI a $50,000 unsecured loan at 8.5% per annum which matures September 30, 1999. In connection with the Offer, Holding Co. will issue approximately 819,000 shares of Holding Co. Common Stock to OWWI for approximately $5.4 million. Additionally, Holding Co. currently intends to issue (and OWWI has committed to purchase) up to $5.0 million of 7.0% convertible subordinated debentures (the "Debentures"), and, prior to commencing the Offer, will obtain commitments from OWWI or other investors identified by OWWI to purchase at least an additional $15.0 million of the Debentures,subject to independent director approval.

                                                                        ANNEX A

                                   FORM 10-K
               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

(MARK ONE)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT
    OF 1934 [FEE REQUIRED]
FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997
                          -----------------
      OR
[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES ACT OF
    1934 [NO FEE REQUIRED]
FOR THE TRANSITION PERIOD FROM ______ TO _____.

                        COMMISSION FILE NUMBER 1-12996
                                 ADVOCAT INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      DELAWARE                                                  62-1559667
      --------                                                  ----------
(STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NO.)

  277 MALLORY STATION ROAD, SUITE 130, FRANKLIN, TN                37067
  --------------------------------------------------            -----------
    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)

     REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (615)771-7575

       SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                                        NAME OF EACH EXCHANGE ON
       TITLE OF EACH CLASS                               WHICH REGISTERED
       -------------------                              ------------------------
COMMON STOCK, PAR VALUE $0.01 PER SHARE                 NEW YORK STOCK EXCHANGE

       SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                          NONE.

INDICATE BY CHECK MARK WHETHER THE REGISTRANT: (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO THE
FILING REQUIREMENTS FOR THE PAST 90 DAYS. YES  X    NO
                                              ---      ---

INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT FILERS PURSUANT TO ITEM 405 OF REGULATION S-K IS NOT CONTAINED HEREIN, AND WILL NOT BE CONTAINED, TO THE BEST OF REGISTRANT'S KNOWLEDGE, IN DEFINITIVE PROXY OR INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THIS FORM 10-K OR ANY AMENDMENT TO THIS FORM 10-K. [X]

THE AGGREGATE MARKET VALUE OF COMMON STOCK HELD BY NON-AFFILIATES ON MARCH 23, 1998 (BASED ON THE CLOSING PRICE OF SUCH SHARES ON THE NEW YORK STOCK EXCHANGE) WAS $25,179,807. FOR PURPOSES OF THE FOREGOING CALCULATION ONLY, ALL DIRECTORS, NAMED EXECUTIVE OFFICERS AND PERSONS KNOWN TO THE REGISTRANT TO BE HOLDERS OF 5% OR MORE OF THE REGISTRANT'S COMMON STOCK HAVE BEEN DEEMED AFFILIATES OF THE REGISTRANT.

ON MARCH 23, 1998, 5,376,946 SHARES OF THE REGISTRANT'S $0.01 PAR VALUE COMMON STOCK WERE OUTSTANDING.

               DOCUMENTS INCORPORATED BY REFERENCE:

THE FOLLOWING DOCUMENTS ARE INCORPORATED BY REFERENCE INTO PART III, ITEMS 10, 11, 12, AND 13 OF THIS FORM 10-K: THE REGISTRANT'S DEFINITIVE PROXY MATERIALS FOR ITS 1998 ANNUAL MEETING OF STOCKHOLDERS.

                                    PART I
ITEM 1.   BUSINESS

FORWARD-LOOKING STATEMENTS.

Certain statements made by or on behalf of Advocat Inc. (together with its subsidiaries, "Advocat" or the "Company"), including those contained in this Annual Report on Form 10-K and elsewhere, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, including, but not limited to, changes in governmental reimbursement, government regulation and health care reforms, ability to execute on the Company's acquisition program, both in finding suitable acquisitions and financing therefor, changing economic and market conditions, and others. Actual results may differ materially from that expressed or implied in such forward-looking statements. The Company hereby makes reference to items set forth under the heading "Risk Factors" in the Company's Registration Statement on Form S-1, as amended (Registration No. 33-76150). Such cautionary statements identify important factors that could cause the Company's actual results to materially differ from those projected in forward-looking statements.

INTRODUCTORY SUMMARY.

The Company provides long-term care services to nursing home patients and residents of assisted living facilities in 11 southeastern states and two Canadian provinces. The Company completed its initial public offering in May 1994, however, its operational history can be traced to February 1980 through common senior management who were involved in different organizational structures.

The Company's objective is to become the leading provider of health care and related services to the elderly in the communities in which it operates. Advocat will continue to implement its operating strategy of (i) providing a broad range of cost-effective senior care services; (ii) forming strategic alliances with other health care providers to expand the Company's continuum of care; (iii) clustering its operations on a regional basis; and (iv) targeting non-urban markets, which management believes are underserved by long-term care providers. Key elements of the Company's growth strategy are to increase revenue and profitability at existing facilities, make selective acquisitions of nursing homes and assisted living facilities generally located in smaller rural and secondary markets in the southeast United States and in Canada, pursue additional management opportunities and continue to offer current or expanded ancillary services at its facilities.

The Company's principal executive offices are located at 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067. The Company's telephone number at that address is (615) 771-7575, and its facsimile number is (615) 771-7409.

MATERIAL CORPORATE DEVELOPMENTS.

Acquisitions and Related Indebtedness

Effective October 1, 1997, the Company completed the acquisition or lease of 29 assisted living facilities from members or affiliates of Pierce Management Group ("Pierce"). The Company purchased 15 facilities with 1,093 units and entered into leases on the remaining 14 facilities with 1,209 units. All of the Pierce facilities are located in North Carolina. The aggregate purchase price was approximately $34,148,000, which includes related costs of the acquisition.

To fund the Pierce acquisition, the Company issued $34,100,000 in new debt. The debt issued in connection with the Pierce acquisition is a promissory note, which is payable to two banks and is unsecured. However, the Company has agreed not to pledge or otherwise encumber the assets acquired in the Pierce acquisition or issue other debt without the banks' approval. The promissory note bears floating interest in relation to the London Interbank Offered Rate ("LIBOR") and has a balloon maturity in January 1999.

The Company has a commitment of up to $30,000,000 of long-term financing under which the Company may borrow and pledge the assets acquired in the Pierce acquisition as collateral. Loans are available at up to 80% of the value of the pledged assets. Interest, which would be at LIBOR plus a defined spread, would be determined based upon the length of term selected (3, 10, or 20 years) and the loan-to-value ratio. This commitment is available through November 1999. However, the Company may not draw upon this commitment so long as the $34,100,000 promissory note remains outstanding.

In addition, the Company acquired two Canadian assisted living facilities on October 1, 1997. Immediately prior to the acquisitions, the Company had managed these facilities, which total 125 units, during receivership proceedings. The combined purchase price was approximately $2,317,000 ($3,200,000 Canadian), which was funded by internal sources and the issuance by the Company's principal Canadian lender of 10-year term loans totaling $2,029,000 ($2,800,000 Canadian).

Regulatory Issues

The Company's 1997 operating results were profoundly affected by regulatory issues in the State of Alabama. During the summer, the Company received separate notifications from the State that, as a result of certain deficiencies noted upon periodic surveys of its two facilities in Mobile, the facilities would be decertified from participation in the Medicare and Medicaid programs and that licensure revocation could be pursued. The Company appealed the proceedings, noting that none of the deficiencies were life-threatening, that the deficiencies noted did not warrant the penalty imposed and that in the case of one of the facilities, it was JCAHO accredited. The appeals were denied by the State agency, and as a result, the facilities were decertified for 69 and 91 days, respectively, before resurveys found them to be in compliance. Both of the facilities have been recertified for participation in the Medicare and Medicaid programs. The Company expects the Alabama operations to return to normal levels during the latter half of 1998. However, there can be no assurance that either of the facilities will return to the census and profitability levels experienced prior to the decertifications.

In both cases, the State has stayed its proceedings to license revocation, agreeing that the Company responded favorably toward the resolution of all issues. Management believes that the aggressive measures taken by the State were not warranted, particularly when the regulations prescribe a continuum of intermediate penalties to be imposed before decertification. The Company has aggressively pursued improved communications with the State and has reached agreement with the State on methods of improved operations. The Company's remaining five Alabama facilities have successfully passed their most recent annual licensure surveys.

The Company, in response to the regulatory problems at the two Mobile facilities, entered into a reorganization of its regional and facility management, conducted in-depth reviews of all seven of the Company's Alabama facilities, engaged nationally-recognized consultants to assist in achieving compliance and engaged local legal counsel familiar with the Alabama regulations and regulators. As a result of the lost revenues from the Medicare and Medicaid programs (including charity care provided to continuing patients who had been admitted under those programs), census declines and expenditures incurred in response to the survey issues (including fines and penalties), the Company experienced an estimated negative impact on 1997 earnings of approximately $2.3 million after taxes, or approximately $0.44 per share. The pre-tax impact of these events in the State of Alabama can be quantified as follows:

  - Lost revenue of $1.9 million of which more than $950,000 represented charity care for patients the Company elected not to discharge during the decertification period

  - Region-wide increases in staffing at all Alabama facilities with a cost of more than $700,000

  -   Direct costs relative to consultants, attorneys, and fines totaling
      $580,000

  -   Other related expenses of approximately $475,000

BUSINESS.

Advocat provides a broad range of long-term care services to the elderly including assisted living, skilled nursing and ancillary health care services. As of December 31, 1997, Advocat's portfolio includes 116 facilities composed of 65 nursing homes containing 7,341 licensed beds and 51 assisted living facilities containing 4,748 units. In comparison, at December 31, 1996, the Company operated 87 facilities composed of 65 nursing homes containing, 7,399 licensed beds and 22 assisted living facilities containing 2,509 units. The Company owns seven nursing homes, leases 37 others and manages the remaining 21 nursing homes. The Company owns 18 assisted living facilities, leases 22 others and manages the remaining 11 assisted living facilities. In the United States, the Company operates 52 nursing homes and 33 assisted living facilities, and in Canada, the Company operates 13 nursing homes and 18 assisted living facilities.

The Company's facilities provide a range of health care services to their residents. In addition to the nursing and social services usually provided in long-term care facilities, the Company offers a variety of rehabilitative, nutritional, respiratory, and other specialized ancillary services. The Company operates facilities in Alabama, Arkansas, Florida, Georgia, Kentucky, North Carolina, Ohio, South Carolina, Tennessee, Texas, West Virginia, and the Canadian provinces of Ontario and British Columbia.

The Company, in its role as owner, lessee, or manager, is responsible for the day-to-day operation of all operated facilities. These responsibilities include recruiting, hiring, and training all nursing and other personnel, and providing resident care, nutrition services, marketing, quality improvement, accounting, and data processing services for each facility. The lease agreements pertaining to the Company's 59 leased facilities are, in all but two cases, "triple net" leases, requiring the Company to maintain the premises, pay taxes and pay for all utilities. The leases typically provide for an initial term of 10 to 15 years with renewal options up to 10 years. The average remaining term of the Company's lease agreements, including renewal options, is approximately 15 years.

As compensation for providing management services, the Company earns a management fee, which in 1997 averaged approximately 5% of the facilities' net patient revenues. Of the Company's 32 management agreements, 14 have more than five years remaining on their current terms, 10 have between two and four years remaining on their current terms, and eight are month-to-month arrangements or have a current term expiring within one year, with an average current maturity of approximately five years.

INDUSTRY BACKGROUND

The long-term care industry encompasses a broad range of accommodations and health care and related services that are provided primarily to the elderly. As the need for assistance increases, the elderly can benefit from an assisted living facility, where nutritional, housekeeping and modest nursing or medical needs can be met. For those elderly in need of specialized support, rehabilitative, nutritional, respiratory or other treatments, nursing home health care is often required. The Company, through its assisted living facilities and nursing homes, is actively involved in the continuum of care and believes that it has, through its history of operating such facilities, developed the expertise required to serve the varied needs of its elderly residents.

During 1997, the Federal government enacted the Balanced Budget Act of 1997 ("BBA"), which contains numerous Medicare and Medicaid cost-saving measures. The BBA requires that nursing homes transition to a prospective payment system under the Medicare program during a three year "transition period," commencing with the first cost reporting period beginning on or after July 1, 1998. The BBA also contains certain measures that could lead to future reductions in Medicare therapy cost reimbursement and Medicaid payment rates. Given the recent enactment of the BBA, the Company is unable to predict the ultimate impact of the BBA on its future operations. However, any reductions in government spending for long-term health care could have an adverse effect on the opening results and cash flows of the Company. See "Item 1 - Government Regulation and Reimbursement."

While the ultimate impact of the BBA is presently unknown, management believes there are a number of significant trends that will support the continued growth of the assisted living and nursing home segments of the long-term care industry, including:

     Demographic trends. The primary market for the Company's long-term health care services is comprised of persons aged 75 and older. This age group is one of the fastest growing segments of the United States population. According to United States Census Bureau information, this population segment will increase approximately 28% over the next 20 years. The population of seniors aged 85 and over is expected to increase approximately 68% over the next 20 years. As the number of persons aged 75 and over continues to grow, the Company believes that there will be corresponding increases in the number of persons who need skilled nursing care or who want to reside in an assisted living facility for assistance with activities of daily living. According to the United States General Accounting Office, there are approximately 6.5 million people aged 65 and older in the United States who needed assistance with daily activities, and the number of people needing such assistance is expected to double by the year 2020.

     Cost containment pressures. In response to rapidly rising health care costs, governmental and other third-party payors have adopted cost-containment measures to reduce admissions and encourage reduced lengths of stays in hospitals and other acute care settings. The federal government had previously acted to curtail increases in health care costs under Medicare by limiting acute care hospital reimbursement for specific services to pre-established fixed amounts. Other third-party payors have begun to limit reimbursement for medical services in general to predetermined reasonable charges, and managed care organizations (such as health maintenance organizations) are attempting to limit hospitalization costs by negotiating for discounted rates for hospital and acute care services and by monitoring and reducing hospital use. In response, hospitals are discharging patients earlier and referring elderly patients, who may be too sick or frail to manage their lives without assistance, to nursing homes and assisted living facilities where the cost of providing care is typically lower than hospital care. In addition, third-party payors are increasingly becoming involved in determining the appropriate health care settings for their insureds or clients based primarily on cost and quality of care.

     Industry consolidation. Although the long-term care market continues to be extremely fragmented, consolidations have occurred recently within the industry, driven in part by opportunities to leverage corporate overhead, expand into new markets or to enhance development pipelines through strategic acquisitions, with some companies attempting to achieve a critical mass and market concentration in order to provide leverage in dealing with managed-care companies that provide medical insurance for the elderly. Competitors of the Company desiring to provide more comprehensive care for the elderly are diversifying into home health care, rehabilitation, adult day care and assisted living services to provide the senior population with some measure of independence but with support for activities of daily living, often achieving this diversification through acquisitions of existing providers.

     Limited supply of facilities. Because of the aging of the population and limitations on the granting of Certificates of Need ("CONs") for new skilled nursing facilities, management believes that there will be a continuing demand for skilled nursing beds in the markets in which the Company competes. A majority of states in the United States have adopted CON or similar statutes generally requiring that, prior to the addition of new beds, the addition of new services, or the making of certain capital expenditures, a state agency must determine that a need exists for the new beds or the proposed activities. The Company believes that this CON process tends to restrict the supply and availability of licensed nursing facility beds. High construction costs, limitations on government reimbursement for the full costs of construction, and start-up expenses also act to constrain growth in the supply of such facilities. At the same time, nursing facility operators are continuing to focus on improving occupancy and expanding services to subacute patients requiring significantly higher levels of nursing care. As a result, the Company believes that there has been a decrease in the number of skilled nursing beds available to patients with lower acuity levels, as opposed to patients with physical or more acute disabilities, and that this trend should increase the demand for the Company's assisted living facilities. Management also believes there is currently a limited supply of assisted living units relative to the growing need for assisted living services in rural and secondary markets. Although states generally do not require CONs for assisted living facilities, some states may impose additional limitations on the supply of facilities. For example, North Carolina has imposed a moratorium on the addition of new beds unless the vacancy rate of the county is less than 15.0%.

     Reduced Reliance on Family Care. Historically, the family has been the primary provider of care for seniors. Management of the Company believes that the increase in the percentage of women in the work force, the reduction of average family size, and the increased mobility in society will reduce the role of the family as the traditional care-giver for aging parents. Management believes that this trend will make it necessary for many seniors to look outside the family for assistance as they age.

NURSING HOME AND ASSISTED LIVING FACILITY SERVICES

Operations. The Company currently operates 65 nursing homes with 7,341 licensed beds and 51 assisted living facilities with 4,748 units as set forth below:

                                                                        U.S.                      Canada
                                                              --------------------------   --------------------------
                                                              Facilities   Licensed Beds   Facilities   Licensed Beds
                                                              ----------   -------------   ----------   -------------
 Nursing Homes:
  Owned....................................................            5             562            2             144
  Leased(1)................................................           37           4,158            0               0
  Managed..................................................           10             867           11           1,610
                                                                      --           -----           --           -----
   Total...................................................           52           5,587           13           1,754
                                                                      ==           =====           ==           =====

                                                              Facilities       Units       Facilities       Units
                                                              ----------   -------------   ----------   -------------
 Assisted Living Facilities(2):
  Owned....................................................           15           1,110            3             218
  Leased...................................................           17           1,328            5             458
  Managed..................................................            1              56           10           1,578
                                                                      --           -----           --           -----
   Total...................................................           33           2,494           18           2,254
                                                                      ==           =====           ==           =====


-------------
   (1) Includes four nursing homes that the Company currently manages for net profits under an interim agreement pending completion of a formal lease.
   (2) Facilities that provide both nursing care and assisted living services are counted as nursing homes although their units are counted as assisted living units. There are three such facilities in the United States and one in Canada. Also includes four facilities under development: two owned with 139 units, one leased with 56 units and one to be managed with 110 units.

For the year ended December 31, 1997, the Company's net patient and resident revenues were $178.2 million, or 97.8% of total net revenues. For the year ended December 31, 1997, the Company's net revenues from the provision of management services were $3.9 million, or 2.1% of the total net revenues. This management fee revenue represented approximately 5% of the $75.0 million net revenues earned by the owners or operators of the facilities under management. See Note 14 of the Company's Consolidated Financial Statements for more information on the Company's geographic operations.

Nursing Home Services. The nursing homes operated by the Company provide basic health care services, including room and board, nutrition services, recreational therapy, social services, housekeeping and laundry services and nursing services. In addition, the nursing homes dispense medications and otherwise follow care plans prescribed by the patients' physicians. In an effort to attract patients with more complex health care needs, the Company also provides for the delivery of ancillary medical services at the nursing homes it operates. These specialty services include rehabilitation therapy services, such as speech pathology, audiology, and occupational, hospital-based respiratory, and physical therapies, which are provided through licensed therapists and registered nurses, and the provision of medical supplies, nutritional support, infusion therapies, and related clinical services. The Company has historically contracted with third parties for a fee to assist in the provision of various ancillary services to the Company's patients. The Company has an ancillary service supply business through which it provides medical supplies and enteral nutritional support services directly to patients. The provision of ancillary services increased dramatically from 1994 through 1996 as the Company's population of Medicare patients increased. In 1997, the Company began expanding its sales of supplies directly to the public and independent long-term care operators. In 1998, the Company began selling enteral nutritional products in the rural communities in which its facilities are located. The Company continues to explore opportunities to broaden its ancillary services. The Company's nursing homes range in size from 39 to 247 licensed beds.

In late 1996, the Company entered into a relationship with Prism, a diversified health care company that specializes in the provision of comprehensive post-acute health care services. Prism provides comprehensive rehabilitation programs (physical, speech and occupational therapies) in the Company's United States nursing facilities (concentrating in one vendor services that had previously been dispersed among several). Through joint studies and development projects, the Company and Prism are actively exploring ways to expand their services to alternative markets. It is anticipated that these efforts could include services to elderly clients in assisted living, home health care, speciality unit care, or outpatient rehabilitation settings and could include such services as traditional rehabilitation, fitness programs, medical alert services, equipment rental, adult day care, home health care, or specialized recreational programs.

Assisted Living Facility Services. Services and accommodations at assisted living facilities include central dining facilities, recreational areas, social programs, housekeeping, laundry and maintenance service, emergency call systems, special features for handicapped persons and transportation to shopping and special events. The Company believes that assisted living services will continue to increase as an attractive alternative to nursing home care because a variety of supportive services and supervision can be obtained in a far more independent and less institutional setting. Generally, basic care and support services can be offered cheaper in an assisted living facility than either in a nursing home or through home health care assistance. On average, the Company provides 30 to 60 minutes of nursing care per resident per day in its Canadian assisted living facilities. The Company believes that the availability of health care services is an additional factor that makes assisted living an attractive alternative in Canada. The Company's assisted living facilities range in size from 12 to 295 units.

OPERATING AND GROWTH STRATEGY

The Company's objective is to become the leading provider of health care and related services to the elderly in the communities in which it operates. The Company intends to achieve this objective by seeking to:

      Provide a Broad Range of Cost-Effective Services. The Company's objective is to provide a variety of services in a broad continuum of care which will meet the ever changing needs of the elderly. The Company's expanded service offering currently includes assisted living, skilled nursing, comprehensive rehabilitation services and medical supply and nutritional support services. In addition, the Company expects to add new services as appropriate including adult day care, medical equipment rental, home health care and specialized recreational programs. By addressing varying levels of acuity, the Company is able to meet the needs of the elderly population it serves for a longer period of time and can establish a reputation as the provider of choice in a particular market. Furthermore, the Company believes it is able to deliver quality services cost-effectively, thereby expanding the elderly population base that can benefit from the Company's services, including those not otherwise able to afford private-pay assisted living services.

      Form Strategic Alliances or Joint Ventures with Other Health Care Providers. Through strategic alliances or joint ventures with other health care providers, the Company is able to offer additional services to its customers in a cost-effective, specialized manner. By entering into such agreements for services such as rehabilitation, the Company believes that it can continue to leverage the expertise of other providers in order to expand its continuum of care on a cost-effective basis. In March 1998, the Company entered into a joint venture to provide institutional pharmacy services with NCS HealthCare, a leading long-term care pharmacy services company. The Company expects to expand into other service areas as appropriate by establishing additional strategic alliances or joint ventures in the future.

      Cluster Operations on a Regional Basis. The Company has developed regional concentrations of operations in order to achieve operating efficiencies, generate economies of scale and capitalize on marketing opportunities created by having multiple operations in a regional market area.

      Target Non-Urban Underserved Markets. The Company believes there is significant opportunity to enter non-urban markets, which are underserved by senior care providers. The Company believes it can quickly and effectively establish a presence as the leading provider of health care and related services for the elderly in these markets as they typically have less competition and more unsatisfied demand for the services the Company provides.

The key elements of the Company's growth strategy are to:

      Increase Revenues and Profitability at Existing Facilities. The Company's strategy includes increasing facility revenues and profitability levels through increasing occupancy levels and improving payor mix, containing costs and protecting or expanding ancillary services. The Company directs its marketing efforts locally in order to promote higher occupancy levels and improved payor and case mixes at its nursing homes and assisted living facilities.

      Make Selective Acquisitions. The Company's senior management will continue to evaluate selected acquisitions through either the lease or purchase of additional nursing homes and assisted living facilities, concentrating on rural and secondary markets in the southeast United States and Canada. Management believes that such markets are often underserved by long-term care facilities and offer lower labor costs. The Company's goal is to use its expertise in operating long-term care facilities to increase the occupancy rates and lower the costs of these acquired facilities. In addition, where market conditions permit, the Company intends to expand the operations of acquired facilities by offering more services, in an effort to increase their profitability.

      The Company may also, from time to time, acquire the operations of other health care providers in order to expand the range of services it can offer as well as to increase the Company's presence in a particular market area. For example, the Pierce acquisition significantly expands the experience and scope of the assisted living component of the Company's business in the United States. The Company expects to extend this experience to certain of its existing markets, thereby broadening the range of services it provides in each of the market areas it serves. In addition, the Pierce acquisition substantially increases the density of the Company's operations in the Southeast, which should enable the Company to achieve economies of scale, operating efficiencies and increased name awareness.

      Pursue Additional Opportunities for Management Agreements. Management believes that the Company can attract additional management agreements. Further, it is management's belief that the Company is a recognized provider of quality care and has established financial and operational control systems, extensive reimbursement expertise, and access to purchasing economies. The Company has the ability to provide an array of services ranging from total operational management for passive investors in nursing homes and assisted living facilities to the provision of unbundled consulting services. In certain cases, the Company has the opportunity to share in the profits of a managed facility and/or has a right of first refusal or an option to purchase the managed facility.

      Expand Ancillary Services. The Company continues to develop strategic alliances with leading health care providers to offer a broad range of long-term care services to residents of the Company's facilities. Through its arrangement with Prism, comprehensive rehabilitation programs (physical, speech and occupational therapies) will be available in all of the Company's United States nursing homes. Management of the Company is exploring other opportunities to expand into a broad range of senior care services. The Company owns a supply business through which it provides medical supplies and enteral nutritional support services directly to patients and is expanding its sales of supplies directly to the public and independent long-term care operators.

The Company has established a task force to address the impact of the BBA. As they become known, the task force will evaluate changes in the funding environment for long-term care. The Company will attempt to maximize the revenues available to it from governmental sources within the changes that occur under the BBA.

MARKETING

The Company's corporate sales and marketing efforts are designed to acquire additional leased facilities and additional management contracts through exhibiting at state and provincial long-term care conventions and through relationships with bankers, receivers, business brokers and industry consultants. At a local level, the Company's sales and marketing efforts are designed to promote higher occupancy levels and optimal payor mix. Management believes that the long-term care industry is fundamentally a local industry in which both patients and residents and the referral sources for them are based in the immediate geographic area in which the facility is located. The Company's marketing plan emphasizes the role and performance of the administrator and social services director of each nursing home and the administrator of each assisted living facility, all of whom are responsible for contacting various referral sources such as doctors, hospitals, hospital discharge planners, churches, and various community organizations. Administrators are evaluated based on their ability to meet specific goals and performance standards that are tied to compensation incentives. The Company's regional managers and corporate staff assist local marketing personnel and administrators in establishing relationships and follow-up procedures with such referral sources. In addition to soliciting admissions from these sources, management emphasizes involvement in community affairs in order to promote a public awareness of the Company's nursing homes and assisted living facilities and their services. The Company also promotes effective customer relations and seeks feedback through family and employee surveys.

The Company has an internally-developed marketing program that focuses on the identification and provision of services needed by the community. The program assists each facility administrator in analysis of local demographics and competition with a view toward complementary service development. The Company believes that the primary referral area in the long-term care industry generally lies within a five-to-fifteen-mile radius of each facility depending on population density; consequently, local marketing efforts are more beneficial than broad-based advertising techniques.

DESCRIPTION OF MANAGEMENT SERVICES AND AGREEMENTS

Of the Company's 116 facilities, 32 are operated as managed facilities, where the Company's responsibilities include recruiting, hiring and training all nursing and other personnel, and providing quality assurance, resident care, nutrition services, marketing, accounting and data processing services. Services performed at the corporate level include group contract purchasing, employee training and development, quality assurance oversight, human resource management, assistance in obtaining third-party reimbursement, financial and accounting functions, policy and procedure development, system design and development and marketing support. The Company's financial reporting system monitors certain key data for each managed facility, such as payroll, admissions and discharges, cash collections, net patient care revenues, rental revenues, staffing trend analysis and measurement of operational data on a per patient basis.

The Company's management fee is subordinated to debt payments at 18 facilities. The Company has a right of first refusal or option to purchase one facility, participates in profits over its base management fee at 16 facilities and is obligated to provide cash flow support at eight facilities. The Company receives a base management fee for the management of long-term care facilities ranging generally from 3.5% to 6.0% of the net revenues of each facility. Other than certain corporate and regional overhead costs, the services provided at the facility are the facility owner's expense. The facility owner also is obligated to pay for all required capital expenditures. The Company generally is not required to advance funds to the owner. However, with respect to one management agreement covering two facilities, the Company has advanced approximately $1.5 million; this advance carries 8.0% interest and is being repaid over the remaining life of the management agreement. Additionally, the Company guarantees the cash flow of a second limited partnership that the Company manages. See Notes 6 and 15 of the Company's Consolidated Financial Statements for more information on these advances.

Of the Company's 32 management contracts, four are contracts to manage facilities during Canadian receivership or insolvency proceedings. Although these contracts are generally month-to-month, it has been the Company's experience that the duration of a receivership or insolvency management appointment typically ranges from six to twenty-four months. The number of such management appointments fluctuates as troubled facilities are added or are removed due to the disposition of the property by the receiver or owner. These four management contracts are for a base fee with no profit participation, no subordination to debt, no purchase options and no guarantees of debt.

Based upon the initial term and any renewal terms over which the Company holds the option, the remaining 28 contracts expire in the following years:

                            NUMBER OF FACILITIES       1997
                            -------------------     MANAGEMENT
YEAR                           U.S.     CANADA     FEES (000'S)
                            --------   ---------   ------------
1998.........................   1           3       $  281,000
1999.........................   0           3          252,000
2000.........................   0           1          142,000
2001.........................   6           0              -0-(1)
2004.........................  --           8        1,297,000
2005.........................  --           2          517,000
2015.........................   4          --        1,078,000
                               --          --
    Total...................   11          17
                               ==          ==

------------
(1) The operations of the six facilities of Texas Diversicare Limited Partnership ("TDLP") are included in the Company's consolidated operations. Accordingly, no management fees are recognized with respect to TDLP. See
     Note 6 of the Company's Consolidated Financial Statements for more information with respect to the Company's relationship with TDLP.

The Company currently anticipates that, except for the receivership or insolvency agreements, most of the management agreements coming due for renewal through 2001 will be renewed. However, there can be no assurance that any of such agreements will be renewed.

The following table summarizes the Company's net revenues derived from management services and the net revenues of the managed facilities during the years indicated (in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                               -----------------------------
                                                                1997       1996       1995
                                                               -------    -------    -------
 Management Fees(1)                                            $ 3,886    $ 3,652    $ 3,618
                                                               =======    =======    =======

 Net Revenues of Managed Facilities                            $75,043    $72,076    $75,359
                                                               =======    =======    =======

 Management Fees as a Percentage
  of Net Facility Revenues                                         5.2%       5.1%       4.8%
                                                               =======    =======    =======

-----------
(1) 1996 amount is net of $0.5 million in non-recurring consulting fees.

DESCRIPTION OF LEASE AGREEMENTS

The Company leases 59 nursing homes and assisted living facilities, of which 30 are leased from Omega Healthcare Investors, Inc. ("Omega") (a real estate investment trust), 11 are leased from Counsel Corporation ("Counsel") (which owned or controlled the Company's predecessor operations), 13 are leased from members or affiliates of Pierce and five are leased from others. All but two of the Company's leases are "triple-net," requiring the Company to maintain the premises, pay taxes, and pay for all utilities. The Company typically grants its lessor a security interest in the Company's personal property located at each leased facility to secure the Company's performance under the lease. The leases contain customary default and covenant provisions, generally requiring the Company to maintain a minimum net worth, expend specified sums per bed for capital expenditures, maintain certain financial and coverage ratios and prohibit the Company from operating any additional facilities within a certain radius of each leased facility. In addition, the Company is generally required to maintain comprehensive insurance covering the facilities it leases as well as personal and real property damage insurance and professional malpractice insurance. In all cases where mortgage indebtedness exists with respect to a leased facility, the Company's interest in the premises is subordinated to that of the lessor's mortgage lenders.

Omega Leases. The Company has a master lease with Omega covering 21 facilities (the "Master Lease"), which provides for an initial term of ten years through August 2002 and allows the Company one ten-year renewal option. The Master Lease provides for annual increases in the rent based upon inflation or a percentage of the increase in the net revenues of the facilities, whichever results in the greater increase in rent, up to a maximum increase equal to 5.0% of the prior year's rent. The Company entered into new agreements with Omega in 1994 with respect to ten facilities (one of which was closed in April 1997). The Company currently leases five of these facilities from Omega pursuant to a new master lease agreement (the "1994 Omega Lease"). Pending the completion of a formal lease, the remaining four facilities are managed by the Company pursuant to an interim management agreement under which the Company is entitled to the net profits of the facility. The Company classifies all four of these facilities as leased facilities. The 1994 Omega Lease provides for an initial term of ten years and provides the Company two five-year renewal options. The rent with respect to these facilities is subject to increases under a formula similar to that of the Master Lease up to a maximum increase of 3.9% of the prior year's rent. During the year ended December 31, 1997, the patient and resident revenues from the Omega leased facilities were approximately $90.7 million. A default with respect to any one facility would constitute a default with respect to all the facilities covered by the Master Lease or the 1994 Omega Lease, as applicable.

Counsel Leases. The Company leases five facilities from Counsel with an initial term of five years through April 1999 and one five-year renewal option. The Company leases three additional facilities from Counsel with an initial term of ten years through April 2004 and one ten-year renewal option. With respect to these eight facilities, the Company has the right of first refusal and a purchase option at the end of the respective lease terms. Additionally, the rent is fixed throughout the initial terms. The Company leases three additional facilities from Counsel with a lease term through August 2002. These facilities are subject to a participating mortgage from Counsel in favor of Omega. At the end of the lease term, the Company has the right to purchase these facilities. In addition, the Company can require Counsel to transfer these facilities to Omega, at which time the Company has the right to lease these facilities from Omega in accordance with the terms of the Master Lease. Rent increases with respect to these three facilities are calculated under the same terms as applicable in the Omega Master Lease. During the year ended December 31, 1997, the patient and resident revenues from the Counsel leased facilities were approximately $27.7 million. The Counsel leases provide that a default under any one of the leases constitutes a default under all of the leases.

Pierce Leases. Effective October 1, 1997, the Company acquired leases with respect to 14 facilities as part of the Pierce transaction. Of these leases, 12 are with the former principal owners of Pierce and have an initial term of 15 years and two five-year renewal options. Beginning at the third anniversary, annual rent increases are to be applied equal to the rate of inflation up to a maximum of 3.0%. Beginning at the fifth anniversary, the Company has a right to purchase all twelve facilities as a group for their fair market value. The remaining two leases are subleases that expire in 2017 and 1998. With respect to the latter sublease, the Company and the sublessor have agreed in principal to a direct lease with a five-year term beginning concurrent with the expiration of the sublease. The Company has no purchase option with respect to either sublease. During the period beginning with the acquisition on October 1, 1997 and ending December 31, 1997, the resident revenues from the Pierce leased facilities were approximately $3.4 million.

FACILITIES.

The following table summarizes certain information with respect to the nursing homes and assisted living facilities owned, leased and managed by the Company as of December 31, 1997:

                                                                         Assisted Living
                                                       -----------------------------------------------------
                                                            Nursing Homes                 Centers
                                                       ----------------------   ----------------------------
                                                       Number   Licensed Beds   Number(1)        Units
                                                       ------   -------------   -------      ---------------
 OPERATING LOCATIONS:
  Alabama.........................................         7             862           --              52
  Arkansas........................................        13           1,411            2              24
  Florida.........................................         8             800           --              --
  Kentucky(2).....................................         6             474           --               4
  North Carolina..................................        --              --           27           2,163
  Ohio............................................         1             151           --              --
  South Carolina..................................        --              --            1              56
  Tennessee.......................................         5             617           --              --
  Texas...........................................        10           1,092           --              --
  West Virginia(2)................................         2             180           --              --
  Ontario.........................................        13           1,754           14           1,684
  British Columbia................................        --              --            3             460
                                                          --           -----           --           -----
                                                          65           7,341           47           4,443
 LOCATIONS UNDER DEVELOPMENT:
  Georgia.........................................        --              --            1              56
  North Carolina..................................        --              --            2             139
  British Columbia................................        --              --            1             110
                                                          --           -----           --           -----
   Total..........................................        65           7,341           51           4,748
                                                          ==           =====           ==           =====

 CLASSIFICATION:
  Owned...........................................         7             706           18           1,328
  Leased(2).......................................        37           4,158           22           1,786
  Managed.........................................        21           2,477           11           1,634
                                                          --           -----           --           -----
   Total..........................................        65           7,341           51           4,748
                                                          ==           =====           ==           =====

-----------
   (1) Facilities that provide both nursing care and assisted living services are counted as nursing homes. There are two such facilities in Alabama, one in Kentucky and one in Canada.
   (2) The Company manages two of the facilities in Kentucky and two of the facilities in West Virginia for net profits under an interim agreement pending completion of formal leases. All four of these facilities are classified as leased facilities.

The following table summarizes more detailed information regarding the nursing homes and assisted living facilities owned, leased, or managed by the Company as of December 31, 1997:


NURSING HOMES:
                                                                                                           AVERAGE
                                                                                                           OCCUPANCY RATES(1)
                                                                             LICENSED                      FOR THE YEAR ENDED
                                                                             NURSING    OWNED(O)           DECEMBER 31,
                                                                             HOME       LEASED(L)     --------------------------
                  FACILITY NAME                            LOCATION          BEDS       MANAGED(M)   1997       1996      1995
                                                     ---------------------   --------   -------      ----       ----    --------
ALABAMA
 Dauphin Health Care Facility.......................        Mobile             151         L         89.3%      95.9%     95.2%
 Westside Health Care Center........................        Huntsville         129         L         91.9       94.4      95.0
 Lynwood Nursing Home...............................        Mobile             127         L         76.8       92.8      96.4
 Canterbury Health Care Facility ...................        Phenix City        137         L         94.7       97.1      97.0
 Windsor House .....................................        Huntsville         117         O         94.9       94.0      97.7
 Northside Health Care..............................        Gadsden            115         L         94.3       97.5      97.0
 Hartford Health Care...............................        Hartford            86         O(2)      95.3       99.7        --
                                                                               ---                   ----       ----      ----
          Total - Alabama...........................                           862                   90.7%      95.5%     96.3%
                                                                               ---                   ----       ----      ----
ARKANSAS
 Ouachita Nursing & Rehabilitation Center...........        Camden             142         L         86.7%      85.0%     83.4%
 Pinedale Nursing & Rehabilitation Center...........        Newport            130         O(2)      72.1       88.2        --
 Sheridan Nursing & Rehabilitation Center...........        Sheridan           121         L         76.2       91.5      93.9
 Walnut Ridge Nursing & Rehabilitation Center.......        Walnut Ridge       119         L         82.4       91.5      96.0
 Rich Mountain Nursing & Rehabilitation Center......        Mena               115         L         77.4       89.8      89.8
 Ash Flat Nursing & Rehabilitation Center...........        Ash Flat           105         L         85.3       87.5      88.4
 Faulkner Nursing & Rehabilitation Center...........        Conway             105         L         75.1       75.9      74.5
 Garland Nursing & Rehabilitation Center............        Hot Springs        105         L         68.3       74.8      78.9
 Stillmeadow Nursing & Rehabilitation Center........        Malvern            104         L         65.7       73.6      83.2
 Eureka Springs Nursing & Rehabilitation Center.....        Eureka Springs     100         L         69.6       65.8      54.6
 Des Arc Nursing & Rehabilitation Center............        Des Arc             98         L         58.1       61.6      66.1
 Pocahontas Nursing & Rehabilitation Center.........        Pocahontas          97         L         94.6       95.8      98.3
 The Pines Nursing & Rehabilitation Center..........        Hot Springs         70         L         92.8       83.1      87.0
                                                                             -----                   ----       ----      ----
          Total - Arkansas..........................                         1,411                   77.1%      81.9%     82.9%
                                                                             -----                   ----       ----      ----

NURSING HOMES (CONTINUED):
                                                                                                           AVERAGE
                                                                                                           OCCUPANCY RATES(1)
                                                                             LICENSED                      FOR THE YEAR ENDED
                                                                             NURSING    OWNED(O)           DECEMBER 31,
                                                                             HOME       LEASED(L)     --------------------------
                  FACILITY NAME                            LOCATION          BEDS       MANAGED(M)   1997       1996      1995
                                                     ---------------------   --------   -------      ----       ----    --------
FLORIDA
 Cedar Hills Nursing Center.......................        Jacksonville         180         M         93.0%      93.1%     96.3%
 Leesburg Nursing Center..........................        Leesburg             120         L(3)      82.6       85.7      91.5
 Southern Pines Nursing Center....................        New Port Richey      120         M         92.8       96.0      93.8
 DeSoto Manor Nursing Home........................        Arcadia              118         L(3)      85.7       90.0      90.5
 Hardee Manor Care Center.........................        Wauchula              79         L(3)      93.3       96.2      97.3
 Golfcrest Nursing Home...........................        Hollywood             67         M         91.8       91.1      93.7
 Good Samaritan Nursing Home......................        St. Petersburg        60         O(4)      79.4       75.0      71.2
 Golfview Nursing Home............................        St. Petersburg        56         M         82.2       83.0      86.1

          Total - Florida.........................                             800                   88.5%      90.0%     91.6%
                                                                               ---                   ----       ----      ----

KENTUCKY
 Wurtland Health Care Center......................        Wurtland             126         L         94.4%      93.1%     94.9%
 Carter Nursing & Rehabilitation Center...........        Grayson              120         L         96.7       97.0      96.5
 Boyd Nursing & Rehabilitation Center.............        Ashland               60         L(5)      96.0       71.0          (6)
 Elliott Nursing & Rehabilitation Center..........        Sandy Hook            60         L(5)      90.8         (6)       --
 South Shore Nursing & Rehabilitation Center......        South Shore           60         L         97.2       94.9      94.7
 West Liberty Nursing & Rehabilitation Center.....        West Liberty          48         L         97.4       94.2      96.8
                                                                               ---                   ----       ----      ----
          Total - Kentucky........................                             474                   95.4%      84.8%     93.0%
                                                                               ---                   ----       ----      ----

OHIO
 Best Care........................................        Wheelersburg         151         L         94.6%      92.8%     94.1%
                                                                               ---                   ----       ----      ----

NURSING HOMES (CONTINUED):
                                                                                                           AVERAGE
                                                                                                           OCCUPANCY RATES(1)
                                                                             LICENSED                      FOR THE YEAR ENDED
                                                                             NURSING    OWNED(O)           DECEMBER 31,
                                                                             HOME       LEASED(L)     --------------------------
                  FACILITY NAME                            LOCATION          BEDS       MANAGED(M)   1997       1996      1995
                                                     ---------------------   --------   -------      ----       ----    --------
TENNESSEE
 Martin Health Care...............................        Martin               150         L(3)      69.0%      75.4%     85.1%
 Laurel Manor Health Care Facility................        New Tazewell         134         L         96.9       98.4      97.0
 Mayfield Rehabilitation & Special Care Center....        Smyrna               125         L         86.9       85.3      95.9
 Briarcliff Health Care Center....................        Oak Ridge            120         L(3)      92.7       94.1      92.5
 Manor House of Dover.............................        Dover                 88         L         97.4       98.4      99.0
                                                                               ---                   ----       ----      ----
          Total - Tennessee.......................                             617                   87.3%      89.3%     93.3%
                                                                               ---                   ----       ----      ----

TEXAS
 South Park Rehabilitation & Nursing Center.......        Corpus Christi        189        L(3)      62.7%      66.1%     66.5%
 Aransas Pass Nursing & Rehabilitation Center.....        Aransas Pass          170        L(3)      66.4       61.8      62.6
 Afton Oaks Nursing & Rehabilitation Center.......        Houston               169        O(7)      87.5       87.4      88.5
 Hillside Nursing & Rehabilitation Center.........        Beeville              120        L(3)      50.6       54.6      62.4
 Chisolm Trail Nursing & Rehabilitation Center....        Lockhart              100        M(8)      68.2       80.6      74.8
 Yorktown Nursing & Rehabilitation Center.........        Yorktown               92        M(8)      69.9       71.5      82.3
 Lampasas Nursing & Rehabilitation Center.........        Lampasas               68        M(8)      68.6       84.9      92.6
 Refugio Nursing & Rehabilitation Center..........        Refugio                64        M(8)      75.3       94.1      92.6
 Goliad Nursing & Rehabilitation Center...........        Goliad                 60        M(8)      66.4       83.2      79.4
 Hillcrest Manor Nursing & Rehabilitation Center..        Luling                 60        M(8)      94.7       89.9      94.9
                                                                              -----                  ----       ----      ----
          Total - Texas...........................                            1,092                  70.0%      74.3%     74.4%
                                                                              -----                  ----       ----      ----

WEST VIRGINIA
 Boone Health Care Center.........................        Danville              120        L(5)      75.4%      78.8%     75.8%
 Laurel Nursing & Rehabilitation Center...........        Big Otter              60        L(5)      80.4         (6)       --
                                                                              -----                  ----       ----      ----
          Total - West Virginia...................                              180                  77.1%      78.8%     75.8%
                                                                              -----                  ----       ----      ----

NURSING HOMES (CONTINUED):
                                                                                                           AVERAGE
                                                                                                           OCCUPANCY RATES(1)
                                                                             LICENSED                      FOR THE YEAR ENDED
                                                                             NURSING    OWNED(O)           DECEMBER 31,
                                                                             HOME       LEASED(L)     --------------------------
                  FACILITY NAME                            LOCATION          BEDS       MANAGED(M)   1997       1996      1995
                                                     ---------------------   --------   -------      ----       ----    --------
ONTARIO, CANADA
 Chelsey Park Oxford..............................        London               247         M         99.0%      99.6%     99.6%
 Chelsey Park.....................................        Mississauga          237         M         97.8       98.0      98.3
 Rockcliffe Nursing Home..........................        Scarborough          204         M         98.1       99.4      99.5
 Cheltenham Nursing Home..........................        Willowdale           170         M         97.8       99.3      99.3
 Altamont Nursing Home............................        West Hill            159         M         98.5       98.5      97.1
 Tullamore Nursing Home...........................        Brampton             159         M         99.0       99.0      98.9
 Chelsey Park.....................................        Streetsville         118         M         99.5       99.8      99.7
 Tilbury Manor....................................        Tilbury               85         O         83.2       94.0      83.0
 Oxford Regional Nursing Home.....................        Ingersoll             80         M         99.9       99.9      99.9
 St. Demetrius....................................        Weston               120         M         96.5       86.1          (9)
 Knollcrest.......................................        Milverton             77         M         94.6       95.4      95.7
 Hardy Terrace....................................        Brampton              59         O(10)     97.6       85.8        --
 Green Gables Manor...............................        Stouffville           39         M(11)     94.3         --        --
                                                                             -----                   ----       ----      ----
          Total - Ontario, Canada.................                           1,754                   97.4%(12)  98.0%(12) 97.9%(12)
                                                                             -----                   ----       ----      ----
          Total - 65 Nursing Homes................                           7,341                   86.1%(12)  87.9%(12) 89.6%(12)
                                                                             =====                   ====       ====      ====

ASSISTED LIVING FACILITIES:

                                                                                                           AVERAGE
                                                                                                           OCCUPANCY RATES(1)
                                                                             ASSISTED                      FOR THE YEAR ENDED
                                                                             LIVING     OWNED(O)           DECEMBER 31,
                                                                             CENTER     LEASED(L)     --------------------------
                  FACILITY NAME                            LOCATION          UNITS      MANAGED(M)   1997       1996      1995
                                                     ---------------------   --------   -------      ----       ----    --------
NORTH CAROLINA
 Christian Care of Winston-Salem..................        Winston-Salem         142        O         95.0%        -         -
 Heritage Retirement of Wilson....................        Wilson                142        O         81.8         -         -
 Christian Care - Henderson.......................        Henderson             129        L         64.9         -         -
 Heritage Retirement - Rocky Mount................        Rocky Mount           126        L         99.2         -         -
 New Bern Rest Home...............................        New Bern              120        L(3)      71.6         -         -
 Pinewood Manor...................................        Ahoskie               100        L(3)      92.9         -         -
 Christian Care - New Bern........................        New Bern               98        L(3)      93.4         -         -
 New River Country Center.........................        Sparta                 98        L(3)      57.7         -         -
 Edenton Prime Time...............................        Edenton                94        L(3)      95.2         -         -
 Heritage Care of Clinton.........................        Clinton                94        O         93.2         -         -
 Heritage Care - Elizabeth City...................        Elizabeth City         94        L(3)      94.1         -         -
 Chatham Creek....................................        Cary                   80        O         78.0         -         -
 Jacksonville Care Center.........................        Jacksonville           80        L(3)      94.0         -         -
 Christian Care of Smithfield #2..................        Smithfield             79        O(13)     N/A          -         -
 Broman Rest Home.................................        New Port               61        O         82.3         -         -
 Neilson's Rest Home..............................        Carikuba Beach         61        O         92.0         -         -
 Cateret Care.....................................        Morehead City          60        O(13)     N/A          -         -
 Christian Care of Smithfield #1..................        Smithfield             60        O         98.2         -         -
 Clayton Restful Manor............................        Clayton                60        O         91.4         -         -
 Creekside Manor..................................        Kernersville           60        L(3)      98.2         -         -
 Heritage Care - Conover..........................        Conover                60        L(3)      88.5         -         -
 Heritage Care of Elkin...........................        Elkin                  60        L(3)      94.8         -         -
 Heritage Care of Seven Lakes.....................        West End               60        O         96.8         -         -
 Kannapolis Village...............................        Kannapolis             60        O         99.5         -         -
 Fremont Rest Center..............................        Fremont                50        L(3)      99.4         -         -
 Senters Rest Home................................        Fuquay Varina          50        O         80.5         -         -
 Branchwood Rest Home.............................        Reidsville             43        O         87.6         -         -
 Suttons Rest Home................................        Goldsboro              41        O         92.0         -         -
 Carolina Rest Home...............................        Roanoke Rapids         40        L(3)      99.4         -         -
                                                                              -----                  ----
          Total - North Carolina..................                            2,302                  87.9%
                                                                              -----                  ----

ASSISTED LIVING FACILITIES (CONTINUED):

                                                                                                           AVERAGE
                                                                                                           OCCUPANCY RATES(1)
                                                                             ASSISTED                      FOR THE YEAR ENDED
                                                                             LIVING     OWNED(O)           DECEMBER 31,
                                                                             CENTER     LEASED(L)     --------------------------
                  FACILITY NAME                            LOCATION          UNITS      MANAGED(M)   1997       1996      1995
                                                     ---------------------   --------   -------      ----       ----    --------
CANADA
 Chelsey Park Retirement Center...............        London, Ontario           323       M          89.0%      94.3%      99.3%
 Belmont Manor................................        Kitchener, Ontario        279       M          91.3       93.9         --
 The Grenadier................................        Toronto, Ontario          250       M(14)      85.3       80.7       73.3
 Hawthorn Park Condominiums...................        Kelowna, BC               186       M           N/A        N/A        N/A
 Courtyard Gardens............................        Richmond, BC              139       M(14)     105.9      105.5      106.0
 Hawthorn Park Retirement Community...........        Kelowna, BC               135       L(3)      106.7      107.7      111.6
 The Gilmore..................................        Richmond, BC              110       M(15)      N/A          --         --
 Metcalfe Gardens.............................        St. Thomas, Ontario       100       L(3)       92.3       88.9       91.9
 Bruce Retirement Villa.......................        Windsor, Ontario           96       M(11)      82.0       58.6         --
 Cavendish Manor..............................        Niagara Falls Ontario      96       O(16)      90.7       82.7       80.9
 The Richmond.................................        Belleville, Ontario        88       M          96.6       88.2       80.6
 Maple City Residence.........................        Chatham, Ontario           85       L(3)       88.0       81.5       81.2
 Erie Glen Manor..............................        Leamington, Ontario        82       L(3)       96.7       94.9      103.3
 Waverley Mansion.............................        London, Ontario            65       O(17)      75.9       69.1         --
 Park Street Place............................        Dresden, Ontario           60       O(17)      92.8       66.0         --
 Hudson Manor.................................        Tilbury, Ontario           53       L(3)       86.7       79.0       83.8
 Willoughby Manor.............................        Niagara Falls, Ontario     51       M(11)      76.5           (6)      --
 Green Gables Manor(18).......................        Stouffville, Ontario       32       M(11)      57.8         --         --
 Maynard Lodge................................        Toronto, Ontario           24       M(11)      95.7         --         --
                                                                              -----                 -----      -----      -----
          Total - Canada......................                                2,254                  93.7%(12)  97.9%(12)  94.5%(12)

                                                                              -----                 -----      -----      -----

ALABAMA
 Canterbury Health Care Facility(18)..........        Phenix City                35       L          26.8%       37.3%     66.5%
 Windsor House(18)............................        Huntsville                 17       O          65.4        85.7      47.4
                                                                              -----                 -----       -----     -----
          Total - Alabama.....................                                   52                  39.4%       53.2%     60.3%
                                                                              -----                 -----       -----     -----
ARKANSAS
 Garland Village Apartments...................        Hot Springs                12       L         101.4%      105.3%     91.4%
 Pine Manor Apartments........................        Camden                     12       L         107.6       100.9      91.9
                                                                              -----                 -----       -----      ----
          Total - Arkansas....................                                   24                 104.5%      103.1%     91.7%
                                                                              -----                 -----       -----      ----

ASSISTED LIVING FACILITIES:

                                                                                                           AVERAGE
                                                                                                           OCCUPANCY RATES(1)
                                                                             ASSISTED                      FOR THE YEAR ENDED
                                                                             LIVING     OWNED(O)           DECEMBER 31,
                                                                             CENTER     LEASED(L)     --------------------------
                  FACILITY NAME                            LOCATION          UNITS      MANAGED(M)   1997      1996      1995
                                                     ---------------------   --------   -------      ----      ----    --------
GEORGIA
 Plantation Manor................................        Thomasville             56        L(15)       --         --         --

KENTUCKY
 West Liberty Health Care Center(18).............        West Liberty             4        L         92.9%      84.4%      76.9%

SOUTH CAROLINA
 Greenville Care.................................        Greenville              56        M         74.1       53.6%        --
                                                                             ------                  ----       ----       ----
          Total - 51 Assisted Living Facilities..                             4,748                  91.7%(12)  92.4%(12)  95.8%(12)

                                                                             ======                  ====       ====       ====

          Total - 87 Facilities..................                            12,089                  87.0%(12)  88.6%(12)  90.4%(12)

                                                                             ======                  ====       ====       ====

 (1) The average occupancy is equal to the actual patient or resident days during the period in which the Company operated the facility in the year divided by the beds or units available for occupancy. If no percentage is presented, the Company did not operate the facility. Available occupancy of assisted living facilities is based on one person per unit.
 (2)  Facility purchased June 30, 1996.
 (3)  The Company holds an option to purchase these facilities.
 (4)  Facility purchased February 20, 1996; previously managed.
 (5) The Company manages this facility for net profits under an interim agreement pending completion of a formal lease.
 (6)  Facility opened during the  year; occupancy statistics are excluded.
 (7)  Facility purchased November 30, 1995.
 (8) The Company manages these facilities on behalf of TDLP, a limited partnership of which the Company is the general partner. Because of continuing potential financial obligations of the Company to the limited partnership, the operations of these facilities are included in the operations of the Company in accordance with generally accepted accounting principles. See Note 6 of the Company's Consolidated Financial Statements for a more detailed explanation of the Company's relationship with TDLP.
(9)   Facility under development during the year.
(10)  Facility purchased November 28, 1996.
(11)  Managed during receivership or insolvency proceedings.
(12) Average occupancy for the group excludes facilities under development or facilities managed during receivership or insolvency proceedings.
(13)  Facility currently under evaluation for redevelopment.
(14)  The Company holds a minority joint venture interest in this facility.
(15)  Facility currently under development. Anticipated opening in 1998.
(16)  Facility purchased December 31, 1995; previously managed.
(17)  Facility purchased September 30, 1997, previously managed.
(18) These facilities are not included in the total number of assisted living facilities since they are part of a nursing/assisted living facility complex. Assisted living units are included in the count of retirement units.

ORGANIZATION

The Company's long-term care facilities are currently organized into ten regions, seven in the United States and three in Canada, each of which is supervised by a regional vice president or manager. The regional vice president or manager is supported by nursing and human resource personnel, a regional controller, education coordinators and clerical personnel, all of whom are employed by the Company. The day-to-day operations of each owned, leased or managed nursing home is supervised by an on-site, licensed administrator. The administrator of each nursing home is supported by other professional personnel, including a medical director, who assists in the medical management of the facility, and a director of nursing, who supervises a staff of registered nurses, licensed practical nurses, and nurses aides. Other personnel include dietary staff, activities and social service staff, housekeeping, laundry and maintenance staff, and a business office staff. Each assisted living facility owned, leased or managed by the Company is supervised by an on-site administrator, who is supported by a director of resident care, a director of food services, a director of maintenance, an activities coordinator, dietary staff and housekeeping, laundry and maintenance staff. With respect to the managed facilities, the majority of the administrators are employed by the Company, and the Company is reimbursed for their salaries and benefits by the respective facilities. All other personnel at managed facilities are employed and paid by the owner of the nursing home or assisted living facility, not by the Company. All personnel at the leased or owned facilities, including the administrators, are employed by the Company.

The Company has in place a Continuous Quality Improvement ("CQI") program, which is focused on training direct care givers. The Company conducts monthly audits to monitor adherence to the standards of care established by the CQI program at each facility owned, leased or managed by the Company. The facility administrator, with assistance from regional nursing personnel, is primarily responsible for adherence to the Company's quality improvement standards. In that regard, the annual operational objectives established by each facility administrator include specific objectives with respect to quality of care. Performance of these objectives is evaluated quarterly by the regional vice president or manager, and each facility administrator's incentive compensation is based, in part, on the achievement of the specified quality objectives. Issues regarding quality of care and resident care outcomes are addressed monthly by senior management. The Company also has established a quality improvement committee consisting of nursing representatives from each region. This committee periodically reviews the Company's quality improvement programs and, if so directed, conducts facility audits as required by the Company's executive committee. The Company and its predecessor have operated a medical advisory committee in Ontario for more than 12 years and has developed similar committees in some of the other jurisdictions in which it operates. It is the Company's view that these committees provide a vehicle for ensuring greater physician involvement in the operations of each facility with resulting improved focus on CQI and resident care plans. In addition, the Company has provided membership for all of its medical directors in the American Medical Directors Association. All of the nursing homes operated by the Company in Ontario have been accredited by the Canadian Council on Health Facilities Accreditation. The Company is also in the process of seeking accreditation of each of its U.S. nursing homes by the Joint Commission on the Accreditation of Healthcare Organizations. The CQI program used at all locations was designed to meet accreditation standards and to exceed state and federal government regulations.

COMPETITION

The long-term care business is highly competitive. The Company faces direct competition for additional facilities and management agreements, and the facilities operated by the Company face competition for employees, patients, and residents. The Company plans to expand its business through the acquisition of additional owned or leased long-term care facilities and through additional management agreements. The Company competes with a variety of other companies to acquire such facilities and to provide contract management services. Some of the Company's present and potential competitors for acquisitions and management agreements are significantly larger and have or may obtain greater financial and marketing resources. Competing companies may offer new or more modern facilities or new or different services that may be more attractive to patients, residents or facility owners than the services offered by the Company.

The nursing homes and assisted living facilities that the Company operates compete with other facilities in their respective markets, including rehabilitation hospitals, other "skilled" or "intermediate" nursing homes and personal care residential facilities. In the few urban markets in which the Company operates, some of the long-term care providers with which the Company's operated facilities compete are significantly larger and have or may obtain greater financial and marketing resources than the Company's operated facilities. Some of these providers are not-for-profit organizations with access to sources of funds not available to the facilities operated by the Company. Construction of new long-term care facilities near the Company's existing operated facilities could adversely affect the Company's business. Management believes that the most important competitive factors in the long-term care business are: a facility's local reputation with referral sources, such as acute care hospitals, physicians, religious groups, other community organizations, managed care organizations, and a patient's family and friends; physical plant condition; the ability to identify and meet particular care needs in the community; the availability of qualified personnel to provide the requisite care; and the rates charged for services. There is limited, if any, price competition with respect to Medicaid and Medicare patients, since revenues for services to such patients are strictly controlled and are based on fixed rates and cost reimbursement principles. Although the degree of success with which the Company's operated facilities compete varies from location to location, management believes that its operated facilities generally compete effectively with respect to these factors.

GOVERNMENT REGULATION AND REIMBURSEMENT

The Company's facilities are subject to compliance with numerous federal, state and local health care statutes and regulations. All nursing homes must be licensed by the states in which they operate and must meet the certification requirements of government-sponsored health insurance programs such as Medicare and Medicaid, in order to receive reimbursement from these programs. The Company's assisted living facilities in North Carolina are subject to similar state and local licensing requirements.

Reimbursement. A significant portion of the Company's revenues is derived from government- sponsored health insurance programs. The nursing homes operated by the Company derive revenues under Medicaid, Medicare, the Ontario Government Operating Subsidy program and private pay services. The United States assisted living facilities derive revenues from Medicaid and similar programs as well as from private pay sources. Assisted living facilities in Canada derive virtually all of their revenues from private pay sources. The Company employs specialists in reimbursement at the regional and corporate level to monitor regulatory developments, to comply with all reporting requirements, and to maximize payments to its operated nursing homes. It is generally recognized that all government-funded programs have been and will continue to be under cost containment pressures, but the extent to which these pressures will affect the Company's future operations is unclear.

Medicare and Medicaid. Medicare is a federally-funded and administered health insurance program for the aged and for certain chronically disabled individuals. Part A of the Medicare program covers inpatient hospital services and certain services furnished by other institutional providers such as skilled nursing facilities. Part B covers the services of doctors, suppliers of medical items, various types of outpatient services, and certain ancillary services of the type provided by long term and acute care facilities. Medicare payments under Part A and Part B are subject to certain caps and limitations, as provided in Medicare regulations. Medicare benefits are not available for intermediate and custodial levels of nursing home care, nor for a stay in an assisted living facility.

Medicaid is a medical assistance program for the indigent, operated by individual states with financial participation by the federal government. Criteria for medical indigence vary somewhat from state to state, subject to federal guidelines. Available Medicaid benefits and rates of payment vary somewhat from state to state, subject to certain federal requirements. Basic long-term care services are provided to Medicaid beneficiaries, including nursing, dietary, housekeeping and laundry and restorative health care services, room and board, and medications. Previously, under legislation known as the Boren Amendment, federal law required that Medicaid programs pay to nursing home providers amounts adequate to enable them to meet government quality and safety standards. However, the Balanced Budget Act signed into law by President Clinton on August 5, 1997 (the "BBA"), repealed the Boren Amendment, and the BBA requires only that, for services and items furnished on or after October 1, 1997, a state Medicaid program must provide for a public process for determination of Medicaid rates of payment for nursing facility services. Under this process, proposed rates, the methodologies underlying the establishment of such rates and the justification for the proposed rates are published. This public process gives providers, beneficiaries and concerned state residents a reasonable opportunity for review and comment. At least four of the eight states in which the Company now operates are actively seeking ways to reduce Medicaid spending for nursing home care by such methods as capitated payments and substantial reductions in reimbursement rates.

The BBA also requires that nursing homes transition to a prospective payment system under the Medicare program during a three-year transition period commencing with the first cost reporting period beginning on or after July 1, 1998, and creates a managed care Medicare program called "Medicare + Choice." Medicare + Choice allows beneficiaries to participate either in the original Medicare fee-for-service program or to enroll in a managed care plan such as a health maintenance organization ("HMO"). Such managed care plans would allow the HMOs to enter into risk-based contracts with the Medicare program, and the Medicare HMOs could then contract with providers such as the Company for the provision of nursing home services. No assurance can be given that the Company's facilities will be successful in negotiating favorable contracts with Medicare HMOs. At this time, the Company is unable to predict the impact that the Medicare prospective payment system will have on its operations.

The BBA also contains certain measures that could lead to future reductions in Medicare therapy cost reimbursement and Medicaid payment rates. Given the recent enactment of the BBA, the Company is unable to predict the ultimate impact of the BBA on its future operations. However, any reductions in government spending for long-term health care could have an adverse effect on the operating results and cash flows of the Company.

Reduction in health care spending has become a national priority in the United States, and the field of health care regulation and reimbursement is a rapidly evolving one. For the fiscal year ended December 31, 1997, the Company derived 25.2% and 55.8% of its total revenues from the Medicare and Medicaid programs, respectively. Any health care reforms that significantly limit rates of reimbursement under these programs could, therefore, have a material adverse effect on the Company's profitability. The Company is unable to predict which reform proposals or reimbursement limitations will be adopted in the future or the effect such changes would have on its operations. In addition, private payors, including managed care payors, are increasingly demanding that providers accept discounted fees or assume all or a portion of the financial risk for the delivery of health care services. Such measures may include capitated payments, which can result in significant losses to health care providers if patients require expensive treatment not adequately covered by the capitated rate.

Ontario Government Operating Subsidy Program. The Ontario Government Operating Subsidy program ("OGOS") regulates both the total charges allowed to be levied by a licensed nursing home and the maximum amount that the OGOS program will pay on behalf of nursing home residents. The maximum amounts that can be charged to residents for ward, semi-private and private accommodation are established each year by the Ontario Ministry of Health. Regardless of actual accommodation, at least 40% of the beds in each home must be filled at the ward rate. Generally, amounts received from residents should be sufficient to cover the accommodation costs of a nursing home, including food, laundry, housekeeping, property costs and administration. In addition, the Ontario government partially subsidizes each individual, and funds each nursing home for the approximate care requirements of its residents. This funding is based upon an annual assessment of the levels of care required in each home, from which "caps" are determined and funding provided on a retrospective basis. The Ontario government funds from 35% to 70% of a resident's charges, depending on the individual resident's income and type of accommodation. The Company receives payment directly from OGOS by virtue of its ownership of two nursing homes in Canada. Additionally, the Company earns management fees from Canadian nursing homes, which derive significant portions of their revenues from OGOS.

Self-Referral and Anti-Kickback Legislation. The health care industry is subject to state and federal laws which regulate the relationships of providers of health care services, physicians, and other clinicians. These laws impose restrictions on physician referrals to any entity with which they have a financial relationship. The Company believes that it is in compliance with these laws. Failure to comply with self-referral laws could subject the Company to a range of sanctions, including civil fines, possible exclusion from government reimbursement programs, and criminal prosecution. There are also federal and state laws making it illegal to offer anyone anything of value in return for referral of patients. These laws, generally known as "anti-kickback" laws, are broad and subject to varying interpretations. Given the lack of clarity of these laws, there can be no absolute assurance that any health care provider, including the Company, will not be found in violation of the anti-kickback laws in any given factual situation. Strict sanctions, including exclusion from the Medicare and Medicaid programs and criminal penalties, may be imposed for violation of the anti-kickback laws.

Licensure and Certification. All the Company's nursing homes must be licensed by the state in which they are located in order to accept patients, regardless of payor source. In most states, nursing homes are subject to certificate of need laws, which require the Company to obtain government approval for the construction of new nursing homes or the addition of new licensed beds to existing homes. The Company's nursing homes must comply with detailed statutory and regulatory requirements in order to qualify for licensure, as well as for certification as a provider eligible to receive payments from the Medicare and Medicaid programs. Generally, the requirements for licensure and Medicare/Medicaid certification are similar and relate to the physical condition of the facility and the adequacy of the equipment used therein, quality and adequacy of personnel, quality of medical care, record keeping, dietary services, and resident rights. Each facility is subject to periodic inspections, known as "surveys" by health care regulators, to determine compliance with all applicable licensure and certification standards. If the survey concludes that there are deficiencies in compliance, the facility is subject to various sanctions, including but not limited to monetary fines and penalties, suspension of new admissions, and loss of licensure or certification. Generally, however, once a facility receives written notice of any compliance deficiencies, it submits a written plan of correction and is given a reasonable opportunity to correct the deficiencies. However, two of the Company's facilities located in Mobile, Alabama, were decertified from the program for several months during 1997 as a result of deficiencies cited by state surveyors; these facilities have now been brought back into compliance and recertified. See "Item 1 - Material Corporate Developments - Regulatory Issues."

Privately owned nursing homes in Ontario are licensed by the Ministry of Health under the Ontario Nursing Homes Act. The legislation, together with program manuals, establishes the minimum standards that are required to be provided to the patients of the home, including staffing, space, nutrition and activities. Patients can only be admitted and subsidized if they require at least 1 1/2 hours per day of care, as determined by a physician. Retirement centers in Canada are generally regulated at the municipal government level in the areas of fire safety and public health and at the provincial level in the areas of employee safety, pay equity, and, in Ontario, rent control.

Licensure and regulation of assisted living facilities varies considerably from state to state, although the trend is toward increased regulation in the United States. In North Carolina, the Company's facilities must pass annual surveys, and the state has established base-level requirements that must be maintained. Such requirements include or relate to staffing ratios, space, food service, activities, sanitation, proper medical oversight, fire safety, resident assessments and employee training programs. In Canada, assisted living facilities are generally not required to be licensed and are subject to only minor regulations.

PAYOR SOURCES.

The Company classifies its revenues from patients and residents into three major categories: Medicaid, Medicare and private pay. In addition to traditional Medicaid revenues, the Company includes within the Medicaid classification revenues from other programs established to provide benefits to those in need of financial assistance in the securing of medical services. Examples include the OGOS and North Carolina state and county special assistance programs. Medicare revenues include revenues received under both Part A and Part B of the Medicare program. The Company classifies payments from individuals who pay directly for services without government assistance as private pay revenue. The private pay classification also includes revenues from commercial insurers, HMOs, and other charge-based payment sources. Veterans Administration payments are included in private pay and are made pursuant to renewable contracts negotiated with these payors.

The following table sets forth net patient and resident revenues by payor source for the Company for the years presented:

                                      YEAR ENDED DECEMBER 31,
                  ------------------------------------------------------------
                                       (DOLLARS IN THOUSANDS)
                          1997                 1996                 1995
                  -----------------    -----------------    ------------------

Medicaid (1)      $  99,396    55.8%   $  91,089    56.2%   $  79,821     58.6%
Medicare             44,974    25.2       41,566    25.7       28,963     21.3
Private Pay (1)      33,829    19.0       29,274    18.1       27,336     20.1
                  ---------   -----    ---------   -----    ---------   -----
    Total         $ 178,199   100.0%   $ 161,929   100.0%   $ 136,120    100.0%
                  =========   =====    =========   =====    =========   =====

-----------------------
(1) Includes assisted living facility revenues. The mix of Medicaid, Medicare and private pay for nursing homes in 1997 was 57.8%, 27.6%, and 14.6%, respectively.

Patient and residential service is generally provided and charged in daily service units, commonly referred to as patient and resident days. The following table sets forth patient and resident days by payor source for the Company for the years presented:

                                    YEAR ENDED DECEMBER 31,
                  ------------------------------------------------------------
                        1997                 1996                 1995
                  -----------------    -----------------    ------------------

Medicaid (1)      1,345,010    67.5%   1,253,342    69.1%   1,160,593    69.1%
Medicare            120,583     6.1      120,458     6.6      102,777     6.1
Private Pay (1)     525,016    26.4      440,130    24.3      417,141    24.8
                  ---------   -----    ---------   -----    ---------   -----
    Total         1,990,609   100.0%   1,813,930   100.0%   1,680,511   100.0%
                  =========   =====    =========   =====    =========   =====

-----------------------
(1) Includes assisted living facility days. The mix of Medicaid, Medicare and private pay for nursing homes in 1997 was 75.2%, 7.6%, and 17.2%, respectively.

The above tables include net patient revenues and the patient days of the six facilities comprising Texas Diversicare Limited Partnership. See Note 6 of the Company's Consolidated Financial Statements.

Consistent with the nursing home industry in general, changes in the mix of a facility's patient population among Medicaid, Medicare, and private pay can significantly affect the profitability of the facility's operations.

For information about revenue, operating income, and identifiable assets attributable to the Company's United States and Canadian operations, see Note 14 of the Company's Consolidated Financial Statements.

SUPPLIES AND EQUIPMENT

The Company purchases drugs, solutions and other materials and leases certain equipment required in connection with the Company's business from many suppliers. The Company has not experienced, and management does not anticipate that the Company will experience, any significant difficulty in purchasing supplies or leasing equipment from current suppliers. In the event that such suppliers are unable or fail to sell supplies or lease equipment to the Company, management believes that other suppliers are available to adequately meet the Company's needs at comparable prices. National purchasing contracts are in place for all major supplies, such as food, linens, and medical supplies. These contracts assist in maintaining quality, consistency and efficient pricing.

INSURANCE

All of the Company's liability policies are on an occurrence basis and are renewable annually. Each of the coverage limits and the self-insured risks referred to in the following is measured on an annual basis.

The Company maintains general and professional liability insurance with per claim coverage of $1,000,000 and aggregate coverage limits of up to $3,000,000 for its long-term care services. Through December 31, 1997, with respect to a majority of its United States nursing homes, the Company is self-insured for the first $25,000 per occurrence and $500,000 in the aggregate for such claims. Effective January 1998, these self-insured per claim and aggregate amounts increased to $250,000 and $2,500,000, respectively. In addition, the Company maintains a $50,000,000 aggregate umbrella liability policy for claims in excess of the foregoing limits for its nursing home operations. The assisted living operations acquired in the Pierce transaction are self-insured, with respect to each location, for the first $5,000 per occurrence and $25,000 in the aggregate. In addition, the Company maintains a $10,000,000 aggregate umbrella liability policy for claims in excess of the foregoing limits for these assisted living operations.

The Canadian facilities owned or leased by the Company maintain general and professional liability insurance with per claim coverage limits of up to $1,398,000 ($2,000,000 Canadian). In addition, the Company maintains a $2,097,000 ($3,000,000 Canadian) aggregate umbrella liability policy for claims in excess of the above limit for these facilities. Canadian general and professional liability insurance coverages are less than in the United States due primarily to the lower incidence of liability litigation in Canada. The facilities managed by the Company in Canada maintain similar coverages to those outlined above. The Company is named as additional insured on the policies maintained by the Canadian managed facilities. The six TDLP facilities maintain general and professional liability insurance with per claim coverage of $1,000,000 and aggregate coverage limits of up to $2,000,000. In addition, TDLP maintains a $10,000,000 aggregate umbrella liability policy for claims in excess of the foregoing limits for these facilities.

The Company is self-insured for health insurance benefits in amounts of up to $75,000 per individual for certain of its United States employees who have elected coverage under the Company's sponsored plan. This plan is also made available to certain United States managed employees. Canadian employees are covered for worker's compensation and supplemental health care as a result of the

Company's participation in mandated insurance programs administered by the individual provinces in which the Company operates. With respect to its United States workers' compensation risks, substantially all of the Company's employees became covered under either an indemnity insurance plan or state-sponsored programs in May 1997. Prior to that time, the Company was self-insured for the first $250,000, on a per claim basis, for worker's compensation claims in a majority of its United States nursing facilities. The Company has been and remains completely self-insured for worker's compensation claims with respect to its Texas operations. Texas does not require mandatory worker's compensation coverage for employer related injuries, and the Company has elected to be a non-subscriber under the worker's compensation laws in Texas. The Company, at its sole discretion, reviews each injury incident and provides medical care and wage replacement appropriate to each situation. Substantially all the risks of worker's compensation claims under the high-deductible or self-insurance programs are assumed by the Company, and, as such, the costs incurred are comparable to those of a Company insured under a policy containing provisions for retroactive premium adjustments to reflect past claims experience.

The Company utilizes risk management experts in the evaluation of its insurance programs, and management believes its current insurance coverage level is consistent with industry standards and is appropriate for the risk environment. The Company has established reserves that management believes are adequate to cover the self-insured risks of its insurance programs. There can be no assurance that the Company's insurance and reserves will be sufficient to cover any judgements, settlements or costs relating to any pending or future claims or legal proceedings (including any related judgements, settlements or costs) or that any such insurance will be available to the Company in the future on satisfactory terms, if at all. If the insurance and reserves carried by the Company are not sufficient to cover any judgements, settlements or costs relating to pending or future claims or legal proceedings, the Company's business and financial condition could be materially adversely affected.

EMPLOYEES

As of February 15, 1998, the Company employed a total of approximately 5,650 individuals. Management believes that the Company's employee relations are good. Approximately 70 of the Company's United States employees are represented by a labor union and approximately 370 of the Company's Canadian employees are represented by various unions. With the exception of some administrators of managed facilities (whose salaries are reimbursed by the owners), the staff of the managed nursing homes and assisted living facilities are not employees of the Company. The Company's managed facilities employ approximately 2,550 individuals, approximately 1,520 of whom are Canadians represented by various unions.

A major component of the Company's CQI program includes an employee empowerment selection, retention and recognition program. Administrators and managers of the Company include employee retention and turnover goals in the annual facility, regional and personal objectives.

Although the Company believes it is able to employ sufficient nurses and therapists to provide its services, a shortage of health care professional personnel in any of the geographic areas in which the Company operates could affect the ability of the Company to recruit and retain qualified employees and could increase its operating costs. The Company competes with other health care providers for both professional and non-professional employees and with non-health care providers for nonprofessional employees.

ITEM 2.  PROPERTIES

The Company owns 25 and leases 59 long-term care facilities. See "Item 1 - Description of Lease Agreements" and "- Facilities." The Company leases approximately 19,000 square feet of office space in Franklin, Tennessee, that houses the executive offices of the Company and its regional office supporting the Alabama and Tennessee operations. In addition, the Company leases its regional office for Canadian operations with approximately 10,800 square feet of office space in Mississauga, Ontario, its regional office with approximately 55,000 square feet of office space in Kernersville, North Carolina and its regional offices, each with approximately 3,000 square feet of office space in Clearwater, Florida; Little Rock, Arkansas; Corpus Christi, Texas; and Ashland, Kentucky. Lease periods on these facilities generally range up to seven years, although the Kernersville lease runs through 2022 including renewal options. Management believes that the Company's leased properties are adequate for its present needs and that suitable additional or replacement space will be available as required.

ITEM 3.  LEGAL PROCEEDINGS

The provision of health care services entails an inherent risk of liability. In recent years, participants in the health care industry have become subject to an increasing number of lawsuits alleging malpractice, product liability, or related legal theories, many of which involve large claims and significant defense costs. It is expected that the Company from time to time will be subject to such suits as a result of the nature of its business. Further, as with all health care providers, the Company is potentially subject to the increased scrutiny of regulators for issues related to compliance with health care fraud and abuse laws. Although the Company is not a party to or subject to any material pending legal proceedings and carries liability insurance that Management believes meets industry standards, there can be no assurance that any pending or future legal proceedings (including any related judgments, settlements or costs) will not have a material adverse effect on the Company's business, reputation, or financial condition. See "Item 1 - Insurance."

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There have been no matters submitted to a vote of security holders during the fourth quarter (October 1, 1997 through December 31, 1997) of the fiscal year covered by this Annual Report on Form 10-K.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

The Common Stock of the Company is listed on the New York Stock Exchange under the symbol "AVC." The following table sets forth the high and low prices of the common stock as reported by the New York Stock Exchange for each quarter in 1996 and 1997:

            Period                                      High        Low
            ------                                      ----        ---
     1996 1st Quarter                                   $13         $ 8 1/2
     1996 2nd Quarter                                    11 7/8       8 7/8
     1996 3rd Quarter                                    10 3/8       7 7/8
     1996 4th Quarter                                     8 1/4       5 7/8
     1997 1st Quarter                                     9 5/8       7 1/4
     1997 2nd Quarter                                    11 3/8       8 3/4
     1997 3rd Quarter                                    12 7/16     11
     1997 4th Quarter                                    12 15/16     7 1/2

The Company's Common Stock has been traded since May 10, 1994. On March 23, 1998, the closing price for the Common Stock was $9 13/16, as reported by the New York Stock Exchange.

On March 23, 1998, there were 175 holders of record of the common stock. Most of the Company's shareholders have their holdings in the street name of their broker/dealer. The total number of shareholders is believed to be approximately 1,700 individuals and entities.

The Company has not paid cash dividends on its Common Stock and anticipates that, for the foreseeable future, any earnings will be retained for use in its business and no cash dividends will be paid. The Company is currently prohibited from issuing dividends under certain debt instruments.

ITEM 6.   SELECTED CONSOLIDATED FINANCIAL DATA

The Company commenced operations effective with an initial public offering of common stock in May 1994. The Company's predecessor operations were in companies owned or controlled by Counsel Corporation (collectively, the "Long-Term Care Business"). The following table sets forth selected financial data of Advocat and the Long-Term Care Business. The selected financial data of Advocat as of December 31, 1997, 1996, 1995 and 1994 and for the years ended December 31, 1997, 1996 and 1995 have been derived from the audited financial statements of Advocat. The selected unaudited pro forma financial data of Advocat for 1994 and 1993 have been derived from the pro forma financial data of Advocat. The selected financial data of the Long-Term Care Business as of December 31, 1993 and for the year ended December 31, 1993 have been derived from the audited combined financial statements of the Long-Term Care Business.

                                                        YEAR ENDED DECEMBER 31,
                                      -----------------------------------------------------------------
                                                                                              LONG-TERM
                                                                             ADVOCAT            CARE
                                                 ADVOCAT                    PRO FORMA         BUSINESS
                                      ------------------------------   --------------------   --------
                                        1997       1996       1995       1994       1993        1993
                                      --------   --------   --------   --------   ---------   --------
STATEMENT OF INCOME DATA:                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
   Patient revenues................   $163,094   $153,582   $128,643   $ 92,228     $81,905    $81,905
   Resident revenues...............     15,105      8,347      7,477      7,098       6,415      6,415
   Management fees.................      3,886      4,152      3,618      3,583       3,234      3,234
   Interest........................        158        156        227        177         216        216
                                      --------   --------   --------   --------     -------    -------
         Net revenues..............    182,243    166,237    139,965    103,086      91,770     91,770
                                      --------   --------   --------   --------     -------    -------

EXPENSES:
   Operating.......................    146,555    131,966    109,458     77,567      68,772     69,007
   Lease...........................     15,850     14,441     13,518     10,827      10,379      8,174
   General and administrative......      9,636      8,578      7,806      6,409       5,968      5,432
   Depreciation and amortization         2,823      2,285      1,516      1,230       1,005      2,512
   Interest........................      2,672      1,591        777        484         493      3,261
                                      --------   --------   --------   --------     -------    -------
         Total expenses............    177,536    158,861    133,075     96,517      86,617     88,386
                                      --------   --------   --------   --------     -------    -------

INCOME BEFORE
   INCOME TAXES....................   $  4,707   $  7,376   $  6,890   $  6,569     $ 5,153    $ 3,384
                                      ========   ========   ========   ========     =======    =======

NET INCOME.........................   $  3,013   $  4,721   $  4,410   $  4,204     $ 3,298    $ 2,098
                                      ========   ========   ========   ========     =======    =======

EARNINGS PER SHARE
   Basic...........................       $.56       $.89       $.84       $.80        $.63
                                      ========   ========   ========   ========     =======
   Diluted.........................       $.56       $.89       $.82       $.80        $.63
                                      ========   ========   ========   ========     =======

WEIGHTED AVERAGE SHARES
   Basic...........................      5,339      5,304      5,270      5,250       5,250
                                      ========   ========   ========   ========     =======
   Diluted.........................      5,373      5,330      5,381      5,275       5,250
                                      ========   ========   ========   ========     =======

                                                             DECEMBER 31,
                                      ----------------------------------------------------------
                                                                                       LONG-TERM
                                                                                         CARE
                                                       ADVOCAT                         BUSINESS
                                      -----------------------------------------        ---------
                                        1997      1996       1995        1994            1993
                                      --------   -------   --------    --------        ---------
BALANCE SHEET DATA:                                        (IN THOUSANDS)

 Working capital...................   $ 13,849   $13,540   $ 6,726     $ 8,120           $   993
                                      ========   =======   =======    ========         =========

 Total assets......................   $114,961   $74,908   $59,031     $45,018           $53,150
                                      ========   =======   =======    ========         =========

 Long-term debt, excluding
  current portion..................   $ 58,373   $23,254   $11,063     $ 7,567           $28,160
                                      ========   =======   =======    ========         =========

 Shareholders' equity/Investment
  by Counsel.......................   $ 30,733   $27,348   $22,437     $17,669           $ 7,363
                                      ========   =======   =======    ========         =========

                       PRO FORMA SELECTED FINANCIAL DATA
                                  (UNAUDITED)

The following unaudited pro forma consolidated income statements of Advocat for the years ended December 31, 1994 and 1993, have been prepared to reflect: (i) transfer by the selling shareholders to Advocat of the outstanding stock of their wholly-owned subsidiaries possessing the Long-Term Care Business in exchange for common stock of Advocat and the related tax and accounting effects;
(ii) conversion of the 11 facilities owned by Counsel Corporation or an affiliate to operating leases with Advocat as lessee; (iii) terms of the revised operating lease for one facility, entered into in February 1994; (iv) exercise of the underwriters' over-allotment option of 500,000 shares of which one-half of the proceeds remained with Advocat and the other half was used by Advocat to retire the notes payable to the selling shareholders; and (v) certain expenses expected to be incurred by Advocat as a result of its initial public offering that were not incurred by the Long-Term Care Business. These statements have been prepared as if such transactions occurred on January 1 of each year. The unaudited pro forma consolidated financial information may not be indicative of the future results of operations and what the actual results of operations would have been had the transactions been consummated on such dates.

               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                         YEAR ENDED DECEMBER 31, 1994
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         LONG-TERM
                                       CARE BUSINESS                    ADVOCAT
                                       -------------    ----------------------------------------------
                                        FOUR MONTHS                       EIGHT MONTHS   TWELVE MONTHS
                                           ENDED                             ENDED          ENDED
                                         APRIL 30,       PRO FORMA         DECEMBER 31,  DECEMBER 31,
                                           1994         ADJUSTMENTS           1994           1994
                                        ----------      -----------       -------------  -------------
REVENUES:
    Patient revenues................      $28,523         $ -0-               $63,705       $ 92,228
    Resident revenues...............        2,196           -0-                 4,902          7,098
    Management fees.................        1,100           -0-                 2,483          3,583
    Interest........................           11           -0-                   166            177
                                          -------         -----               -------       --------
          Net revenues..............       31,830           -0-                71,256        103,086
                                          -------         -----               -------       --------

EXPENSES:
    Operating.......................       23,933           (39)(a)            53,673         77,567
    Lease...........................        2,826           700 (a)(b)          7,301         10,827
    General and administrative......        1,981           155 (c)             4,273          6,409
    Depreciation and amortization             904          (507)(b)               833          1,230
    Interest........................        1,023          (881)(b)               342            484
                                          -------         -----               -------       --------
          Total expenses............       30,667          (572)               66,422         96,517
                                          -------         -----               -------       --------

    Income before income taxes......        1,163           572                 4,834          6,569
    Provision for income taxes......          442           183(d)              1,740          2,365
                                          -------         -----               -------       --------

PRO FORMA NET INCOME................      $   721         $ 389               $ 3,094       $  4,204
                                          =======         =====               =======       ========

PRO FORMA EARNINGS PER SHARE
    Basic...........................                                                            $.80
                                                                                            ========
    Diluted.........................                                                            $.80
                                                                                            ========
WEIGHTED AVERAGE SHARES (e)
  Basic ............................                                                           5,250
                                                                                            ========
  Diluted ..........................                                                           5,275
                                                                                            ========

-----------
(a) Reflects the reduced operating expense of $39 and additional lease expense of $12 in accordance with the terms of the revised lease for one facility, entered into in February 1994, as if the terms of the revised lease had been effective January 1, 1994.
(b) Reflects the effects of the conversion of certain owned facilities to leasehold interests, including additional lease expense and reduced interest, depreciation, and amortization expenses.
(c) Reflects the estimated additional corporate, administrative and public financial reporting expenses which would have been incurred by Advocat if it had operated as a separate public entity effective January 1, 1994.
(d) Reflects adjustments to the income tax provision due to additional pro forma income before taxes.
(e) Based on the total number of shares sold to the public in the initial public offering of Advocat stock on May 10, 1994, and the exercise of the over-allotment option, as well as the impact of common stock equivalent shares computed using the treasury stock method.

              UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                         YEAR ENDED DECEMBER 31, 1993
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       LONG-TERM              ADVOCAT
                                         CARE      ---------------------------
                                       BUSINESS    ADJUSTMENTS       PRO FORMA
                                       ---------   -----------       ---------
REVENUES:
    Patient revenues................     $81,905     $   -0-         $81,905
    Resident revenues...............       6,415         -0-           6,415
    Management fees.................       3,234         -0-           3,234
    Interest........................         216         -0-             216
                                         -------     -------         -------
          Net revenues..............      91,770         -0-          91,770
                                         -------     -------         -------

EXPENSES:
    Operating.......................      69,007        (235)(a)      68,772
    Lease...........................       8,174       2,205 (a)(b)   10,379
    General and administrative......       5,432         536 (c)       5,968
    Depreciation and amortization...       2,512      (1,507)(b)       1,005
    Interest........................       3,261      (2,768)(b)         493
                                         -------     -------         -------
          Total expenses............      88,386      (1,769)         86,617
                                         -------     -------         -------

    Income before income taxes......       3,384       1,769           5,153
    Provision for income taxes......       1,286         569 (d)       1,855
                                         -------     -------         -------

PRO FORMA NET INCOME................     $ 2,098     $ 1,200         $ 3,298
                                         =======     =======         =======

PRO FORMA EARNINGS PER SHARE
    Basic...........................                                    $.63
                                                                     =======
    Diluted.........................                                    $.63
                                                                     =======
WEIGHTED AVERAGE SHARES (e)
   Basic ...........................                                   5,250
                                                                     =======
   Diluted .........................                                   5,250
                                                                     =======

-----------
(a) Reflects the reduced operating expense of $235 and lease expense of $143 in accordance with the terms of the revised lease for one facility, entered into in February 1994, as if the terms of the revised lease had been effective January 1, 1993.
(b) Reflects the effects of the conversion of certain owned facilities to leasehold interest, including additional lease expense and reduced interest, depreciation, and amortization expenses.
(c) Reflects the estimated additional corporate, administrative and public financial reporting expenses which would have been incurred by Advocat if it had operated as a separate public entity effective January 1, 1993.
(d) Reflects adjustments to the income tax provision at the statutory rate due to additional pro forma income before taxes.
(e) Based on the total number of shares sold to the public in the initial public offering of Advocat stock on May 10, 1994, and the exercise of the over-allotment option.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Advocat Inc. (together with its subsidiaries, "Advocat" or the "Company") provides long-term care services to nursing home patients and residents of assisted living facilities in 11 Southeastern states and two Canadian provinces. The Company completed its initial public offering in May 1994, however, its operational history can be traced to February 1980 through common senior management who were involved in different organizational structures.

The Company's facilities provide a range of health care services to their patients and residents. In addition to the nursing, personal care and social services usually provided in long-term care facilities, the Company, through arrangements with third parties, offers a variety of comprehensive rehabilitation services as well as medical supply and nutritional support services.

As of December 31, 1997, Advocat's portfolio includes 116 facilities composed of 65 nursing homes containing 7,341 licensed beds and 51 assisted living facilities containing 4,748 units. In comparison, at December 31, 1996, the Company operated 87 facilities composed of 65 nursing homes containing 7,399 licensed beds and 22 assisted living facilities containing 2,509 units. The Company owns seven nursing homes, leases 37 others and manages the remaining 21 nursing homes. The Company owns 18 assisted living facilities, leases 22 others and manages the remaining 11 assisted living facilities. In the United States, the Company operates 52 nursing homes and 33 assisted living facilities, and in Canada, the Company operates 13 nursing homes and 18 assisted living facilities.

Basis of Financial Statements. The Company's patient and resident revenues consist of the fees charged for the care of patients in the nursing homes and residents of the assisted living facilities leased and owned by the Company. Management fee revenues consist of the fees charged to the owners of the facilities managed by the Company. The management fee revenues are based on the respective contractual terms of the Company's management agreements, which generally provide for management fees ranging from 3.5% to 6.0% of the net revenues of the managed facilities. As a result, the level of management fees is affected positively or negatively by the increase or decrease in the average occupancy level and the per diem rates of the managed facilities. The Company's operating expenses include the costs, other than lease, depreciation, amortization and interest expenses, incurred in the nursing homes and assisted living facilities owned and leased by the Company. The Company's general and administrative expenses consist of the costs of the corporate office and regional support functions, including the costs incurred in providing management services to other owners. The Company's depreciation, amortization and interest expenses include all such expenses incurred across the range of the Company's operations.

OPERATING DATA

The following table presents the Advocat statements of income for the years ended December 31, 1997, 1996 and 1995, and sets forth this data as a percentage of revenues for the same years.

                                                                                            YEAR ENDED DECEMBER 31,
                                                                         -----------------------------------------------------------

                                                                                1997                1996                   1995
                                                                         -----------------    -----------------   ------------------

                                                                                               ($ IN THOUSANDS)
     Revenues:
       Patient revenues.............................................     $163,094    89.5%    $153,582    92.4%    $128,643    91.9%

       Resident revenues............................................       15,105     8.3        8,347     5.0        7,477     5.3
       Management fees..............................................        3,886     2.1        4,152     2.5        3,618     2.6
       Interest.....................................................          158     0.1          156     0.1          227     0.2
                                                                         --------   -----     --------   -----     --------   -----
         Net revenues...............................................      182,243   100.0%     166,237   100.0%     139,965   100.0%

                                                                         --------   -----     --------   -----     --------   -----
     Expenses:
       Operating....................................................      146,555    80.4      131,966    79.4      109,458    78.2
       Lease........................................................       15,850     8.7       14,441     8.7       13,518     9.7
       General and administrative...................................        9,636     5.3        8,578     5.1        7,806     5.6
       Depreciation and amortization................................        2,823     1.5        2,285     1.4        1,516     1.1
       Interest.....................................................        2,672     1.5        1,591     1.0          777     0.5
                                                                         --------   -----     --------   -----     --------   -----
         Total expenses.............................................      177,536    97.4      158,861    95.6      133,075    95.1
                                                                         --------   -----     --------   -----     --------   -----

     Income before income taxes.....................................        4,707     2.6        7,376     4.4        6,890     4.9
     Provision for income taxes.....................................        1,694     0.9        2,655     1.6        2,480     1.8
                                                                         --------   -----     --------   -----     --------   -----
         Net income.................................................     $  3,013     1.7%    $  4,721     2.8%    $  4,410     3.1%

                                                                         ========   =====     ========   =====     ========   =====

The following tables present data about the facilities operated by the Company as of the dates or for the years indicated:

                                                                                      DECEMBER 31,
                                                                             -------------------------------
                                                                             1997         1996         1995
                                                                             -----        -----        -----
Licensed Nursing Home Beds:
       Owned........................................................           706          706          371
       Leased.......................................................         4,158        4,295        4,260
       Managed......................................................         2,477        2,398        2,693
                                                                             -----        -----        -----
         Total......................................................         7,341        7,399        7,324
                                                                             =====        =====        =====
Assisted Living Units(1):
       Owned........................................................        1,314           125           113
       Leased.......................................................        1,800           534           534
       Managed......................................................        1,634         1,850         1,688
                                                                           ------         -----         -----
         Total......................................................        4,748         2,509         2,335
                                                                           ======         =====         =====
Total Beds/Units(1):
       Owned........................................................        2,020           831           484
       Leased.......................................................        5,958         4,829         4,794
       Managed......................................................        4,111         4,248         4,381
                                                                           ------         -----         -----
         Total......................................................       12,089         9,908         9,659
                                                                           ======         =====         =====
Facilities(1):
       Owned........................................................           25             8             4
       Leased.......................................................           59            45            45
       Managed......................................................           32            34            35
                                                                           ------         -----        ------
         Total......................................................          116            87            84
                                                                           ======         =====        ======

-----------
(1) For 1997, includes assisted living facilities under development: two owned with 139 units, one leased with 56 units and one to be managed with 110 units.

                                                                                      YEAR ENDED
                                                                             -------------------------------
                                                                             1997         1996         1995
                                                                             -----        -----        -----
      Average Occupancy(1):
       Leased/Owned(2).............................................          83.0%         84.9%         87.1%
       Managed.....................................................          96.3          97.1          94.0
                                                                             ----          ----          ----
         Total.....................................................          86.7%         88.6%         89.6%
                                                                             ====          ====          ====

-----------
(1) Average occupancy excludes facilities under development or facilities managed during receivership or insolvency proceedings.
(2) Includes the occupancy of the six facilities of TDLP, a limited partnership managed by the Company.

NEW FACILITIES

Since its inception as a public company in 1994, Advocat has sought to expand its operations through the acquisition of attractive properties via either purchase or lease. Management has conscientiously evaluated the acquisition opportunities that have been available to the Company in light of criteria that were established to help insure the long-term value of the acquisitions that have been completed.

Effective October 1, 1997, the Company completed its most significant acquisition, 29 assisted living facilities from Pierce Management Group ("Pierce"). In the Pierce acquisition, the Company purchased 15 facilities and leased 14 others. The Company holds the option to purchase 12 of the leased facilities for market value beginning at the fifth anniversary. With the Pierce acquisition, the Company, which has long been involved in the provision of assisted living services in its Canadian operations, established a foundation from which it hopes to expand its presence in the growing assisted living market in the United States.

The following table summarizes the Company's acquisitions for 1995 through 1997:

                                        FACILITIES ADDED
                                    -----------------------   BEDS/UNITS
                                    PURCHASE       LEASE        ADDED
                                    --------     ----------   ----------
        1997                           17            15          2,483
        1996                            4             1            410
        1995                            2             2            325

These facilities are hereafter referred to collectively or in part as the "New Facilities." The acquisition of the New Facilities has added significantly to the Company's volume of business in both 1997 and 1996. The contribution of the New Facilities to selected components of operations is noted separately where such contribution is significant within their first year of operations.

REGULATORY ISSUES

The Company's 1997 operating results were profoundly affected by regulatory issues in the State of Alabama. During the summer, the Company received separate notifications from the State that, as a result of certain deficiencies noted upon periodic surveys of its two facilities in Mobile, the facilities would be decertified from participation in the Medicare and Medicaid programs and that licensure revocation could be pursued. The Company appealed the proceedings, noting that none of the deficiencies were life-threatening, that the deficiencies noted did not warrant the penalty imposed and that in the case of one of the facilities, it was

JCAHO accredited. The appeals were denied by the State agency, and as a result, the facilities were decertified for 69 and 91 days, respectively, before resurveys found them to be in compliance. Both of the facilities have been recertified for participation in the Medicare and Medicaid programs. The Company expects the Alabama operations to return to normal levels during the latter half of 1998. However, there can be no assurance that either of the facilities will return to the census and profitability levels experienced prior to the decertifications.

In both cases, the State has stayed its proceedings to license revocation, agreeing that the Company responded favorably toward the resolution of all issues. Management believes that the aggressive measures taken by the State were not warranted, particularly when the regulations prescribe a continuum of intermediate penalties to be imposed before decertification. The Company has aggressively pursued improved communications with the State and has reached agreement with the State on methods of improved operations. The Company's remaining five Alabama facilities have successfully passed their most recent annual licensure surveys.

The Company, in response to the regulatory problems at the two Mobile facilities, entered into a reorganization of its regional and facility management, conducted in-depth reviews of all seven of the Company's Alabama facilities, engaged nationally-recognized consultants to assist in achieving compliance and engaged local legal counsel familiar with the Alabama regulations and regulators. As a result of the lost revenues from the Medicare and Medicaid programs (including charity care provided to continuing patients who had been admitted under those programs), census declines and expenditures incurred in response to the survey issues (including fines and penalties), the Company experienced an estimated negative impact on 1997 earnings of approximately $2.3 million after taxes, or approximately $0.44 per share. The pre-tax impact of these events in the State of Alabama can be quantified as follows:

   - Lost revenue of $1.9 million of which more than $950,000 represented charity care for patients the Company elected not to discharge during the decertification period

   - Region-wide increases in staffing at all Alabama facilities with a cost of more than $700,000

   -   Direct costs relative to consultants, attorneys, and fines totaling
       $580,000

   -   Other related expenses of approximately $475,000


YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31,  1996

Revenues. Net revenues increased to $182.2 million in 1997 from $166.2 million in 1996, an increase of $16.0 million, or 9.6%. Patient revenues increased to $163.1 million in 1997 from $153.6 million in 1996, an increase of $9.5 million, or 6.2%, of which $5.2 million is attributable to the New Facilities. Resident revenues increased $6.8 million, or 81.0%, of which $6.7 million is attributable to the New Facilities. Revenue increases among facilities operated at least one year were primarily due to inflationary increases rather than from expanded services. These increases were offset by foregone revenues with respect to the decertified facilities and to one facility that was closed in April 1997. Excluding these facilities, there was a 0.7% decline in patient days (approximately 11,000 days) among facilities in operation for at least one year. While the recent increases in reimbursement rates received by the Company have met or exceeded expectations, the Company anticipates it is likely that states and the federal government will continue to seek ways to retard the rate of growth in Medicaid program rates. As a percent of patient and resident revenues, Medicare decreased to 25.2% in 1997 from 25.7% in 1996 while Medicaid and similar programs decreased to 55.8% in 1997 from 56.3% in 1996.

Ancillary service revenues, prior to contractual allowances, decreased to $57.0 million in 1997 from $57.7 million in 1996, a decrease of $682,000 or 1.2%. The Company has emphasized expansion of ancillary services since its inception in 1994. However, the rate of growth began to decline in 1996. Management believes that the opportunities available for the expansion of ancillary services in its existing operations were essentially fully realized by the beginning of 1997. Had it not been for the Alabama decertification and problems associated with the transition from multiple therapy providers to one provider in a majority of its nursing homes, ancillary revenues would have shown a slight increase in 1997. Because cost limits are expected to be placed on ancillary services as part of the transition to the Medicare prospective payment system as well as other cost limitation provisions that have been announced or could occur, the Company anticipates that ancillary service revenues with respect to its existing operations will begin trending down in 1998. The ultimate effect on the Company's operations cannot be predicted at this time because the extent and composition of the cost limitations are not yet certain.

Management fee revenues decreased by $266,000, or 6.4%, to $3.9 million. The decrease is primarily due to $500,000 in non-recurring consulting fees earned in 1996 with respect to the development of certain of the New Facilities. Excluding these consulting fees, continuing management fee revenues increased $234,000, or 6.4%. This increase was in spite of the purchase of four facilities that were formerly managed and the deterioration in the exchange value of the Canadian dollar versus the U.S. dollar. Most of the Company's management revenues are earned in Canada.

Operating Expense. Operating expense increased to $146.6 million in 1997 from $132.0 million in 1996, an increase of $14.6 million, or 11.1%. Of this increase, $8.5 million is attributable to the New Facilities. As a percent of patient and resident revenues, operating expense increased to 82.2% in 1997 from 81.5% in 1996. This increase is primarily attributable to the costs associated with the Alabama decertifications. With respect to facilities operated at least one year and excluding the Alabama region, the operating expense percentage was 81.4%, representing a slight improvement over 1996; this group of facilities experienced an increase of only 2.7% while net revenues increased 3.2%. As a percent of patient and resident revenues, operating expense of the New Facilities was 71.6%. Most of the New Facilities are assisted living locations, which typically have lower operating costs than do nursing homes. The largest component of operating expense is wages, which increased to $65.4 million in 1997 from $59.2 million in 1996, an increase of $6.2 million, or 10.5%. Of this increase, $3.0 million is attributable to the New Facilities. Wages with respect to facilities in operation for at least one year increased $3.2 million, or 5.3%. The Company's wage increases are generally in line with inflation, however, the larger increase with respect to the same facility operations is due primarily to a 16.7% increase in Alabama that arose principally from staffing responses to the decertifications.

Lease Expense. Lease expense increased to $15.8 million in 1997 from $14.4 million in 1996, an increase of $1.4 million, or 9.8%. Of this increase, $1.1 million is attributable to the New Facilities, and the remainder is primarily attributable to inflationary adjustments required under the terms of a majority of the Company's operating leases.

General and Administrative Expense. General and administrative expense increased to $9.6 million in 1997 from $8.6 million in 1996, an increase of $1.0 million, or 12.3%. The increase in excess of inflation is primarily attributable to the expense of managing the New Facilities and structural costs associated with the Alabama decertifications. As a percent of total net revenues, general and administrative expense increased to 5.3% in 1997 from 5.1% in 1996.

Depreciation and Amortization. Depreciation and amortization expenses increased to $2.8 million in 1997 from $2.3 million in 1996, an increase of $538,000, or 23.5%. This increase is primarily attributable to the New Facilities.

Interest Expense. Interest expense increased to $2.7 million in 1996 from $1.6 million in 1996, an increase of $1.1 million, or 67.9%. This increase is primarily attributable to the New Facilities.

Income Before Income Taxes; Net Income; Earnings Per Share. As a result of the above, income before income taxes was $4.7 million in 1997 as compared with $7.4 million in 1996, a decrease of $2.7 million, or 36.2%. The effective combined federal, state and provincial income tax rate was 36.0% in both 1997 and 1996. Net income was $3.0 million in 1997 as compared with $4.7 million in 1996, a decrease of $1.7 million, and basic earnings per share was $.56 as compared with $.89.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

Revenues. Net revenues increased to $166.2 million in 1996 from $140.0 million in 1995, an increase of $26.2 million, or 18.8%. Patient and resident revenues increased to $161.9 million in 1996 from $136.1 million in 1995, an increase of $25.8 million, or 19.0%. Of this increase, $14.7 million is attributable to the New Facilities. Ancillary service revenues, prior to contractual allowances, increased to $57.7 million in 1996 from $39.2 million in 1995, an increase of $18.5 million or 47.2%. Of this increase, $4.3 million is attributable to the New Facilities. The overall increase in ancillary revenues is reflective of the Company's emphasis since 1994 on expanding ancillary services at existing nursing home operations. The rate of growth in the provision of ancillary services decreased throughout the year reaching 15.9% in the fourth quarter of 1996. The increase in patient and resident revenues is also impacted by normal inflationary increases and a 1.9% decrease in patient and resident days (approximately 31,000 days as adjusted for leap year) among the facilities operating for at least one year. As a percent of net patient revenues, Medicare increased to 25.7% in 1996 from 21.3% in 1995 while Medicaid decreased to 56.3% in 1996 from 58.6% in 1995. Management fee revenues increased by $534,000, or 14.8%, to $4.2 million. The increase is primarily due to $500,000 in non-recurring consulting fees earned with respect to the development of three of the New Facilities.

Operating Expense. Operating expense increased to $132.0 million in 1996 from $109.5 million in 1995, an increase of $22.5 million, or 20.6%. Of this increase, $12.1 million is attributable to the New Facilities. As a percent of patient and resident revenues, operating expense increased to 81.5% in 1996 from 80.4% in 1995. This increase is primarily attributable to the New Facilities and the increase in the provision of ancillary services. As a percent of patient revenues, operating expense of the New Facilities was 82.3%. This higher percentage results because the New Facilities derive a higher percentage of revenues from the provision of services to Medicaid patients than do the Company's other locations. As ancillary services have increased, the supply costs related to the provision of such services have increased correspondingly. In addition, the Company's operating expenses have increased due to reduced average census, efforts by states to curtail the growth in Medicaid programs, difficulty in achieving expense reductions as occupancy levels declined in certain homes, and an increase in the provision for bad debts of approximately $800,000. Management has directed additional resources in an effort to improve receivables management. Among facilities in operation for at least one year, the Company has experienced increased general insurance costs of approximately $836,000, which increases are expected to continue into 1997. Wages increased to $59.2 million in 1996 from $51.5 million in 1995, an increase of $7.7 million, or 15.1%. Of this increase, $5.8 million is attributable to the New Homes. A portion of the remaining increase in wages is offset by reduced costs associated with less utilization of temporary nursing services and reduced contracted housekeeping and laundry services. The Company's wage increases are generally in line with inflation.

Lease Expense. Lease expense increased to $14.4 million in 1996 from $13.5 million in 1995, an increase of $923,000, or 6.8%. Of this increase, $665,000 is attributable to the New Facilities, and the remainder is primarily attributable to inflationary adjustments required under the terms of a majority of the Company's operating leases.

General and Administrative Expense. General and administrative expense increased to $8.6 million in 1996 from $7.8 million in 1995, an increase of $772,000, or 9.9%. The increase in excess of inflation is primarily attributable to the expense of new positions added to service the Company's expanded operations. As a percent of total net revenues, general and administrative expense declined from 5.6% in 1995 to 5.1% in 1996 reflective of spreading the Company's overhead costs over a wider base of operations.

Depreciation and Amortization. Depreciation and amortization expenses increased to $2.3 million in 1996 from $1.5 million in 1995, an increase of $769,000, or 50.7%. Approximately $555,000 of the increase is associated with the New Facilities.

Interest Expense. Interest expense increased to $1.6 million in 1996 from $777,000 in 1995, an increase of $814,000, or 104.8%. Approximately $749,000 of the increase is attributable to indebtedness related to the New Facilities with the remainder of the increase primarily attributable to increased borrowings under the Company's working capital line of credit.

Income Before Income Taxes; Net Income; Earnings Per Share. As a result of the above, income before income taxes was $7.4 million in 1996 as compared with $6.9 million in 1995, an increase of $486,000, or 7.1%. The effective combined federal, state and provincial income tax rate was 36.0% in both 1996 and 1995. Net income was $4.7 million in 1996 as compared with $4.4 million in 1995, an increase of $311,000, and basic earnings per share was $.89 as compared with $.84.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1997, the Company's working capital was $13.8 million and the current ratio was 1.7, compared with $13.5 million and a current ratio of 1.8 at December 31, 1996.

Net cash provided by operating activities totaled $5.3 million, $5.4 million and $2.3 million in 1997, 1996 and 1995, respectively. These amounts primarily represent the cash flows from net income plus changes in non-cash components of operations offset by working capital changes, particularly, increases in receivables.

Net cash used in investing activities totaled $39.9 million, $10.0 million and $9.8 million in 1997, 1996 and 1995, respectively. The Company has used between $2.4 million and $3.0 million for capital expenditures in each of the last three calendar years ending December 31, 1997. Substantially all such expenditures were for facility improvements and equipment, which were financed principally through working capital. For the year ended December 31, 1998, the Company anticipates that capital expenditures for improvements and equipment for its existing facility operations will be approximately $5.5 million, including $2.9 million for non-routine projects. In 1997, the Company purchased 17 facilities for net cash consideration of $36.2 million. In 1996, the Company purchased four facilities for net cash consideration of $7.2 million plus $1.6 million in assumed liabilities. In 1995, the Company purchased two facilities for net cash consideration of $5.2 million plus assumption of a seller note of $1.1 million.

Net cash provided by financing activities totaled $35.4 million, $5.5 million and $5.4 million in 1997, 1996 and 1995, respectively. The net cash provided from financing activities primarily represents net proceeds from the issuance and repayment of debt.

At December 31, 1997, the Company had total debt outstanding of $59.1 million of which $11.5 million was principally mortgage debt bearing interest at floating rates ranging from 6.3% to 10.0%. The Company also had a promissory note outstanding in the amount of $34.1 million, which was used to fund the Pierce acquisition. The Company's remaining debt of $13.5 million was drawn under its various credit lines. Most of the Company's debt is at floating interest rates, generally at a spread above the London Interbank Offered Rate ("LIBOR"). At December 31, 1997, the Company's average interest rate on its indebtedness was 8.1%.

The Company has both a working capital line of credit and an acquisition line of credit. The working capital line of credit provides for working capital loans and letters of credit aggregating up to the lesser of $10,000,000 or the borrowing base, as defined. The Company's obligations under the working capital line are secured by certain accounts receivable and substantially all other Company assets. Advances under the working capital line bear interest payable monthly at the Company's option of either LIBOR plus 2.50% or the bank's Index rate. The working capital line terminates and all outstanding borrowings are due in December 1999. As of December 31, 1997, the Company had drawn $2,439,000, had $5,650,000 of letters of credit outstanding, and had $1,911,000 remaining borrowing capability under the working capital line. As of March 10, 1998, the draws totaled $2,909,000 and the Company had $1,411,000 remaining borrowing capability under the working capital line. The Company has received a commitment from the bank for an increase in its working capital line of credit availability of $1,250,000. This additional line of credit is available through May 22, 1998 and contains terms mirroring the $10,000,000 working capital line of credit. Through March 10, 1998, the Company had not drawn upon this increased availability.

The acquisition line of credit of $40,000,000, less outstanding borrowings, is available to fund approved acquisitions through October 1999. The Company's obligations under the acquisition line are secured by the assets acquired with the draws under the acquisition line. Advances under the acquisition line bear interest, payable monthly, at LIBOR plus a defined spread with respect to each facility based upon its loan-to-value ratio and debt service coverage. Individual advances made under the acquisition line are due three years from the date of initial funding. As of both December 31, 1997, and March 10, 1998, the Company had drawn $11,100,000 under the acquisition line, which amount was secured by four nursing homes, and had $28,900,000 available for future acquisitions.

The promissory note, which is payable to two banks, is unsecured. However, the Company has agreed not to pledge or otherwise encumber the assets acquired in the Pierce acquisition or issue other debt without the banks' approval. The promissory note bears floating interest in relation to LIBOR and has a balloon maturity in January 1999.

The Company has a commitment of up to $30,000,000 of long-term financing under which the Company may borrow and pledge the assets acquired in the Pierce acquisition as collateral. Loans are available at up to 80% of the value of the pledged assets. Interest, which would be at LIBOR plus a defined spread, would be determined based upon the length of term selected (3, 10, or 20 years) and the loan-to-value ratio. This commitment is available through November 1999. However, the Company may not draw upon this commitment so long as the $34,100,000 promissory note remains outstanding.

The Company's loan agreements contain various financial covenants, the most restrictive of which relate to net worth, cash flow, debt to equity ratio requirements, and limits on the payment of dividends to shareholders. As of December 31, 1997, the Company was in compliance with the covenants or has been granted waivers in the event of non-compliance.

Based upon the operations of the Company, management believes that available cash and funds generated from operations, as well as amounts available through its banking relationships, will be sufficient for the Company to satisfy its capital expenditures, working capital, and debt requirements for the next twelve months. The Company intends to satisfy the capital requirements for its acquisition activities primarily through its acquisition line of credit complemented as appropriate by various other possible means such as borrowings from commercial lenders, seller-financed debt, issuance of additional debt, financing obtained from sale and leaseback transactions and internally generated cash from operations. On a longer-term basis, management believes the Company will be able to satisfy the principal repayment requirements on its indebtedness with a combination of funds generated from operations and from refinancings with the existing or new commercial lenders or by accessing capital markets.

RECEIVABLES

The Company's operations could be adversely affected if it experiences significant delays in reimbursement of its labor and other costs from Medicare, Medicaid and other third-party revenue sources. The Company's future liquidity will continue to be dependent upon the relative amounts of current assets (principally cash, accounts receivable and inventories) and current liabilities (principally accounts payable and accrued expenses). In that regard, accounts receivable can have a significant impact on the Company's liquidity. Continued efforts by governmental and third-party payors to contain or reduce the acceleration of costs by monitoring reimbursement rates, by increasing medical review of bills for services or by negotiating reduced contract rates, as well as any delay by the Company in the processing of its invoices, could adversely affect the Company's liquidity and results of operations.

Net accounts receivable attributable to the provision of patient and resident services at December 31, 1997 and 1996, totaled $27.2 million and $25.4 million, respectively, representing approximately 50 and 54 days in accounts receivable, respectively. The increase in such accounts receivable is due primarily to the general increase in revenues and to the addition of the New Facilities. Accounts receivable from the provision of management services was $716,000 and $713,000, respectively, at December 31, 1997 and 1996, representing approximately 62 and 66 days in accounts receivable, respectively.

The Company continually evaluates the adequacy of its bad debt reserves based on patient mix trends, agings of older balances, payment terms and delays with regard to third-party payors, collateral and deposit resources, as well as other factors. The Company continues to evaluate and implement additional procedures to strengthen its collection efforts and reduce the incidence of uncollectible accounts.

Since 1991, the Company and its predecessor have included in their consolidated operations the operations of the six facilities of Texas Diversicare Limited Partnership ("TDLP"). The Company serves as the general partner of TDLP and has several continuing obligations to TDLP, one of which includes cash flow support through August 2001. As of December 31, 1997, the Company has provided advances for working capital funding and requirements under the cash flow guarantee to TDLP totaling $3,242,000. The Company will recognize the advances receivable from TDLP as long as the total of the Company's recorded net assets in TDLP are less than the estimated fair value of the Company's interests in TDLP. As of December 31, 1997, the Company's recorded net assets approximate the combined value of its interests in TDLP. As a result, the ultimate realization of future advances to TDLP may require reserves to be recorded by the Company to offset future increases in the advances.

HEALTH CARE INDUSTRY

The health care industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations by health care providers of fraud and abuse statutes and regulations. Violations of these laws and regulations could result in expulsion from government health care programs together with the imposition of significant fines and penalties as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with fraud and abuse laws and regulations as well as other applicable government laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

During 1997, the Federal government enacted the Balanced Budget Act of 1997 ("BBA"), which contains numerous Medicare and Medicaid cost-saving measures. The BBA requires that nursing homes transition to a prospective payment system under the Medicare program during a three year "transition period," commencing with the first cost reporting period beginning on or after July 1, 1998. The BBA also contains certain measures that could lead to future reductions in Medicare therapy cost reimbursement and Medicaid payment rates. Given the recent enactment of the BBA, the Company is unable to predict the ultimate impact of the BBA on its future operations. However, any reductions in government spending for long-term health care could have an adverse effect on the operating results and cash flows of the Company. The Company will attempt to maximize the revenues available to it from governmental sources within the changes that will occur under the BBA. In addition, the Company will attempt to increase non-governmental revenues, including expansion of its assisted living operations, in order to offset the loss of governmental revenues as a result of the enactment of the BBA.

FOREIGN CURRENCY TRANSLATION

The Company has obtained its financing primarily in U.S. dollars; however, it incurs revenues and expenses in Canadian dollars with respect to Canadian management activities and operations of the Company's six Canadian retirement centers (one of which is owned) and two owned Canadian nursing homes. Therefore, if the currency exchange rate fluctuates, the Company may experience currency translation gains and losses with respect to the operations of these activities and the capital resources dedicated to their support. While such currency exchange rate fluctuations have not been material to the Company in the past, there can be no assurance that the Company will not be adversely affected by shifts in the currency exchange rates in the future.

INFLATION

Management does not believe that the Company's operations have been materially affected by inflation. The Company expects salary and wage increases for its skilled staff to continue to be higher than average salary and wage increases, as is common in the health care industry. To date, these increases as well as normal inflationary increases in other operating expenses have been adequately covered by revenue increases.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has issued two statements, Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Each is effective for financial statement periods beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 establishes standards for the way public companies report information about operating segments in annual financial statements. SFAS No. 131 also requires that public companies report selected information about operating segments in interim financial reports issued to shareholders.

The Company will adopt the provisions of these statements in association with its financial statements issued for the required periods. The Company does not expect the adoption of these standards to have a material effect on the Company's results of operations.

IMPACT OF THE YEAR 2000

The Company is continuing to assess its Year 2000 information systems issues. Management is committed to ensuring that its information systems are compliant with the advent of the Year 2000. To date, no issues of a material nature have been identified, and the costs of ensuring compliance are not expected to have a material impact on the Company's results of operations.

FORWARD-LOOKING STATEMENTS

Certain statements made by or on behalf of the Company, including those contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, and actual results may differ materially from that expressed or implied in such forward-looking statements. The Company hereby makes reference to items set forth under the heading "Risk Factors" in the Company's Registration Statement on Form S-1, as amended (Registration No. 33-76150). Such cautionary statements identify important factors that could cause the Company's actual results to materially differ from those projected in forward-looking statements.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Audited financial statements are contained on pages F-1 through F-32 of this Annual Report on Form 10-K and are incorporated herein by reference. Audited supplemental schedule data is contained on pages S-1 and S-2 of this Annual Report on Form 10-K and is incorporated herein by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                        PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Information concerning Directors and Executive Officers of the Company is incorporated herein by reference to the Company's definitive proxy materials for the Company's 1998 Annual Meeting of Stockholders.


ITEM 11.  EXECUTIVE COMPENSATION

Information concerning Executive Compensation is incorporated herein by reference to the Company's definitive proxy materials for the Company's 1998 Annual Meeting of Stockholders.


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information concerning Security Ownership of Certain Beneficial Owners and Management is incorporated herein by reference to the Company's definitive proxy materials for the Company's 1998 Annual Meeting of Stockholders.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Information concerning Certain Relationships and Related Transactions is incorporated herein by reference to the Company's definitive proxy materials for the Company's 1998 Annual Meeting of Stockholders.

                         PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

Financial statements and schedules of the Company and its subsidiaries required to be included in Part II, Item 8 are listed below.

Form 10-K

                                                                                  Pages
                                                                                  -----

FINANCIAL STATEMENTS

      Report of Independent Public Accountants                                    F-1


      Consolidated Balance Sheets, December 31, 1997 and 1996                     F-2


      Consolidated Statements of Income for the Years Ended December 31, 1997,
        1996 and 1995                                                             F-3


      Consolidated Statements of Shareholders' Equity for the Years Ended
        December 31, 1997, 1996 and 1995                                          F-4


      Consolidated Statements of Cash Flows for the Years Ended December 31,
        1997, 1996 and 1995                                                       F-5 to F-7


      Notes to Consolidated Financial Statements, December 31, 1997,
        1996, and 1995                                                            F-8 to F-32




FINANCIAL STATEMENT SCHEDULE

      Report of Independent Public Accountants                                    S-1


      Schedule II - Valuation and Qualifying Accounts                             S-2



EXHIBITS

The exhibits filed as part of this Report on Form 10-K are listed in the Exhibit Index immediately following the financial statement pages.


REPORTS ON FORM 8-K

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVOCAT INC.

/s/ Charles W. Birkett, M.D.
------------------------------------------------
Charles W. Birkett, M.D., Chairman of the Board
March 30, 1998

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Charles W. Birkett, M.D.             /s/ Edward G. Nelson
-----------------------------------      -------------------------------------
Charles W. Birkett, M.D.                 Edward G. Nelson
Chairman of the Board                    Director
    (Principal Executive Officer)        March 30, 1998
March 30, 1998

/s/ Mary Margaret Hamlett                /s/ William C. O'Neal
-----------------------------------      -------------------------------------
Mary Margaret Hamlett                    William C. O'Neil
Director                                 Director
Executive Vice President, Chief          March 30, 1998
    Financial Officer, and
    Secretary (Principal
    Financial and Accounting
    Officer)
 March 30, 1998

/s/ Paul Richardson                      /s/ J. Bransford Wallace
-----------------------------------      -------------------------------------
Paul Richardson                          J. Bransford Wallace
Director                                 Director
March 30, 1998                           March 30, 1998

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                            [INTENTIONALLY OMITTED]

                                 ADVOCAT INC.

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                (IN THOUSANDS)

  Column A                     Column B             Column C                  Column D        Column E
  --------                     --------             --------                  --------        --------
                                                    Additions
                               Balance      ---------------------------
                                 at         Charged                                            Balance
                              Beginning        to      Charged                                   at
                                 of        Costs and   to Other              Deductions        End of
  Description                  Period       Expenses   Accounts   Other          (1)           Period
--------------------------------------------------------------------------------------------------------
Year ended December 31, 1997:
  Allowance for doubtful
  accounts                      $2,524       $2,029    $     -     $     -       $1,851       $2,702
                                ======       ======    =======     =======      ======       ======
Year ended December 31, 1996:
  Allowance for doubtful
  accounts                      $2,082       $1,745     $     -    $     -       $1,303       $2,524
                                ======       ======     =======    =======       ======       ======
Year ended December 31, 1995:
  Allowance for doubtful
  accounts                      $1,776       $  967     $     -    $     -       $  661       $2,082
                                ======       ======     =======    =======       ======       ======

-------------
(1)   Amounts written off as uncollectible accounts, net of recoveries.

                         ADVOCAT INC. AND SUBSIDIARIES


                       CONSOLIDATED FINANCIAL STATEMENTS

                       AS OF DECEMBER 31, 1997 AND 1996

                            TOGETHER WITH REPORT OF

                        INDEPENDENT PUBLIC ACCOUNTANTS

                         INDEX TO FINANCIAL STATEMENTS


Report of Independent Public Accountants          F-1

Consolidated Balance Sheets                       F-2

Consolidated Statements of Income                 F-3

Consolidated Statements of Shareholders' Equity   F-4

Consolidated Statements of Cash Flows             F-5

Notes to Consolidated Financial Statements        F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                            [INTENTIONALLY OMITTED]

                         ADVOCAT INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 1997 AND 1996

     ASSETS                                                     1997           1996
     ------                                                 ------------    -----------
CURRENT ASSETS:
 Cash and cash equivalents                                  $  2,673,000    $ 1,942,000
 Receivables, less allowance for doubtful
   accounts of $2,702,000 and $2,524,000,
   respectively                                               26,010,000     24,946,000
 Income taxes receivable                                         380,000             --
 Inventories                                                   1,097,000        667,000
 Prepaid expenses and other assets                             1,640,000      1,470,000
 Deferred income taxes                                           830,000      1,941,000
                                                            ------------    -----------
    Total current assets                                      32,630,000     30,966,000
                                                            ------------    -----------

PROPERTY AND EQUIPMENT, AT COST                               80,819,000     41,445,000
 Less accumulated depreciation and
   amortization                                              (12,149,000)    (9,714,000)
                                                            ------------    -----------
    Net property and equipment                                68,670,000     31,731,000
                                                            ------------    -----------

OTHER ASSETS:
 Deferred tax benefit                                          5,460,000      6,480,000
 Deferred financing and other costs, net                       1,643,000      1,021,000
 Other assets                                                  6,558,000      4,710,000
                                                            ------------    -----------
    Total other assets                                        13,661,000     12,211,000
                                                            ------------    -----------
                                                            $114,961,000    $74,908,000
                                                            ============    ===========


  LIABILITIES AND SHAREHOLDERS' EQUITY                          1997           1996
  --------------------------------------                    ------------    -----------
CURRENT LIABILITIES:
 Current portion of long-term debt                          $    762,000    $   713,000
 Trade accounts payable                                        9,365,000      7,715,000
 Income taxes payable                                                 --        906,000
 Accrued expenses:
   Payroll and employee benefits                               5,576,000      4,670,000
   Interest                                                      144,000         36,000
   Worker's compensation                                         978,000      1,678,000
   Other                                                       1,956,000      1,708,000
                                                            ------------    -----------
    Total current liabilities                                 18,781,000     17,426,000
                                                            ------------    -----------

NONCURRENT LIABILITIES:
 Long-term debt, less current
   portion                                                    58,373,000     23,254,000
 Deferred gains with respect to leases, net                    3,562,000      3,956,000
 Other                                                         3,512,000      2,924,000
                                                            ------------    -----------
    Total noncurrent liabilities                              65,447,000     30,134,000
                                                            ------------    -----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
 Preferred stock, authorized
   1,000,000 shares, $.10 par
   value, none issued and
   outstanding                                                      --             --
  Common stock, authorized 20,000,000
   shares, $.01 par value, 5,377,000 and
   5,316,000 shares issued and
   outstanding, respectively                                      54,000         53,000
   Paid-in capital                                            15,638,000     15,083,000
   Retained earnings                                          15,041,000     12,212,000
                                                            ------------    -----------
       Total shareholders' equity                             30,733,000     27,348,000
                                                            ------------    -----------
                                                            $114,961,000    $74,908,000
                                                            ============    ===========

                        The accompanying notes are an
              integral part of these consolidated balance sheets.

                         ADVOCAT INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                YEAR ENDED DECEMBER 31,
                                                                      --------------------------------------------
                                                                          1997            1996            1995
                                                                      ------------    ------------    ------------
REVENUES:
 Patient revenues...............................................      $163,094,000    $153,582,000    $128,643,000
 Resident revenues..............................................        15,105,000       8,347,000       7,477,000
 Management fees................................................         3,886,000       4,152,000       3,618,000
 Interest.......................................................           158,000         156,000         227,000
                                                                      ------------    ------------    ------------
                                                                       182,243,000     166,237,000     139,965,000
                                                                      ------------    ------------    ------------

EXPENSES:
 Operating......................................................       146,555,000     131,966,000     109,458,000
 Lease..........................................................        15,850,000      14,441,000      13,518,000
 General and administrative.....................................         9,636,000       8,578,000       7,806,000
 Depreciation and amortization..................................         2,823,000       2,285,000       1,516,000
 Interest.......................................................         2,672,000       1,591,000         777,000
                                                                      ------------    ------------    ------------
                                                                       177,536,000     158,861,000     133,075,000
                                                                      ------------    ------------    ------------

INCOME BEFORE INCOME TAXES......................................         4,707,000       7,376,000       6,890,000
PROVISION FOR INCOME TAXES......................................         1,694,000       2,655,000       2,480,000
                                                                      ------------    ------------    ------------
NET INCOME......................................................      $  3,013,000    $  4,721,000    $  4,410,000
                                                                      ============    ============    ============
EARNINGS PER SHARE:
    Basic.......................................................      $        .56    $        .89    $        .84
                                                                      ============    ============    ============
    Diluted.....................................................      $        .56    $        .89    $        .82
                                                                      ============    ============    ============

WEIGHTED AVERAGE SHARES:
    Basic.......................................................         5,339,000       5,304,000       5,270,000
                                                                      ============    ============    ============
    Diluted.....................................................         5,373,000       5,330,000       5,381,000
                                                                      ============    ============    ============

                    The accompanying notes are an integral
               part of these consolidated financial statements.

                         ADVOCAT INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                         COMMON STOCK
                                     --------------------      PAID-IN       RETAINED
                                       SHARES      AMOUNT      CAPITAL       EARNINGS       TOTAL
                                     -----------   -------   -----------   -----------   -----------
BALANCE, DECEMBER 31, 1994..........   5,250,000   $52,000   $14,567,000    $3,050,000   $17,669,000
 Issuance of common stock...........      38,000     1,000       308,000             -       309,000
 Net income.........................           -         -             -     4,410,000     4,410,000
 Translation gain...................           -         -             -        49,000        49,000
                                     -----------   -------   -----------    ----------   -----------
BALANCE, DECEMBER 31, 1995..........   5,288,000    53,000    14,875,000     7,509,000    22,437,000
 Issuance of common stock...........      28,000         -       208,000             -       208,000
 Net income.........................           -         -             -     4,721,000     4,721,000
 Translation loss...................           -         -             -       (18,000)      (18,000)
                                       ---------   -------   -----------   -----------   -----------
BALANCE, DECEMBER 31, 1996..........   5,316,000    53,000    15,083,000    12,212,000    27,348,000
 Issuance of common stock...........      61,000     1,000       555,000             -       556,000
 Net income.........................           -         -             -     3,013,000     3,013,000
 Translation loss...................           -         -             -      (184,000)     (184,000)
                                       ---------   -------   -----------   -----------   -----------
BALANCE, DECEMBER 31, 1997..........   5,377,000   $54,000   $15,638,000   $15,041,000   $30,733,000
                                       =========   =======   ===========   ===========   ===========

                    The accompanying notes are an integral
               part of these consolidated financial statements.

                         ADVOCAT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------
                                                                1997           1996           1995
                                                            -----------    -----------     ----------
OPERATING ACTIVITIES:
 Net income                                                 $ 3,013,000    $ 4,721,000     $4,410,000
 Items not involving cash:
  Depreciation and amortization                               2,861,000      2,285,000      1,062,000
  Provision for doubtful accounts                             2,029,000      1,745,000        967,000
  Deferred income taxes                                       2,131,000        778,000      1,165,000
  Equity earnings in joint ventures                             (53,000)       (39,000)       (37,000)
  Amortization of deferred credits                           (1,022,000)    (1,111,000)      (644,000)
 Changes in other non-cash items, net of acquisitions:
  Restricted cash                                                    --             --      1,552,000
  Receivables                                                (3,878,000)    (6,037,000)    (8,085,000)
  Inventories                                                  (430,000)      (159,000)       (68,000)
  Prepaid expenses and other assets                            (206,000)        48,000     (1,057,000)
  Trade accounts payable and
   accrued expenses                                              847,000     3,257,000      3,019,000
  Other                                                           12,000      (133,000)        49,000
                                                             -----------    ----------     ----------
              Net cash provided by operating
                activities                                     5,304,000     5,355,000      2,333,000
                                                             -----------    ----------     ----------
INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired                         (36,151,000)   (7,180,000)    (5,153,000)
  Purchases of property and equipment, net                    (2,710,000)   (2,409,000)    (2,988,000)
  Investment in TDLP                                            (655,000)           --             --
  Mortgage receivable, net                                      (307,000)     (236,000)      (792,000)
  Investment in joint venture, net                                36,000        27,000       (233,000)
  Deposits, pre-opening costs and other                         (349,000)     (258,000)      (734,000)
  TDLP partnership distributions                                 201,000        97,000         87,000
                                                             -----------    ----------     ----------
              Net cash used in investing activities          (39,935,000)   (9,959,000)    (9,813,000)
                                                             -----------    ----------     ----------

                                  (continued)

                         ADVOCAT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (continued)


                                                                      YEAR ENDED DECEMBER 31,
                                                             ------------------------------------------
                                                                1997            1996            1995
                                                             -----------    ------------    -----------
FINANCING ACTIVITIES:
 Proceeds from issuance of debt                              $36,129,000    $ 18,688,000    $ 4,309,000
 Repayment of debt obligations                                  (730,000)    (11,703,000)      (491,000)
 Financing costs                                                (535,000)       (386,000)       (90,000)
 Net proceeds from bank lines of credit                            3,000       4,531,000      2,035,000
 Repayment of bank line of credit                                     --      (4,130,000)            --
 Lessor advances, net                                            442,000        (523,000)        23,000
 Proceeds from sale of common stock                              556,000         208,000        309,000
 Advances to TDLP                                               (503,000)     (1,215,000)      (675,000)
                                                             -----------    ------------    -----------
              Net cash provided by financing activities       35,362,000       5,470,000      5,420,000
                                                             -----------    ------------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             731,000         866,000     (2,060,000)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                 1,942,000       1,076,000      3,136,000
                                                             -----------    ------------    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                     $ 2,673,000    $  1,942,000    $ 1,076,000
                                                             ===========    ============    ===========
SUPPLEMENTAL INFORMATION:
 Cash payments of interest                                   $ 2,526,000    $  1,572,000    $   765,000
                                                             ===========    ============    ===========
 Cash payments of income taxes                               $   392,000    $    665,000    $ 2,089,000
                                                             ===========    ============    ===========

                                  (continued)

                         ADVOCAT INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (continued)

NON-CASH TRANSACTIONS:

The Company assumed debt of $1,592,000 and $1,075,000 in connection with the acquisition of facilities in 1996 and 1995, respectively.

Foreign currency translation (gain) loss adjustments totaled $184,000, $18,000 and ($49,000) for 1997, 1996 and 1995, respectively.

The Company received net benefit plan deposits and earnings and recorded net benefit plan liabilities of $265,000, $172,000 and $164,000 for 1997, 1996 and
1995, respectively.


                    The accompanying notes are an integral
               part of these consolidated financial statements.

                         ADVOCAT INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


1.  BACKGROUND

    Advocat Inc. (together with its subsidiaries, "Advocat" or the "Company") provides long-term care services to nursing home patients and residents of assisted living facilities in 11 Southeastern states and two Canadian provinces. The Company's facilities provide a range of health care services to their patients and residents. In addition to the nursing, personal care and social services usually provided in long-term care facilities, the Company, through arrangements with third parties, offers a variety of comprehensive rehabilitation services as well as medical supply and nutritional support services. As of December 31, 1997, the Company operates 116 facilities, consisting of 65 nursing homes with 7,341 licensed beds and 51 assisted living facilities with 4,748 units. Within this portfolio, 32 facilities are managed on behalf of other owners while the remaining facilities, consisting of 59 leased and 25 owned facilities, are operated for the Company's own account.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION

    The financial statements include the operations and accounts of Advocat and its subsidiaries. Investments in 20% to 50% owned entities are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

    REVENUE

    PATIENT AND RESIDENT REVENUES - The fees charged by the Company to patients in its nursing homes and residents in its assisted living facilities include fees with respect to individuals receiving benefits under federal- and state-funded cost reimbursement programs. These revenues are based on approved rates for each facility that are either based on current costs with retroactive settlements or prospective rates with no cost settlement. Amounts earned under federal and state programs with respect to nursing home patients are subject to review by the third-party payors. Final cost settlements, if any, are recorded when objectively determinable, generally within three years of the close of a reimbursement year depending upon the timing of appeals and third-party settlement reviews or audits. Contractual adjustments for revenues earned from federal and state programs amounted to $38,245,000, $41,801,000 and $30,815,000 for 1997, 1996 and 1995, respectively.

    MANAGEMENT FEES - Under its management agreements, the Company has responsibility for the day-to-day operation and management of each of its managed facilities. The Company typically receives a base management fee ranging generally from 3.5% to 6% of net revenues of each managed facility. Other than certain corporate and regional overhead costs, the services provided at the facility are at the facility owner's expense. The facility owner also is obligated to pay for all required capital expenditures. The Company generally is not required to advance funds to the owner. Other than with respect to facilities managed during insolvency or receivership situations, the Company's management fees are generally subordinated to the debt payments of the facilities it manages. In addition, the Company is generally eligible to receive incentives over and above its base management fees based on the profits at these facilities. Approximately 74% of 1997 management fee revenues were derived from agreements that expire beginning in 2004 through 2015. The remaining management agreements have remaining lives that expire or are cancelable at various times from 1998 through 2000.

    LEASE EXPENSE

    The Company operates 59 long-term care facilities under operating leases, including 30 owned by Omega Healthcare Investors, Inc. ("Omega"), 11 owned by Counsel Corporation (together with its affiliates, "Counsel"), 13 owned by members or affiliates of Pierce Management Group ("Pierce") and five owned by other parties. The Company's operating leases generally require the Company to pay stated rent, subject to increases based on changes in the Consumer Price Index or increases in the net revenues of the leased properties. The Company's leases are "triple-net," requiring the Company to maintain the premises, pay taxes, and pay for all utilities. The Company generally grants its lessor a security interest in the Company's personal property located at the leased facility. The leases generally require the Company to maintain a minimum tangible net worth and prohibit the

    Company from operating any additional facilities within a certain radius of each leased facility. The Company is generally required to maintain comprehensive insurance covering the facilities it leases as well as personal and real property damage insurance and professional malpractice insurance. The failure to pay rentals within a specified period generally constitutes a default, which default, if uncured, permits the lessor to terminate the lease. The Company's interest in the premises is subordinated to that of the lessor's lenders.

    CLASSIFICATION OF EXPENSES

    The Company classifies all expenses (except interest, depreciation and amortization, and lease expenses) that are associated with its corporate and regional office support functions as general and administrative expenses. All other expenses (except interest, depreciation and amortization, and lease expenses) that are incurred by the Company at the facility level are classified as operating expenses.

    PROVISION FOR DOUBTFUL ACCOUNTS

    The Company includes provisions for doubtful accounts in operating expenses in its statements of income. The provisions for doubtful accounts were $2,029,000, $1,745,000 and $967,000 for 1997, 1996 and 1995,
    respectively.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost with depreciation being provided over the shorter of the remaining lease term (where applicable) or the assets' estimated useful lives on the straight-line basis as follows:

        Buildings and leasehold improvements               - 10 to 40 years
        Furniture and equipment                            -  2 to 15 years
        Vehicles                                           -  5 years

    Interest incurred during construction periods is capitalized as part of the building cost. Maintenance and repairs are charged against income as incurred, and major betterments and improvements are capitalized. Property and equipment obtained through purchase acquisitions are stated at their estimated fair value determined on the respective dates of acquisition.

    The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." In accordance with SFAS No. 121, the Company evaluates the carrying value of its properties in light of each property's operational profitability.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on deposit with banks and all highly liquid investments with original maturities of three months or less.

    INVENTORIES

    Inventory is recorded at the lower of cost or net realizable value, with cost being determined principally on the first-in, first-out basis.

    DEFERRED FINANCING AND OTHER COSTS

    Financing costs are amortized over the term of the related debt. Start-up costs incurred prior to the commencement of revenue recognition are deferred and charged against operations over five years on a straight-line basis. The Company is entitled to recover these costs from cost-reimbursement programs over the five-year period following incurrence. Financing costs are recoverable over the term of the related indebtedness.

    INCOME TAXES

    The Company utilizes SFAS No. 109, "Accounting for Income Taxes," for the financial reporting of income taxes, which generally requires the Company to record deferred income taxes for the differences between book and tax bases in its assets and liabilities. Income taxes have been provided for all items included in the statements of income, regardless of the period when such items will be deductible for tax purposes. The principal temporary differences between financial and tax reporting arise from depreciation and from reserves that are not currently deductible, as well as the timing of the recognition of gains on sales of assets.

    FOREIGN OPERATIONS AND TRANSLATION POLICIES

    The results of the Canadian operations have been translated at the respective average rates (for consolidated statements of income purposes) and respective year-end rates (for consolidated balance sheet purposes). The cumulative foreign currency translation loss included in retained earnings is $196,000 as of December 31, 1997.

    DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and benefit plan deposits approximate fair value because of the short-term nature of these accounts and because they are invested in accounts earning market rates of interest. The carrying amount of the Company's debt approximates fair value because the interest rates approximate the current rates available to the Company and its individual facilities.

    EARNINGS PER SHARE

    Effective with the issuance of these consolidated financial statements, the Company has adopted SFAS No. 128, "Earnings Per Share," which establishes standards for computing earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or otherwise resulted in the issuance of common stock that then shared in the earnings of the Company. The requirements of SFAS No. 128 have been applied to all periods presented, which includes restatement of prior periods.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as in the disclosure of contingent assets and liabilities. The Company uses estimates in the determination of the allowance for doubtful accounts receivable, settlements under cost reimbursement programs, self-insurance reserves, depreciation, taxes and contingencies, among others. Actual results could differ from those estimates.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has issued two statements, SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Each is effective for financial statement periods beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 establishes standards for the way public companies report information about operating segments in annual financial statements. SFAS No. 131 also requires that public companies report selected information about operating segments in interim financial reports issued to shareholders.

    The Company will adopt the provisions of these statements in association with its financial statements issued for the required periods. The Company does not expect the adoption of these standards to have a material effect on the Company's results of operations.

    RECLASSIFICATIONS

    Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform with the 1997 presentation.

3.  RECEIVABLES

    Accounts receivable, before allowances, consists of the following components:

                                                            DECEMBER 31,
                                                      ------------------------
                                                          1997          1996
                                                      ------------------------
  Medicare                                            $13,155,000   $10,828,000
  Medicaid and other non-federal programs               8,412,000     9,360,000
  Other patient and resident receivables                5,608,000     5,238,000
  Management fees - affiliates                            375,000       262,000
  Management fees                                         341,000       451,000
  Other receivables and advances                          821,000     1,331,000
                                                      -----------   -----------
                                                      $28,712,000   $27,470,000
                                                      ===========   ===========

    The Company generally provides patient and resident services and manages health care facilities in the Southeastern region of the United States and two provinces in Canada.

    The Company provides credit for a substantial portion of its revenues and continually monitors the credit-worthiness and collectibility from its clients, including proper documentation of third-party coverage.

    The Company is subject to accounting losses from uncollectible receivables in excess of its reserves and from the realization of its long-term assets. The Company's management believes that all appropriate reserves or valuation allowances have been provided as of December 31, 1997.


4.  ACQUISITIONS

    Effective October 1, 1997, the Company completed the acquisition or lease of 29 assisted living facilities from Pierce. The Company purchased 15 facilities with 1,093 units and entered into leases on the remaining 14 centers with 1,209 units. The aggregate purchase price was approximately $34,148,000, which includes related costs of the acquisition. To fund the Pierce acquisition, the Company issued $34,100,000 in new debt. The debt issued in connection with the Pierce acquisition is due January 1, 1999.

    The Company has a commitment for $30,000,000 in longer-term financing that is available to partially repay the initial financing. In addition, the Company is also evaluating other financing sources that are available. While the mix among the alternatives is not yet certain, the Company expects to refinance the initial financing under longer-term arrangements during 1998.

    The following unaudited pro forma information assumes that the Pierce acquisition described above took place as of January 1 of each applicable year.

                                        YEAR ENDED DECEMBER 31,
                                   --------------------------------
                                       1997                1996
                                   ------------        ------------

Pro forma net revenues             $201,397,000        $192,363,000
                                   ============        ============
Pro forma net income               $  3,409,000        $  5,261,000
                                   ============        ============

Pro forma earnings per share:
   Basic                           $        .64        $        .99
                                   ============        ============
   Diluted                         $        .63        $        .99
                                   ============        ============

    In addition, the Company acquired two Canadian assisted living facilities on October 1, 1997. Immediately prior to the acquisitions, the Company had managed these facilities, which total 125 units, during receivership proceedings. The combined purchase price was approximately $2,317,000 ($3,200,000 Canadian), which was funded by internal sources and the issuance by the Company's principal Canadian lender of 10-year term loans totaling $2,029,000 ($2,800,000 Canadian). The pro forma effect on net income of these acquisitions is not material.

    In 1996, the Company purchased four facilities totaling 350 beds. The aggregate purchase price of $8,802,000 was funded with cash of $693,000, debt issued in the amount of $6,487,000 and assumed liabilities of $1,622,000. In 1995, the Company purchased two facilities totaling 265 beds. The aggregate purchase price of $6,004,000 was funded with $726,000 cash, debt issued in the amount of $4,172,000, and assumed liabilities of $1,106,000. The pro forma effect on net income of these acquisitions is not material.

5.  SALE/LEASEBACK OF FACILITIES

    Effective August 14, 1992, the Company entered into an agreement with Omega whereby 21 of the Company's facilities were sold to Omega and leased back to the Company under a master lease agreement (the "Master Lease"). In addition, the Company entered into a participating mortgage (the "Participating Mortgage") with Omega on three other facilities. The net gain on the sale/leaseback was deferred in accordance with sale/leaseback accounting. The Company is amortizing the deferred gain over 20 years, which is the initial lease term and the renewal period. The net deferred gain totaled $3,539,000 as of December 31, 1997. Amortization of the deferred gain totaled $246,000 for each of 1997, 1996 and 1995 and is included as a decrease to lease expense in the accompanying consolidated statements of income.

6.  SALE OF TEXAS HOMES

    In 1991, the Company sold six of its Texas nursing homes to Texas Diversicare Limited Partnership ("TDLP") for a sales price of approximately $13,137,000. Total consideration for the sale in 1991 included a $7,500,000 wrap mortgage receivable from TDLP and $4,370,000 cash. Underlying the wrap mortgage receivable is a note payable to a bank by the Company of $3,245,000 as of December 31, 1997. The TDLP properties are collateral for this debt.

    Under a repurchase agreement, the Company has agreed to purchase up to 10.0% of the partnership units per year, beginning in January 1997 (up to a maximum of 50.0% of the total partnership units) through January 2001. The purchase of the partnership units is upon demand from the limited partners and the 10.0% maximum per year is not cumulative. The repurchase price is the original cash sales price per unit less certain amounts based on the depreciation from 1991 to the December 31 prior to the date of repurchase. Pursuant to its repurchase obligation, the Company purchased 10.0% of the partnership units in each of January 1997 and 1998 for a total consideration of $1,281,000. Units acquired pursuant to the repurchase agreement do not have voting rights with respect to any matters coming before the limited partners of TDLP.

    As part of the TDLP transaction, the Company has guaranteed certain cash flow requirements of TDLP for a ten-year period through August 2001. As of December 31, 1997, the Company has provided working capital funding and requirements under the cash flow guarantee to TDLP totaling $3,242,000.

    Because of the guaranteed financial requirements to the TDLP partners, the Company is accounting for this transaction under the leasing method of accounting under SFAS No. 66. Under this method, the Company has not recorded a sale of the assets. The cash received from TDLP was recorded as an advance liability, and the wrap mortgage receivable has not been reflected in the financial statements. The advance liability is adjusted throughout the year based on mortgage note payments and advances to or repayments from TDLP. The Company's consolidated statements of income will continue to reflect the operations of the facilities until the expiration of the Company's commitments with respect to TDLP.

    The Company continually evaluates the funding contingencies discussed above in relation to the balance in the advance liability account and future wrap mortgage receivable collections. The Company will recognize the advances receivable from TDLP as long as the Company's recorded net assets with respect to TDLP are less than the total of the estimated fair value of the Company's investment in TDLP and the Company's interest in the wrap mortgage due from TDLP. As of December 31, 1997, the Company's recorded assets related to TDLP approximate the estimated fair value of the Company's TDLP investment and the unrecorded mortgage receivable. As a result, the ultimate realization of future advances to TDLP may be questionable and may require reserves to be recorded by the Company to offset future increases in the advances.

    The consolidated statements of income include the recognition of income and expenses from the TDLP homes since the sale. During 1997, 1996, and 1995, the consolidated statements of income include TDLP results of operations before taxes of $123,000, $83,000 and $260,000, respectively, which have also been reflected as a reduction of the advance liability account. These amounts represent the amortization of the balance of the advance liability account in excess of the repurchase obligation amount.


 7.  PROPERTY AND EQUIPMENT

     Property and equipment, at cost, consists of the following:

                                                       DECEMBER 31,
                                            -----------------------------
                                               1997              1996
                                            ----------       ------------
Land                                        $ 4,714,000       $ 1,949,000
Buildings and leasehold improvements         59,495,000        28,154,000
Furniture, fixtures and equipment            16,610,000        11,342,000
                                            -----------       -----------
                                            $80,819,000       $41,445,000
                                            ===========       ===========

      Substantially all of the Company's gross property and equipment is security for debt obligations.

8.    LONG-TERM DEBT

      Long-term debt consists of the following:

                                                                                             DECEMBER 31,
                                                                                  ----------------------------------
                                                                                      1997                 1996
                                                                                  ------------        --------------
Promissory note payable to two banks; unsecured, however,
  the Company has agreed not to pledge or otherwise
  encumber the assets acquired in the Pierce acquisition
  or issue other debt without the banks' approval; interest payable monthly at either 2.0% above the London Interbank Offered Rate
  ("LIBOR") or the lead bank's Index rate (7.94% at December 31, 1997);
  balloon maturity in January 1999                                                 $34,100,000           $        --

Acquisition line of credit payable to a commercial finance company;
  secured by four nursing homes; interest payable monthly at 2.75%
  above LIBOR (8.72% at December 31, 1997); balloon maturity in
  December 1999                                                                     11,100,000            11,100,000

Working capital line of credit payable to a bank; secured by certain accounts receivable and substantially all other Company assets;
  interest payable monthly at either 2.50% above LIBOR or the bank's
  Index rate (8.25% at December 31, 1997); balloon maturity in December 1999         2,439,000             2,436,000

Mortgage payable to bank; secured by the six TDLP nursing homes; interest
  and principal payable monthly, interest at 8.0%; matures in August 2001            3,245,000             3,839,000

                                                                                             DECEMBER 31,
                                                                                  ----------------------------------
                                                                                      1997                 1996
                                                                                  ------------        --------------
Mortgages payable to a Canadian bank; secured by two
  nursing homes and three assisted living facilities;
  interest and principal payable monthly; interest
  ranging from 6.34% to 10.00%; balloon maturities December 1999
  through October 2007                                                             $5,650,000           $3,905,000

Mortgage payable to a bank; secured by one nursing home; interest and principal payable monthly; interest at the lending bank's base rate
  plus 0.75% (9.25% at December 31, 1997); balloon maturity in August 2001          2,411,000            2,446,000

Mortgages payable to two banks; secured by second interests in the nursing home referred to immediately above; interest and principal payable monthly; interest at the lead bank's base rate plus 0.75%
  (9.25% at December 31, 1997); balloon maturity in
  August 2001                                                                         164,000              167,000

Promissory note payable to Omega; unsecured; interest and
  principal payable quarterly; interest at 11.00%;
  matures in April 1998                                                                26,000               74,000
                                                                                  -----------          -----------
                                                                                   59,135,000           23,967,000
Less current portion                                                                 (762,000)            (713,000)
                                                                                  -----------          -----------
                                                                                  $58,373,000          $23,254,000
                                                                                  ===========          ===========

    Principal payments for the Company on long-term debt for the next five years and thereafter beginning January 1, 1998, are as follows:

            1998                               $   762,000
            1999                                49,655,000
            2000                                   845,000
            2001                                 3,328,000
            2002                                   531,000
        Thereafter                               4,014,000
                                               -----------
                                               $59,135,000
                                               ===========

    The Company has both a working capital line of credit and an acquisition line of credit. The working capital line of credit provides for working capital loans and letters of credit aggregating up to the lesser of $10,000,000 or the borrowing base, as defined. The Company's obligations under the working capital line are secured by certain accounts receivable and substantially all other Company assets. Advances under the working capital line bear interest payable monthly at the Company's option of either LIBOR plus 2.50% or the bank's Index rate. The working capital line terminates and all outstanding borrowings are due in December 1999. As of December 31, 1997, the Company had drawn $2,439,000, had $5,650,000 of letters of credit outstanding, and had $1,911,000 remaining borrowing capability under the working capital line. The Company has received a commitment from the bank for an increase in its working capital line of credit availability of $1,250,000. This additional line of credit is available through May 22, 1998 and contains terms mirroring the $10,000,000 working capital line of credit.

    The acquisition line of credit of $40,000,000, less outstanding borrowings, is available to fund approved acquisitions through October 1999. The Company's obligations under the acquisition line are secured by the assets acquired with the draws under the acquisition line. Advances under the acquisition line bear interest, payable monthly, at LIBOR plus a defined spread with respect to each facility based upon its loan-to-value ratio and debt service coverage. Individual advances made under the acquisition line are due three years from the date of initial funding. As of December 31, 1997, the Company had drawn $11,100,000 under the acquisition line, which amount was secured by four nursing homes, and had $28,900,000 available for future acquisitions.

    The Company has a commitment of up to $30,000,000 of long-term financing under which the Company may borrow and pledge the assets acquired in the Pierce acquisition as collateral. Loans are available at up to 80% of the value of the pledged assets. Interest, which would be at LIBOR plus a defined spread, would be determined based upon the length of term selected (3, 10, or 20 years) and the loan-to-value ratio. This commitment is available through November 1999. However, the Company may not draw upon this commitment so long as the $34,100,000 promissory note remains outstanding.

    The Company's loan agreements contain various financial covenants, the most restrictive of which relate to net worth, cash flow, debt to equity ratio requirements, and limits on the payment of dividends to shareholders. As of December 31, 1997, the Company was in compliance with the covenants or has been granted a waiver in the event of non-compliance.

9.  SHAREHOLDERS' EQUITY AND STOCK PLANS

    SHAREHOLDERS' RIGHTS PLAN

    In 1995, the Company adopted a shareholders' rights plan (the "Plan"). The Plan is designed to protect the Company's shareholders from unfair or coercive takeover tactics. The rights under the Plan were effective for all shareholders of record at the close of business March 20, 1995, and thereafter and exist for a term of ten years. The Plan provides for one right with respect to each share of common stock. Each right entitles the holder to acquire, at a 50% discount from the then-current market, $100 worth of common stock of the Company or that of a non-approved acquiring company. The rights may be exercised only upon the occurrence of certain triggering events, including the acquisition of, or a tender offer for, 15% or more of the Company's common stock without the Company's prior approval.

    STOCK-BASED COMPENSATION PLANS

    In 1994, the Company adopted the 1994 Incentive and Nonqualified Stock Option Plan for Key Personnel (the "Key Personnel Plan"). Under the Key Personnel Plan, as amended in May 1997, 810,000 shares of common stock have been reserved for issuance upon exercise of options granted thereunder.

    In 1994, the Company adopted the 1994 Nonqualified Stock Option Plan for the Directors (the "Director Plan"). Under the Director Plan, as amended in May 1996, 190,000 shares of common stock have been reserved for issuance upon exercise of options granted thereunder.

    Under both plans, the option exercise price equals the stock's market price on the grant date. The maximum term of any option granted pursuant to either the Key Personnel Plan or to the Director Plan is ten years. Options issued under either plan are one-third vested at the grant date with an additional one-third vesting on each of the next two anniversaries of the grant date. Shares subject to options granted under either plan that expire, terminate, or are canceled without having been exercised in full become available again for future grants.

    In 1994, the Company adopted the 1994 Employee Stock Purchase Plan and reserved 250,000 shares for issuance under the plan. Employees may purchase stock, subject to certain limitations, at 85% of the lower of the closing market price at the beginning or at the end of each plan year. The plan year begins July 1 and ends the following June 30. In July 1997, 1996 and 1995, 17,000, 21,000 and 23,000 shares were issued pursuant to this plan, respectively. The fair value of shares sold under the plan was $9.50 in both 1997 and in 1996 and was $8.63 in 1995.

    The Company accounts for these plans under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                         YEAR ENDED DECEMBER 31,
                                 ------------------------------------
                                    1997         1996         1995
                                 ----------   ----------   ----------
Net Income:
 As reported                     $3,013,000   $4,721,000   $4,410,000
                                 ==========   ==========   ==========
 Pro forma                       $2,813,000   $4,447,000   $4,302,000
                                 ==========   ==========   ==========

Basic Earnings Per Share:
 As reported                     $      .56   $      .89   $      .84
                                 ==========   ==========   ==========
 Pro forma                       $      .53   $      .84   $      .82
                                 ==========   ==========   ==========

Diluted Earnings Per Share:
 As reported                     $      .56   $      .89   $      .82
                                 ==========   ==========   ==========
 Pro forma                       $      .52   $      .83   $      .80
                                 ==========   ==========   ==========

    Because the provisions of SFAS No. 123 have not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    Summarized activity of the stock option plans is presented below:

                                              SHARES                   WEIGHTED
                                     ------------------------------    AVERAGE
                                        KEY PERSONNEL      DIRECTOR    EXERCISE
                                            PLAN             PLAN        PRICE
                                     ------------------    --------    --------
 Outstanding,
  December 31, 1994                       409,000           128,000      $ 9.59
   Issued                                  15,000            23,000       12.10
   Exercised                               (5,000)          (10,000)       9.50
   Expired or canceled                     (6,000)           (6,000)       9.50
                                          -------           -------      ------
 Outstanding,
  December 31, 1995                       413,000           135,000        9.76
   Issued                                 112,000             5,000        9.64
   Exercised                               (7,000)               --        9.50
   Expired or canceled                     (7,000)          (24,000)      10.45
                                          -------           -------      ------
 Outstanding,
  December 31, 1996                       511,000           116,000        9.71
   Issued                                  39,000            21,000        9.88
   Exercised                              (44,000)                -        9.67
   Expired or canceled                    (22,000)          (26,000)      10.19
                                          -------           -------      ------
 Outstanding,
   December 31, 1997                      484,000           111,000       $9.69
                                          =======           =======       =====

 Vested, December 31, 1997                423,000            95,000       $9.67
                                          =======           =======       =====
 Available for future grants,
   December 31, 1997                      270,000            69,000
                                          =======           =======

    The outstanding options have exercise prices ranging from $7.13 to $13.13 and have a weighted average remaining life of 8.0 years. The weighted average fair value of options granted was $4.20, $4.10 and $5.33 in 1997, 1996 and 1995, respectively.

    The fair value of each option is estimated on the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions used for the 1997, 1996 and 1995 grants: risk free interest rates ranging from 5.7% to 6.2% for 1997, from 5.5% to 6.1% for 1996 and from 5.4% to 7.1% for 1995; no expected dividend yield for each of the years; expected lives of five years for each of the years; and, expected volatility of 37.2% for 1997 and 38.5% for both 1996 and 1995.

    PREFERRED STOCK

    The Company is authorized to issue up to 1,000,000 shares of preferred stock. The Company's Board of Directors is authorized to establish the terms and rights of each series, including the voting powers, designations, preferences, and other special rights, qualifications, limitations, or restrictions thereof.


10. EARNINGS PER SHARE

    Information with respect to the calculation of basic and diluted earnings per share data is presented below:

                                                                             EARNINGS
                                                                               PER
                                                   NET INCOME     SHARES      SHARE
                                                  ------------   ---------   --------
      Year ended December 31, 1997:
         Basic earnings per share                   $3,013,000   5,339,000       $.56
             Employee stock purchase plan                    -       9,000
             Options                                         -      25,000
                                                  ------------   ---------
         Diluted earnings per share                 $3,013,000   5,373,000       $.56
                                                  ============   =========   ========

      Year ended December 31, 1996:
         Basic earnings per share                   $4,721,000   5,304,000       $.89
             Employee stock purchase plan                    -      11,000
             Options                                         -      15,000
                                                  ------------   ---------
         Diluted earnings per share                 $4,721,000   5,330,000       $.89
                                                  ============   =========   ========

      Year ended December 31, 1995:
         Basic earnings per share                   $4,410,000   5,270,000       $.84
             Employee stock purchase plan                    -      12,000
             Options                                         -      99,000
                                                  ------------   ---------
         Diluted earnings per share                 $4,410,000   5,381,000       $.82
                                                  ============   =========   ========

    For each period presented, the Company had options outstanding at prices in excess of the average market price of the Company's common stock. Such options were excluded from the computation because to include them would have been antidilutive. The weighted average options excluded were 352,000, 320,000 and 26,000 for 1997, 1996 and 1995, respectively.

11. INCOME TAXES

     The provision for income tax expense is composed of the following components:

                                                        YEAR ENDED DECEMBER 31,
                                                --------------------------------------
                                                   1997          1996          1995
                                                ----------    ----------    ----------
 Current payable (benefit):
  Federal                                       $ (823,000)   $1,498,000    $  976,000
  State and province                               386,000       379,000       339,000
                                                ----------    ----------    ----------
                                                  (437,000)    1,877,000     1,315,000
                                                ----------    ----------    ----------

 Deferred taxes:
  Federal                                        1,941,000       621,000       865,000
  State and province                               190,000       157,000       300,000
                                                ----------    ----------    ----------
                                                 2,131,000       778,000     1,165,000
                                                ----------    ----------    ----------
 Provision for income taxes                     $1,694,000    $2,655,000    $2,480,000
                                                ==========    ==========    ==========


 A reconciliation of taxes computed at statutory income tax rates is as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                --------------------------------------
                                                   1997          1996          1995
                                                ----------    ----------    ----------
 Provision for federal income
  taxes at statutory rates
                                                $1,600,000    $2,508,000    $2,343,000
 State and province income taxes,
  net of benefit                                   118,000       295,000       276,000
 Other                                             (24,000)     (148,000)     (139,000)
                                                ----------    ----------    ----------
 Provision for income taxes                     $1,694,000    $2,655,000    $2,480,000
                                                ==========    ==========    ==========

    The net deferred tax assets and liabilities, at the respective income tax rates, are as follows:

                                                                          DECEMBER 31,
                                                                     -------------------------
                                                                         1997           1996
                                                                     ----------     ----------
      Current deferred asset:
         Allowance for doubtful accounts                             $        --    $   881,000
         Accrued liabilities                                             830,000      1,060,000
                                                                     -----------    -----------
                                                                     $   830,000    $ 1,941,000
                                                                     -----------    -----------

      Non-current deferred asset:
         Tax gain on sale transactions in excess of
             recognized financial reporting gain                     $ 1,420,000    $ 1,743,000

         Tax goodwill and intangibles                                 10,217,000     11,084,000
         Other                                                           251,000        153,000
                                                                     -----------    -----------
                                                                      11,888,000     12,980,000
         Less valuation allowance                                     (5,688,000)    (5,909,000)
                                                                     -----------    -----------
                                                                       6,200,000      7,071,000
                                                                     -----------    -----------

      Non-current deferred liability:
         Deferred costs                                                 (244,000)      (325,000)
         Depreciation                                                   (496,000)      (266,000)
                                                                     -----------    -----------
                                                                        (740,000)      (591,000)
                                                                     -----------    -----------
                Net non-current deferred asset                       $ 5,460,000    $ 6,480,000
                                                                     ===========    ===========

    The Company has recorded a valuation allowance with respect to the deductibility of certain tax goodwill and intangibles. The valuation allowance for deferred tax assets decreased $221,000 in 1997 and $281,000 in 1996. The changes are related to the amortization of tax goodwill. The Company expects that such valuation allowances will be determined annually based on any circumstances or events with the taxing authorities.

12. COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS

    The Company is committed under long-term operating leases with various expiration dates and varying renewal options. Minimum annual rentals (exclusive of taxes, insurance, and maintenance costs) under these leases for the next five years beginning January 1, 1998, are as follows:

               1998                      $19,292,000
               1999                       19,881,000
               2000                       20,362,000
               2001                       20,846,000
               2002                       21,407,000

    Under lease agreements with Omega, Counsel, Pierce and others, the Company's lease payments are subject to periodic annual escalations as described in Note 2. Total lease expense was $15,850,000, $14,441,000 and $13,518,000, for 1997, 1996 and 1995, respectively.

    One operating lease requires the Company to pay additional lease payments in an amount equal to 60.0% of pretax facility profits, as defined.

    OMEGA LEASES

    The Company's Master Lease with Omega covering 21 facilities provides for an initial term of ten years through August 2002 and allows the Company one ten-year renewal option. The Company issued a letter of credit in the amount of $3,800,000 in favor of Omega as security for its obligations under the Master Lease. Under the terms of the Master Lease, the Company must comply with certain covenants based on total shareholders' equity of the Company as defined. The Company was in compliance with these covenants as of December 31, 1997. First mortgage revenue bonds of $4,370,000 were assumed by Omega as of August 14, 1992. The Company remains secondarily liable for the debt service through maturity of these bonds. Omega has indemnified the Company for any losses suffered by the Company as a result of a default on the bonds. Omega has represented to the Company that the debt service on the bonds was current as of December 31, 1997. The Company is leasing the two facilities mortgaged by these bonds.

    Effective December 1, 1994, the Company entered into a series of agreements with Omega and a third party. Under the agreements, the Company will ultimately lease a total of nine nursing facilities with a total of 805 beds. The Company has executed formal lease agreements with respect to five of the nine facilities. The remaining four facilities are currently being managed by the Company. Under the management agreements, the Company is responsible for the operating assets and liabilities of the facilities and receives a management fee equal to the net profits of the facilities. The Company is accounting for these properties as operating leases in anticipation of the completion of formal lease agreements. The initial lease period for the nine facilities will be ten years with two five-year renewal options at the Company's option.

    COUNSEL LEASES

    The Company leases five facilities from Counsel with an initial term of five years through April 1999 and one five-year renewal option. With respect to these facilities, the Company has a right of first refusal and a purchase option at the end of the lease term.

    The Company leases three additional facilities from Counsel with an initial term of ten years through April 2004 and one ten-year renewal option. With respect to these facilities, the Company has the right of first refusal and a purchase option at the end of the lease term.

    The Company leases three additional facilities from Counsel with a lease term through August 2002. At the end of the lease term, the Company has the right to purchase these facilities. In addition, the Company can require Counsel to transfer these facilities to Omega, at which time the Company has the right to lease these facilities from Omega in accordance with the terms of the Master Lease.

    PIERCE LEASES

    The Company acquired leases with respect to 14 facilities as part of the Pierce transaction. Of these leases, 12 are with the former principal owners of Pierce and have an initial term of 15 years and two five-year renewal options. Beginning at the fifth anniversary, the Company has a right to purchase all twelve facilities as a group for their fair market value. The remaining two leases are subleases that expire in 2017 and 1998. With respect to the latter sublease, the Company and the sublessor have agreed in principal to a direct lease with a five year term beginning concurrent with the expiration of the sublease. The Company has no purchase option with respect to either sublease.

    CONTINGENCIES

    The Company has liability claims and disputes outstanding for professional liability and other issues. Professional liability insurance up to certain limits is carried by the Company and its subsidiaries for coverage of such claims. (See Note 13.) The ultimate results of the litigation are unknown at the present time, but management is of the opinion that there would be no material amounts in excess of liability coverages.

    With respect to worker's compensation, substantially all of the Company's employees became covered under either an indemnity insurance plan or state-sponsored programs in May 1997. Prior to that time, the Company was self-insured for the first $250,000, on a per claim basis, for worker's compensation claims in a majority of its United States nursing facilities. The Company has been and remains completely self-insured for worker's compensation claims with respect to its Texas operations. The Company has provided reserves for the settlement of outstanding self-insured claims at amounts believed to be adequate as of December 31, 1997. The differences between actual settlements and reserves are included in expense in the year finalized.

    The Company is self-insured for health insurance benefits for certain employees and dependents for amounts up to $75,000 per individual annually. The Company provides reserves for the settlement of outstanding self-insured claims at amounts believed to be adequate. The differences between actual settlements and reserves are included in expense in the year finalized.

    EMPLOYMENT AGREEMENTS

    The Company has employment agreements with certain members of management that provide for the payment to these members of amounts up to 2.5 times their annual base salary in the event of a termination without cause, a constructive discharge (as defined), or upon a change in control of the Company (as defined). The maximum contingent liability under these agreements is approximately $1.6 million. In addition, upon the occurrence of any triggering event, certain executives may elect to require the Company to purchase options granted to them for a purchase price equal to the difference between the fair market value of the Company's common stock at the date of termination and the stated option exercise price. The terms of such agreements are from one to three years and automatically renew for one year if not terminated by the employee or the Company.

    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Company has established a Supplemental Executive Retirement Plan (the "SERP") to provide retirement benefits for officers and employees of the Company who have been designated for participation by the President of the Company. Participants in the SERP will be eligible to receive benefits thereunder after reaching normal retirement age which is defined in the SERP as either (i) age 65, (ii) age 60 and ten years of service, or (iii) age 55 and 15 years of service. Under the SERP, participants can defer up to 6% of his or her base pay. The Company makes matching contributions of 100% of the amount deferred by each participant. Benefits under the SERP become fully vested upon the participant reaching normal retirement age or the participant's disability or death. In addition, if there is a change in control of the Company as defined in the SERP, all participants shall be fully vested, and each participant shall be entitled to receive his or her benefits under the SERP upon termination of employment. The SERP trust funds are at risk of loss. Should the Company become insolvent, its creditors would be entitled to a claim to the funds superior to the claim of SERP participants.

    HEALTH CARE INDUSTRY

    The health care industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government health care program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations by health care providers of fraud and abuse statutes and regulations. Violations of these laws and regulations could result in expulsion from government health care programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with fraud and abuse laws and regulations as well as other applicable government laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

    During the third quarter of 1997, the Company received separate notifications from the state of Alabama that, as a result of certain deficiencies noted upon periodic surveys of its facilities in Mobile, the facilities would be decertified from participation in the Medicare and Medicaid programs and that licensure revocation could be pursued. The facilities were decertified for 69 and 91 days, respectively, before resurveys found them to be in compliance. Both of the facilities have been recertified for participation in the Medicare and Medicaid programs.

    During 1997, the Federal government enacted the Balanced Budget Act of 1997 ("BBA"), which contains numerous Medicare and Medicaid cost-saving measures. The BBA requires that nursing homes transition to a prospective payment system under the Medicare program during a three year "transition period," commencing with the first cost reporting period beginning on or after July 1, 1998. The BBA also contains certain measures that could lead to future reductions in Medicare therapy cost reimbursement and Medicaid payment rates. Given the recent enactment of the BBA, the Company is unable to predict the ultimate impact of the BBA on its future operations. However, any reductions in government spending for long-term health care could have an adverse affect on the operating results and cash flows of the Company. The Company will attempt to maximize the revenues available to it from governmental sources within the changes that will occur under the BBA. In addition, the Company will attempt to increase nongovernment revenues, including expansion of its assisted living operations in order to offset the loss of governmental revenues as a result of the enactment of the BBA.

13. PROFESSIONAL LIABILITY INSURANCE

    All of the Company's liability policies are on an occurrence basis and are renewable annually. Each of the coverage limits and the self-insured risks referred to in the following is measured on an annual basis.

    The Company maintains general and professional liability insurance with per claim coverage of $1,000,000 and aggregate coverage limits of up to $3,000,000 for its long-term care services. Through December 31, 1997, with respect to a majority of its United States nursing homes, the Company is self-insured for the first $25,000 per occurrence and $500,000 in the aggregate for such claims. Effective January 1998, these self-insured per claim and aggregate amounts increased to $250,000 and $2,500,000, respectively. In addition, the Company maintains a $50,000,000 aggregate umbrella liability policy for claims in excess of the foregoing limits for its nursing home operations. The assisted living operations acquired in the Pierce transaction are self-insured, with respect to each location, for the first $5,000 per occurrence and $25,000 in the aggregate. In addition, the Company maintains a $10,000,000 aggregate umbrella liability policy for claims in excess of the foregoing limits for these assisted living operations.

    The Canadian facilities owned or leased by the Company maintain general and professional liability insurance with per claim coverage limits of up to $1,398,000 ($2,000,000 Canadian). In addition, the Company maintains a $2,097,000 ($3,000,000 Canadian) aggregate umbrella liability policy for claims in excess of the above limit for these facilities.

    The six TDLP facilities maintain general and professional liability insurance with per claim coverage of $1,000,000 and aggregate coverage limits of up to $2,000,000. In addition, TDLP maintains a $10,000,000 aggregate umbrella liability policy for claims in excess of the foregoing limits for these facilities.

14. GEOGRAPHIC OPERATIONS
    Expenses incurred by the Company that are not directly traceable to either of the Company's geographic segments (United States and Canada) have been allocated to the applicable geographic region for which benefit the expense was incurred. Information by geographic segment is presented below:

                                     UNITED STATES     CANADA         TOTAL
                                     -------------   -----------   ------------
Year Ended December 31, 1997:
    Net revenues                      $167,995,000   $14,248,000   $182,243,000
    Income before taxes                  2,818,000     1,889,000      4,707,000
    Identifiable assets                100,644,000    14,317,000    114,961,000

Year Ended December 31, 1996:
    Net revenues                      $153,797,000   $12,440,000   $166,237,000
    Income before taxes                  5,758,000     1,618,000      7,376,000
    Identifiable assets                 64,383,000    10,525,000     74,908,000

Year Ended December 31, 1995:
    Net revenues                      $128,781,000   $11,184,000   $139,965,000
    Income before taxes                  5,228,000     1,662,000      6,890,000
    Identifiable assets                 52,780,000     6,251,000     59,031,000

15. RELATED PARTIES

    The Company commenced operations effective with an initial public offering of common stock in May 1994. The Company's predecessor operations were in companies owned or controlled by Counsel. From the Company's inception through November 1996, the Company had two Directors who are directors and key executives of Counsel. The Company provides management services for nine facilities owned by two Canadian limited partnerships. The president of the general partners of these partnerships is a director and key executive of Counsel, and Counsel leases seven of these facilities from one of the partnerships. Management fees from these facilities totaled $1,814,000, $1,656,000 and $1,684,000 for 1997, 1996 and 1995,
    respectively.

    The Company has loaned one of the limited partnerships $1,434,000 and $1,028,000 as of December 31, 1997 and 1996, respectively. The Company has received second, third and fourth mortgage security interests in the partnership assets. The notes receivable bear interest at 8.0% and are being repaid over the life of the management contract.

    Lease expense related to the facilities leased from Counsel totaled $2,091,000 $2,078,000 and $2,052,000 for the years ended December 31,
    1997, 1996 and 1995, respectively.


16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                QUARTER
                                    -----------------------------------------------------
      1997                             FIRST        SECOND        THIRD         FOURTH
      ----                          -----------   -----------   -----------   -----------
Net revenues                        $43,442,000   $44,237,000   $43,657,000   $50,907,000
                                    ===========   ===========   ===========   ===========

Net income                          $ 1,269,000   $ 1,334,000   $   312,000   $    98,000
                                    ===========   ===========   ===========   ===========

Basic and diluted earnings per
   share                            $       .24   $       .25   $       .06   $       .02
                                    ===========   ===========   ===========   ===========

     1996
     ----
Net revenues                        $39,533,000   $39,776,000   $42,646,000   $44,282,000
                                    ===========   ===========   ===========   ===========

Net income                          $   900,000   $ 1,051,000   $ 1,271,000   $ 1,499,000
                                    ===========   ===========   ===========   ===========

Basic and diluted earnings per
   share                            $       .17   $       .20   $       .24   $       .28
                                    ===========   ===========   ===========   ===========

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

                                                                        ANNEX B

                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Advocat, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 ADVOCAT INC.
                      277 MALLORY STATION ROAD, SUITE 130
                           FRANKLIN, TENNESSEE 37067


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 15, 1998


         Notice is hereby given that the Annual Meeting of Stockholders of Advocat Inc. (the "Company") will be held at 1800 First American Center, Nashville, Tennessee on May 15, 1998, at 9:00 a.m. Central Daylight Time, for the following purposes:

   1. To elect one Class 1 director to hold office for a three (3) year term and until his successor is duly elected and qualified;

   2. To amend the Company's 1994 Incentive and Nonqualified Stock Option Plan for Key Personnel to increase the number of shares of Common Stock reserved for issuance from 810,000 shares to 1,060,000 shares; and,

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on March 23, 1998 will be entitled to vote at the meeting.

         The Company's Board of Directors urges all stockholders of record to exercise their right to vote at the meeting personally or by proxy. Accordingly, we are sending you the accompanying Proxy Statement and the enclosed proxy card.

         Your attention is directed to the Proxy Statement accompanying this notice for a statement regarding matters to be acted upon at the meeting.

                                    By Order of the Board of Directors,



                                    Mary Margaret Hamlett
                                    Secretary

Franklin, Tennessee
March 30, 1998


         YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED IN THE MANNER PROVIDED IN THE ACCOMPANYING PROXY STATEMENT.

                                 ADVOCAT INC.

                                PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advocat Inc., a Delaware corporation, with its principal offices at 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067 (together with its subsidiaries, "Advocat" or the "Company"), to be used at the Annual Meeting of Stockholders to be held on May 15, 1998, at 9:00 a.m. Central Daylight Time and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Proxy Statement and form of proxy are being mailed to stockholders on or about March 31, 1998.

         A stockholder who executes a proxy has the right to revoke the proxy at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing a proxy bearing a later date, or by attending the Annual Meeting of Stockholders and voting in person. Proxies will be voted in accordance with instructions noted on the proxies. Unless otherwise specifically instructed in the proxies, it is the intention of the persons named in the proxy to vote all proxies received by them FOR THE ELECTION OF THE NOMINEE NAMED HEREIN WHO IS STANDING FOR ELECTION AS A CLASS 1 DIRECTOR and FOR THE AMENDMENT TO THE 1994 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN FOR KEY PERSONNEL (THE "KEY PERSONNEL PLAN") TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE FROM 810,000 TO 1,060,000 SHARES. Management does not know of any other matters that will be presented for action at the Annual Meeting of Stockholders. If any other matter does come before the meeting, however, the persons appointed in the proxy will vote in accordance with their best judgment on such matter.

         The cost of this proxy solicitation will be borne by the Company. It is contemplated that proxies will be solicited solely by mail. Banks, brokers and other custodians will be requested to forward proxy soliciting materials to their customers where appropriate, and the Company will reimburse such banks, brokers, and custodians for their reasonable out-of-pocket expenses in sending the proxy materials to beneficial owners of the Company's shares.


                      SUMMARY OF MATTERS TO BE CONSIDERED

         At the Annual Meeting of Stockholders, the stockholders of the Company will be asked to vote on (1) the election of one nominee to serve as a Class 1 director for a three-year term and until his successor is duly elected and qualified (see "Proposal 1: Election of Director") and (2) the amendment of the Key Personnel Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 810,000 shares to 1,060,000 shares (see "Proposal 2:
Amendment to 1994 Incentive and Nonqualified Stock Option Plan for Key Personnel Increasing Shares Available for Grant").

                                     VOTING

         Stockholders of record as of March 23, 1998 will be entitled to vote at the annual meeting. At the close of business on that day, there were outstanding 5,376,946 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote, which may be given in person or by proxy authorized in writing. The Company has no other classes of voting stock issued. The Company has the authority to issue shares of preferred stock in one or more series, although no series of preferred stock has been designated or issued.

         To vote by proxy, a stockholder should complete, sign, date and return the enclosed proxy to the Secretary of the Company. The Board of Directors urges you to complete the proxy card whether or not you plan to attend the meeting. If you attend the meeting in person, you may, if you wish, vote in person on all matters brought before the meeting even if you have previously delivered your proxy. Any stockholder who has given a proxy may revoke it any time prior to its exercise by filing an instrument revoking it with the Secretary of the Company, by duly executing a proxy bearing a later date, or by attending the meeting and voting in person. The mere presence at the meeting of a stockholder who has appointed a proxy will not revoke the appointment.

         The director nominee will be elected by a plurality of the votes cast by the holders of the Common Stock present or represented and entitled to vote at the annual meeting. All other matters submitted to the stockholders will be approved by the affirmative vote of a majority of the votes cast by the holders of the Common Stock present or represented and entitled to vote at the Annual Meeting of Stockholders. Abstentions and broker non-votes will not be counted as affirmative votes, but will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes have no legal effect on the election of directors. On matters requiring majority vote for approval, abstentions have the effect of negative votes.

                         STOCK OWNERSHIP OF DIRECTORS,
                   EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

         The table below sets forth, as of March 23, 1998, the number and percentage of outstanding shares of the Company's Common Stock owned by all persons known to the Company to be holders of 5% or more of such securities, by all directors, by each of the executive officers named in the Summary Compensation Table herein, and by all directors and executive officers of the Company as a group. Unless otherwise indicated, all holdings are of record and beneficial.

                                                     NUMBER OF
                                                       SHARES         PERCENTAGE
                                                    BENEFICIALLY    SHARES OF TOTAL
NAME                                                  OWNED(1)       OUTSTANDING(2)
- ----                                              ------------    ---------------
Heartland Advisors, Inc. (3).......................   814,800            15.2%
     790 North Milwaukee Street
     Milwaukee, WI   53202

The Goldman Sachs Group, L.P. (4)..................   814,000            15.1%
     85 Broad Street
     New York, NY   10004

Neuberger & Berman, LLC (5)........................   454,223             8.4%
     605 Third Avenue
     New York, NY   10158-3698

Merrill Lynch & Co., Inc. (6)......................   360,000             6.7%
     World Financial Center, North Tower
     250 Vesey Street
     New York, NY   10281-1334

FMR Corp (7).......................................   281,200             5.2%
     82 Devonshire Street
     Boston, MA   02109

Charles W. Birkett, M.D. (8).......................   196,365             3.6%

Paul Richardson (9)................................   165,617             3.0%

Mary Margaret Hamlett (10).........................   110,646             2.0%

Edward G. Nelson (11)..............................    21,000               *

William C. O'Neil, Jr. (11)........................    18,000               *

J. Bransford Wallace (12)..........................    10,333               *

All directors and executive officers
as a group (6 persons)(13).........................   521,961             9.0%

- -----------------------
     * less than 1%

(1) Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

(2) The percentages shown are based on 5,376,946 shares of Common Stock outstanding plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options held by such holder that are exercisable within 60 days of the date hereof.

(3) Information provided pursuant to a Schedule 13G/A filed by Heartland Advisors, Inc. on or about January 23, 1998, which schedule indicates beneficial ownership of 814,800 shares of Common Stock. The schedule further indicates sole voting power on 812,600 shares and sole dispositive power on all such shares.

(4) Information provided pursuant to a Schedule 13G/A filed by Goldman Sachs & Co. and Goldman Sachs Group, L.P. on or about February 14, 1998, which schedule indicates beneficial ownership of 814,000 shares of Common Stock. The schedule further indicates shared voting power on 650,700 shares and shared dispositive power on all such shares.

(5) Information provided pursuant to a Schedule 13G/A filed by Neuberger & Berman, LLC on or about February 19, 1998, which schedule indicates beneficial ownership of 454,223 shares of Common Stock. The schedule further indicates sole voting power on 292,159 shares and shared dispositive powers on all such shares.

(6) Information provided pursuant to a Schedule 13G/A filed by Merrill Lynch & Co., Inc. on behalf of it and various of its subsidiaries on or about January 13, 1998, which schedule indicates beneficial ownership of 360,000 shares of Common Stock over all of which Merrill Lynch & Co., Inc. has shared voting and dispositive powers. Merrill Lynch & Co., Inc. and its various subsidiaries disclaim beneficial ownership.

(7) Information provided pursuant to a Schedule 13G filed by FMR Corp. on or about February 10, 1998, which schedule indicates beneficial ownership of 281,200 shares of Common Stock. The schedule further indicates sole dispositive power on all such shares.

(8) Includes 85,000 and 50,000 shares purchasable upon exercise of options at exercise prices of $9.50 and $9.75 per share, respectively, issued under the Key Personnel Plan and 15,000, 1,000, 1,000, 667 and 333 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125 and $8.38125 per share, respectively issued under the 1994 Nonqualified Stock Option Plan for Directors (the "Director Plan").

(9) Includes 85,000 and 30,000 shares purchasable upon exercise of options at exercise prices of $9.50 and $9.75 per share, respectively, issued under the Key Personnel Plan and 15,000, 1,000, 1,000, 667 and 333 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125 and $8.38125 per share, respectively, issued under the Director Plan.

(10) Includes 65,000 and 20,000 shares purchasable upon exercise of options at exercise prices of $9.50 and $9.75 per share, respectively, issued under the Key Personnel Plan and 15,000, 1,000, 1,000, 667 and 333 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125 and $8.38125 per share, respectively, issued under the Director Plan.

(11) Includes 15,000, 1,000, 1,000, 667 and 333 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125 and $8.38125 per share, respectively, issued under the Director Plan.

(12) Includes 10,000 and 333 shares purchasable upon exercise of options at an exercise price of $9.25 and $8.38125 per share issued under the Director Plan. Mr. Wallace was elected to fill a vacancy on the Board of Directors on February 24, 1997.

(13) Includes 301,666 and 90,000 shares purchasable upon exercise of options issued under the Key Personnel Plan and the Director Plan, respectively.

                               EXECUTIVE OFFICERS

The following table sets forth, as of December 31, 1997, the Company's executive officers:

Name of Officer          Age  Officer Since   Position with the Company
- ---------------        ---  -------------   ------------------------
Dr. Charles W. Birkett   61     Inception     Chairman of the Board of Directors, Chief
                                              Executive Officer, President and Chief
                                              Operating Officer of the Company.

Paul Richardson          49     Inception     Executive Vice President and a member of
                                              the Board of Directors of the Company;
                                              President and Chief Executive Officer of
                                              the Company's Canadian operating
                                              subsidiary.

Mary Margaret Hamlett    47     Inception     Executive Vice President, Chief Financial
                                              Officer, Secretary and a member of the
                                              Board of Directors of the Company.

Effective March 1, 1997, Mr. Richardson resigned as President and Chief Operating Officer of the Company and was replaced in those capacities by Dr. Birkett. Mr. Richardson continues in the employ of the Company as President and Chief Executive Officer of the Company's Canadian operating subsidiary, and he continues serving as a member of the Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation for the services in all capacities to the Company for the three fiscal years ended December 31, 1997, of the individual who served as the Company's chief executive officer during the 1997 fiscal year and of the other individuals who served the Company as executive officers as of the end of the 1997 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                            Annual Compensation                              Long-Term Compensation
                                -------------------------------------------  ------------------------------------------------------
                                                                                     Awards                     Payouts
                                                                             ----------------------  ------------------------------
                                                                  Other                  Securities
                                                                  Annual     Restricted  Underlying
   Name and Principal                                          Compensation     Stock     Options/     LTIP           All Other
        Position                Year (1)  Salary($)  Bonus($)     ($)(1)      Awards($)    SARs(#)   Payouts($)  Compensation($)(2)
        --------                --------  ---------  --------  ------------  ----------  ----------  ----------  ------------------
Dr. Charles W. Birkett            1997     275,625        --        --           --         1,000        --            19,697
  Chairman of the Board           1996     262,500    82,687        --           --        51,000        --            16,290
  of Directors, Chief             1995     250,000        --        --           --         1,000        --            15,432
  Executive Officer,
  President and Chief
  Operating Officer

Paul Richardson                   1997     105,847    11,012        --           --         1,000        --             5,236
   Executive Vice President,      1996     183,750    51,450        --           --        31,000        --             5,351
   Director and Chief             1995     175,000        --        --           --         1,000        --             5,374
   Executive Officer of the
   Company's Canadian
   operating subsidiary

Mary Margaret Hamlett             1997     165,375        --        --           --         1,000        --            10,312
  Executive Vice President,       1996     157,500    44,100        --           --        21,000        --             9,790
  Chief Financial Officer,        1995     150,000        --        --           --         1,000        --             9,194
  Secretary and Director

(1) Perquisites for each executive officer are in amounts that do not require disclosure.

(2) Includes matching contributions made by the Company under its Supplemental Executive Retirement Plan (6% of salary), or in the case of Paul Richardson, a Canadian citizen, a contribution made to Mr. Richardson's Registered Retirement Savings Plan. The remaining amount for each individual represents payments for life insurance premiums.

EMPLOYMENT AGREEMENTS

     On May 14, 1994, the Company entered into employment agreements with each Dr. Birkett, Mr. Richardson and Ms. Hamlett (individually, an "Employment Agreement" and collectively, the "Employment Agreements"). Dr. Birkett serves as Chief Executive Officer and, since March 1, 1997, as President and Chief Operating Officer of the Company; Mr. Richardson, through February 28, 1997, served as President and Chief Operating Officer of the Company and, since March 1, 1997, as Executive Vice President of the Company and as President and Chief Executive Officer of the Company's Canadian operating subsidiary; and, Ms. Hamlett serves as Executive Vice President, Chief Financial Officer and Secretary of the Company. The Employment Agreements for Dr. Birkett, Mr. Richardson and Ms. Hamlett provide for a base annual salary of $250,000, $175,000 and $150,000, respectively, which salaries are subject to change by the Company's Compensation Committee. The base annual salaries of Dr. Birkett, Mr. Richardson and Ms. Hamlett were increased to $275,625, $192,938 and $165,375, respectively, effective January 1, 1997. Mr. Richardson's base annual salary was reduced to $93,750 concurrent with the effective date of his new responsibilities, March 1, 1997. The initial term of the Employment Agreement for Dr. Birkett expired on the third anniversary of the date of execution thereof. The initial term of the Employment Agreements for each of Ms. Hamlett and Mr. Richardson expired on the second anniversary of the date of execution thereof. The Employment Agreements renew automatically for one-year periods unless 30 days notice is given by either the Company or the employee.

     In addition, the Employment Agreements may be terminated by the Company without cause at any time and by the employee as a result of "constructive discharge" (e.g., a reduction in compensation or a material change in responsibilities) or a "change in control" (e.g., certain tender offers, mergers, sales of substantially all of the assets or sales of a majority of the voting securities). In the event of a termination by the Company without cause, at the election of the employee upon a constructive discharge or change in control, or upon the Company giving notice of its intent not to renew his Employment Agreement, Dr. Birkett shall be entitled to receive a lump sum severance payment in an amount equal to 30 months of his monthly base salary. In the event of a termination by the Company without cause, at the election of the employee upon a constructive discharge or change in control or upon the Company giving notice of its intent not to renew their respective Employment Agreements, Mr. Richardson and Ms. Hamlett shall be entitled to receive a lump sum severance payment in an amount equal to 24 months of his or her monthly base salary. Furthermore, upon such termination, each employee may elect to require the Company to repurchase options granted to him or her under the Key Personnel Plan for a purchase price equal to the difference between the fair market value of the Common Stock at the date of termination and the stated option exercise price. In the event that an Employment Agreement is terminated earlier by the Company for cause (as defined therein), or by the employee other than upon a constructive discharge or a change in control, the employee shall not be entitled to any compensation following the date of such termination other than the pro rata amount of his or her then current base salary through such date. Upon termination of employment, other than in the case of termination by the Company without cause or at the election of the employee upon a constructive discharge or upon a change in control, the terminated employee is prohibited from competing with the Company for 12 months.

     Although he resigned as President and Chief Operating Officer of the Company effective March 1, 1997, Mr. Richardson continues to be employed by the Company as Executive Vice President and as President and Chief Executive Officer of the Company's Canadian operating subsidiary pursuant to his Employment Agreement. (See "Executive Officers.") Mr. Richardson and the Company have agreed to certain changes in the calculation of the amount he would receive should he become eligible for a severance benefit: for 1998, Mr. Richardson's severance benefit shall be 18 months at his monthly base salary prior to his resignation as President and Chief Operating Officer (i.e., $275,625); and, for 1999 and thereafter, 24 months at his then current base salary.

OPTION GRANTS

     The table below provides information on grants of stock options pursuant to the Key Personnel Plan and the Director Plan during the fiscal year ended December 31, 1997, to the named executive officers reflected in the Summary Compensation Table. The Company grants no stock appreciation rights.



                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                                                         INDIVIDUAL GRANTS
                          ---------------------------------------------------------------------------
                                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                                          AT ASSUMED ANNUAL RATES
                                                      PERCENT OF TOTAL                                  OF STOCK PRICE APPRECIATION
                            NUMBER OF SECURITIES        OPTIONS/SARS        EXERCISE OR                     FOR OPTION TERM (1)
                          UNDERLYING OPTIONS/SARS   GRANTED TO EMPLOYEES    BASE PRICE     EXPIRATION   ---------------------------
         NAME                   GRANTED (#)            IN FISCAL YEAR         ($/SH)           DATE         5%($)        10%($)
   ----------------       -----------------------   --------------------    -----------    ----------       -----        ------
Dr. Charles W. Birkett            1,000(2)                   2.41%            8.3125        12/31/07        5,228        13,248

Paul Richardson                   1,000(2)                   2.41%            8.3125        12/31/07        5,228        13,248

Mary Margaret Hamlett             1,000(2)                   2.41%            8.3125        12/31/07        5,228        13,248

-------------------

(1) The dollar amounts under these columns result from calculations assuming the indicated growth rates in accordance with Securities and Exchange Commission regulations and are not intended to forecast the actual appreciation of the Common Stock.

(2)      Granted pursuant to automatic grants to directors under the Director
         Plan.

OPTION EXERCISES AND VALUES

      The table below provides information as to exercises of options under the Key Personnel Plan and the Director Plan by the named executive officers reflected in the Summary Compensation Table and the year-end value of unexercised options held by such officers. The Company grants no stock appreciation rights.


            AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                             Value of Unexercised
                                                                                                             In-the-Money Options/
                                 Shares                     Number of Securities Underlying Unexercised       SARs at 1997 Fiscal
                                Acquired          Value       Options/SARs at 1997 Fiscal Year-End (#)          Year-End ($)(1)
                               on Exercise      Realized    -------------------------------------------    -------------------------

         Name                      (#)             ($)               Exercisable/Unexercisable             Exercisable/Unexercisable

 --------------------------     -----------      --------    -------------------------------------------   -------------------------

Dr. Charles W. Birkett             -0-             -0-                    136,333 / 17,667                         957 / 537

Paul Richardson                    -0-             -0-                    123,000 / 11,000                         957 / 537

Mary Margaret Hamlett              -0-             -0-                     96,333 /  7,667                         957 / 537

(1) Options are classified as "in-the-money" if the market value of the underlying Common Stock exceeds the exercise price of the option. The value of such in-the-money options is the difference between the option exercise price and $8.50, the per-share market value of the underlying Common Stock as of December 31, 1997. Such amounts may not necessarily be realized. Actual values that may be realized, if any, upon the exercise of options will be based on the per-share market price of the Common Stock at the time of exercise and are thus dependent upon future performance of the Common Stock.

COMPENSATION COMMITTEE REPORT

        Decisions on compensation of the Company's senior executives, except for decisions related to awards under the Company's Director Plan, are made by the Compensation Committee of the Company's Board of Directors. Each member of the Compensation Committee is a non-employee director. It is the responsibility of the Compensation Committee to assure the Board that the executive compensation programs are reasonable and appropriate, meet their stated purpose and effectively serve the needs of the Company's stockholders and the Company. Pursuant to rules adopted by the Securities and Exchange Commission designed to enhance disclosure of corporate policies toward executive compensation, set forth below is a report submitted by directors Nelson and O'Neil in their capacity as the Compensation Committee.

Compensation Philosophy and Policies for Executive Officers

        The Company believes that the executive compensation program should align the interests of stockholders and executives. The Company's primary objective is to provide high quality patient care while maximizing stockholder value. The Compensation Committee seeks to forge a strong link between the Company's strategic business goals and its compensation goals.

        The Company's executive compensation program is consistent with the Company's overall philosophy for all management levels. The Company believes that the more employees are aligned with the Company's strategic objectives, as stated below, the greater the Company's success on both a short-term and long-term basis.

        The Company's executive compensation program has been designed to support the overall Company strategy and objective of creating stockholder value by:

         - Emphasizing pay for performance by having a significant portion of executive compensation "at risk."

         - Directly aligning the interest of executives with the long-term interest of stockholders by awarding stock options at current market prices, which have value to the executives only through stock appreciation over the long run.

         - Providing compensation opportunities that attract and retain talented and committed executives on a long-term basis.

         - Appropriately balancing the Company's short-term and long-term business, financial and strategic goals.

        The Company's strategic goals are:

         - Profitability: To maximize financial returns to its stockholders, in the context of providing high quality service.

         - Quality: To achieve leadership in the provision of relevant and high quality health services.

         - Growth: To expand the operations of the Company in such a manner as not to imperil the achievement of other objectives.

         - Stability: To be seen as a desirable employer and a responsible corporate citizen.

        Currently, the Company's executive compensation program is composed of three components: base salary, annual cash incentive (i.e., bonus) and long-term incentive opportunity through nonqualified stock options. When the Company or the individual business units meet or exceed their respective annual operating goals, the annual executive pay targets (i.e., base salary plus incentive) are intended to be market competitive with similar U.S. public health care companies having similar revenues.

Base Salary

        The base salaries of the Company's executives are listed in the Summary Compensation Table in this Proxy Statement and are evaluated annually. In evaluating appropriate pay levels and salary increases for Company executives, the Compensation Committee considers achievement of the Company's strategic goals, level of responsibility, individual performance, internal equity and external pay practices. Regarding external pay practices, the Compensation Committee seeks to confirm base salaries for all executive officers at the market rate, as determined from information gathered by the Company from an independent compensation consulting firm and other outside sources.

Annual Incentives

        Annual incentive (bonus) awards are designed to focus management attention on key operational goals for the current fiscal year. The key operational goals are specific to each executive's area of responsibility. Specific weighting is assigned for identified financial, strategic and management practices goals. At least 80% of the available bonus percentage for each executive is tied to Company profitability, generally defined by achievement of the annual budget as approved by the Board of Directors.

        Company executives may earn a bonus of up to 35% of their annual base salaries based upon achievement of their specific operational goals and achievement by the Company or business unit of its financial targets. At the end of the year, performance against these goals is determined on an arithmetic scale with the pre-established weighting.

        In February 1997, the Compensation Committee awarded 1996 bonuses of $82,687, $51,450 and $44,100 to Dr. Birkett, Mr. Richardson and Ms. Hamlett, respectively. These awards represented 31.5%, 28.0% and 28.0% of the respective 1996 base annual salary of each executive.

Long-Term Incentives

        The Company's long-term incentive compensation program consists of nonqualified stock options which are related to improvement in long-term stockholder value. Stock option grants provide an incentive that focuses the executive's attention on managing the Company from the perspective of an owner with an equity stake in the business. These grants also focus operating decisions on long-term results that benefit the Company and long-term stockholders.

        The option grants to executive officers offer the right to purchase shares of Common Stock at their fair market value on the date of the grant. These options will have value only if the Company's stock price increases. The number of shares covered by each grant is intended to reflect the executive's level of responsibility and past and anticipated contributions to the Company.

        In 1997, the Compensation Committee did not award any grants under the Key Personnel Plan to Dr. Birkett, Mr. Richardson or Ms. Hamlett.

Chief Executive Officer Compensation

        Securities and Exchange Commission regulations require corporate compensation committees to disclose the bases for the compensation of a corporation's chief executive officer relative to such corporation's performance.

        Dr. Birkett, the Company's Chief Executive Officer, is eligible to participate in the same executive compensation plans that are available to the other senior executive officers, which plans are described above. The Compensation Committee's general approach in setting Dr. Birkett's annual compensation is derived from the same considerations described above: to be competitive with the compensation plans of other U.S. public health care corporations of similar size while having a large percentage of his annual incentive compensation based upon specific, corporate-wide operating performance criteria.

Tax Regulation as to Limited Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for executive compensation in excess of $1 million. It is not anticipated that the Company will pay any of its executive officers compensation in excess of $1 million in 1998 and, accordingly, to date the Company has not adopted a policy in this regard.

        THE FOREGOING REPORT IS SUBMITTED BY ALL OF THE MEMBERS OF THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS, WHOSE MEMBERS ARE AS
FOLLOWS: EDWARD G. NELSON AND WILLIAM C. O'NEIL, JR.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely on the Company's review of the copies of Forms 3, 4 and 5 furnished to it and any amendments thereto, or written representations from certain reporting persons that no Form 5's were required for such persons, the Company believes that, during the 1997 fiscal year, its executive officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATIONS

        The Company's Compensation Committee consists of directors Nelson and O'Neil. Former director Morris A. Perlis, an affiliate of Counsel Corporation (together with various of its subsidiaries, "Counsel"), served on the Compensation Committee through May 1995. Former directors Silber and Sonshine are officers and directors of Counsel and certain of its subsidiaries. Mr. Silber and Mr. Sonshine resigned as Directors of the Company on November 26, 1996, at which time the size of the Board of Directors was reduced from eight to six members.

COUNSEL CORPORATION RELATIONSHIP

        Advocat was organized in 1994 with the transfer of the long-term care business of Counsel and Diversicare Inc. ("Diversicare") to the Company. In an initial public offering on May 10, 1994 (the "Offering"), 100% of the Company's Common Stock was sold to the public. Following the Offering, neither Counsel nor Diversicare retained any ownership interest in the Company. Various agreements among the parties (the "Transfer Agreements") governed the Offering and the transfer of certain assets of Counsel and Diversicare to the Company. The Transfer Agreements and certain subsequent agreements and amendments continue to govern various other matters between the Company and Counsel.

        Pursuant to the Transfer Agreements, the Company received the outstanding capital stock of a Counsel subsidiary that held the general partnership interest in a nursing home partnership managed by Advocat and leasehold interests in all of the nursing homes and retirement centers then owned or leased by Counsel. Eleven facilities owned by Counsel are now leased by the Company under three separate leases as follows:

                                                          Approximate
     Number of                          Initial           Base Rental
     Facilities      Location         Lease Term            Payment
     ----------      --------         ----------          -----------
         3           Florida      through August 2002    $918,000/year*

         3           Texas        through May 2004       $205,000/year

         5           Canada       through May 1999       $970,000/year

-------------
 *  Subject to yearly increases not to exceed 5% of the prior year's rent.

        Pursuant to the Transfer Agreements, Advocat received a management agreement covering seven Canadian facilities affiliated with Counsel. The management agreement is for a term of 10 years through April 2004, with base management fees equal to approximately $700,000 per year (at the December 31, 1997 exchange rate) and an additional incentive management fee equal to 11.8% of net operating income as defined. Management fees generated under this contract in 1997 were approximately $1.3 million.

        Pursuant to the Transfer Agreements, the Company received the leases and all leasehold rights and obligations thereunder previously held by Counsel with respect to 19 nursing homes and two assisted living facilities leased from Omega Healthcare Investors, Inc. ("Omega") under a master lease. In connection therewith, Advocat provided a replacement security deposit letter of credit in the amount of $3.8 million in favor of Omega, assumed all future obligations with respect to the master lease and agreed to indemnify Counsel and its affiliates with respect to any obligations related to the master lease. The Company also leases from Counsel three Florida facilities encumbered by a participating mortgage in favor of Omega.

        The Company owns all of the outstanding stock of Diversicare General Partner, Inc. ("DGPI"), the corporate General partner of Texas Diversicare Limited Partnership, a Texas limited partnership ("TDLP"), which owns six nursing homes. At the time of the Offering, Counsel and various affiliates owned approximately 31% of the limited partnership interests of TDLP. The Company also received a mortgage on the TDLP properties of approximately $7.3 million, which mortgage calls for monthly principal and interest payments of $73,500. The mortgage balance at December 31, 1997 was $6,981,000.

        The Company has provided a cash flow guarantee to TDLP in a Partnership Services Agreement dated November 2, 1990 (the "TDLP Services Agreement"), obligating the Company to provide monthly, interest-free loans to TDLP (the "Cash Flow Loans") to the extent that 99% of Distributable Cash (as defined in the TDLP Services Agreement) is less than the Guaranteed Monthly Return (as defined in the TDLP Services Agreement). Any Cash Flow Loans made to TDLP will be repaid to the extent that 99% of Distributable Cash exceeds the Guaranteed Monthly Return. The obligation of the Company to TDLP under the cash flow guarantee terminates on August 31, 2001 and any remaining amounts outstanding under the Cash Flow Loans will be forgiven on that date. As of December 31, 1997, the outstanding amount of Cash Flow Loans was $3,242,000. Over the life of TDLP through December 31, 1997, the Company and its predecessors have earned management fees in the amount of approximately $3.1 million and have recognized principal amounts under the mortgage in the amount of $519,000. These amounts have been recorded as paid, and there have been corresponding increases to the recorded advances to TDLP as a result. The Company considers such amounts reversible to the extent they have been funded with advances to TDLP.

        Under TDLP's Amended and Restated Partnership Agreement dated August 30, 1991 (the "TDLP Partnership Agreement"), the limited partners of TDLP have the right to cause DGPI to repurchase up to 10% of their partnership units annually for five years (up to a maximum of 50% of the total partnership units outstanding) beginning in January 1997 (the "Put Option"). The 10% maximum per year is not cumulative. The purchase price for the partnership units is based on the "Adjusted Net Unit Price" (as defined in the TDLP Partnership Agreement) plus DGPI's assumption of a pro rata portion of the Cash Flow Loans and the mortgage receivable. Units purchased by DGPI under the Put Option do not have voting rights with respect to any matters coming before TDLP's limited partners. Pursuant to its repurchase obligation under the Put Option, the Company purchased 10% of the TDLP's partnershp units in both January 1998 and January 1997 for approximately $625,000 and $650,000 in cash, respectively, plus assumption of pro rata portions of the Cash Flow Loans of $320,000 and $270,000, respectively, and the mortgage receivable of approximately $700,000 and $710,000, respectively. Because the total partnership units put to the Company at each date were in excess of the 10% annual maximum, a pro rata reduction was applied to the amount of units redeemed from each holder in accordance with the terms of the Put Option. It is likely that the Company will be required to repurchase additional partnership units annually over the next three years (and assume additional amounts under the Cash Flow Loans and mortgage receivable) and to made additional Cash Flow Loans.

        Diversicare Canada Management Services Co., Inc., an indirect wholly-owned subsidiary of the Company ("DCMS"), manages two facilities owned by Diversicare VI, an affiliate of Diversicare, pursuant to a Management and Guaranteed Return Loan Agreement dated as of November 30, 1985, as amended (the "Guaranteed Return Loan Agreement"), which expires on December 31, 2005. In connection with the Guaranteed Return Loan Agreement, DCMS loaned Diversicare VI approximately $800,000 to repay indebtedness to Counsel and, additionally, $750,000 to make expansions and improvements upon the two managed facilities. These loans are secured by second, third and fourth mortgage security interests in the assets of Diversicare VI. Each loan bears interest at 8% and is being repaid over the life of the Guaranteed Return Loan Agreement. The balance due from Diversicare VI with respect to these loans totaled approximately $1.4 million at December 31, 1997.

        In addition, DCMS has guaranteed certain cash flow deficiencies and quarterly return obligations of Diversicare VI through a guarantee period, which expires on December 31, 2005 (the "Guaranteed Period"). Pursuant to its guarantees, DCMS is obligated to make interest-free loans to Diversicare VI (the "Cash Flow Deficiency Loans" and the "Guaranteed Return Loans") recoverable during the Guaranteed Period. Any amounts outstanding under the Cash Flow Deficiency Loans and the Guaranteed Return Loans remaining unpaid at the end of the Guaranteed Period will be forgiven by DCMS. Through December 31, 1997, there was no outstanding balance under either the Cash Flow Deficiency Loans or the Guaranteed Return Loans. DCMS holds a security interest in certain distributable cash in Diversicare VI to secure repayment of the Cash Flow Deficiency Loans and Guaranteed Return Loans during the Guarantee Period.

        Under the Guaranteed Return Loan Agreement, DCMS is entitled to receive a management incentive fee through the Guarantee Period based on Diversicare VI's distributable cash and proceeds of sales or refinancings, net of various expenses and distributions. Pursuant to an Agreement with DCMS dated February 6, 1995, Counsel is entitled to receive 50% of DCMS's incentive management fees payable under the Guaranteed Return Loan Agreement after payment to DCMS of $107,000 Canadian (approximately $75,000 U.S.) per year. The Guaranteed Return Loan Agreement generated revenues to DCMS for the year ended December 31, 1997 of approximately $517,000, including management incentive fees. During the Guarantee Period, DCMS may not distribute to its shareholder (Diversicare Leasing Corp., a wholly-owned subsidiary of Advocat) more than 25% of DCMS's pre-tax profits.

        Pursuant to the Transfer Agreements, the Company has been granted the right to offset against payments owed from the Company to Counsel and Counsel has been granted the right to offset against payments owned from Counsel to the Company, up to $1.0 million Canadian (approximately $700,000 U.S.) per year to the extent that either party does not receive the payment of the obligations owned by either party to the other. The terms of the offset agreement provide that the party exercising offset rights will not be in default with respect to its obligations to the other party to the extent such obligations are not paid pursuant to the provisions of the offset. The obligations of the Company to Counsel under the leases and management contracts between the Company and Counsel provide that a default under one agreement constitutes a default under each of the leases and management contracts.

        In February 1996, Counsel made certain claims with respect to the leases and management contracts to which it and the Company are a party. The Company's Board of Directors created a special committee of Directors not affiliated with management of the Company or Counsel to review such claims. During the year, the special committee reviewed various documentation and met with representatives from both the Company and Counsel. As a result of the work of the special committee, Counsel voluntarily withdrew one of the two claims made against the Company. In November 1996, Mr. Silber and Mr. Sonshine resigned from the Board of Directors of the Company, and subsequently, the special committee concluded its review of these matters. In February 1997, the remaining claim by Counsel was submitted to the American Arbitration Association under the alternative resolution dispute provisions of the original management contract.

        In connection with an acquisition, effective October 1, 1997, the Company entered into leases with or obtained subleases from the former principal owners of Pierce Management Group with respect to 14 assisted living facilities, an office building and a manager's home. These leases provide for annual payments of approximately $4.0 million. Guy Pierce and A. Steve Pierce have entered into a two-year employment agreement and a three-year consulting agreement, respectively, with the Company.



                              CERTAIN TRANSACTIONS

        For a discussion of the relationships between the Company and its affiliates, directors, officers, and principal stockholders, please see "Stock Ownership of Directors, Executive Officers and Principal Holders," "Executive Officers," "Proposal 1: Election of Director," "Compensation Committee Interlocks and Insider Participation" and "Counsel Corporation Relationship."

                            STOCK PERFORMANCE GRAPH

        The graph below compares the cumulative total return of the Company with that of the S&P Smallcap 600 Index, a new peer group index and an old peer group index. Cumulative return assumes $100 invested in the Company or respective index on May 10, 1994 with dividend reinvestment through December 31, 1997. The old peer group index is composed of four long-term care companies, including Beverly Enterprises, Inc., Manor Care, Inc., National Healthcare, L.P., and Paragon Health Network Inc. (the amalgamation of Living Centers of America, Inc. and Arbor Health Care Co.). Because two of the members of the old peer group combined in 1997, the Company deemed it appropriate to broaden the membership of its peer group. The new peer group includes the four members of the old peer group in addition to Health Care and Retirement Corporation, Integrated Health Services, Inc., Mariner Health Group, Inc. and Sun Healthcare Group, Inc.

        Normally, the graph would cover five years; however, information is presented only since the Company's initial public offering date, May 10, 1994. To date, the Company has not tied executive compensation to stock performance. The future impact of stock performance on executive compensation, if any, will be determined by the Compensation Committee and management.



                                            INDEX VALUES*
                        05/10/94  12/31/94    12/31/95    12/31/96   12/31/97
                        --------  --------    --------    --------   --------
ADVOCAT INC.                100       138         117          76         89
S & P SMALLCAP 600          100        99         129         156        196
OLD PEER GROUP              100       106         115         132        175
NEW PEER GROUP              100       111         103         113        155

* $100 INVESTED ON 05/10/94 IN STOCK OR ON 04/30/94 IN INDEX INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31. INDEX VALUES PRODUCED BY RESEARCH DATA GROUP.

                                   PROPOSAL 1:

                              ELECTION OF DIRECTOR


       All directors generally hold office for three-year terms and then until their successors have been duly elected and qualified. The Board of Directors of the Company is divided into three classes. The term of the Class 2 directors will expire at the 1999 Annual Meeting of Stockholders; the term of the Class 3 directors will expire at the 2000 Annual Meeting of Stockholders; and the term of the Class 1 director will expire at this Annual Meeting of Stockholders (and in all cases when their respective successors are duly elected and qualified). At each annual meeting, successors to the class of directors whose term expires at such meeting will be elected to serve for a three-year term and until their successors are duly elected and qualified.

       Directors who are not officers, employees or consultants of the Company (currently directors Nelson, O'Neil and Wallace) receive a director's fee of $10,000 annually, $1,000 per board meeting attended and $500 per committee meeting attended (except when held on the same day as board meetings). Directors who are officers or employees of the Company or its affiliates have not been compensated separately for services as a director.

       The Board of Directors proposes that the one nominee indicated below be elected as a Class 1 director to serve for a three-year term and until his successor is duly elected and qualified. Mr. O'Neil is currently a Class 1 director. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may recommend.

                   NOMINEE FOR ELECTION OF CLASS 1 DIRECTOR

                                Director         Principal Occupation
       Name of Nominee    Age     Since             Last Five Years
       ---------------    ---     -----             ---------------
William C. O'Neil, Jr.     63   Inception   Member of the Board of Directors of the
                                            Company; Chairman of ClinTrials Research
                                            Inc., a contract research organization
                                            ("ClinTrials") from September 1989 to
                                            present; President and Chief Executive Officer
                                            of ClinTrials from September 1989 to
                                            February 1, 1998; Director of ATRIX
                                            Laboratories, Inc., a drug delivery company;
                                            Director of American HealthCorp, a specialty
                                            health care service company; Director of
                                            Sigma Aldrich Corp., a manufacturer of
                                            research chemicals; and Director of Central
                                            Parking Systems, Inc., an operator of parking
                                            facilities ("Central Parking").

                             CONTINUING DIRECTORS

                                 Director          Principal Occupation
       Name of Nominee    Age     Since            Last Five Years
       ---------------    ---     -----            ---------------
CLASS 3 DIRECTORS:

Charles W. Birkett, M.D.   61   Inception   Chief Executive Officer, President, Chief
                                            Operating Officer and Chairman of the Board
                                            of Directors of the Company; President, Chief
                                            Executive Officer and a director of Diversicare
                                            from September 1991 to May 1994; Director
                                            of Counsel Corporation from 1983 to May
                                            1994; Chairman of the Board of Directors and
                                            Chief Executive Officer of Diversicare
                                            Management Services Co. ("DMS") from
                                            September 1991 to present; Chairman of the
                                            Board of Directors and Chief Executive
                                            Officer of Diversicare Leasing Corp ("DLC")
                                            from May 1994 to present; and President of
                                            Diversicare Incorporated ("DINC") from
                                            February 1980 to May 1994.

Edward G. Nelson           66   Inception   Member of the Board of Directors of the
                                            Company; Chief Executive Officer and
                                            President of Nelson Capital Corp., a merchant
                                            banking firm, from January 1985 to present;
                                            Director of Central Parking; Director of Berlitz
                                            Interna-tional, Inc., a language services
                                            company; Director of ClinTrials;
                                            Trustee of Vanderbilt University.

Paul Richardson            49   Inception   Executive Vice President and a Member of the
                                            Board of Directors of the Company; President
                                            and Chief Executive Officer of the Company's
                                            Canadian operating subsidiary; President and
                                            Chief Operating Officer of the Company from
                                            May 1994 through February 1997; Executive
                                            Vice President of Diversicare from September
                                            1991 to May 1994; President of DMS from
                                            November 1991 through February 1997;
                                            President of DLC from May 1994 through
                                            February 1997; Executive Vice President of
                                            DINC from March 1991 to May 1994.

                             CONTINUING DIRECTORS

                                  Director             Principal Occupation
       Name of Nominee     Age      Since                Last Five Years
       ---------------     ---      -----                ---------------
CLASS 2 DIRECTORS:

Mary Margaret Hamlett       47   Inception    Executive Vice President, Chief Financial
                                              Officer, and Secretary and a member of the
                                              Board of Directors of the Company; Vice
                                              President, Chief Financial Officer and
                                              Accounting Officer, and Secretary of
                                              Diversicare from September 1991 to May
                                              1994; Vice President and Secretary of DMS
                                              from May 1994 to present; Vice President and
                                              Secretary of DLC from May 1994 to present;
                                              and Vice President and Assistant Secretary of
                                              Diversicare Corporation of America from June
                                              1988 to May 1994.

J. Bransford Wallace        66   February 19  Member of the Board of Directors of the
                                              Company; Chairman Emeritus of Willis
                                              Corroon Corporation, an international provider
                                              of insurance services, from April 1994 to
                                              present; Chairman of Global Retail operations
                                              and Director of Willis Corroon Group, PLC
                                              from October 1990 to January 1994; Director
                                              of NationsBank of Tennessee; founding
                                              Chairman of the Quality Insurance Congress,
                                              an organization emphasizing quality in the
                                              insurance industry; and, Member of the Board
                                              of ESC Strategic Funds, an investment strategy
                                              organization.

       The Board of Directors currently has standing Audit, Executive and Compensation Committees. The Board of Directors does not have a nominating committee.

       The Executive Committee presently is composed of three directors:
Birkett, Richardson and Nelson. The Delaware General Corporation Law and the Company's Bylaws provide that the Board may designate such a committee from their number to carry out the functions of the Board as permitted by law. Between meetings of the Board, the Executive Committee may exercise all powers of the Board. During 1997, the Executive Committee held no meetings and unanimously adopted one written consent actions.

       The Audit Committee presently is composed of two directors: Wallace and O'Neil. Responsibilities of this committee include engagement of independent auditors, review of audit fees, supervision of matters relating to audit functions, and review and setting of internal policies and procedures regarding audits, accounts and financial controls. During 1997, the Audit committee held two meetings.

       The Compensation Committee presently is composed of two directors: Nelson and O'Neil. Responsibilities of this committee include approval of remuneration arrangements for executive officers of the Company, administration of the Supplemental Executive Retirement Plan, review of compensation plans relating to executive officers and directors, including benefits under the Company's compensation plans, and general review of the Company's employee compensation policies. During 1997, the Compensation Committee held one meeting and unanimously adopted no written consent actions.

       During the Company's fiscal year ended December 31, 1997, its Board of Directors held four regular meetings and one special meeting and unanimously adopted one written consent action. Each director named above, during the period in which he or she served in 1997, attended meetings or executed written consent actions with respect to at least 75% of the meetings and consent actions of the Board of Directors and of the committees on which he or she served.

       A plurality of the shares of Common Stock present or represented by proxy at the Annual Meeting of Stockholders and entitled to be voted is required to elect the nominee. THE BOARD OF DIRECTORS RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" THE NOMINEE LISTED ABOVE.

                                  PROPOSAL 2:
        AMENDMENT TO 1994 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN
            FOR KEY PERSONNEL INCREASING SHARES AVAILABLE FOR GRANT


       On March 3, 1994, the Company's Board of Directors and stockholders approved the adoption of the 1994 Incentive and Nonqualified Stock Option Plan for Key Personnel (the "Key Personnel Plan"), under which options to purchase shares of the Company's Common Stock are available for grant to consultants, advisors, directors and employees of the Company, providing an equity interest in the Company and additional compensation based on appreciation of the value of such stock.

       During 1997, options to purchase 23,500 and 15,000 shares at exercise prices of $9.25 and $12.125 per share, respectively, were granted under the Key Personnel Plan to employees of the Company. Since December 31, 1997, through the date of this proxy statement, no options were granted under the Key Personnel Plan to employees of the Company. As of March 23, 1998, there were outstanding under the Key Personnel Plan options to purchase 483,167 shares of Common Stock with an aggregate market value of approximately $4,741,000 (based on the March 23, 1998 closing price of $9.8125 for the Company's Common Stock). The outstanding options have expiration dates ranging from May 10, 2004 to October 1, 2007.

       The Key Personnel Plan provides that the exercise price of an option must not be less than the fair market value of the Common Stock on the trading day next preceding the date of grant. Payment for shares of Common Stock to be issued upon exercise of an option may be made either in cash, Common Stock or any combination thereof, at the discretion of the option holder.

       The maximum term of any option granted pursuant to the Key Personnel Plan is 10 years. Options are non-transferable, other than by will, the laws of descent and distribution or pursuant to certain domestic relations orders. Shares subject to options granted under the Key Personnel Plan that expire, terminate or are canceled without having been exercised in full become available again for option grants.

       The Key Personnel Plan is administered by the Board of Directors. The Compensation Committee of the Board currently administers the plan. Subject to certain limitations, the Board and its committee have the authority to determine the recipients, as well as the exercise prices, exercise periods, length and other terms of stock options granted pursuant to the Key Personnel Plan. In making such determinations, the Board may take into account the nature of the services rendered or to be rendered by option recipients, and their past, present or potential contributions to the Company.

       The number of shares of Common Stock that may be granted under the Key Personnel Plan or under any outstanding options granted thereunder will be proportionately adjusted, to the nearest whole share, in the event of any stock dividend, stock split, share combination or similar recapitalization involving the Common Stock or any spin-off, spin-out or other significant distribution of the Company's assets to its stockholders for which the Company receives no consideration.

       Generally, no option may be exercised until the holder has been employed by the Company or one of its subsidiaries continuously for at least three months from the date of grant. In the event the option holder is terminated as an employee by reason of disability or death, the holder or his or her representative may exercise the option for a period of 12 months following such termination unless the Board of Directors elects, in its sole discretion, to extend the exercise period. If the employment of an option holder is terminated for "cause," as defined in the Key Personnel

Plan, the unexercised options expire. In the event the option holder is terminated as an employee for any reason other than disability, death or cause, the holder may exercise his or her option for a period of three months following termination, unless extended by agreement of the Company.

       In the event of a dissolution or sale of all or substantially all of the assets of the Company, or a merger or consolidation in which the Company is not the surviving corporation, each outstanding option will terminate, unless there is an express assumption of the option by the surviving corporation. However, as to any option which is to so terminate, each holder will have the right, immediately prior to the dissolution, sale, merger or consolidation, to exercise his or her options, in whole or in part.

       Either nonqualified or incentive stock options may be granted under the Key Personnel Plan. No federal income tax consequences occur to either the Company or the optionee upon the Company's grant or issuance of a nonqualified stock option. Upon an optionee's exercise of a nonqualified stock option, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the Common Stock purchased pursuant to the exercise of the option and the exercise price of the option. However, if the Common Stock purchased upon exercise of the option is not transferable or is subject to a substantial risk of forfeiture, then the optionee will not recognize income until the stock becomes transferable or is no longer subject to such a risk of forfeiture (unless the optionee makes an election under Internal Revenue Code Section 83(b) to recognize the income in the year of exercise, which election must be made within 30 days of the option exercise). The Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the optionee in the year in which such income is recognized by the optionee. Upon a subsequent disposition of the shares of Common Stock, the optionee will recognize a capital gain to the extent the sales proceeds exceed the optionee's cost of the shares plus the previously recognized ordinary income.

       Incentive stock options granted under the Key Personnel Plan are intended to qualify for favorable tax treatment under Internal Revenue Code Section 422. No individual may be granted incentive stock options under the Key Personnel Plan exercisable for the first time during any calendar year and having an aggregate fair market value in excess of $100,000. If the recipient of an incentive stock option disposes of the underlying shares before the end of certain holding periods (essentially the later of one year after the exercise date or two years after the grant date), he or she will generally recognize ordinary income in the year of disposition in an amount equal to the difference between his or her purchase price and the fair market value of the Common Stock on the exercise date. If a disposition does not occur until after the expiration of the holding periods, the recipient will generally recognize a capital gain equal to the excess of the disposition price over the price paid by the recipient on the exercise date. The Company generally will not be entitled to deduction if a participant disposes of stock received upon exercise of an incentive stock option under the Key Personnel Plan prior to the expiration of the holding periods.

       As originally adopted, the Key Personnel Plan allowed for the purchase of up to 460,000 shares of Common Stock; the Key Personnel Plan was amended in 1997 to allow for the purchase price of up to 810,000 shares of common stock. As of March 23, 1998, 55,666 options have been exercised and options to purchase 483,167 shares of Common Stock remain outstanding. The Board of Directors unanimously adopted a proposed amendment to the Company's Key Personnel Plan to increase the number of shares of Common Stock reserved for issuance from 810,000 to 1,060,000 shares. The purpose of the amendment is to allow for grants of options under the Key Personnel Plan to acquire additional shares. A copy of the proposed amendment is attached hereto as Exhibit A.

       The total number of shares issued and subject to issuance upon the exercise of stock options granted pursuant to the Key Personnel Plan is less than the current maximum number of shares available under the Key Personnel Plan. No option grants are subject to stockholder approval of the proposed amendment. Therefore, the benefits or amounts that will be received by the Company's Directors, executive officers and other employees as a result of the proposed amendment are not determinable.

       Through March 23, 1998, the following vested and unvested options have been granted and are outstanding under the Key Personnel Plan: 135,000 to Dr. Birkett; 115,000 to Mr. Richardson; 85,000 to Ms. Hamlett; or, 335,000 to all current named executive officers as a group (including Mr. Richardson). In addition, 149,167 options have been granted and are outstanding with respect to all other employees, including officers who are not named executive officers, as a group.

       A majority of the shares of Common Stock present or represented by proxy at the Annual Meeting of Stockholders and entitled to be voted is required to amend the Key Personnel Plan. THE BOARD OF DIRECTORS HAS APPROVED THE AMENDMENT TO THE KEY PERSONNEL PLAN AND RECOMMENDS THAT ALL STOCKHOLDERS VOTE IN FAVOR OF THE AMENDMENT.


                         INDEPENDENT PUBLIC ACCOUNTANTS

       The accounting firm of [INTENTIONALLY OMITTED] was appointed by the Board of Directors to serve as the Company's Independent Public Accountants for the fiscal year ended December 31, 1997. It is expected that [INTENTIONALLY OMITTED] will be appointed to serve as the Company's auditor for the current fiscal year. A representative of that firm will be present at the meeting with the opportunity to make a statement if he so desires and to respond to questions.


                 DEADLINE FOR SUBMITTING STOCKHOLDERS PROPOSALS

       Any proposal by a stockholder for consideration at the 1999 Annual Meeting of Stockholders must be received by the Company's principal offices at 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067 no later than November 29, 1998, if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 1999 annual meeting.


                              AVAILABILITY OF 10-K

       Upon the written request of any record holder or beneficial owner of the Common Stock entitled to vote at the annual meeting, the Company will provide without charge, a copy of its Annual Report on Form 10-K for the year ending December 31, 1997, including financial statements and financial statement schedules, as filed with the Securities and Exchange Commission. The request should be mailed to: Secretary, Advocat Inc., 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067. A request via facsimile may be submitted to
(615) 771-7409.


                                  OTHER MATTERS

       The management of the Company is not aware of any other matters to be brought before the Annual Meeting of Stockholders. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

       EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE MAY, IF HE WISHES, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON. IN ADDITION, A STOCKHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE SUCH PROXY IS VOTED.

                                   EXHIBIT A

                              AMENDMENT NO. 3 TO
                                 ADVOCAT INC.
               1994 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN
                               FOR KEY PERSONNEL


       Amendment No. 3 to Advocat Inc. (the "Corporation") 1994 Incentive and Nonqualified Stock Option Plan for Key Personnel reflecting the increase of the maximum number of shares reserved for issuance under the plan as approved by the Stockholders of the Corporation by Stockholder vote at the Annual Meeting of Stockholders held May 15, 1998. Capitalized terms used in the Amendment No. 3, if not otherwise defined herein, shall have the respective meanings attributed to such terms in the Plan.

       The 1994 Incentive and Nonqualified Stock Option Plan for Key Personnel is hereby amended by striking Paragraph 3 in its entirety and inserting the following in lieu thereof:

       3. Stock Subject to the Plan. There will be reserved for issuance upon the exercise of Options 1,060,000 shares of Common Stock, which will be authorized and unissued Common Stock. If an Option expires or terminates for any reason without being exercised in full, the shares subject thereto which have not been purchased will again be available for purposes of the Plan. The number of shares as to which Options may be granted under the Plan will be proportionately adjusted, to the nearest whole share, in the event of any stock dividend, stock split, reorganization, merger, consolidation, share combination or similar recapitalization involving the Common Stock or any spin-off, spin-out or other significant distribution of assets of stockholders for which the Corporation receives no consideration. In the event that there is an insufficient number of authorized shares of Common Stock available to allow exercise of the Options on the date of any grant hereunder, such Options will not be exercisable until there are sufficient shares of Common Stock authorized for issuance.

                                                                      Appendix A

PROXY                             ADVOCAT INC.                             PROXY

                 ANNUAL MEETING OF STOCKHOLDERS, MAY 15, 1998
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Dr. Charles W. Birkett and Ms. Mary Margaret Hamlett, or either of them, as proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Advocat Inc., to be held on May 15, 1998, at 9:00 a.m. Central Daylight Time, at 1800 First American Center, 315 Deaderick Street, Nashville, Tennessee, and at any adjournments or postponements thereof, in accordance with the following instructions:

(1) Election of Class 1 director -- William C. O'Neil

[ ] FOR the nominee listed    [ ] WITHHOLD AUTHORITY to vote for the nominee


(2) To approve an amendment to the Company's 1994 Incentive and Nonqualified Stock Option Plan for Key Personnel to increase the number of shares of Common Stock reserved for issuance from 810,000 to 1,060,000.


(3) In their discretion, or such other matters as may properly come before the meeting.

     [ ] FOR DISCRETION         [ ] AGAINST DISCRETION         [ ] ABSTAIN

                          (Continued on reverse side)

    THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES IN THE ELECTION OF DIRECTORS AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
                PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

                                                Dated:                    , 1998
                                                  -------------------------

                                                --------------------------------

                                                Dated:                    , 1998
                                                  -------------------------

                                                --------------------------------
                                                Signature(s) of shareholder(s)
                                                should correspond exactly with
                                                the name(s) printed hereon.
                                                Joint owners should each sign
                                                personally. Executors,
                                                administrators, trustees, etc.,
                                                should give full title and
                                                authority.

                                                                        ANNEX C

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 10-Q

CHECK ONE:

  [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
      OF THE SECURITIES EXCHANGE ACT OF 1934

      FOR THE QUARTERLY PERIOD ENDED: MARCH 31, 1998
                                      --------------
                          OR
  [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
      SECURITIES EXCHANGE ACT OF 1934

      FOR THE TRANSACTION PERIOD FROM _________ TO _________.


      COMMISSION FILE NO.:   1-12996
                           -------------

                                 ADVOCAT INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                                        62-1559667
-------------------------------                -------------------------------
(STATE OR OTHER JURISDICTION OF                (IRS EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)


            277 MALLORY STATION ROAD, SUITE 130, FRANKLIN, TN 37067
-------------------------------------------------------------------------------
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                (615) 771-7575
------------------------------------------------------------------------------
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                     NONE
-------------------------------------------------------------------------------
             (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR,
                        IF CHANGED SINCE LAST REPORT.)

INDICATE BY CHECK MARK WHETHER THE REGISTRANT: (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH
FILING REQUIREMENTS FOR THE PAST 90 DAYS. YES   X   NO
                                              -----    -----

                                   5,376,946
-------------------------------------------------------------------------------
     (OUTSTANDING SHARES OF THE ISSUER'S COMMON STOCK AS OF MAY 13, 1998)

                         PART I. FINANCIAL INFORMATION


ITEM 1  -  FINANCIAL STATEMENTS

                                 ADVOCAT INC.
                      INTERIM CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS AND UNAUDITED)

                                                    March 31,    December 31,
                                                      1998           1997
                                                     -------     -----------
CURRENT ASSETS:
    Cash and cash equivalents                         $ 3,375        $ 2,673
    Receivables, less allowance for doubtful
         accounts of $2,266 and $2,702,
         respectively                                  25,829         26,010
    Income taxes receivable                                80            380
    Inventories                                         1,110          1,097
    Prepaid expenses and other assets                   1,979          1,640
    Deferred income taxes                               1,105            830
                                                     --------       --------
              Total current assets                     33,478         32,630
                                                     --------       --------

PROPERTY AND EQUIPMENT, at cost                        82,051         80,819

Less accumulated depreciation
  and amortization                                    (13,032)       (12,149)
                                                     --------       --------
      Net property and equipment                       69,019         68,670
                                                     --------       --------

OTHER ASSETS:
    Deferred tax benefit                                5,367          5,460
    Deferred financing and other costs, net             1,555          1,643
    Other                                               8,338          6,558
                                                     --------       --------
              Total other assets                       15,259         13,661
                                                     --------       --------
                                                     $117,756       $114,961
                                                     ========       ========

                                 ADVOCAT INC.

                      INTERIM CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS AND UNAUDITED)
                                  (CONTINUED)

                                                               March 31,    December 31,
                                                                 1998           1997
                                                               --------     -----------
CURRENT LIABILITIES:
    Current portion of long-term debt                            $   764        $   762
    Trade accounts payable                                        11,020          9,365
    Accrued expenses:
         Payroll and employee benefits                             5,309          5,576
         Worker's compensation                                       828            978
         Other                                                     2,408          2,100
                                                                --------       --------
              Total current liabilities                           20,329         18,781
                                                                --------       --------

NONCURRENT LIABILITIES:
    Long-term debt, less current portion                          60,054         58,373
    Deferred gains with respect to leases, net                     3,478          3,562
    Other                                                          2,784          3,512
                                                                --------       --------
              Total noncurrent liabilities                        66,316         65,447
                                                                --------       --------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
    Preferred stock, authorized 1,000,000 shares,
         $.10 par value, none issued and outstanding                 -0-            -0-
    Common stock, authorized 20,000,000 shares,
         $.01 par value, 5,377,000 issued and outstanding at
         March 31, 1998 and December 31, 1997, respectively           54             54
    Paid-in capital                                               15,638         15,638
    Retained earnings                                             15,419         15,041
                                                                --------       --------
              Total shareholders' equity                          31,111         30,733
                                                                --------       --------
                                                                $117,756       $114,961
                                                                ========       ========

The accompanying notes are an integral part of these interim consolidated balance sheets.

                                 ADVOCAT INC.

                   INTERIM CONSOLIDATED STATEMENTS OF INCOME
            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, AND UNAUDITED)



                                        Three Months Ended March 31,
                                        ----------------------------
                                               1998      1997
                                            -------   -------
REVENUES:
 Patient revenues                           $41,839   $40,314
 Resident revenues                            8,705     2,174
 Management fees                                906       918
 Interest                                        43        36
                                            -------   -------
  Net revenues                               51,493    43,442
                                            -------   -------

EXPENSES:
 Operating                                   41,252    34,074
 Lease                                        4,754     3,871
 General and administrative                   2,726     2,312
 Depreciation and amortization                  962       661
 Interest                                     1,245       542
                                            -------   -------
  Total expenses                             50,939    41,460
                                            -------   -------

INCOME BEFORE INCOME TAXES                      554     1,982
PROVISION FOR INCOME TAXES                      199       713
                                            -------   -------

NET INCOME                                  $   355   $ 1,269
                                            =======   =======


EARNINGS PER SHARE:
 Basic                                      $   .07   $   .24
                                            =======   =======
 Diluted                                    $   .07   $   .24
                                            =======   =======

WEIGHTED AVERAGE SHARES:
 Basic                                        5,377     5,316
                                            =======   =======
 Diluted                                      5,388     5,328
                                            =======   =======

The accompanying notes are an integral part of these interim consolidated financial statements.

                                 ADVOCAT INC.

            INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                         (IN THOUSANDS AND UNAUDITED)



                                                   Three Months Ended March 31,
                                                  ------------------------------
                                                      1998             1997
                                                  -------------   --------------
NET INCOME                                               $ 355           $1,269
                                                         -----           ------
OTHER COMPREHENSIVE INCOME
    Foreign currency translation adjustments                37              (53)
    Income tax (expense) benefit                           (13)              19
                                                         -----           ------
                                                            24              (34)
                                                         -----           ------
COMPREHENSIVE INCOME                                     $ 379           $1,235
                                                         =====           ======

The accompanying notes are an integral part of these interim consolidated financial statements.

                                 ADVOCAT INC.

                 INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS AND UNAUDITED)

                                                        Three Months Ended March 31,
                                                        ---------------------------
                                                             1998         1997
                                                        ----------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                              $   355        $ 1,269
    Items not involving cash:
         Depreciation and amortization                          962            661
         Provision for doubtful accounts                        446            251
         Equity earnings in joint ventures                      (21)            (6)
         Amortization of deferred credits                      (170)          (281)
         Deferred income taxes                                 (195)         2,077
    Change in assets and liabilities:
         Receivables, net                                       264           (641)
         Inventories                                            (13)          (124)
         Prepaid expenses and other assets                     (301)          (182)
         Trade accounts payable and accrued expenses          1,582         (1,910)
         Other                                                   (4)           (46)
                                                            -------        -------
              Net cash provided from operating activities     2,905          1,068
                                                            -------        -------


CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment, net                 (1,098)          (521)
    Investment in TDLP                                         (625)          (653)
    Mortgage receivable, net                                   (305)          (219)
    Deposits, pre-opening costs and other                      (350)            (4)
    Investment in joint ventures, net                          (764)            11
    TDLP partnership distributions                               75             50
                                                            -------        -------
         Net cash used in investing activities               (3,067)        (1,336)
                                                            -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net proceeds from bank line of credit                     1,830            -0-
    Repayment of debt obligations                              (211)          (170)
    Advances (to) from TDLP, net                               (746)           167
    Advances repaid from lessor, net                            -0-            339
    Financing costs                                              (9)           (18)
                                                            -------        -------
         Net cash provided from financing activities            864            318
                                                            -------        -------

                                 ADVOCAT INC.

                 INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS AND UNAUDITED)
                                  (CONTINUED)

                                                    Three Months Ended March 31,
                                                    ---------------------------
                                                       1998           1997
                                                    ----------    -------------
INCREASE/DECREASE IN CASH AND CASH EQUIVALENTS           $  702          $   50

CASH AND CASH EQUIVALENTS, beginning of period            2,673           1,942
                                                         ------          ------

CASH AND CASH EQUIVALENTS, end of period                 $3,375          $1,992
                                                         ======          ======

SUPPLEMENTAL INFORMATION:
    Cash payments of interest                            $1,365          $  551
                                                         ======          ======

    Cash payments of income taxes                        $  278          $  889
                                                         ======          ======


Advocat received net benefit plan deposits and earnings and recorded benefit plan liabilities of $37,000 and $45,000 in the three month periods ended March 31, 1998 and 1997, respectively.

The accompanying notes are an integral part of these interim consolidated financial statements.

                                 ADVOCAT INC.

              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                            MARCH 31, 1998 AND 1997


1.       BUSINESS

Advocat Inc. (together with its subsidiaries, "Advocat" or the "Company") is a leading provider of long-term care services to the elderly. The Company operates nursing homes and assisted living facilities in 11 states and in two Canadian provinces.

As of March 31, 1998, the Company operates 115 facilities consisting of 64 nursing homes with 7,221 licensed beds and 51 assisted living facilities with 4,880 units. The Company owns seven nursing homes, leases 37 others and manages 20 nursing homes. The Company owns 18 assisted living facilities, leases 22 others and manages 11 assisted living facilities. The Company operates 52 nursing homes and 33 assisted living facilities in the United States and 12 nursing homes and 18 assisted living facilities in Canada. The Company's facilities provide a range of health care services to their patients and residents. In addition to the nursing and social services usually provided in the long-term care facilities, the Company offers a variety of comprehensive rehabilitative, nutritional, respiratory and other specialized ancillary services. The Company operates facilities in Alabama, Arkansas, Florida, Georgia, Kentucky, North Carolina, Ohio, South Carolina, Tennessee, Texas, West Virginia and the Canadian provinces of Ontario and British Columbia.

2.       BASIS OF FINANCIAL STATEMENTS

The interim financial statements for the three month periods ended March 31, 1998 and 1997, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management of the Company, the accompanying interim combined financial statements reflect all adjustments (consisting of only normally recurring accruals) necessary to present fairly the financial position at March 31, 1998 and the results of operations and the cash flows for the three month periods ended March 31, 1998 and 1997.

The results of operations for the three month periods ended March 31, 1998 and 1997 are not necessarily indicative of the operating results for the entire respective years. These interim financial statements should be read in connection with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

3.       EARNINGS PER SHARE

Information with respect to the calculation of basic and diluted earnings per share data follows:

                                                    THREE MONTHS ENDED MARCH 31,
                                                    ---------------------------
                                                        1998         1997
                                                    ------------   ------------
Net income (numerator)                                $  355,000     $1,269,000
                                                      ==========     ==========

Basic average shares outstanding (denominator)         5,377,000      5,316,000
Employee stock purchase plan                              10,000         11,000
Options                                                    1,000          1,000
                                                      ----------     ----------
Diluted average shares outstanding (denominator)       5,388,000      5,328,000
                                                      ==========     ==========

Basic earnings per share                              $      .07     $      .24
                                                      ==========     ==========

Diluted earnings per share                            $      .07     $      .24
                                                      ==========     ==========


4.       OTHER COMPREHENSIVE INCOME

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

Information with respect to the accumulated comprehensive income balance is presented below:

                                              THREE MONTHS ENDED MARCH 31,
                                              ---------------------------
                                                  1998           1997
                                              -----------     -----------
Foreign currency items:
 Beginning balance                                  $(196)          $ (13)
 Current-period change, net of income tax              24             (34)
                                                    -----           -----
 Ending balance                                     $(172)          $ (47)
                                                    =====           =====


Positive amounts represent unrealized gains and negative amounts represent unrealized losses.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Advocat (together with its subsidiaries, "Advocat" or the "Company") provides long-term care services to nursing home patients and residents of assisted living facilities in 11 Southeastern states and two Canadian provinces. The Company completed its initial public offering in May 1994; however, its operational history can be traced to February 1980 through common senior management who were involved in different organizational structures.

The Company's facilities provide a range of health care services to their patients and residents. In addition to the nursing, personal care and social services usually provided in long-term care facilities, the Company, through arrangements with third parties, offers a variety of comprehensive rehabilitation services as well as medical supply and nutritional support services.

As of March 31, 1998, Advocat's portfolio includes 115 facilities composed of 64 nursing homes containing 7,221 licensed beds and 51 assisted living facilities containing 4,880 units. In comparison, at March 31, 1997, the Company operated 87 facilities composed of 65 nursing homes containing 7,449 licensed beds and 22 assisted living facilities containing 2,516 units. As of March 31, 1998, the Company owns seven nursing homes, leases 37 others and manages the remaining 20 nursing homes. Additionally, the Company owns 18 assisted living facilities, leases 22 others and manages the remaining 11 assisted living facilities. In the United States, the Company operates 52 nursing homes and 33 assisted living facilities, and in Canada, the Company operates 12 nursing homes and 18 assisted living facilities.

Basis of Financial Statements. The Company's patient and resident revenues consist of the fees charged for the care of patients in the nursing homes and residents of the assisted living facilities owned and leased by the Company. Management fee revenues consists of the fees charged to the owners of the facilities managed by the Company. The management fee revenues are based on the respective contractual terms of the Company's management agreements, which generally provide for management fees ranging from 3.5% to 6.0% of the net revenues of the managed facilities. As a result, the level of management fees is affected positively or negatively by the increase or decrease in the average occupancy level rates of the managed facilities. Management fees also include consulting and development fee income. The Company's operating expenses include the costs, other than lease, depreciation and amortization expenses, incurred in the nursing homes and assisted living facilities owned and leased by the Company. The Company's general and administrative expenses consist of the costs of the corporate office and regional support functions, including the costs incurred in providing management services to other owners. The Company's depreciation, amortization and interest expenses include all such expenses across the range of the Company's operations.

RESULTS OF OPERATIONS

The following tables present the unaudited interim statements of income and related data for the three months ended March 31, 1998 and 1997.

       (IN THOUSANDS)                                THREE MONTHS ENDED MARCH 31,
                                           -----------------------------------------------
                                            1998           1997        CHANGE         %
                                           -------       --------    -----------    ------
 REVENUES:
     Patient revenues                      $41,839         $40,314        $ 1,525      3.8
     Resident revenues                       8,705           2,174          6,531    300.4
     Management fees                           906             918            (12)    (1.3)
     Interest                                   43              36              7     18.6
                                           -------         -------        -------
                 Net revenues               51,493          43,442          8,051     18.5
                                           -------         -------        -------
EXPENSES:
     Operating                              41,252          34,074          7,178     21.1
     Lease                                   4,754           3,871            883     22.8
     General and administrative              2,726           2,312            414     17.9
     Depreciation and amortization             962             661            301     45.4
     Interest                                1,245             542            703    129.9
                                           -------         -------        -------
                 Total expenses             50,939          41,460          9,479     22.9
                                           -------         -------        -------

 INCOME BEFORE INCOME TAXES                    554           1,982         (1,428)   (72.0)
 PROVISION FOR INCOME TAXES                    199             713           (514)   (72.0)
                                           -------         -------        -------

 NET INCOME                                $   355         $ 1,269        $  (914)   (72.0)
                                           =======         =======        =======


PERCENTAGE OF NET REVENUES

                                                 Three Months Ended March 31,
                                                 ---------------------------
                                                     1998            1997
                                                 ------------    -----------
REVENUES:
    Patient revenues                                 81.2%           92.8%
    Resident revenues                                16.9             5.0
    Management fees                                   1.8             2.1
    Interest                                          0.1             0.1
                                                    -----           -----
       Net revenues                                 100.0%          100.0%
                                                    -----           -----
OPERATING EXPENSES:
    Operating                                        80.1            78.4
    Lease                                             9.2             8.9
    General and administrative                        5.3             5.3
    Depreciation and amortization                     1.9             1.5
    Interest                                          2.4             1.3
                                                    -----           -----
       Total expenses                                98.9            95.4
                                                    -----           -----

 INCOME BEFORE INCOME TAXES                           1.1             4.6
 PROVISION FOR INCOME TAXES                           0.4             1.7
                                                    -----           -----
 NET INCOME                                           0.7%            2.9%
                                                    =====           =====

THREE MONTHS ENDED MARCH 31, 1998 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1997

Regulatory Issues. The Company's operating results have been profoundly affected by regulatory issues in the State of Alabama beginning in the third quarter of 1997. During the summer of 1997, the Company received notifications from the Alabama Department of Public Health that, as a result of certain deficiencies noted upon periodic surveys of its two facilities in Mobile, the facilities would be decertified from participation in the Medicare and Medicaid programs and that licensure revocation could be pursued. The Company appealed the proceedings, noting that none of the deficiencies were life-threatening, that the deficiencies noted did not warrant the penalty imposed and that in the case of one of the facilities, it was JCAHO accredited. The appeals were denied by the State agency, and as a result, the facilities were decertified for 69 and 91 days, respectively, before resurveys found them to be in compliance. Both of the facilities have been recertified for participation in Medicare and Medicaid programs and the State has stayed its license revocation proceedings with respect to the two Alabama facilities, agreeing that the Company responded favorably toward the resolution of all issues. The Company has aggressively pursued improved communications with the State and has reached agreement with the State on methods of improved operations. The Company's remaining five Alabama facilities have successfully passed their most recent annual licensure surveys.

The Company, in response to the regulatory problems at the two Mobile facilities, entered into a reorganization of its regional and facility management, conducted in-depth reviews of all seven of the Company's Alabama facilities, engaged nationally recognized consultants to assist in achieving compliance and engaged local legal counsel familiar with the Alabama regulatory environment. Many of the costs associated with the decertifications were non-recurring and limited to the latter half of 1997. However, the Company's operations have continued to be impacted in 1998 on two broad fronts: census declines and permanent cost increases. For the three months ended March 31, 1998, the decertified facilities had recovered approximately 15 percentage points above the occupancy lows experienced during the decertification periods, which is approximately half-way toward a full recovery of historical levels. It is estimated that the revenue loss associated with the census decline in the 1998 period is approximately $522,000. The Company's response to the decertifications included permanent staffing increases affecting all Alabama facilities amounting to an increase of approximately $586,000 in 1998 over the 1997 period. Due to the nature of the Alabama reimbursement system, the Company will not begin to realize an improved reimbursement rate relative to its higher cost levels until July 1, 1998. The Company expects the Alabama operations to return to normal levels during the latter half of 1998. However, there can be no assurance that either of the facilities will return to the census and profitability levels experienced prior to the decertification.

As a result of the lost revenues from the census declines, the permanent cost increases incurred in response to the survey issues and miscellaneous other costs, the Company experienced an estimated negative impact on 1998 earnings of approximately $900,000 after income taxes, or approximately $0.17 per share.

New Facilities. Since its inception as a public company in 1994, Advocat has sought to expand its operations through the acquisition of attractive properties via either purchase or lease. Management has conscientiously evaluated the acquisition opportunities that have been available to the Company in light of criteria that were established to help insure the long-term value of the acquisitions that have been completed.

All of the Company's acquisition activity in 1997 was consummated in the fourth quarter. The Company acquired 17 assisted living facilities through purchase and acquired leases with respect to an additional 15 assisted living facilities.

These acquisitions added 2,483 units to the Company. The substantial portion of these were acquired in the Pierce Group Acquisition: 29 assisted living facilities, all located in North Carolina, with a total of 2,302 units. In the Pierce Group Acquisition, the Company purchased 15 facilities and leased 14 others. The Company holds the option to purchase 12 of the leased facilities for market value beginning at the fifth anniversary. With the Pierce Group Acquisition, the Company, which has long been involved in the provision of assisted living services in its Canadian operations, established a foundation from which it hopes to expand its presence in the growing assisted living market in the United States.

The acquired facilities are hereafter referred to collectively or in part as the "New Facilities." The contribution of the New Facilities to selected components of operations is noted separately where such contribution is significant within their first year of operations. With the completion of the first year of operations following acquisition or opening, a facility becomes part of same store operations.

Revenues. Net revenues increased to $51.5 million in 1998 from $43.4 million in 1997, an increase of $8.1 million, or 18.5%. Patient revenues increased to $41.8 million in 1998 from $40.3 million in 1997, an increase of $1.5 million, or 3.8%. Resident revenues increased to $8.7 million in 1998 from $2.2 million in 1997, an increase of $6.5 million, or 300.4%. This increase is entirely attributable to the New Facilities. Revenue increases among facilities operated at least one year were primarily due to inflationary increases rather than from expanded services. These increases were offset by foregone revenues with respect to the decertified facilities and to one facility that was closed in April 1997. Excluding these facilities, there was a 5.3% decline in patient and resident days (approximately 24,000 days) among facilities in operation for at least one year. While the recent increases in reimbursement rates received by the Company have met or exceeded expectations, the Company anticipates it is likely that state and federal governments will continue to seek ways to retard the rate of growth in Medicaid program rates. As a percent of patient and resident revenues, Medicare decreased to 25.8% in 1998 from 26.1% in 1997 while Medicaid and similar programs increased to 55.4% in 1998 from 55.1% in 1997.

Ancillary service revenues, prior to contractual allowances, increased to $16.7 million in 1998 from $13.8 million in 1997, an increase of $2.9 million or 21.2%. The Company has emphasized expansion of ancillary services since its inception in 1994. However, the rate of growth began to decline in 1996. Management believes that the opportunities available for the expansion of ancillary services in its existing operations were essentially fully realized by the beginning of 1997. The 1998 increase is primarily due to benefits realized from the transition to a single therapy provider in a majority of its nursing homes and from an increase in sales to third parties. Because cost limits are expected to be placed on ancillary services as part of the transition to the

Medicare prospective payment system and because of other cost limitation provisions that have been announced or could occur, the Company anticipates that ancillary service revenues with respect to its existing operations will begin trending down during 1998. The ultimate effect on the Company's operations cannot be predicted at this time because the extent and composition of the cost limitations are not yet certain.

Operating Expense. Operating expense increased to $41.3 million in 1998 from $34.1 million in 1997, an increase of $7.2 million, or 21.1%. Of this increase, $4.1 million is attributable to the New Facilities. As a percent of patient and resident revenues, operating expense increased to 81.6% in 1998 from 80.2% in 1997. This increase is attributable to increased costs relative to revenues in the nursing home segment. These increases include the costs associated with the Alabama decertifications, increased provision for bad debts and increased liability insurance costs. With respect to facilities operated at least one year and excluding the Alabama region, the operating expense percentage was 83.4%. As a percent of resident revenues, operating expense of the New Facilities was 61.9%. All of the New Facilities are assisted living locations, which typically have lower operating costs than do nursing homes. The largest component of operating expense is wages, which increased to $18.5 million in 1998 from $15.5 million in 1997, an increase of $3.0 million, or 19.7%. Of this increase, $2.4 million is attributable to the New Facilities. Wages with respect to facilities in operation for at least one year increased $635,000, or 4.1%. The Company's wage increases are generally in line with inflation, however, the larger increase with respect to the same facility operations is due primarily to a 20.1% increase in Alabama that arose principally from staffing responses to the decertifications.

Lease Expense. Lease expense increased to $4.8 million in 1998 from $3.9 million in 1997, an increase of $883,000, or 22.8%, which is primarily attributable to the New Facilities.

General and Administrative Expense. General and administrative expense increased to $2.7 million in 1998 from $2.3 million in 1997, an increase of $414,000, or 17.9%. The increase in excess of inflation is primarily attributable to the expense of managing the New Facilities and structural costs associated with the Alabama decertifications. As a percent of total net revenues, general and administrative expense was 5.3% in both 1998 and 1997.

Depreciation and Amortization. Depreciation and amortization expenses increased to $962,000 in 1998 from $661,000 in 1997, an increase of $301,000, or 45.4%.
This increase is primarily attributable to the New Facilities.

Interest Expense. Interest expense increased to $1.2 million in 1998 from $542,000 in 1997, an increase of $703,000, or 129.9%. This increase is primarily attributable to financing associated with the New Facilities.

Income Before Income Taxes; Net Income; Earnings Per Share. As a result of the above, income before income taxes was $554,000 in 1998 as compared with $2.0 million in 1997, a decrease of $1.4 million, or 72.0%. The effective combined federal, state and provincial income tax rate was 36.0% in both 1998 and 1997. Net income was $355,000 in 1998 as compared with $1.3 million in 1997, a decrease of $914,000, and basic and diluted earnings per share were each $.07 as compared with $.24.


LIQUIDITY AND CAPITAL RESOURCES

At March 31, 1998 and December 31, 1997, the Company's working capital was
$13.1 million and $13.8 million, respectively, and the current ratio was 1.6 and 1.7, respectively.

Net cash provided by operating activities totaled $2.9 million and $1.1 million in the three month periods ended March 31, 1998 and 1997, respectively. These amounts primarily represent the cash flows from net income plus changes in non-cash components of operations and by working capital changes.

Net cash used by investing activities totaled $3.1 million and $1.3 million for the three month periods ended March 31, 1998 and 1997, respectively. These amounts primarily represent purchases of property, plant and equipment, investments in joint ventures and additional investment in TDLP, a limited partnership for which the Company serves as the general partner. The Company has used between $2.4 million and $3.0 million for capital expenditures in each of the last three calendar years ending December 31, 1997. Substantially all such expenditures were for facility improvements and equipment, which were financed principally through working capital. For the year ended December 31, 1998, the Company anticipates that capital expenditures for improvements and equipment for its existing facility operations will be approximately $5.5 million, including $2.9 million for non-routine projects. The Company has announced its participation in several joint ventures. The Company will be a minority partner in four assisted living facilities to be developed in Canada. In addition, the Company will participate in an institutional pharmacy joint venture with NCS HealthCare, Inc. For the three months ended March 31, 1998, the Company had net expenditures of $764,000 relative to its joint venture activities. Management anticipates additional investments of up to $1.8 million will be required under its current joint venture commitments over the next 12 months.

Net cash provided by financing activities totaled $864,000 and $318,000 for the three month periods ended March 31, 1998 and 1997, respectively. The net cash provided from financing activities primarily represents net proceeds from issuance and repayment of debt and advances to or repayments from related parties.

The Company has begun implementation of an integrated information management system that will provide enhanced monitoring and tracking of all its operations. Real-time information will be available to managers at all levels with respect to clinical care planning, reimbursement, and financial control management. The changes are under the direction of the Company's new Vice President and Chief Information Officer. The conversion of all of the Company's nursing homes to this sophisticated new information platform should be completed by November 1998. Along with the implementation of the new information system, Advocat will be centralizing the accounting function for its nursing home operations. The Company anticipates recording a one-time pre-tax accounting charge in the second quarter of 1998 of approximately $1.0 to $1.5 million, representing the costs associated with the closing of certain regional offices, the reduction of accounting personnel, the write-off of certain capitalized software development costs and other related costs.

At March 31, 1998, the Company had total debt outstanding of $60.8 million, of which $11.3 million was principally mortgage debt bearing interest at floating rates ranging from 6.3% to 10.0%. The Company also had outstanding a promissory note (the "Bridge Loan") in the amount of $34.1 million, which was used to fund the Pierce Group Acquisition. The Company's remaining debt of $15.4 million was drawn under the Company's lines of credit. Most of the Company's debt is at floating interest rates, generally at a spread above the London Interbank Offered Rate ("LIBOR"). At March 31, 1998, the Company's average interest rate on its indebtedness was 8.1%.

The Company has a working capital line of credit and an acquisition line of credit. The working capital line of credit provides for working capital loans and letters of credit aggregating up to the lesser of $10.0 million or the borrowing base, as defined. The Company's obligations under the working capital line are secured by certain accounts receivable and substantially all other Company assets. Advances under the working capital line bear interest payable monthly at the Company's option of either LIBOR plus 2.50% or the bank's Index rate. The working capital line terminates and all outstanding borrowings are due in December 1999. As of March 31, 1998, the Company had drawn $4.27 million, had $5.65 million of letters of credit outstanding, and had $81,000 remaining borrowing capability under the working capital line of credit. As of May 13, 1998, the draws totaled $4.35 million and the Company had no remaining borrowing capability under the original working capital line of credit. The Company has received a temporary increase from its lenders in the working capital line of credit availability of $1.25 million (the "Overline"). The Overline is subject to the same terms and conditions as the $10.0 million working capital line of credit. The Overline terminates and all outstanding borrowings are due on June 26, 1998. In April 1998, the Company borrowed and repaid $887,000 under the Overline. As of May 13, 1998, the balance drawn under the Overline totaled $597,000.

The acquisition line of credit of $40.0 million, less outstanding borrowings, is available to fund approved acquisitions through October 1999. The Company's obligations under the acquisition line are secured by the assets acquired with the draws under the acquisition line. Advances under the acquisition line bear interest, payable monthly, at LIBOR plus a defined spread with respect to each facility based upon its loan-to-value ratio and debt service coverage. Individual advances made under the acquisition line are due three years from the date of initial funding. As of both March 31, 1998, and May 13, 1998, the Company has drawn $11.1 million under the acquisition line, which amount was secured by four nursing homes, and had $28.9 million available for future acquisitions.

The Bridge Loan is unsecured. However, the Company has agreed not to pledge or otherwise encumber the assets acquired in the Pierce Group Acquisition or issue other debt without the banks' approval. As of both March 31, 1998 and May 13, 1998, the outstanding balance of the Bridge Loan was $34.1 million and the interest rate was 8.0%. The Bridge Loan bears floating interest in relation to LIBOR and has a balloon maturity in April 1999.

Prior to funding the Bridge Loan, the Company was required to obtain a commitment for replacement financing. The Company satisfied this requirement by obtaining a commitment for up to $30.0 million of long-term financing under which the Company may borrow and pledge the assets acquired in the Pierce Group Acquisition as collateral. Loans are available at up to 80.0% of the value of the pledged assets. Interest, which would be at LIBOR plus a defined spread, would be determined based upon the length of term selected (3, 10, or 20 years) and the loan-to-value ratio. This commitment is available through November 1999. However, the Company may not draw upon this commitment so long as the Bridge Loan remains outstanding. In addition to this commitment, the Company is exploring other alternatives for refinancing of the Bridge Loan.

The Company's lines of credit and the Bridge Loan contain various financial covenants, the most restrictive of which relate to net worth, cash flow, debt to equity ratio requirements, and limits on the payment of dividends to shareholders. As of March 31, 1998, the Company was in compliance with the covenants.

Based upon the operations of the Company, management believes that available cash and funds generated from operations, as well as amounts available through its banking relationships, will be sufficient for the Company to satisfy its capital expenditures, working capital, and debt requirements for the next twelve months. The Company intends to satisfy the capital requirements for its acquisition activities primarily through its acquisition line of credit complemented as appropriate by various other possible means such as borrowings from commercial lenders, seller-financed debt, issuance of additional debt, financing obtained from sale and leaseback transactions and internally-generated cash from operations. On a long-term basis, management believes the Company will be able to satisfy the principal repayment requirements on its indebtedness with a combination of funds generated from operations and from refinancings with the existing or new commercial lenders or by accessing capital markets.


RECEIVABLES

The Company's operations could be adversely affected if it experiences significant delays in reimbursement of its labor and other costs from Medicare, Medicaid and other third-party revenue sources. The Company's future liquidity will continue to be dependent upon the relative amounts of current assets (principally cash, accounts receivable and inventories) and current liabilities (principally accounts payable and accrued expenses). In that regard, accounts receivable can have a significant impact on the Company's liquidity. Continued efforts by governmental and third-party payors to contain or reduce the acceleration of costs by monitoring reimbursement rates, by increasing medical review of bills for services or by negotiating reduced contract rates, as well as any delay by the Company in the processing of its invoices, could adversely affect the Company's liquidity and results of operations.

Gross accounts receivable attributable to the provision of patient and resident services at March 31, 1998 and December 31, 1997, totaled $26.7 million and $27.2 million, respectively, representing approximately 49 and 50 days in accounts receivable, respectively. Accounts receivable from the provision of management services was $330,000 and $716,000 respectively, at March 31, 1998 and December 31, 1997 representing approximately 34 and 62 days in accounts receivable, respectively.

The Company continually evaluates the adequacy of its bad debt reserves based on patient mix trends, agings of older balances, payment terms and delays with regard to third-party payors, collateral and deposit resources, as well as other factors. The Company continues to evaluate and implement additional procedures to strengthen its collection efforts and reduce the incidence of uncollectible accounts.

Since 1991, the Company and its predecessor have included in their consolidated operations the operations of the six facilities of TDLP. The Company serves as the general partner of TDLP and has several continuing obligations to TDLP, one of which includes cash flow support through August 2001. As of March 31, 1998, the Company has provided advances for working capital funding and requirements under the cash flow guarantee to TDLP totaling $4.0 million. The Company will recognize the advances receivable from TDLP as long as the total of the Company's recorded net assets in TDLP are less than the estimated fair value of the Company's interests in TDLP. As of March 31, 1998, the Company's recorded net assets and amounts available from TDLP approximate the combined value of its interests in TDLP. As a result, the ultimate realization of future advances to TDLP may require reserves to be recorded by the Company to offset future increases in the advances.


HEALTH CARE INDUSTRY

The health care industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government health care program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations by health care providers of fraud and abuse statutes and regulations. Violations of these laws and regulations could result in expulsion from government health care programs together with the imposition of significant fines and penalties as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with fraud and abuse laws and regulations as well as other applicable government laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

During 1997, the Federal government enacted the Balanced Budget Act of 1997 (the "BBA"), which contains numerous Medicare and Medicaid cost-saving measures. The BBA requires that nursing homes transition to a prospective payment system under the Medicare program during a three year "transition period," commencing with the first cost reporting period beginning on or after July 1, 1998. The BBA also contains certain measures that could lead to future reductions in Medicare therapy cost reimbursement and Medicaid payment rates. Given the recent enactment of the BBA, the Company is unable to predict the ultimate impact of the BBA on its future operations. However, any reductions in government spending for long-term health care could have an adverse effect on the revenues and results of operation of the Company. The Company will attempt to maximize the revenues available to it from governmental sources within the changes that will occur under the BBA. In addition, the Company will attempt to increase non-governmental revenues, including expansion of its assisted living operations, in order to offset the loss of governmental revenues as a result of the enactment of the BBA.

FOREIGN CURRENCY TRANSLATION

The Company has obtained its financing primarily in U.S. dollars; however, it incurs revenues and expenses in Canadian dollars with respect to Canadian management activities and operations of the Company's owned and leased facilities located in Canada. Therefore, if the currency exchange rate fluctuates, the Company may experience currency translation gains and losses with respect to the operations of these activities and the capital resources dedicated to their support. While such currency exchange rate fluctuations have not been material to the Company in the past, there can be no assurance that the Company will not be adversely affected by shifts in the currency exchange rates in the future.

INFLATION

Management does not believe that the Company's operations have been materially affected by inflation. The Company expects salary and wage increases for its skilled staff to continue to be higher than average salary and wage increases, as is common in the health care industry. To date, these increases as well as normal inflationary increases in other operating expenses have been adequately covered by revenue increases.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 is effective for financial statement periods beginning after December 15, 1997. It establishes standards for the way public companies report information about operating segments in annual financial statements. SFAS No. 131 also requires that public companies report selected information about operating segments in interim financial reports issued to shareholders, although application to interim periods is not required in the first year of adoption. The Company will adopt the provision of this statement in association with its 1998 year-end financial statements. The Company does not expect the adoption of this standard to have a material effect on the Company's results of operations.

IMPACT OF THE YEAR 2000

The Company is currently reengineering its accounting and information systems. Management anticipates that the systems conversion of the United States nursing home operations will be completed by November 30, 1998. Included in the process of selecting hardware and software, assurances have been sought and received from the various vendors that their products are Year 2000 compliant. The Company continues to evaluate other areas that may be affected. To date, no issues of a material nature have been identified, and the costs of ensuring compliance are not expected to have a material impact on the Company's results of operations.

FORWARD-LOOKING STATEMENTS

The foregoing discussion and analysis provides information deemed by Management to be relevant to an assessment and understanding of the Company's consolidated results of operations and its financial condition. It should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1997. Certain statements made by or on behalf of the Company, including those contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties including, but not limited to, changes in governmental reimbursement or regulation, health care reforms, the ability to execute on the Company's acquisition program, both in obtaining suitable acquisitions and financing therefor, changing economic conditions as well as others. Actual results may differ materially from those expressed or implied in forward-looking statements. The Company hereby makes reference to items set forth under the heading "Risk Factors" in the Company's Registration Statement on Form S-1, as amended (Registration No. 33-76150). Such cautionary statements identify important factors that could cause the Company's actual results to materially differ from those projected in forward-looking statements. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.



                 PART II -- OTHER INFORMATION


Item 6.   Exhibits and Reports on Form 8-K.

  (a) The exhibits filed as part of the report on Form 10-Q are listed in the Exhibit Index immediately following the signature page.

  (b)      Reports on Form 8-K:    None.

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                          ADVOCAT INC.

May 15, 1998
                      By:  /s/ Mary Margaret Hamlett
                          -----------------------------------------
                          Mary Margaret Hamlett
                          Principal Financial Officer and Chief
                          Accounting Officer and An Officer Duly
                          Authorized to Sign on Behalf of the
                          Registrant

                                                                         ANNEX D

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 10-Q

CHECK ONE:

[X]            QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                 FOR THE QUARTERLY PERIOD ENDED: JUNE 30, 1998
                                                 -------------

                                      OR

[ ]         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

         FOR THE TRANSACTION PERIOD FROM           TO           .
                                         ---------    ----------

COMMISSION FILE NO.:   1-12996
                       -------

                                  ADVOCAT INC.
                                  ------------
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                        62-1559667
-------------------------------               ---------------------------------
(STATE OR OTHER JURISDICTION OF               (IRS EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)

            277 MALLORY STATION ROAD, SUITE 130, FRANKLIN, TN 37067
            -------------------------------------------------------
            (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)     (ZIP CODE)


                                (615) 771-7575
                                --------------
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


                                     NONE
-------------------------------------------------------------------------------
 (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR, IF CHANGED SINCE LAST
                                   REPORT.)

INDICATE BY CHECK MARK WHETHER THE REGISTRANT: (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH
FILING REQUIREMENTS FOR THE PAST 90 DAYS. YES X   NO
                                             ---    ---

                                   5,398,710
-------------------------------------------------------------------------------
    (OUTSTANDING SHARES OF THE ISSUER'S COMMON STOCK AS OF AUGUST 12, 1998)

                         PART I. FINANCIAL INFORMATION

ITEM 1  -  FINANCIAL STATEMENTS

                                 ADVOCAT INC.
                      INTERIM CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS AND UNAUDITED)

                                                JUNE 30,     DECEMBER 31,
                                                  1998           1997
                                                --------       --------
CURRENT ASSETS:
    Cash and cash equivalents                   $  1,649       $  2,673
    Receivables, less allowance for doubtful
         accounts of $2,417 and $2,702,
         respectively                             27,414         26,010
    Income taxes receivable                          280            380
    Inventories                                    1,063          1,097
    Prepaid expenses and other assets              1,863          1,640
    Deferred income taxes                          1,330            830
                                                --------       --------
              Total current assets                33,599         32,630
                                                --------       --------

PROPERTY AND EQUIPMENT, at cost                   83,193         80,819
    Less accumulated depreciation
         and amortization                        (13,759)       (12,149)
                                                --------       --------
              Net property and equipment          69,434         68,670
                                                --------       --------

OTHER ASSETS:
    Deferred tax benefit                           5,366          5,460
    Deferred financing and other costs, net        1,450          1,643
    Other                                          9,073          6,558
                                                --------       --------
              Total other assets                  15,889         13,661
                                                --------       --------

                                                $118,922       $114,961
                                                ========       ========




                                  (Continued)



                                 ADVOCAT INC.

                      INTERIM CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS AND UNAUDITED)
                                  (CONTINUED)

                                                             JUNE 30,          DECEMBER 31,
                                                              1998                1997
                                                             -------             -------
CURRENT LIABILITIES:
 Current portion of long-term debt                          $  1,069            $    762
 Trade accounts payable                                       10,580               9,365
 Accrued expenses:
    Payroll and employee benefits                              5,470               5,576
    Other                                                      4,413               3,078
                                                            --------            --------
      Total current liabilities                               21,532              18,781
                                                            --------            --------

NONCURRENT LIABILITIES:
 Long-term debt, less current portion                         60,453              58,373
 Deferred gains with respect to leases, net                    3,416               3,562
 Other                                                         2,850               3,512
                                                            --------            --------
      Total noncurrent liabilities                            66,719              65,447
                                                            --------            --------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
 Preferred stock, authorized 1,000,000 shares,
  $.10 par value, none issued and outstanding                    -0-                 -0-
 Common stock, authorized 20,000,000 shares,
  $.01 par value, 5,377,000 issued and outstanding at
  June 30, 1998 and December 31, 1997, respectively               54                  54
 Paid-in capital                                              15,638              15,638
 Retained earnings                                            14,979              15,041
                                                            --------            --------
      Total shareholders' equity                              30,671              30,733
                                                            --------            --------

                                                            $118,922            $114,961
                                                            ========            ========


The accompanying notes are an integral part of these interim consolidated balance sheets.

                                 ADVOCAT INC.

                   INTERIM CONSOLIDATED STATEMENTS OF INCOME
            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, AND UNAUDITED)

                                        THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                        ---------------------------     -------------------------
                                            1998           1997             1998          1997
                                          -------        -------         --------       -------
REVENUES:
     Patient revenues                      $43,108        $41,150         $ 84,946       $81,464
     Resident revenues                       8,629          2,093           17,334         4,267
     Management fees                           906            957            1,812         1,875
     Interest                                   55             37               99            74
                                           -------        -------         --------       -------
         Net revenues                       52,698         44,237          104,191        87,680
                                           -------        -------         --------       -------

EXPENSES:
    Operating                               42,131         34,859           83,383        68,932
    Lease                                    4,809          3,744            9,563         7,615
    General and administrative               2,730          2,406            5,456         4,719
    Depreciation and amortization              832            671            1,794         1,333
    Interest                                 1,254            472            2,499         1,014
    Non-recurring charges                    1,468            -0-            1,468           -0-
                                           -------        -------         --------       -------
         Total expenses                     53,224         42,152          104,163        83,613
                                           -------        -------         --------       -------

INCOME (LOSS) BEFORE INCOME TAXES             (526)         2,085               28         4,067
PROVISION (BENEFIT)FOR INCOME
       TAXES                                  (189)           751               10         1,464
                                           -------        -------         --------       -------

NET INCOME (LOSS)                          $  (337)       $ 1,334         $     18       $ 2,603
                                           =======        =======         ========       =======

EARNINGS (LOSS) PER SHARE:
         Basic                             $  (.06)       $   .25         $    .00       $   .49
                                           =======        =======         ========       =======
         Diluted                           $  (.06)       $   .25         $    .00       $   .49
                                           =======        =======         ========       =======

WEIGHTED AVERAGE SHARES:
         Basic                               5,377          5,316            5,377         5,316
                                           =======        =======         ========       =======
         Diluted                             5,377          5,339            5,391         5,334
                                           =======        =======         ========       =======


The accompanying notes to interim financial statements are an integral part of these interim consolidated financial statements.

                                 ADVOCAT INC.

            INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                         (IN THOUSANDS AND UNAUDITED)

                                                  THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                                  --------------------------     ------------------------
                                                      1998           1997           1998          1997
                                                     -----          ------         -----         -----
NET INCOME (LOSS)                                    $(337)         $1,334         $  18         $2,603
                                                     -----          ------         -----         ------

OTHER COMPREHENSIVE INCOME:
 Foreign currency translation adjustments             (162)              9          (125)           (44)
 Income tax (expense) benefit                           58              (3)           45             16
                                                     -----          ------         -----         ------
                                                      (104)              6           (80)           (28)
                                                     -----          ------         -----         ------

COMPREHENSIVE INCOME (LOSS)                          $(441)         $1,340         $ (62)        $2,575
                                                     =====          ======         =====         ======

The accompanying notes are an integral part of these interim consolidated financial statements.

                                 ADVOCAT INC.

                 INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS AND UNAUDITED)

                                                       SIX MONTHS ENDED JUNE 30,
                                                       -------------------------
                                                            1998      1997
                                                           -------   -------
CASH FLOWS (LOSS) FROM OPERATING ACTIVITIES:
 Net income                                                $    18   $ 2,603
 Adjustments to reconcile net income to net
  cash provided from operating activities:
   Depreciation and amortization                             1,795     1,333
   Provision for doubtful accounts                             786       856
   Equity earnings in joint ventures                           (42)      (21)
   Amortization of deferred credits                           (278)     (532)
   Deferred income taxes                                      (360)    2,261
   Non-recurring change write off                            1,028       -0-
 Change in assets and liabilities:
   Receivables, net                                         (2,332)   (2,130)
   Inventories                                                  34      (292)
   Prepaid expenses and other assets                          (478)     (228)
   Trade accounts payable and accrued expenses               2,446      (515)
   Other                                                        47       (62)
                                                           -------   -------
     Net cash provided from operating activities             2,664     3,273
                                                           -------   -------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment, net                   (2,737)   (1,193)
 Investment in TDLP                                           (632)     (655)
 Mortgage receivable, net                                     (305)     (307)
 Deposits, pre-opening and other costs                        (435)      (40)
 Investment in joint ventures, net                          (1,345)       20
 TDLP partnership distributions                                152        99
                                                           -------   -------
   Net cash used in investing activities                    (5,302)   (2,076)
                                                           -------   -------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of debt obligations                                (411)     (335)
 Net proceeds from bank line of credit                       2,908       -0-
 Advances to TDLP, net                                        (815)     (139)
 Advances repaid by lessor, net                                -0-       442
 Financing costs                                               (68)      (94)
                                                           -------   -------
   Net cash provided from (used in) financing
    activities                                             $ 1,614   $  (126)
                                                           -------   -------

                                  (Continued)

                                 ADVOCAT INC.

                 INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (IN THOUSANDS AND UNAUDITED)
                                  (CONTINUED)


                                                SIX MONTHS ENDED JUNE 30,
                                                -------------------------
                                                      1998      1997
                                                    -------    ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS    $(1,024)   $1,071

CASH AND CASH EQUIVALENTS, beginning of period        2,673     1,942
                                                    -------    ------

CASH AND CASH EQUIVALENTS, end of period            $ 1,649    $3,013
                                                    =======    ======

SUPPLEMENTAL INFORMATION:
   Cash payments of interest                        $ 2,362    $1,014
                                                    =======    ======
   Cash payments of income taxes                    $   637    $  957
                                                    =======    ======


The Company received net benefit plan deposits and earnings and recorded benefit plan liabilities of $286,000 and $9,000 in the six month periods ended June 30, 1998 and 1997, respectively.

The accompanying notes to interim financial statements are an integral part of these interim consolidated financial statements.

                                 ADVOCAT INC.

              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                            JUNE 30, 1998 AND 1997

1.       BUSINESS

Advocat Inc. (together with its subsidiaries, "Advocat" or the "Company") is a leading provider of long-term care services to the elderly. The Company operates nursing homes and assisted living facilities in 11 states and in two Canadian provinces.

As of June 30, 1998, the Company operates 116 facilities consisting of 64 nursing homes with 7,221 licensed beds and 52 assisted living facilities with 4,980 units. The Company owns seven nursing homes, leases 37 others and manages 20 nursing homes. The Company owns 18 assisted living facilities, leases 22 others and manages 12 assisted living facilities. The Company operates 52 nursing homes and 33 assisted living facilities in the United States and 12 nursing homes and 19 assisted living facilities in Canada. The Company's facilities provide a range of health care services to their patients and residents. In addition to the nursing and social services usually provided in the long-term care facilities, the Company offers a variety of comprehensive rehabilitative, nutritional, respiratory and other specialized ancillary services. The Company operates facilities in Alabama, Arkansas, Florida, Georgia, Kentucky, North Carolina, Ohio, South Carolina, Tennessee, Texas, West Virginia and the Canadian provinces of Ontario and British Columbia.

2.       BASIS OF FINANCIAL STATEMENTS

The interim financial statements for the three and six month periods ended June 30, 1998 and 1997, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management of the Company, the accompanying interim consolidated financial statements reflect all adjustments (consisting of only normally recurring accruals) necessary to present fairly the financial position at June 30, 1998, the results of operations for the three and six month periods ended June 30, 1998 and 1997, and the cash flows for the six month periods ended June 30, 1998 and 1997.

The results of operations for the three and six month periods ended June 30, 1998 and 1997 are not necessarily indicative of the operating results for the entire respective years. These interim financial statements should be read in connection with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

3.       EARNINGS PER SHARE

Information with respect to the calculation of basic and diluted earnings per share data follows:

                                                                       THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                                                       ---------------------------    -------------------------
                                                                          1998             1997           1998          1997
                                                                       ----------       ----------     ----------    ----------
Net income (loss) (numerator)                                          $ (337,000)      $1,334,000     $   18,000    $2,603,000
                                                                       ==========       ==========     ==========    ==========

Basic average shares outstanding (denominator)                          5,377,000        5,316,000      5,377,000     5,316,000
Employee stock purchase plan                                                  N/A(1)        15,000         13,000        14,000
Options                                                                       N/A(1)         8,000          1,000         4,000
                                                                       ----------       ----------     ----------    ----------
Diluted average shares outstanding (denominator)                        5,377,000        5,339,000      5,391,000     5,334,000
                                                                       ==========       ==========     ==========    ==========

Basic earnings (loss) per share                                        $     (.06)      $      .25     $      .00    $      .49
                                                                       ==========       ==========     ==========    ==========

Diluted earnings (loss) per share                                      $     (.06)      $      .25     $      .00    $      .49
                                                                       ==========       ==========     ==========    ==========

(1) Not applicable since inclusion would be anti-dilutive.

4.       OTHER COMPREHENSIVE INCOME

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

Information with respect to the accumulated other comprehensive income balance is presented below:

                                                       THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                                       ---------------------------   -------------------------
                                                          1998             1997          1998          1997
                                                         -----            -----         -----         -----
Foreign currency items:
 Beginning balance                                       $(172)           $ (47)        $(196)        $ (13)
 Current-period change, net of income tax                 (104)               6           (80)          (28)
                                                         -----            -----         -----         -----
 Ending balance                                          $(276)           $ (41)        $(276)        $ (41)
                                                         =====            =====         =====         =====

Positive amounts represent unrealized gains and negative amounts represent unrealized losses.

5.       NON-RECURRING CHARGES

During the quarter ended June 30, 1998, the Company recorded non-recurring charges in the amount of $1.5 million. Of this amount, $1.0 million was a restructuring charge related to the Company's management information systems conversion with respect to its U.S. nursing homes. Pursuant to this conversion, the Company will be abandoning much of its existing software and will be dismantling much of its regional infrastructure in favor of a centralized accounting organization. This charge represents the costs associated with the closing of certain regional offices, severance packages for affected personnel, the write-off of capitalized software costs, and other costs related to the systems being replaced. This restructuring charge includes a provision for approximately $380,000 of cash outlays expected to occur as the old systems are phased out over the remainder of 1998. In addition to the restructuring charge, the Company also recognized costs associated with prospective financing arrangements or acquisitions, each of which had been abandoned during the quarter, and costs related to legal issues that were settled during the quarter.

ITEM 2.      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
             CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Advocat (together with its subsidiaries, "Advocat" or the "Company") provides long-term care services to nursing home patients and residents of assisted living facilities in 11 Southeastern states and two Canadian provinces. The Company completed its initial public offering in May 1994; however, its operational history can be traced to February 1980 through common senior management who were involved in different organizational structures.

The Company's facilities provide a range of health care services to their patients and residents. In addition to the nursing, personal care and social services usually provided in long-term care facilities, the Company, through arrangements with third parties, offers a variety of comprehensive rehabilitation services as well as medical supply and nutritional support services.

As of June 30, 1998, Advocat's portfolio includes 116 facilities composed of 64 nursing homes containing 7,221 licensed beds and 52 assisted living facilities containing 4,980 units. In comparison, at June 30, 1997, the Company operated 87 facilities composed of 65 nursing homes containing 7,341 licensed beds and 22 assisted living facilities containing 2,470 units. As of June 30, 1998, the Company owns seven nursing homes, leases 37 others and manages the remaining 20 nursing homes. Additionally, the Company owns 18 assisted living facilities, leases 22 others and manages the remaining 12 assisted living facilities. In the United States, the Company operates 52 nursing homes and 33 assisted living facilities, and in Canada, the Company operates 12 nursing homes and 19 assisted living facilities.

Basis of Financial Statements. The Company's patient and resident revenues consist of the fees charged for the care of patients in the nursing homes and residents of the assisted living facilities owned and leased by the Company. Management fee revenues consists of the fees charged to the owners of the facilities managed by the Company. The management fee revenues are based on the respective contractual terms of the Company's management agreements, which generally provide for management fees ranging from 3.5% to 6.0% of the net revenues of the managed facilities. As a result, the level of management fees is affected positively or negatively by the increase or decrease in the average occupancy level rates of the managed facilities. Management fees also include consulting and development fee income. The Company's operating expenses include the costs, other than lease, depreciation and amortization expenses, incurred in the nursing homes and assisted living facilities owned and leased by the Company. The Company's general and administrative expenses consist of the costs of the corporate office and regional support functions, including the costs incurred in providing management services to other owners. The Company's depreciation, amortization and interest expenses include all such expenses across the range of the Company's operations.

RESULTS OF OPERATIONS

The following tables present the unaudited interim statements of income and related data for the three and six month periods ended June 30, 1998 and 1997.

                (IN THOUSANDS)                     THREE MONTHS ENDED JUNE 30,
                                          -----------------------------------------------
                                            1998             1997       CHANGE        %
                                          --------         -------     ---------   ------
REVENUES:
         Patient revenues                 $ 43,108         $41,150       $ 1,958      4.8
         Resident revenues                   8,629           2,093         6,536    312.2
         Management fees                       906             957           (51)    (5.4)
         Interest                               55              37            18     48.3
                                          --------         -------       -------
                  Net revenues              52,698          44,237         8,461     19.1
                                          --------         -------       -------
EXPENSES:
         Operating                          42,131          34,859         7,272     20.9
         Lease                               4,809           3,744         1,065     28.4
         General and administrative          2,730           2,406           324     13.4
         Depreciation and amortization         832             671           161     24.0
         Interest                            1,254             472           782    165.7
         Non-recurring charges               1,468             -0-         1,468      N/A
                                          --------         -------       -------
                  Total expenses            53,224          42,152        11,072     26.3
                                          --------         -------       -------

INCOME (LOSS) BEFORE INCOME TAXES             (526)          2,085        (2,611)  (125.2)
PROVISION (BENEFIT) FOR INCOME TAXES          (189)            751          (940)  (125.2)
                                          --------         -------       -------
NET INCOME (LOSS)                         $   (337)        $ 1,334       $(1,671)  (125.2)
                                          ========         =======       =======

                (IN THOUSANDS)                       SIX MONTHS ENDED JUNE 30,
                                         -----------------------------------------------
                                            1998            1997         CHANGE      %
                                          --------         -------      --------   ------
REVENUES:
         Patient revenues                 $ 84,946         $81,464       $ 3,482      4.3
         Resident revenues                  17,334           4,267        13,067    306.2
         Management fees                     1,812           1,875           (63)    (3.4)
         Interest                               99              74            25     33.6
                                          --------         -------       -------
                  Net revenues             104,191          87,680        16,511     18.8
                                          --------         -------       -------
EXPENSES:
         Operating                          83,383          68,932        14,451     21.0
         Lease                               9,563           7,615         1,948     25.6
         General and administrative          5,456           4,719           737     15.6
         Depreciation and amortization       1,794           1,333           461     34.7
         Interest                            2,499           1,014         1,485    146.6
         Non-recurring charges               1,468             -0-         1,468      N/A
                                          --------         -------       -------
                  Total expenses           104,163          83,613        20,550     24.6
                                          --------         -------       -------

INCOME BEFORE INCOME TAXES                      28           4,067        (4,039)   (99.3)
PROVISION FOR INCOME TAXES                      10           1,464        (1,454)   (99.3)
                                          --------         -------       -------
NET INCOME                                $     18         $ 2,603       $(2,585)   (99.3)
                                          ========         =======       =======

PERCENTAGE OF NET REVENUES

                (IN THOUSANDS)               THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                             --------------------------    ---------------------------
                                                   1998           1997           1998          1997
                                                  -----          -----          -----         -----
REVENUES:
         Patient revenues                          81.8 %         93.0%          81.5%         92.9%
         Resident revenues                         16.4            4.7           16.7           4.9
         Management fees                            1.7            2.2            1.7           2.1
         Interest                                   0.1            0.1            0.1           0.1
                                                  -----          -----          -----         -----
                  Net revenues                    100.0 %        100.0%         100.0%        100.0%
                                                  -----          -----          -----         -----

OPERATING EXPENSES:
         Operating                                 79.9           78.8           80.0          78.6
         Lease                                      9.1            8.5            9.2           8.7
         General and administrative                 5.2            5.4            5.3           5.4
         Depreciation and amortization              1.6            1.5            1.7           1.5
         Interest                                   2.4            1.1            2.4           1.1
         Non-recurring charges                      2.8            0.0            1.4           0.0
                                                  -----          -----          -----         -----
                  Total expenses                  101.0           95.3          100.0          95.3
                                                  -----          -----          -----         -----

INCOME (LOSS) BEFORE INCOME TAXES                  (1.0)           4.7            0.0           4.7
PROVISION (BENEFIT) FOR INCOME TAXES               (0.4)           1.7            0.0           1.7
                                                  -----          -----          -----         -----

NET INCOME (LOSS)                                  (0.6)%          3.0%           0.0%          3.0%
                                                  =====          =====          =====         =====

GENERAL

Non-Recurring Charges. During the quarter ended June 30, 1998, the Company recorded non-recurring charges in the amount of $1.5 million. Of this amount, $1.0 million was a restructuring charge related to the Company's management information systems conversion with respect to its U.S. nursing homes. Pursuant to this conversion, the Company will be abandoning much of its existing software and will be dismantling much of its regional infrastructure in favor of a centralized accounting organization. This charge represents the costs associated with the closing of certain regional offices, severance packages for affected personnel, the write-off of capitalized software costs, and other costs related to the systems being replaced. This restructuring charge includes a provision for approximately $380,000 of cash outlays expected to occur as the old systems are phased out over the remainder of 1998. In addition to the restructuring charge, the Company also recognized costs associated with prospective financing arrangements or acquisitions, each of which had been abandoned during the quarter, and costs related to legal issues that were settled during the quarter.

Regulatory Issues. The Company's operating results have been profoundly affected by regulatory issues in the State of Alabama beginning in the third quarter of 1997. During the summer of 1997, the Company received notifications from the Alabama Department of Public Health that, as a result of certain deficiencies noted upon periodic surveys of its two facilities in Mobile, the facilities would be decertified from participation in the Medicare and Medicaid programs and that licensure revocation could be pursued. The Company appealed the proceedings, noting that none of the deficiencies were life-threatening, that the deficiencies noted did not warrant the penalty imposed and that in the case of one of the facilities, it was JCAHO accredited. The appeals were denied by the State agency, and as a result, the facilities were decertified in 1997 for 69 and 91 days, respectively, before resurveys found them to be in compliance. Both of the facilities have been recertified for participation in Medicare and Medicaid programs and the State has stayed its license revocation proceedings with respect to the two Alabama facilities, agreeing that the Company responded favorably toward the resolution of all issues. The Company has aggressively pursued improved communications with the State and has reached agreement with the State addressing its concerns. The Company's remaining five Alabama facilities have successfully passed their most recent annual licensure surveys.

The Company, in response to the regulatory problems at the two Mobile facilities, entered into a reorganization of its regional and facility management, conducted in-depth reviews of all seven of the Company's Alabama facilities, engaged nationally recognized consultants to assist in achieving compliance and engaged local legal counsel familiar with the Alabama regulatory environment. Many of the costs associated with the decertifications were non-recurring and limited to the latter half of 1997. However, the Company's operations have continued to be impacted in 1998 on two broad fronts: census declines and permanent cost increases. Through June 30, 1998, the decertified facilities had recovered approximately 2/3 of the occupancy decline experienced at the lowest point of the decertification periods. The Company's response to the decertifications included permanent staffing increases affecting all Alabama facilities. Due to the nature of the Alabama reimbursement system, the Company will not begin to realize an improved Medicaid reimbursement rate relative to its higher staffing cost levels until July 1, 1998. The Company expects the Alabama operations to return to normal levels during the latter half of 1998. However, there can be no assurance that either of the facilities will return to the census and profitability levels experienced prior to the decertification.

As a result of the lost revenues from census declines, the permanent cost increases incurred in response to the survey issues and miscellaneous other costs, the Company experienced an estimated negative impact on earnings for the six months ended June 30, 1998 of approximately $1.3 million after income taxes, or approximately $0.24 per share. Of this amount, approximately $400,000 after income taxes, or approximately $.07 per share, was attributable to the three months ended June 30, 1998.

New Facilities. Since its inception as a public company in 1994, Advocat has sought to expand its operations through the acquisition of attractive properties via either purchase or lease. Management has conscientiously evaluated the acquisition opportunities that have been available to the Company in light of criteria that were established to help insure the long-term value of the acquisitions that have been completed.

There have been no acquisitions in 1998, and all of the Company's acquisition activity in 1997 was consummated in the fourth quarter. The Company acquired 17 assisted living facilities through purchase and acquired leases with respect to an additional 15 assisted living facilities. These acquisitions added 2,483 units to the Company. The substantial portion of these were acquired in the Pierce Group Acquisition: 29 assisted living facilities, all located in North Carolina, with a total of 2,302 units. In the Pierce Group Acquisition, the Company purchased 15 facilities and leased 14 others. The Company holds the option to purchase 12 of the leased facilities for market value beginning at the fifth anniversary. With the Pierce Group Acquisition, the Company, which has long been involved in the provision of assisted living services in its Canadian operations, established a foundation from which it hopes to expand its presence in the growing assisted living market in the United States.

The acquired facilities are hereafter referred to collectively or in part as the "New Facilities." The contribution of the New Facilities to selected components of operations is noted separately where such contribution is significant within their first year of operations. With the completion of the first year of operations following acquisition or opening, a facility becomes part of same store operations.

THREE MONTHS ENDED JUNE 30, 1998 COMPARED WITH THREE MONTHS ENDED JUNE 30, 1997

Revenues. Net revenues increased to $52.7 million in 1998 from $44.2 million in 1997, an increase of $8.5 million, or 19.1%. Patient revenues increased to $43.1 million in 1998 from $41.1 million in 1997, an increase of $2.0 million, or 4.8%. Resident revenues increased to $8.6 million in 1998 from $2.1 million in 1997, an increase of $6.5 million, or 312.2%. This increase is entirely attributable to the New Facilities. Revenue increases among nursing facilities operated at least one year were primarily due to inflationary increases rather than from expanded services. These increases were offset by foregone revenues with respect to occupancy declines in the facilities that had been decertified. Excluding these facilities, there was a 2.3% decline in patient and resident days (approximately 10,000 days) among facilities in operation for at least one year. While the recent increases in reimbursement rates received by the Company have met or exceeded expectations, the Company anticipates it is likely that state and federal governments will continue to seek ways to retard the rate of growth in Medicaid program rates. As a percent of patient and resident revenues, Medicare decreased to 25.8% in 1998 from 27.9% in 1997 while Medicaid and similar programs increased to 55.1% in 1998 from 54.3% in 1997.

Ancillary service revenues, prior to contractual allowances, increased to $17.2 million in 1998 from $14.9 million in 1997, an increase of $2.3 million or 15.6%. The Company has emphasized expansion of ancillary services since its inception in 1994. However, the rate of growth began to decline in 1996. Management believes that the opportunities available for the expansion of ancillary services in its existing operations were essentially fully realized by the beginning of 1997. The 1998 increase is primarily due to benefits realized from the transition to a single therapy provider in a majority of its nursing homes and from an increase in sales to third parties. Because cost limits are expected to be placed on ancillary services as part of the transition to the Medicare prospective payment system and because of other cost limitation provisions that have been announced or could occur, the Company anticipates that ancillary service revenues with respect to its existing operations will begin trending down during the latter half of 1998. The ultimate effect on the Company's operations cannot be predicted at this time because the extent and composition of the cost limitations are not yet certain.

Operating Expense. Operating expense increased to $42.1 million in 1998 from $34.8 million in 1997, an increase of $7.3 million, or 20.9%. Of this increase, $4.1 million is attributable to the New Facilities. As a percent of patient and resident revenues, operating expense increased to 81.4% in 1998 from 80.6% in 1997. This increase is attributable to increased costs relative to revenues in the nursing home segment. These increases include the costs associated with the structural changes made pursuant to the Alabama decertifications and increased liability insurance costs. With respect to facilities operated at least one year and excluding the Alabama region, the operating expense percentage was 83.5%. As a percent of resident revenues, operating expense of the New Facilities was 62.3%. All of the New Facilities are assisted living locations, which typically have lower operating costs than do nursing homes. The largest component of operating expense is wages, which increased to $18.9 million in 1998 from $15.7 million in 1997, an increase of $3.2 million, or 20.2%. Of this increase, $2.5 million is attributable to the New Facilities. Wages with respect to facilities in operation for at least one year increased $632,000, or 4.0%. The

Company's wage increases are generally in line with inflation, however, the larger increase with respect to the same facility operations is due primarily to a 13.2% increase in Alabama that arose principally from staffing responses to the decertifications.

Lease Expense. Lease expense increased to $4.8 million in 1998 from $3.7 million in 1997, an increase of $1.1 million, or 28.4%, which is primarily attributable to the New Facilities.

General and Administrative Expense. General and administrative expense increased to $2.7 million in 1998 from $2.4 million in 1997, an increase of $324,000, or 13.4%. The increase in excess of inflation is primarily attributable to the expense of managing the New Facilities and structural costs added in response to the Alabama decertifications. As a percent of total net revenues, general and administrative expense decreased to 5.2% in 1998 from 5.4% in 1997.

Depreciation and Amortization. Depreciation and amortization expenses increased to $832,000 in 1998 from $671,000 in 1997, an increase of $161,000, or 24.0%.
This increase is primarily attributable to the New Facilities.

Interest Expense. Interest expense increased to $1.3 million in 1998 from $547,000 in 1997, an increase of $782,000, or 65.7%. This increase is primarily attributable to financing associated with the New Facilities.

Income (Loss) Before Income Taxes; Net Income (Loss); Earnings (Loss) Per Share. As a result of the above, as well as the non-recurring charges of $1.5 million, the Company lost $(526,000) before income taxes in 1998 as compared with a profit of $2.1 million in 1997, a decrease of $2.6 million, or (125.2)%. The effective combined federal, state and provincial income tax rate was 36.0% in both 1998 and 1997. The net loss was $(337,000) in 1998 as compared with net income of $1.3 million in 1997, a decrease of $1.5 million, and basic and diluted earnings (loss) per share were each $(.06) as compared with $.25.

SIX MONTHS ENDED JUNE 30, 1998 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1997

Revenues. Net revenues increased to $104.2 million in 1998 from $87.7 million in 1997, an increase of $16.5 million, or 18.8%. Patient revenues increased to $84.9 million in 1998 from $81.4 million in 1997, an increase of $3.5 million, or 4.3%. Resident revenues increased to $17.3 million in 1998 from $4.3 million in 1997, an increase of $13.1 million, or 306.2%. This increase is entirely attributable to the New Facilities. Revenue increases among nursing facilities operated at least one year were primarily due to inflationary increases rather than from expanded services. These increases were offset by foregone revenues with respect to occupancy declines in the facilities that had been decertified and to one facility that was closed in April 1997. Excluding these facilities, there was a 3.4% decline in patient and resident days (approximately 29,000 days) among facilities in operation for at least one year. While the recent increases in reimbursement rates received by the Company have met or exceeded expectations, the Company anticipates it is likely that state and federal governments will continue to seek ways to retard the rate of growth in Medicaid program rates. As a percent of patient and resident revenues, Medicare decreased to 25.8% in 1998 from 27.0% in 1997 while Medicaid and similar programs increased to 55.3% in 1998 from 54.7% in 1997.

Ancillary service revenues, prior to contractual allowances, increased to $34.0 million in 1998 from $28.7 million in 1997, an increase of $5.3 million or 18.3%. The Company has emphasized expansion of ancillary services since its inception in 1994. However, the rate of growth began to decline in 1996. Management believes that the opportunities available for the expansion of ancillary services in its existing operations were essentially fully realized by the beginning of 1997. The 1998 increase is primarily due to benefits realized from the transition to a single therapy provider in a majority of its nursing homes and from an increase in sales to third parties. Because cost limits are expected to be placed on ancillary services as part of the transition to the Medicare prospective payment system and because of other cost limitation provisions that have been announced or could occur, the Company anticipates that ancillary service revenues with respect to its existing operations will begin trending down during the latter half of 1998. The ultimate effect on the Company's operations cannot be predicted at this time because the extent and composition of the cost limitations are not yet certain.

Operating Expense. Operating expense increased to $83.4 million in 1998 from $68.9 million in 1997, an increase of $14.5 million, or 21.0%. Of this increase, $8.2 million is attributable to the New Facilities. As a percent of patient and resident revenues, operating expense increased to 81.5% in 1998 from 80.4% in 1997. This increase is attributable to increased costs relative to revenues in the nursing home segment. These increases include the costs associated with the Alabama decertifications and increased liability insurance costs. With respect to facilities operated at least one year and excluding the Alabama region, the operating expense percentage was 83.5%. As a percent of resident revenues, operating expense of the New Facilities was 62.1%. All of the New Facilities are assisted living locations, which typically have lower operating costs than do nursing homes. The largest component of operating expense is wages, which increased to $37.4 million in 1998 from $31.2 million in 1997, an increase of $6.2 million, or 20.0%. Of this increase, $4.9 million is attributable to the New Facilities. Wages with respect to facilities in operation for at least one year increased $1.3 million, or 4.1%. The Company's wage increases are generally in line with inflation, however, the larger increase with respect to the same facility operations is due primarily to a 16.5% increase in Alabama that arose principally from staffing responses to the decertifications.

Lease Expense. Lease expense increased to $9.6 million in 1998 from $7.6 million in 1997, an increase of $2.0 million, or 25.6%, which is primarily attributable to the New Facilities.

General and Administrative Expense. General and administrative expense increased to $5.4 million in 1998 from $4.7 million in 1997, an increase of $737,000, or 15.6%. The increase in excess of inflation is primarily attributable to the expense of managing the New Facilities and structural costs added in response to the Alabama decertifications. As a percent of total net revenues, general and administrative expense decreased to 5.3% in 1998 from 5.4% in 1997.

Depreciation and Amortization. Depreciation and amortization expenses increased to $1.8 million in 1998 from $1.3 million in 1997, an increase of $462,000, or 34.7%. This increase is primarily attributable to the New Facilities.

Interest Expense. Interest expense increased to $2.5 million in 1998 from $1.0 million in 1997, an increase of $1.5 million, or 146.6%. This increase is primarily attributable to financing associated with the New Facilities.

Income Before Income Taxes; Net Income; Earnings Per Share. As a result of the above, as well as the non-recurring charges of $1.5 million, income before income taxes was $28,000 in 1998 as compared with $4.1 million in 1997, a decrease of $4.0 million, or (99.3)%. The effective combined federal, state and provincial income tax rate was 36.0% in both 1998 and 1997. Net income was $18,000 in 1998 as compared with

$2.6 million in 1997, a decrease of $2.6 million, and basic and diluted earnings per share were each $.00 as compared with $.49.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 1998 and December 31, 1997, the Company's working capital was $12.1 million and $13.8 million, respectively, and the current ratio was 1.6 and 1.7, respectively.

Net cash provided from (used in) operating activities totaled $2.7 million and $3.3 million in the six month periods ended June 30, 1998 and 1997, respectively. These amounts primarily represent the cash flows from net income plus changes in non-cash components of operations and by working capital changes.

Net cash used in investing activities totaled $5.3 million and $2.1 million the six month periods ended June 30, 1998 and 1997, respectively. These amounts primarily represent purchases of property plant and equipment, investments in joint ventures and additional investment in TDLP, a limited partnership for which the Company serves as the general partner. The Company has used between $2.4 million and $3.0 million for capital expenditures in each of the last three calendar years ending December 31, 1997. Substantially all such expenditures were for facility improvements and equipment, which were financed principally through working capital. For the year ended December 31, 1998, the Company anticipates that capital expenditures for improvements and equipment for its existing facility operations will be approximately $7.0 million, including $2.9 million for non-routine projects and $1.5 million for management information systems. The Company has announced its participation in several joint ventures. The Company will be a minority partner in four assisted living facilities to be developed in Canada. In addition, the Company has entered into an institutional pharmacy joint venture with NCS HealthCare Inc. For the six months ended June 30, 1998, the Company had net expenditures of $1.3 million relative to its joint venture activities. Management anticipates additional investments of up to $1.2 million will be required under its current joint venture commitments over the next 12 months.

Net cash provided from (used in) financing activities totaled $1.6 million and $(126,000) for the six month periods ended June 30, 1998 and 1997, respectively. The net cash provided from or used in financing activities primarily represents net proceeds from issuance and repayment of debt and advances to or repayments from related parties.

The Company has begun implementation of an integrated information management system that will provide enhanced monitoring and tracking of all its operations. Real-time information will be available to managers at all levels with respect to clinical care planning, reimbursement and financial control management. The changes are under the direction of the Company's new Vice President and Chief Information Officer. The conversion of all of the Company's U.S. nursing homes to this sophisticated information platform should be completed by November 1998. Along with the implementation of the new information system, Advocat will be centralizing the accounting function for its U.S. nursing home operations. The Company anticipates expenditures over the remainder of 1998 of up to $1.5 million related to this effort.

At June 30, 1998, the Company had total debt outstanding of $61.5 million, of which $11.1 million was principally mortgage debt bearing interest at floating rates ranging from 6.3% to 10.0%. The Company also had outstanding a promissory note (the "Bridge Loan") in the amount of $34.1 million, which was used to fund the Pierce Group Acquisition. The Company's remaining debt of $16.3 million was drawn under the Company's lines of credit. Most of the Company's debt is at floating interest rates, generally at a spread above the London Interbank Offered Rate ("LIBOR"). At June 30, 1998, the Company's average interest rate on its indebtedness was 8.2%.

The Company has a working capital line of credit and an acquisition line of credit. The working capital line of credit provides for working capital loans and letters of credit aggregating up to the lesser of $10.0 million or the borrowing base, as defined. The Company's obligations under the working capital line are secured by certain accounts receivable and substantially all other Company assets. Advances under the working capital line bear interest payable monthly at the Company's option of either LIBOR plus 2.50% or the bank's Index rate. The working capital line terminates and all outstanding borrowings are due in December 1999. As of both June 30, and August 12, 1998, the Company had drawn $4.35 million, had $5.65 million of letters of credit outstanding, and had no remaining borrowing capability under the working capital line of credit. The Company has received an increase from its lenders in the working capital line of credit availability of $1.25 million (the "Overline"), which has been increased to $4.0 million effective August 14, 1998. The Overline is subject to the same terms and conditions as the $10.0 million working capital line of credit. The Overline terminates and all outstanding borrowings are due January 15, 1999. As of June 30, 1998, the balance drawn under the Overline totaled $310,000. As of August 12, the Company had drawn the entire balance then available under the Overline, $1.25 million.

The acquisition line of credit of $40.0 million, less outstanding borrowings, is available to fund approved acquisitions through October 1999. The Company's obligations under the acquisition line are secured by the assets acquired with the draws under the acquisition line. Advances under the acquisition line bear interest, payable monthly, at LIBOR plus a defined spread with respect to each facility based upon its loan-to-value ratio and debt service coverage. Individual advances made under the acquisition line are due three years from the date of initial funding. As of both June 30, 1998, and August 12, 1998, the Company has drawn $11.1 million under the acquisition line, which amount was secured by four nursing homes, and had $28.9 million available for future acquisitions.

The Bridge Loan is unsecured. However, the Company has agreed not to pledge or otherwise encumber the assets acquired in the Pierce Group Acquisition or issue other debt without the banks' approval. As of both June 30, 1998 and August 12, 1998, the outstanding balance of the Bridge Loan was $34.1 million and the interest rate was 8.0%. The Bridge Loan, as amended, bears floating interest in relation to LIBOR and has a balloon maturity in July 1999.

Prior to funding the Bridge Loan, the Company was required to obtain a commitment for replacement financing. The Company satisfied this requirement by obtaining a commitment for up to $30.0 million of long-term financing under which the Company may borrow and pledge the assets acquired in the Pierce Group Acquisition as collateral. Loans are available at up to 80.0% of the value of the pledged assets. Interest, which would be at LIBOR plus a defined spread, would be determined based upon the length of term selected (3, 10, or 20 years) and the loan-to-value ratio. This commitment is available through November 1999. However, the Company may not draw upon this commitment so long as the Bridge Loan remains outstanding. In addition to this commitment, the Company is exploring other alternatives for refinancing of the Bridge Loan.

The Company's lines of credit and the Bridge Loan contain various financial covenants, the most restrictive of which relate to net worth, cash flow, debt to equity ratio requirements, and limits on the payment of dividends to shareholders. As of June 30, 1998, the Company was in compliance with the covenants or had received waivers in the event of non-compliance.

Based upon the operations of the Company, management believes that available cash and funds generated from operations, as well as amounts available through its banking relationships, will be sufficient for the Company to satisfy its capital expenditures, working capital, and debt requirements for the next twelve months. The Company intends to satisfy the capital requirements for its acquisition activities primarily through its acquisition line of credit complemented as appropriate by various other possible means such as borrowings from commercial lenders, seller-financed debt, issuance of additional debt, financing obtained from sale and leaseback transactions and internally-generated cash from operations. On a long-term basis, management believes the Company will be able to satisfy the principal repayment requirements on its indebtedness with a combination of funds generated from operations and from refinancings with the existing or new commercial lenders or by accessing capital markets.

RECEIVABLES

The Company's operations could be adversely affected if it experiences significant delays in reimbursement of its labor and other costs from Medicare, Medicaid and other third-party revenue sources. The Company's future liquidity will continue to be dependent upon the relative amounts of current assets (principally cash, accounts receivable and inventories) and current liabilities (principally accounts payable and accrued expenses). In that regard, accounts receivable can have a significant impact on the Company's liquidity. Continued efforts by governmental and third-party payors to contain or reduce the acceleration of costs by monitoring reimbursement rates, by increasing medical review of bills for services or by negotiating reduced contract rates, as well as any delay by the Company in the processing of its invoices, could adversely affect the Company's liquidity and results of operations.

Gross accounts receivable attributable to the provision of patient and resident services at June 30, 1998 and December 31, 1997, totaled $28.8 million and $27.2 million, respectively, representing approximately 51 and 50 days in accounts receivable, respectively. Accounts receivable from the provision of management services was $320,000 and $716,000 respectively, at June 30, 1998 and December 31, 1997 representing approximately 32 and 62 days in accounts receivable, respectively.

The Company continually evaluates the adequacy of its bad debt reserves based on patient mix trends, agings of older balances, payment terms and delays with regard to third-party payors, collateral and deposit resources, as well as other factors. The Company continues to evaluate and implement additional procedures to strengthen its collection efforts and reduce the incidence of uncollectible accounts.

Since 1991, the Company and its predecessor have included in their consolidated operations the operations of the six facilities of TDLP. The Company serves as the general partner of TDLP and has several continuing obligations to TDLP, one of which includes certain cash flow support through August 2001. As of June 30, 1998, the Company has provided advances for working capital funding and requirements under the cash flow guarantee to TDLP totaling $4.1 million. However, the Company is actively pursuing alternatives that could enhance its prospects with respect to the realization of the TDLP advances in the long term. As of June 30, 1998, the Company's recorded net assets and amounts available from TDLP exceed the combined value of its interests in TDLP. In the event these alternatives are not successful, the ultimate realization of existing or future advances to TDLP may require reserves to be recorded by the Company to offset future increases in the advances during the remainder of 1998.

HEALTH CARE INDUSTRY

The health care industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government health care program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations by health care providers of fraud and abuse statutes and regulations. Violations of these laws and regulations could result in expulsion from government health care programs together with the imposition of significant fines and penalties as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with fraud and abuse laws and regulations as well as other applicable government laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

During 1997, the Federal government enacted the Balanced Budget Act of 1997 (the "BBA"), which contains numerous Medicare and Medicaid cost-saving measures. The BBA requires that nursing homes transition to a prospective payment system under the Medicare program during a three year "transition period," commencing with the first cost reporting period beginning on or after July 1, 1998. The BBA also contains certain measures that could lead to future reductions in Medicare therapy cost reimbursement and Medicaid payment rates. Given the recent enactment of the BBA, the Company is unable to predict the ultimate impact of the BBA on its future operations. However, any reductions in government spending for long-term health care could have an adverse effect on the revenues and results of operation of the Company. The Company will attempt to maximize the revenues available to it from governmental sources within the changes that will occur under the BBA. In addition, the Company will attempt to increase non-governmental revenues, including expansion of its assisted living operations, in order to offset the loss of governmental revenues as a result of the enactment of the BBA.

FOREIGN CURRENCY TRANSLATION

The Company has obtained its financing primarily in U.S. dollars; however, it incurs revenues and expenses in Canadian dollars with respect to Canadian management activities and operations of the Company's owned and leased facilities located in Canada. Therefore, if the currency exchange rate fluctuates, the Company may experience currency translation gains and losses with respect to the operations of these activities and the capital resources dedicated to their support. While such currency exchange rate fluctuations have not been material to the Company in the past, there can be no assurance that the Company will not be adversely affected by shifts in the currency exchange rates in the future.

INFLATION

Management does not believe that the Company's operations have been materially affected by inflation. The Company expects salary and wage increases for its skilled staff to continue to be higher than average salary and wage increases, as is common in the health care industry. To date, these increases as well as normal inflationary increases in other operating expenses have been adequately covered by revenue increases.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 is effective for financial statement periods beginning after December 15, 1997. It establishes standards for the way public companies report information about operating segments in annual financial statements. SFAS No. 131 also requires that public companies report selected information about operating segments in interim financial reports issued to shareholders, although application to interim periods is not required in the first year of adoption. The Company will adopt the provision of this statement in association with its 1998 year-end financial statements. The Company does not expect the adoption of this standard to have a material effect on the Company's results of operations.

The Accounting Standards Executive Committee has issued Statement of Position
(SOP) 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 requires that the cost of start-up activities be expensed as they are incurred. Start-up activities include one-time activities and organization costs. The Company anticipates adoption of the provisions of SOP 98-5 effective January 1, 1999. Upon adoption, the Company anticipates a pre-tax charge to income of approximately $300,000, which will be reported as the cumulative effect of a change in accounting principal.

IMPACT OF THE YEAR 2000

The Company is currently reengineering its accounting and information systems. Management anticipates that the systems conversion of the United States nursing home operations will be completed by November 30, 1998. Included in the process of selecting hardware and software, assurances have been sought and received from the various vendors that their products are Year 2000 compliant. The Company continues to evaluate other areas that may be affected. To date, no issues of a material nature have been identified, and the costs of ensuring compliance are not expected to have a material impact on the Company's results of operations.

In addition, the Company has ongoing relationships with third-party payors, suppliers, vendors, and others that may have computer systems with Year 2000 problems that the Company does not control. There can be no assurance that the fiscal intermediaries and governmental agencies with which the Company transacts business and who are responsible for payment to the Company under the Medicare and Medicaid programs, as well as other payors, will not experience significant problems with Year 2000 compliance. According to testimony before a U.S. House of Representatives subcommittee, the Department of Health and Human Services is far behind in remedying Year 2000 problems, which could delay payment of claims to providers. The failure of third parties to remedy Year 2000 problems could have a material adverse effect on the Company's business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

The foregoing discussion and analysis provides information deemed by Management to be relevant to an assessment and understanding of the Company's consolidated results of operations and its financial condition. It should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1997. Certain statements made by or on behalf of the Company, including those contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties including, but not limited to, changes in governmental reimbursement or regulation, health care reforms, the ability to execute on the Company's acquisition program, both in obtaining suitable acquisitions and financing therefor, changing economic conditions as well as others. Actual results may differ materially from those expressed or implied in forward-looking statements. The Company hereby makes reference to items set forth under the heading "Risk Factors" in the Company's Registration Statement on Form S-1, as amended (Registration No. 33-76150). Such cautionary statements identify important factors that could cause the Company's actual results to materially differ from those projected in forward-looking statements. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

                  PART II -- OTHER INFORMATION


Item 4.   Submission of Matters to a Vote of Security Holders

  (a) The annual meeting of shareholders was held on May 15, 1998.

  (c) Matters voted upon at the meeting:

            -  Election of Director:

               William C. O'Neil, Jr.
               ----------------------
                  FOR                            3,889,220
                  AGAINST                              -0-
                  WITHHELD                         329,427
                  ABSTENTIONS                          -0-
                  NON-VOTING(1)                  1,158,299
                                                 ---------
                  ELIGIBLE SHARES                5,376,946
                                                 =========

  (Continuing directors include Charles W. Birkett, M.D., Paul Richardson,
     Mary Margaret Hamlett, Edward G. Nelson, and J. Bransford Wallace)

          ------------------
          (1) Including broker non-votes.

        - Proposal to amend the Company's 1994 Incentive and Nonqualified Stock Option Plan for Key Personnel to increase the number of shares of Common Stock reserved for issuance from 810,000 shares to 1,060,000 shares.

                   FOR                            2,386,926
                   AGAINST                        1,819,607
                   WITHHELD                             -0-
                   ABSTENTIONS                       12,114
                   NON-VOTING(1)                  1,158,299
                                                  ---------
                   ELIGIBLE SHARES                5,376,946

          ------------------
          (1) Including broker non-votes.


Item 6.   Exhibits and Reports on Form 8-K.

  (a) The exhibits filed as part of the report on Form 10-Q are listed in the Exhibit Index immediately following the signature page.

  (b)   Reports on Form 8-K:  None.

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                           ADVOCAT INC.

August 14, 1998
                      By:  /s/ Mary Margaret Hamlett
                           -----------------------------------------
                           Mary Margaret Hamlett
                           Principal Financial Officer and Chief
                           Accounting Officer and An Officer Duly
                           Authorized to Sign on Behalf of the
                           Registrant

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and Rights and any other required documents should be sent or delivered by each holder of Shares or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.


                               THE EXCHANGE AGENT

                                     [NAME]

        By Mail:          Facsimile Transmission:      By Hand or Overnight
                                                             Courier:

                               (For Eligible
                             Institutions Only)

       [ADDRESS]

                                   [FAX]                    [ADDRESS]

                              For Information
                                 Telephone:
                                   [TEL]


  Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Any requests for additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [NAME]
                                   [ADDRESS]

              Bankers and brokers call collect: _______________
              All others call toll free: ______________________

                      THE DEALER MANAGER FOR THE OFFER IS:

                              SCHRODER & CO. INC.
                               787 SEVENTH AVENUE
                          EQUITABLE CENTER--5TH FLOOR
                            NEW YORK, NEW YORK 10019
                                 (212) 492-6000

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Registrant is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that he or she actually and reasonably incurred.

  The Registrant's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Registrant shall not be liable to Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. All of the Registrant's directors and officers are covered by insurance policies maintained and held in effect by Registrant against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

  The Registrant may maintain at its expense a policy of insurance that insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  3.1*   Form of Amended and Restated Certificate of Incorporation of
         Registrant
  3.2*   Form of Amended and Restated Bylaws of Registrant
  4.1**  Form of Common Stock Certificate of the Registrant
  5.1**  Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding securities being issued
  8.1**  Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding tax matters
 23.1*   Consent of Ernst & Young LLP, independent auditors
 23.2**  Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in
         Exhibit 5.1 and 8.1)

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 24.1    Power of Attorney (included as part of the signature page on page II-4 hereto.)
 27.1    Financial Data Schedule (for use of SEC only)
 99.1**  Form of Letter of Transmittal
 99.2**  Form of Notice of Guaranteed Delivery
 99.3**  Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
         and other Nominees
 99.4**  Form of Letter to Clients for Use by Brokers, Dealers, Commercial
         Banks, Trust Companies and Other Nominees
 99.5**  Form of Guidelines for Certification of Taxpayer Identification Number
         on Substitute Form W-9
 99.6**  Form of Summary Advertisement

----------
 * Filed herewith.
** To be filed by amendment.

  (b) None

ITEM 22. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, STATE OF GEORGIA, ON THE 27TH DAY OF AUGUST, 1998.


                                          AVC Holding Corp.

                                                   /s/ Francis J. Crosby
                                          By: _________________________________
                                            Francis J. Crosby
                                            President and Chief Executive
                                            Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Francis J. Crosby with full power to act without such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments) to this Form S-4 Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED BELOW.

             SIGNATURES                        TITLE                 DATE

        /s/ Francis J. Crosby          President, Chief        August 27, 1998
-------------------------------------   Executive Officer
          FRANCIS J. CROSBY             and Director

          /s/ John Stoddard            Executive Vice          August 27, 1998
-------------------------------------   President, Chief
            JOHN STODDARD               Financial Officer
                                        and Director

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  3.1*   Form of Amended and Restated Certificate of Incorporation of
         Registrant
  3.2*   Form of Amended and Restated Bylaws of Registrant
  4.1**  Form of Common Stock Certificate of the Registrant
  5.1**  Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding securities being issued
  8.1**  Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding tax matters
 23.1*   Consent of Ernst & Young LLP, independent auditors
 23.2**  Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in
         Exhibit 5.1 and 8.1)
 24.1    Power of Attorney (included as part of the signature page on page II-4 hereto.)
 27.1    Financial Data Schedule (for use of SEC only)
 99.1**  Form of Letter of Transmittal
 99.2**  Form of Notice of Guaranteed Delivery
 99.3**  Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
         and other Nominees
 99.4**  Form of Letter to Clients for Use by Brokers, Dealers, Commercial
         Banks, Trust Companies and Other Nominees
 99.5**  Form of Guidelines for Certification of Taxpayer Identification Number
         on Substitute Form W-9
 99.6**  Form of Summary Advertisement

----------
 * Filed herewith.
** To be filed by amendment.